As filed with the Securities and Exchange Commission on October 29, 2021.

Registration No. 333-260336

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BAYCOM CORP

(Exact name of registrant as specified in its charter)

California	6022	37-1849111
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

500 Ygnacio Valley Road, Suite 200

Walnut Creek, CA 94596

(925) 476-1800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keary L. Colwell

Senior Executive Vice President, Chief Financial Officer and Corporate Secretary

BayCom Corp

500 Ygnacio Valley Road, Suite 200

Walnut Creek, CA 94596

(925) 476-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Dave M. Muchnikoff, P.C. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W. Suite 100 Washington, DC 20007 (202) 295-4500	Joshua A. Dean Sheppard, Mullin, Richter & Hampton LLP 650 Town Center Drive, Tenth Floor Costa Mesa, California 92626 (714) 513-5100

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, no par value	3,100,004 shares	N/A	$60,241,040	$5,584,355*

*	Previously paid.

(1)	Represents the maximum number of shares of BayCom Corp common stock estimated to be issuable in the transaction described herein, based on an amount equal to the product of (A) the sum of (I) 2,969,521 Pacific Enterprise Bancorp common stock (outstanding as of September 30, 2021 (which includes 77,468 Pacific Enterprise Bancorp restricted stock awards) and (II) 42,531 shares of Pacific Enterprise Bancorp common stock underlying stock options outstanding as of September 30, 2021 and (B) 1.0292. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional securities of BayCom Corp as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f) and 457(c) under the Securities Act, based upon the market value of PEB common shares in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: $60,241,040, which is the product of (i) $20.00, the average of the high and low prices per PEB’s common shares as quoted on the OTC Pink Open Market on October 13, 2021, which was within five days prior to the date of filing of this registration statement and (ii) 3,012,052, the maximum number of shares of PEB common stock (including restricted stock awards and shares issuable pursuant to the exercise of outstanding options to purchase PEB common stock) to be exchanged in the merger.
(3)	Calculated in accordance with Rule 457(f) under the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0000927.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of BayCom common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION—DATED OCTOBER 29, 2021

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of BayCom Corp and Shareholders of Pacific Enterprise Bancorp:

The boards of directors of BayCom Corp, which we refer to as BayCom, and Pacific Enterprise Bancorp, which we refer to as PEB, have each approved a definitive merger agreement, which we refer to as the merger agreement, that will result in the merger of PEB with and into BayCom, which we refer to as the merger. BayCom will be the surviving bank holding company in the merger. Promptly following the merger, Pacific Enterprise Bank, a wholly-owned subsidiary of PEB, which we refer to as PE Bank, will merge with and into United Business Bank, a wholly-owned subsidiary of BayCom, which we refer to as UB Bank, with UB Bank as the surviving bank, which we refer to as the bank merger, and collectively with the merger, the mergers. Before we complete the mergers, each of BayCom and PEB will hold a special meeting of its shareholders, respectively.

Under the terms of the merger agreement, at the effective time of the merger, PEB shareholders will receive 1.0292 shares of BayCom common stock for each share of PEB common stock (other than excluded shares), which we refer to as the exchange ratio. As of September 3, 2021, the last trading day before public announcement of the merger, the exchange ratio was valued at $17.78 per PEB common share or approximately $53.1 million in the aggregate based on BayCom’s closing stock price of $17.28 on that date. Based on the closing price of BayCom’s common stock of $18.89 on October 29, 2021, the last practicable trading day before the date of this joint proxy statement/prospectus, the value of the merger consideration payable to PEB shareholders was $19.44 per share or $57.9 million in the aggregate. The market value of the merger consideration will fluctuate with the price of BayCom common stock. You should obtain current stock quotations for BayCom common stock and PEB common stock. BayCom common stock is traded on the NASDAQ Global Select Market under the symbol “BCML” and PEB common stock is traded on the OTC Pink Open Market under the symbol “PEBN.”

We expect the transaction to be tax-free for PEB shareholders, except with respect to any cash received by them for fractional shares. After completion of the merger, we expect that PEB shareholders will own approximately 22.2% of the outstanding shares of common stock of BayCom (disregarding any BayCom common stock they may already own and assuming no outstanding PEB stock options are exercised before completion of the Merger).

We cannot complete the merger unless we obtain the necessary governmental approvals and unless the shareholders of both companies approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and in the case of BayCom, the issuance of BayCom common stock to PEB shareholders. Each of the board of directors of BayCom and PEB is asking its shareholders to consider and vote on the principal terms of the merger agreement at the respective companies’ special meetings of shareholders. Whether or not you plan to attend your company’s special meeting, please take the time to vote by following the voting instructions included on the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including in the case of BayCom, the issuance of BayCom common stock to PEB shareholders. If you do not vote your shares as instructed on the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger.

A special meeting of the shareholders of BayCom will be held on December 13, 2021 at 4:00 p.m., Pacific Time. The meeting will be held at 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California. A special meeting of the shareholders of PEB will be held on December 13, 2021 at 4:00 p.m., Pacific Time. The meeting will be held at 17748 Skypark Circle, Suite 100, Irvine, California. See “The Special Meeting of BayCom Shareholders” beginning on page 32 and “The Special Meeting of PEB Shareholders” beginning on page 37 for additional information.

The proposed merger is expected to be accretive to the combined company’s earnings per share in 2022, and BayCom believes that PEB is a strong strategic fit with similar management and culture. The board of directors of BayCom has approved the merger agreement, including the merger and the issuance of BayCom common stock in connection with the merger, and determined that the merger and the issuance of BayCom common stock in connection with the merger are advisable and fair to and in the best interests of BayCom and its shareholders. The BayCom board of directors recommends that BayCom shareholders vote FOR approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of shares of BayCom common stock in the merger.

The board of directors of PEB has approved the merger agreement and the transactions contemplated by the merger agreement, and determined that the principal terms of the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of PEB and its shareholders. The PEB board of directors recommends that the PEB shareholders vote FOR approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Your vote is very important. Whether or not you plan to attend the BayCom special meeting or the PEB special meeting, as applicable, please take the time to vote by following the instructions that accompany your proxy card and casting your vote by internet, by telephone, or by returning your completed, signed, and dated proxy card in the enclosed envelope (please allow a minimum of 10 days for your proxy card to be processed). Please vote as soon as possible to make sure that your shares are represented at the BayCom special meeting or the PEB special meeting, as applicable. If you do not vote, it will have the same effect as voting against the merger agreement.

This joint proxy statement/prospectus provides you with detailed information about the proposed merger. You are encouraged to read the entire joint proxy statement/prospectus, including the appendices and the documents incorporated by reference, carefully. In particular, you should read the “Risk Factors” section beginning on page 18 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

We thank you for your continued support.

Sincerely,

/S/ George J. Guarini	/S/ Brian J. Halle
George J. Guarini President and Chief Executive Officer BayCom Corp	Brian J. Halle Chief Executive Officer Pacific Enterprise Bancorp

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the BayCom common shares to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities that BayCom is offering through this joint proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of BayCom or PEB, and they are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This joint proxy statement/prospectus is dated November 1, 2021 and is first being mailed to BayCom shareholders and PEB shareholders on or about November 4, 2021.

BayCom Corp
500 Ygnacio Valley Road

Suite 200

Walnut Creek, California 94596

NOTICE OF SPECIAL MEETING OF BAYCOM SHAREHOLDERS

•	Date:	Monday, December 13, 2021
•	Time:	4:00 p.m., Pacific Time
•	Place:	BayCom Corp

500 Ygnacio Valley Road

Suite 200

Walnut Creek, California 94596

TO OUR SHAREHOLDERS:

We are pleased to notify you of and invite you to attend a special meeting of shareholders. At the special meeting, you will be asked to vote on the following matters:

•	approval of the principal terms of the Agreement and Plan of Merger, dated as of September 7, 2021, by and between BayCom Corp (“BayCom”) and Pacific Enterprise Bancorp (“PEB”), including the merger and issuance of up to 3,100,004 shares of BayCom common stock in the merger (the “merger agreement”). We refer to this proposal as the BayCom merger proposal; and

•	a proposal of the BayCom board of directors to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement. We refer to this proposal as the BayCom adjournment proposal.

No other business may be conducted at the BayCom special meeting.

Only shareholders of record at the close of business on October 29, 2021 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The affirmative vote of the holders of a majority of the outstanding BayCom common shares as of that date is required to approve the BayCom merger proposal. The BayCom adjournment proposal will be approved if a majority of the votes cast are voted in favor of the proposal.

The merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus, sets forth the terms of the merger. The transaction is also more fully described in the enclosed joint proxy statement/prospectus. You are urged to read these documents carefully and in their entirety. In particular, see “Risk Factors” beginning on page 18 of the accompanying joint proxy statement/prospectus.

BayCom has determined that BayCom shareholders are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under California Corporations Code Sections 1300, et. seq.

BayCom’s board of directors has approved the principal terms of the merger agreement, including the merger and BayCom’s issuance of shares pursuant to the merger agreement, and believes that the BayCom merger proposal is in the best interests of BayCom and its shareholders, and unanimously recommends that BayCom shareholders vote “FOR” the BayCom merger proposal and “FOR” the BayCom adjournment proposal.

Your vote is very important. To ensure your representation at the BayCom special meeting, please (1) complete, sign, date and return the enclosed proxy card in the envelope provided or (2) follow the instructions provided on the proxy card to submit your proxy by telephone or through the Internet. If you hold your shares through a bank, broker or other nominee, you should direct the vote of your shares in accordance with the voting instructions received from your bank, broker or other nominee. Please vote promptly whether or not you expect to attend the BayCom special meeting.

We expect to hold the BayCom special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the BayCom special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations.

In that regard, only BayCom shareholders will be admitted to the BayCom special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the BayCom special meeting in person. To do so, please make your request by mail to BayCom at 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596, Attention: Agnes Chiu, Assistant Corporate Secretary, by email at achiu@ubb-us.com, or by phone at (925) 476-1843. BayCom must receive your request for pre-authorization on or before December 3, 2021.

Please read carefully the sections in the joint proxy statement/prospectus regarding attending and voting at the BayCom special meeting to ensure that you comply with these requirements. You are encouraged to read the entire joint proxy statement/prospectus, including the appendices and the documents incorporated by reference, carefully. If you have any questions about the proposals or need assistance in voting your shares, please call Keary L. Colwell, Senior Executive Vice President and Secretary, at (925) 476-1805.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Keary L. Colwell
November 1, 2021	Keary L. Colwell Senior Executive Vice President and Secretary

PACIFIC ENTERPRISE BANCORP

17748 Skypark Circle, Suite 100

Irvine, California 92614

NOTICE OF SPECIAL MEETING OF PEB SHAREHOLDERS

•	Date:	Monday, December 13, 2021
•	Time:	4:00 p.m. Pacific Time
•	Place:	Pacific Enterprise Bancorp

17748 Skypark Circle, Suite 100

Irvine, California 92614

TO OUR SHAREHOLDERS:

We are pleased to notify you of and invite you to attend a special meeting of shareholders. At the special meeting, you will be asked to vote on the following matters:

•	approval of the principal terms of the Agreement and Plan of Merger, dated as of September 7, 2021, by and between BayCom Corp (“BayCom”) and Pacific Enterprise Bancorp (“PEB”) (the “merger agreement”). We refer to this proposal as the PEB merger proposal; and

•	a proposal of the PEB board of directors to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement. We refer to this proposal as the PEB adjournment proposal.

No other business may be conducted at the PEB special meeting.

Only shareholders of record at the close of business on October 29, 2021 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The affirmative vote of the holders of a majority of the outstanding PEB common shares as of that date is required to approve the PEB merger proposal. The adjournment proposal will be approved if a majority of the votes cast are voted in favor of the proposal.

The merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus, sets forth the terms of the merger. The transaction is also more fully described in the enclosed joint proxy statement/prospectus. You are urged to read these documents carefully and in their entirety. In particular, see “Risk Factors” beginning on page 18 of the accompanying joint proxy statement/prospectus.

The PEB board of directors has approved the principal terms of the merger agreement, including the merger, and believes that the PEB merger proposal is in the best interests of PEB and its shareholders, and unanimously recommends that PEB shareholders vote “FOR” the PEB merger proposal and “FOR” the PEB adjournment proposal.

Your vote is very important. To ensure your representation at the PEB special meeting, please (1) complete, sign, date and return the enclosed proxy card in the envelope provided or (2) follow the instructions provided on the proxy card to submit your proxy by telephone or through the Internet. If you hold your shares through a bank, broker or other nominee, you should direct the vote of your shares in accordance with the voting instructions received from your bank, broker or other nominee. Please vote promptly whether or not you expect to attend the PEB special meeting.

We expect to hold the PEB special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the PEB special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations.

In that regard, only PEB shareholders will be admitted to the PEB special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the PEB special meeting in person. To do so, please make your request by mail to PEB at 17748 Skypark Circle, Suite 100, Irvine, California 92614, Attention: Jerro M. Otsuki, Corporate Secretary, by email at jotsuki@pacificenterprisebank.com, or by phone at (949) 623-7592. PEB must receive your request for pre-authorization on or before December 3, 2021.

Please read carefully the sections in the joint proxy statement/prospectus regarding attending and voting at the PEB special meeting to ensure that you comply with these requirements. You are encouraged to read the entire joint proxy statement/prospectus, including the appendices and the documents incorporated by reference, carefully. If you have any questions about the proposals or need assistance in voting your shares, please call PEB’s proxy solicitor, Georgeson, at (800) 309-0984.

PEB shareholders will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in California Corporations Code Sections 1300, et. seq. If you meet all of the requirements under applicable California law, and follow all of its required procedures, you may receive cash in the amount equal to the fair value of your shares. For additional details about dissenters’ rights, please refer to “Dissenters’ Rights” beginning on page 135 and Appendix D to this joint proxy statement/prospectus.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Jerro M. Otsuki
November 1, 2021	Jerro M. Otsuki Corporate Secretary

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about BayCom from documents filed with the Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by BayCom, free of charge, from the SEC’s website at http://www.sec.gov. You may also request copies of these documents free of charge, by written or oral request by contacting BayCom at the following address:

BayCom Corp
500 Ygnacio Valley Road, Suite 200

Walnut Creek, CA 94596

Attention: Agnes Chiu, Assistant, Corporate Secretary

(925) 476-1843

PEB does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC.

All website addresses given in this joint proxy statement/prospectus are for information only and are not intended to be an active link or to incorporate any website information into this joint proxy statement/prospectus.

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that BayCom shareholders requesting documents must do so by December 6, 2021, in order to receive them before the BayCom special meeting, and PEB shareholders requesting documents must do so by December 6, 2021, in order to receive them before the PEB special meeting. The section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” has additional information about obtaining copies of documents that BayCom has filed with the SEC.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by BayCom (File No. 333-260336), constitutes a prospectus of BayCom under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of common stock, no par value per share, of BayCom. which we refer to as BayCom common stock, to be issued pursuant to the Agreement and Plan of Merger, dated as of September 7, 2021, by and among BayCom and PEB. This document also constitutes a proxy statement for BayCom under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of special meeting with respect to the BayCom special meeting. This document also constitutes a proxy statement of PEB and also includes a notice with respect to the PEB special meeting. These joint proxy materials are furnished in connection with the respective proxy solicitations being conducted by the board of directors of BayCom and PEB.

Except where the context otherwise indicates, BayCom has supplied all information contained in this joint proxy statement/prospectus relating to BayCom, and PEB has supplied all information contained in this joint proxy statement/prospectus relating to PEB.

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated November 1, 2021, and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of the date of the document that includes such information. Neither the mailing of this joint proxy statement/prospectus to BayCom or PEB shareholders nor the issuance by BayCom of BayCom common stock in connection with the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

Questions and Answers About the Merger

The following questions and answers briefly address certain commonly asked questions about the merger and the respective special meetings of shareholders of BayCom Corp and of Pacific Enterprise Bancorp. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. You should carefully read the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this joint proxy statement/prospectus. For details about where you can find additional important information, please see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”

Unless the context otherwise requires, references in this joint proxy statement/prospectus to BayCom refer to BayCom Corp, a California corporation, and its affiliates, including United Business Bank, a California state commercial bank and a wholly-owned subsidiary of BayCom, which we refer to as UB Bank. Additionally, unless the context otherwise requires, references in this joint proxy statement/prospectus to PEB refer to Pacific Enterprise Bancorp, a California corporation, and its affiliates, including Pacific Enterprise Bank, a California state commercial bank and a wholly-owned subsidiary of PEB, which we refer to as PE Bank.

Q:	What is the Merger?

A.	BayCom and PEB entered into the merger agreement on September 7, 2021. Under the merger agreement, PEB will merge with and into BayCom, with BayCom surviving the merger, which transaction is referred to as the merger. Immediately following the merger (or at such later time as BayCom may determine in its sole discretion), BayCom will cause PE Bank to merge with and into UB Bank, with UB Bank continuing as the surviving bank, which transaction is referred to as the bank merger. In order to complete these transactions, BayCom shareholders must approve BayCom merger proposal, the PEB shareholders must approve the PEB merger proposal, and the applicable banking regulators must approve both the merger and the bank merger.

Q:	Why do BayCom and PEB want to merge?

A.	We want to merge because we each believe the merger will benefit our communities, customers, employees and shareholders. We each have long been committed to serving our local customer bases. In addition, for PEB, the merger will allow its customers access to a number of products and services that cannot be offered to them now on a cost-effective basis and will expand the number of branch locations available to them. The board of directors of PEB has considered a number of available strategic options and in the board’s opinion, none of these options, including PEB remaining independent, is likely to create value for PEB shareholders greater than that if PEB merges with BayCom. Please read the sections entitled “The Merger—Recommendation of the PEB Board of Directors and Reasons of PEB for the Merger” beginning on page 44 and “Recommendation of the BayCom Board of Directors and Reasons of BayCom for the Merger” on page 61.

Q:	Why am I receiving this joint proxy statement/prospectus?

A.	Each of BayCom and PEB is sending these materials to solicit proxies of their respective shareholders entitled to vote on the matters to be considered at each company’s special meeting.

The merger cannot be completed unless BayCom shareholders approve the BayCom merger proposal and PEB shareholders approve the PEB merger proposal. Each of BayCom and PEB is holding a special meeting of its shareholders to vote on these proposals necessary to complete the merger. Information about the special meetings, the merger and the other business to be considered at the special meetings is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains important information about the merger, the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus, and the BayCom and PEB proxy solicitations. You should read this information carefully and in its entirety.

Q:	What will PEB shareholders receive in the merger?

A:	If the merger is completed, each outstanding share of PEB common stock, (other than excluded shares) will be converted into the right to receive, promptly following the completion of the merger, 1.0292 shares of BayCom common stock, which we refer to as the exchange ratio. The BayCom common stock to be exchanged for each PEB common share is referred to as the merger consideration. BayCom will not issue any fractional shares of BayCom common stock in the merger. In lieu of the issuance of any such fractional share, BayCom shall pay to each former shareholder of PEB who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by the exchange agent by multiplying (i) the BayCom “average closing price” (as defined below) by (ii) the fraction of a share (after taking into account all shares of PEB common stock held by such holder at the effective time of the merger and rounded to the nearest one ten thousandth when expressed in decimal form) of BayCom common stock to which such holder would otherwise be entitled to receive. The BayCom “average closing price” means the average of the volume weighted price (rounded to the nearest one ten thousandth) of BayCom common stock on the Nasdaq Global Select Market (“NASDAQ”) for the fifteen (15) consecutive trading days immediately preceding the closing date. No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares.

Q:	What will BayCom shareholders be entitled to receive in the merger?

A:	BayCom shareholders will not be entitled to receive any merger consideration and will continue to hold the shares of BayCom common stock that they held immediately prior to the completion of the merger. Following the merger, shares of BayCom common stock will continue to be traded on NASDAQ under the symbol “BCML.”

Q:	Will the value of the merger consideration change between the date of this document and the time the merger is completed?

A:	Yes. Although the number of BayCom common shares that PEB shareholders will receive in the merger is fixed based on the exchange ratio, the value of the merger consideration will fluctuate between the date of this document and the completion of the merger based upon the market value of the BayCom common shares. Any fluctuation in the market price of BayCom common shares after the date of this document will change the value of the BayCom common shares that PEB shareholders will receive.

Q:	How will the merger affect outstanding PEB stock options?

A:	At the effective time of the merger, each PEB stock option, whether vested or unvested, will be canceled and will only entitle the holder thereof to receive from PEB an amount in cash equal to the product of (i) the total number of shares of PEB common stock subject to such PEB stock option, multiplied by (ii) the amount, if any, by which the product of the BayCom volume-weighted average closing price multiplied by the exchange ratio exceeds the exercise price per share of such PEB stock option, less any applicable taxes required to be withheld with respect to such cash payment. For PEB stock options that are exercised before the closing, the underlying shares of PEB common stock received upon exercise will be exchanged for the merger consideration.

Q:	How will the merger affect outstanding PEB restricted stock awards?

A:	At the effective time of the merger, each unvested PEB restricted stock award outstanding immediately prior to the effective date will become vested as a result of the merger and converted automatically into the right to receive the merger consideration in respect of each share of PEB restricted stock.

Q:	What is being voted on at the special meetings?

A:	At the BayCom special meeting, BayCom shareholders will be asked to vote in favor of the BayCom merger proposal and the BayCom adjournment proposal. At the PEB special meeting, PEB shareholders will be asked to vote in favor of the PEB merger proposal and the PEB adjournment proposal.

Q:	Who is entitled to vote at the special meeting?

A:	BayCom Special Meeting. BayCom shareholders of record at the close of business on October 29, 2021, the record date for the special meeting, are entitled to receive notice of and to vote on matters that come before the special meeting and any adjournments or postponements of the special meeting. However, a BayCom shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the special meeting.

PEB Special Meeting. PEB shareholders of record at the close of business on October 29, 2021, the record date for the special meeting, are entitled to receive notice of and to vote on matters that come before the special meeting and any adjournments or postponements of the special meeting. However, a PEB shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the special meeting.

Q:	How do I vote?

A:	After carefully reading and considering the information contained in this document, please follow the instructions that accompany your proxy card and cast your vote as soon as possible by internet, by telephone, or by returning your completed, signed, and dated proxy card in the enclosed envelope (please allow a minimum of 10 days for your proxy card to be processed). You may also attend your company’s special meeting and vote in person. Even if you are planning to attend the special meeting, both BayCom and PEB request that you cast your vote by internet, by telephone or by proxy card. If your stock or shares are held in “street name,” through a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting such shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote BayCom or PEB shares held in “street name” by returning a proxy card directly to BayCom or PEB, as applicable, or by voting in person during the applicable special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Q:	How many votes do I have?

A:	Each BayCom common share that you own as of the record date entitles you to one vote. As of the close of business on October 29, 2021, there were 10,693,425 outstanding BayCom common shares. As of that date, 849,684 of the outstanding BayCom common shares entitled to vote were held by directors and executive officers of BayCom and their respective affiliates.

Each PEB common share that you own as of the record date entitles you to one vote. As of the close of business on October 29, 2021, there were 2,979,676 outstanding PEB common shares. As of that date, 486,144 of the outstanding PEB common shares entitled to vote were held by directors and executive officers of PEB and their respective affiliates.

Q:	What constitutes a quorum at the special meeting?

A:	The presence of the holders of a majority of the outstanding shares entitled to vote at each special meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you vote by internet, if you vote by telephone, if you return a signed and dated proxy card, or if you vote in person at the special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Since none of the proposals to be voted on at either the BayCom special or the PEB special meeting are routine matters for which brokers may have discretionary authority to vote, if you hold your shares in “street name,” failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at your company’s special meeting.

Q:	Why is my vote important?

A:	If you do not vote by proxy or in person at the special meeting, it will be more difficult for BayCom and PEB to obtain the necessary quorum to hold their respective special meetings and to obtain approval of the proposals to be voted upon at their respective special meetings. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote against approval of the merger agreement. The BayCom merger proposal and the PEB merger proposal each must be approved by a majority of the outstanding common shares entitled to vote at the special meeting of each of BayCom and PEB, respectively. The BayCom adjournment proposal and PEB adjournment proposal each require the affirmative vote of a majority of the votes cast on the matter. PEB directors and executive officers, representing 16.6% of the outstanding PEB common stock have agreed to vote for the PEB merger proposal and the PEB adjournment proposal. BayCom directors and certain executive officers, representing 7.9% of the outstanding BayCom common stock have agreed to vote for the BayCom merger proposal and the BayCom adjournment proposal.

If you are the record holder of your shares (meaning a share certificate has been issued in your name and/or your name appears on either BayCom’s or PEB’s stock ledger) and you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of approval of your company’s merger proposal as well as a vote in favor of approval of your company’s adjournment proposal. If your shares are held in street name with a broker, your broker will vote your shares on the merger agreement proposal only if you provide instructions to it on how to vote. Shares that are not voted because you do not properly instruct your broker will have the effect of votes against your company’s merger proposal.

If you respond and abstain from voting, your abstention will have the same effect as a vote against approval of your company’s merger agreement proposal but will have no effect on your company’s adjournment proposal.

Q:	What is the recommendation of the BayCom board of directors?

A:	The board of directors of BayCom unanimously recommends that its shareholders vote “FOR” approval of the principal terms of the merger agreement, and the transactions contemplated by the merger agreement, including the merger and stock issuance and recommends that you vote “FOR” approval of the BayCom adjournment proposal.

Q:	What is the recommendation of the PEB board of directors?

A:	The PEB board of directors unanimously recommends a vote “FOR” approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and “FOR” approval of the PEB adjournment proposal.

Q:	What if I return my proxy but do not mark it to show how I am voting?

A:	If your proxy card is signed and returned without specifying your choice, your shares will be voted in favor of approval of both the merger agreement, including in BayCom’s case the stock issuance, and the adjournment proposal in accordance with the recommendations of the BayCom and PEB board of directors.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a holder of record of BayCom common stock or PEB common stock, you may revoke your proxy at any time before it is voted by:

•	voting by internet at a later time but prior to your company’s special meeting,

•	signing and returning a proxy card with a later date,

•	delivering a written revocation to your company’s corporate secretary, or

•	attending your company’s special meeting in person and voting by ballot at the special meeting.

Attendance at your company’s special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by BayCom or PEB after the vote is taken at their respective special meetings will not affect your previously submitted proxy. PEB’s corporate secretary’s mailing address is: Pacific Enterprise Bancorp, 17748 Skypark Circle, Suite 100, Irvine, CA 92614, Attention: Jerro M. Otsuki, Corporate Secretary. BayCom’s corporate secretary’s mailing address is: BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596, Attention: Keary L. Colwell, Corporate Secretary. If your shares are held in “street name” through a bank or broker, you should contact your bank or broker to change your voting instructions.

Q:	What regulatory approvals are required to complete the merger?

A:	Promptly following the merger, PEB’s subsidiary bank, PE Bank, will be merged with and into BayCom’s subsidiary bank, UB Bank, which we often refer to as the bank merger. In order to complete the merger, BayCom and PEB must first obtain all regulatory approvals, consents and orders required in connection with the merger and the bank merger. Accordingly, the parties must obtain the approval of or waiver by the Board of Governors of the Federal Reserve System, referred to as the Federal Reserve Board, the approval of the Federal Deposit Insurance Corporation, referred to as the FDIC, and the California Department of Financial Protection and Innovation, referred to as the DFPI. As of the date of this joint proxy statement/prospectus, BayCom, UB Bank, PEB and PE Bank have submitted applications and notifications to obtain the required regulatory approvals. There can be no assurances that such approvals will be received on a timely basis, or as to the ability of BayCom, UB Bank, PEB and PE Bank to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. The regulatory approvals to which completion of the merger are described in more detail under the section entitled “The Merger— Regulatory Approvals Required for the Merger” beginning on page 67.

Q:	Do I have dissenters’ or appraisal rights with respect to the merger?

A:	Under the California General Corporation Law, referred to as the CGCL, PEB shareholders have the right to dissent from the merger. There are no dissenter rights for BayCom shareholders. To exercise dissenters’ rights of appraisal, PEB shareholders must strictly follow the procedures prescribed by the CGCL. To review these procedures in more detail, see the section entitled “Dissenters’ Rights” beginning on page 135 and Appendix D of this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:	The merger is expected to qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. A PEB shareholder generally will not recognize any gain or loss upon the exchange of shares of PEB common stock for shares of BayCom common stock, except that PEB shareholders will recognize gain or loss with respect to the receipt of cash in lieu of fractional shares. In addition, PEB shareholders will recognize gain or loss if they exercise dissenters’ rights. For further information concerning U.S. federal income tax consequences of the merger, see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 96.

Tax matters are complicated, and the tax consequences of the merger to a particular PEB shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, each PEB shareholder is urged to consult such shareholder’s own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q:	What risks should I consider before I vote on the merger?

A:	We encourage you to read carefully the detailed information about the merger contained in this joint proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 18.

Q:	When do you expect to complete the merger?

A:	We are working to complete the merger in the first quarter of 2022, after the special shareholders’ meetings are held, assuming BayCom and PEB shareholders and the applicable bank regulatory agencies approve the merger and the transactions contemplated by the merger agreement and other conditions to closing are met. We could experience delays in meeting these conditions or be unable to meet them at all. In the event of delays, the date for completing the merger can occur as late as April 30, 2022, provided that either party can extend such date to May 31, 2022 if the failure of the closing is due to not obtaining the requisite regulatory approvals. BayCom and PEB would need to mutually agree to any additional extension of the closing date of the merger. See “Risk Factors” beginning on page 18 for a discussion of risks relating to the merger.

Q:	What happens if I sell my shares after the applicable record date but before my company’s meeting of shareholders?

A:	Each of the BayCom record date and PEB record date is earlier than the date of the BayCom special meeting or PEB special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of BayCom common stock or PEB common stock, as applicable, after the applicable record date but before the date of your shareholder meeting, you will retain your right to vote at such meeting (provided that such shares remain outstanding on the date of such meeting), but, with respect to PEB common stock, you will not have the right to receive the merger consideration to be received by PEB shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of PEB common stock through completion of the merger.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of PEB common stock will not receive any consideration for their shares in connection with the merger. Instead, each of BayCom and PEB will remain an independent company and their respective common stock will continue to be listed and traded on the NASDAQ and or quoted on the OTC Pink Open Market, respectively. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by PEB. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 83 for a complete discussion of the circumstances under which a termination fee would be required to be paid.

Q:	If I am a PEB shareholder, will I be able to sell the shares of BayCom common stock I receive pursuant to the merger?

A:	Yes. The BayCom common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, referred to as the Securities Act, and BayCom will cause the shares to be issued in the merger to be listed on the NASDAQ. All shares of BayCom common stock that PEB shareholders receive pursuant to the merger will be freely transferable unless you are deemed an affiliate of BayCom. Affiliates of BayCom will be able to sell the shares they receive pursuant to the merger subject to applicable securities regulations.

Q:	If I am a holder of PEB common shares in certificated form, should I send in my PEB share certificates now?

A:	No. Please do not send in your PEB share certificates with your proxy. After completion of the merger, the exchange agent will send you instructions for exchanging PEB share certificates for the merger consideration. See “The Merger Agreement—Exchange Procedures” on page 75.

Q:	What should I do if I hold my PEB common shares in book-entry form at a bank or broker?

A:	You are not required to take any special additional actions if your PEB common shares are held in book-entry form at a bank or broker. After the completion of the merger, the exchange agent will send you instructions for converting your book entry shares for the merger consideration. See “The Merger Agreement—Exchange Procedures” on page 75.

Q:	Whom may I contact if I cannot locate my PEB stock certificate(s)?

A:	If you are unable to locate your original PEB stock certificate(s), you should contact Jerro M. Otsuki, Corporate Secretary, at (949) 623-7592.

Q:	What should I do if I receive more than one set of voting materials?

A:	BayCom shareholders and PEB shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of BayCom common stock or PEB common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of BayCom common stock or PEB common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both BayCom common stock and PEB common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of BayCom common stock and/or PEB common stock that you own.

Q.	How will my rights as a PEB shareholder differ following the merger?

A:	Upon completion of the merger, holders of PEB common stock will become BayCom shareholders and their rights as shareholders will be governed by BayCom’s articles of incorporation and bylaws, as well as the CGCL. The rights associated with PEB common stock are different from the rights associated with BayCom common stock. See “Rights of PEB Common Shares and BayCom Common Shares” beginning on page 130.

Q:	Whom should I contact with questions or to obtain additional copies of this joint proxy statement/prospectus?

A:	If you would like additional copies of this joint proxy statement/prospectus, or if you would like to ask any questions about the merger and related matters, you should contact:

For BayCom shareholders:	For PEB shareholders:
BayCom Corp	Pacific Enterprise Bancorp
500 Ygnacio Valley Road, Suite 200	17748 Skypark Circle, Suite 100
Walnut Creek, California 94956	Irvine, California 92614
Attention: Agnes Chiu, Assistant Corporate Secretary	Attention: Jerro M. Otsuki, Corporate Secretary

PEB shareholders may also call, Georgeson Inc., a professional proxy solicitation firm, which we refer to as Georgeson, retained by PEB to assist in the solicitation of proxies at the PEB Special Meeting, toll-free at (800) 509-0984.

Summary

We have prepared this summary of certain selected information to assist you in your review of this joint proxy statement/prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this joint proxy statement/prospectus. To understand the merger and the issuance of shares of BayCom common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the financial statements and appendices included in this joint proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item. In addition, we incorporate by reference important business and financial information about BayCom into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 138. We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of your company’s shareholders.

The Companies

BayCom Corp
500 Ygnacio Valley Road, Suite 200
Walnut Creek, CA 94596
(925) 476-1800

BayCom Corp is a bank holding company headquartered in Walnut Creek, California. BayCom’s wholly-owned banking subsidiary, UB Bank, provides a broad range of financial services to businesses and business owners as well as individuals through its network of 33 full service branches, with 15 locations in California, two in Washington, five in Central New Mexico and 11 in Colorado. BayCom’s principal objective is to continue to increase shareholder value and generate consistent earnings growth by expanding its commercial banking franchise through both strategic acquisitions and organic growth. Since 2010, BayCom has expanded its geographic footprint through nine strategic acquisitions. BayCom believes its strategy of selectively acquiring and integrating community banks has provided it with economies of scale and improved its overall franchise efficiency. Looking forward, BayCom expects to continue to pursue strategic acquisitions and believes its targeted market areas include many and varied acquisition opportunities to strengthen its presence in existing markets or expand its operations into new markets with attractive business prospects. While not without risk, BayCom believes there are certain advantages resulting from mergers and acquisitions. These advantages include, among others, the diversification of its loan portfolio with seasoned loans, the expansion of its market areas and an effective method to augment its growth and risk management infrastructure through the retention of local lending personnel and credit administration personnel to manage the client relationships of the banks being acquired. UB Bank is focused on continuing to grow organically and believes the metropolitan and community markets in which it operates currently provides meaningful opportunities to expand its commercial client base and increase both interest-earning assets and market share. BayCom believes its geographic footprint, which now includes the San Francisco Bay area, the metropolitan markets of Los Angeles, California, Seattle, Washington, and Denver, Colorado, and community markets including Albuquerque, New Mexico, and Custer, Delta and Grand counties, Colorado, provides it with access to low cost, stable core deposits in community markets that UB Bank can use to fund commercial loan growth. UB Bank strives to provide an enhanced banking experience for its clients by providing them with a comprehensive suite of sophisticated banking products and services tailored to meet their needs, while delivering the high-quality, relationship-based client service of a community bank.

BayCom is subject to regulation by the Federal Reserve Board, and UB Bank is examined and regulated by the DFPI and the Federal Reserve Board. BayCom had total consolidated assets of $2.3 billion, total deposits of $2.0 billion, consolidated borrowings of $71.8 million and total consolidated shareholders’ equity of $252.5 million at June 30, 2021. BayCom’s principal executive offices are located at 500 Ygnacio Valley Road, Suite 200, Walnut Creek, CA 94596 and its telephone number is (925) 476-1800. BayCom trades on the NASDAQ under the symbol “BCML.”

Pacific Enterprise Bancorp
17748 Skypark Circle, Suite 100

Irvine, CA 92614

(949) 623-7600

PEB is a bank holding company, incorporated in California in 2006, and registered under the Bank Holding Company Act of 1956, as amended. PEB’s material operations are limited to those of its principal subsidiary, PE Bank, a wholly-owned California state chartered bank that commenced its operations in 2007 and is a member of the Federal Reserve System.

PEB had total consolidated assets of $646.9 million, consolidated loans of $568.7 million, consolidated deposits of $424.1 million, consolidated borrowings of $155.1 million and consolidated shareholders’ equity of $61.0 million as of June 30, 2021.

PE Bank originates commercial and consumer loans and receives deposits from its customers who are predominately small and middle-market businesses and individuals located primarily in Orange County, California. PE Bank participates in government guarantee loan programs including from the U.S. Small Business Administration, which we refer to as the SBA, as well as California Capital Access, which we refer to as CalCAP loans. PE Bank’s customers can access their account information and perform transactions in the bank’s branch, online, and through mobile applications.

PEB’s corporate offices are located at 17748 Skypark Circle, Suite 100, Irvine, California 92614, and the telephone number is (949) 623-7600. PE Bank maintains an internet website at www.pacificenterprisebank.com. The information on this website is not part of this joint proxy statement/prospectus. PE Bank operates from its one-branch location.

The Merger (Page 40)

We propose a merger in which PEB will merge with and into BayCom, with BayCom as the surviving corporation, and a follow-up bank merger in which PE Bank, the wholly-owned subsidiary of PEB, will merge with and into UB Bank, the wholly-owned subsidiary of BayCom, with UB Bank as the surviving bank. As a result of the mergers, PEB will cease to exist as a separate corporation and PE Bank will cease to exist as a separate financial institution.

Both the BayCom merger proposal and the PEB merger proposal must be approved by a majority of the outstanding common shares entitled to vote at their respective special meetings. As an inducement to and condition of BayCom’s willingness to enter into the merger agreement, certain of the shareholders of PEB, including each of its executive officers and directors, agreed to vote all of their shares of PEB common stock in favor of the PEB merger proposal and the PEB adjournment proposal at the PEB special meeting. As of October 29, 2021, the voting agreements covered 486,144 shares of PEB common stock, constituting approximately 16.3% of PEB’s outstanding voting shares. The voting agreements terminate if the merger agreement is terminated in accordance with its terms. A copy of the form of voting agreement is attached as Exhibit A to the merger agreement attached as Appendix A to this joint proxy statement/prospectus.

We expect the merger of PEB and BayCom to be completed during the first quarter of 2022. If the merger is not completed by April 30, 2022, either party may terminate the merger agreement, except that either party can extend such date to May 31, 2022 if the failure of the closing is due to not obtaining the requisite regulatory approvals. PEB and BayCom would need to mutually agree to any additional extension of the closing date of the merger.

The Merger Agreement (Page 74)

The merger agreement is described beginning on page 74. The merger agreement also is attached as Appendix A to this joint proxy statement/prospectus. We urge you to read the merger agreement in its entirety because it contains important provisions governing the terms and conditions of the merger.

Consideration to be Received in the Merger (Page 74)

In the merger, PEB shareholders will have the right, with respect to each of their PEB common shares (other than excluded shares), to receive, as described below, an amount of BayCom common shares equal to the exchange ratio, which is 1.0292. The value of the consideration to be received by PEB shareholders in the merger will vary with the trading price of BayCom common shares between now and the completion of the merger. Therefore, the value of the merger consideration may be different than its estimated value based on the current price of BayCom common stock, the price of BayCom common stock at the time of the BayCom special meeting or the PEB special meeting and the price of BayCom common stock on the date the merger is completed.

PEB shareholders will not receive any fractional shares of BayCom common stock. In lieu of the issuance of any such fractional share, BayCom shall pay to each former shareholder of PEB who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by the exchange agent by multiplying (i) the BayCom average closing price by (ii) the fraction of a share (after taking into account all shares of PEB common stock held by such holder at the effective time of the merger and rounded to the nearest one ten thousandth when expressed in decimal form) of BayCom common stock to which such holder would otherwise be entitled to receive.

PEB Shareholders Will Own Approximately 22.2% of the Outstanding BayCom Common Shares after the Merger (Page 18)

Based on the number of BayCom common shares and PEB common shares outstanding as of October 29, 2021, PEB shareholders will collectively own approximately 22.2% of the outstanding BayCom common shares after the merger on a fully diluted basis (disregarding any BayCom common stock they may already own and assuming no outstanding PEB stock options are exercised before completion of the merger).

Recommendation of the BayCom Board of Directors and Reasons of BayCom for the Merger (Page 61)

The BayCom board of directors believes the merger is in the best interests of BayCom and the PEB shareholders. The BayCom board of directors unanimously recommends that BayCom shareholders vote “FOR” the BayCom merger proposal and the BayCom adjournment proposal. For the factors considered by the BayCom board of directors in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and issuance of BayCom common stock in connection with the merger, and making its recommendation, see “The Merger—Recommendation of the BayCom Board of Directors and Reasons of BayCom for the Merger.”

Recommendation of the PEB Board of Directors and Reasons of PEB for the Merger (Page 44)

The PEB board of directors believes the merger is in the best interests of PEB and the PEB shareholders. The PEB board of directors unanimously recommends that PEB shareholders vote “FOR” the approval of the PEB merger proposal and the PEB adjournment proposal. For the factors considered by the PEB board of directors in reaching its decision to approve the merger agreement, including the merger and making its recommendation, see “The Merger—Recommendation of the PEB Board of Directors and Reasons of PEB for the Merger.”

Opinion of BayCom’s Financial Advisor (Page 62)

At the September 7, 2021 meeting at which BayCom’s board of directors considered the transaction and the merger agreement, Janney Montgomery Scott LLC, which we refer to as Janney, delivered to the board of directors its opinion, dated September 7, 2021, to the effect that, as of such date, the merger consideration was fair to BayCom from a financial point of view. The full text of Janney’s opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Janney in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion.

Janney’s opinion was directed to the board of directors of BayCom in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of BayCom as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the principal terms of the merger agreement, including the merger and stock issuance. Janney’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to BayCom and did not address the underlying business decision of BayCom to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for BayCom or the effect of any other transaction in which BayCom might engage. Janney also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of BayCom or PEB, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Holders of BayCom common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Opinion of PEB’s Financial Advisor (Page 47)

At the September 7, 2021 meeting at which the PEB board of directors considered the transaction and the merger agreement, Hovde Group, LLC, which we refer to as Hovde, delivered its written opinion to the PEB board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration, as set forth in the merger agreement was fair to the holders of PEB common stock and PEB stock options from a financial point of view.

The Hovde written opinion, dated September 7, 2021, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde in rendering its opinion. The Hovde opinion was addressed to the PEB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The Hovde opinion did not address the underlying business decision of PEB to engage in the merger or enter into the merger agreement or constitute a recommendation to the PEB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of PEB common stock or any shareholder of any entity as to how to vote in connection with the merger or any other matter. Holders of PEB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Treatment of Outstanding PEB Stock Options (Page 67)

At the effective time of the merger, each PEB option, whether vested or unvested, will be canceled and will only entitle the holder thereof to receive from PEB an amount in cash equal to the product of (i) the total number of shares of PEB common stock subject to such PEB stock option, multiplied by (ii) the amount, if any, by which the product of the BayCom volume-weighted average closing price multiplied by the exchange ratio exceeds the exercise price per share of such PEB stock option, less any applicable taxes required to be withheld with respect to such cash payment. For PEB stock options that are exercised before the closing, the underlying shares of PEB common stock received upon exercise will be exchanged for the stock consideration.

Assuming no PEB stock options are exercised before the closing, cash payments to holders of PEB stock options would amount to approximately $237,585 in the aggregate based on the closing price of BayCom common stock as of October 29, 2021, the latest practicable date before the date of mailing of this joint proxy statement/prospectus.

Treatment of PEB Restricted Stock (page 67)

Immediately prior to the effective time of the merger, all outstanding shares of PEB stock subject to vesting restrictions granted under PEB benefit plans, which we refer to as PEB restricted stock, will become fully vested. At the effective time of the merger, each share of PEB restricted stock that is outstanding prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the merger consideration in respect of each share of PEB restricted stock.

Comparative Stock Prices (Page 31)

BayCom. BayCom common stock currently trades on the NASDAQ under the ticker “BCML.” The closing price of BayCom common stock was $17.28 per share on September 3, 2021, the last trading day before public announcement of the merger. The closing price of BayCom common stock was $18.89 per share on October 29, 2021, the last practicable trading day before the date of this joint proxy statement/prospectus.

PEB. PEB common stock is quoted on the OTC Pink Open Market under the symbol “PEBN.” The closing price of PEB common stock was $24.00 per share on September 3, 2021, the last trading day before public announcement of the merger. The closing price of PEB common stock was $20.90 per share on October 14, 2021, the last practicable trading day before the date of this joint proxy statement/prospectus on which a trade occurred.

While PEB common stock is quoted on the OTC Pink Open Market and various brokers offer to make a market in its common stock, historical trading volume to date has been characterized by relatively low trading volume, as typically no more than 1,000 shares may trade on any given trading day. As of the date of this joint proxy statement/prospectus, the $24.00 closing price for each share of PEB common stock on September 3, 2021, the last trading day before public announcement of the merger, reflects the highest price per share sold on the OTC Pink Open Market during 2021, while the lowest price per share sold was $16.00 on January 5, 2021. Given the low trading volume in PEB common stock, PEB does not consider quotations on the OTC Pink Open Market to reflect an "established public market" as only a few trades can significantly affect the price. It is likely that PEB shareholders may find it difficult to sell a significant number of shares of PEB common stock at the prevailing market price. As a result of this lack of trading activity and lack of analyst coverage, the quoted price for PEB common stock on the OTC Pink Open Market is not necessarily a reliable indicator of its fair value. Therefore, the PEB board of directors and management placed more emphasis on PEB’s tangible book value per share rather than the market value of PEB common stock in determining the value of PEB common stock to be utilized for purposes of calculating the exchange ratio.

The following table shows the tangible book value per share of BayCom common stock and PEB common stock as of September 30, 2021, the quarter-end immediately preceding the date of mailing of this joint proxy statement/prospectus and the equivalent tangible book value per share of PEB common stock on that date. The equivalent tangible book value per share is calculated by multiplying the tangible book value per share of BayCom common stock on September 30, 2021 by the exchange ratio of 1.0292 and rounding to the nearest cent.

	BayCom Common Stock	PEB Common Stock	Equivalent Value per Share of PEB Common Stock
September 30, 2021	$19.79	$21.25	$20.37

The difference between the PEB tangible book value and the equivalent value per share of PEB common stock primarily reflects the $3.4 million of transaction expenses to be paid by PEB.

PEB’s Directors and Executive Officers Have Interests in the Merger that Differ From, or Are in Addition to, Your Interests in the Merger (Page 67)

You should be aware that the directors and executive officers of PEB have interests in the merger that are different from, or are in addition to, the interests of PEB shareholders. These interests may create potential conflicts of interest. The PEB board of directors was aware of and considered these interests, among other matters, when making its decisions to approve the merger agreement and in recommending that PEB shareholders vote in favor of approving the merger agreement. These include the following:

•	Accelerated vesting of all outstanding restricted stock awards held by directors and executive officers. Directors and executive officers currently hold restricted stock awards totaling 51,337 shares of PEB common stock, all of which all are still subject to vesting.

•	Pursuant to the terms of certain employment agreements, three executive officers of PEB and/or PE Bank will become entitled to change in control payments upon the occurrence of the merger plus in certain circumstances the continuation of insurance benefits for up to 12 months, as described under the section entitled, “The Merger Agreement – Employee and Benefit Plan Matters.”

•	The executive officers of PEB and PE Bank will be entitled to receive their earned incentive bonus upon completion of the merger to the extent not previously paid and, if the merger is completed after January 31, 2022, a pro-rated incentive bonus for 2022 within 30 days following the effective time of the merger;

•	Dennis H. Guida, Jr., the Chairman of the Board of PEB and PE Bank, will be appointed to the UB Bank board, with such appointment to be effective as of the effective time of the merger. Mr. Guida will serve until the first annual meeting of UB Bank following the effective time of the merger. Subject to the fiduciary duties of the UB Bank board, UB Bank will include Mr. Guida on the list of nominees for director presented by the UB Bank board at the first annual meeting of BayCom shareholders following the effective time of the merger.

•	PEB’s directors and executive officers will receive indemnification from BayCom for their past acts and omissions in their capacities as directors and officers as well as continuing insurance coverage with respect thereto for a period of six years after completion of the merger, to the fullest extent permitted under PEB’s organizational documents and to the fullest extent otherwise permitted by law; and

•	Each director of PEB and each executive officer of PEB or PE Bank who own in the aggregate approximately 16.3% of the outstanding shares of PEB common stock has entered into a voting agreement in favor of BayCom agreeing to vote his or her PEB common stock for approval of the merger agreement and approval of the adjournment proposal.

For a more complete description of these interest interests, see “The Merger – Interests of Certain Persons in the Merger” on page 67.

Material United States Federal Income Tax Considerations of the Merger (Page 96)

The merger is expected to qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. As a result, a PEB shareholder generally will not recognize any gain or loss upon the exchange of shares of PEB common stock for shares of BayCom common stock, except that PEB shareholders will recognize gain or loss with respect of the receipt of cash in lieu of fractional BayCom common shares. In addition, PEB shareholders will recognize gain or loss if they exercise dissenters’ rights.

For further information concerning U.S. federal income tax consequences of the merger, please see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 96.

Tax matters are very complicated and the consequences of the merger to any particular PEB shareholder will depend on that shareholder’s particular facts and circumstances. PEB shareholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.

Accounting Treatment (Page 67)

The merger will be accounted for as an acquisition of PEB by BayCom under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles.

In Order to Complete the Merger, We Must First Obtain Certain Regulatory Approvals (Page 81)

In order to complete the merger, BayCom and PEB must first obtain all regulatory approvals, consents or waivers required in connection with the merger and the bank merger. Accordingly, the parties must obtain the approval of the Federal Reserve Board, the FDIC and DFPI. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition. As of the date of this joint proxy statement/prospectus, BayCom, UB Bank and PE Bank have submitted applications and notifications to obtain the required regulatory approvals.

There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” on page 81.

PEB Shareholders Have Dissenters’ Rights (Page 135)

Under the CGCL, PEB common shareholders are entitled to dissenters’ rights in connection with the merger. PEB shareholders who do not vote in favor of the merger, timely file written demands that PEB acquire their shares of PEB common stock for cash and comply with the other procedural requirements set forth in CGCL Sections 1300, et seq. may demand that PEB acquire their shares of PEB common stock for cash at their fair market value as of September 7, 2021, the day of, and immediately prior to, the first public announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger.

The provisions of California law governing dissenters’ rights are complex, and you should study them carefully if you hold any such shares and wish to exercise your dissenters’ rights. A copy of Sections 1300-1313 of the CGCL is attached to this joint proxy statement/prospectus as Appendix D. For a more detailed discussion of dissenters’ rights under California law, please see the section entitled “The Merger— Dissenters’ Rights” beginning on page 135 of this joint proxy statement/prospectus.

Additional Conditions to Consummation of the Merger (Page 81)

In addition to the regulatory approvals, the consummation of the merger depends on a number of conditions being met, including, among others:

•	approval of the merger agreement by the holders of a majority of all outstanding PEB common stock and by the holders of a majority of all outstanding BayCom common stock;

•	authorization of the BayCom common stock to be issued in the merger for listing on the NASDAQ;

•	the effectiveness of a registration statement on Form S-4 with the SEC in connection with the issuance of BayCom common shares in the merger;

•	absence of any order, injunction, decree or law preventing or making illegal completion of the merger or the bank merger;

•	receipt by each party of an opinion from such party’s tax counsel that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes;

•	accuracy of the representations and warranties of PEB and BayCom, subject to the standards set forth in the closing conditions of the merger agreement;

•	performance in all material respects by PEB and BayCom of all obligations required to be performed by either of them under the merger agreement;

•	dissenting shares shall be less than 10% of the issued and outstanding PEB common shares;

•	receipt of certain third-party consents by PEB;

•	for the benefit of BayCom, PEB’s adjusted tangible shareholders’ equity must be at least $61,029,000 on the tenth business day prior to closing; and

•	for the benefit of PEB, BayCom’s adjusted tangible shareholders’ equity must be at least $206,316,000 on the tenth business day prior to the closing.

Where the law permits, either BayCom or PEB could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

In addition, after the shareholders of PEB and/or BayCom have adopted the merger agreement, we may not amend the merger agreement to reduce the amount or change the form of consideration to be received by PEB shareholders in the merger without the approval of PEB shareholders as required by law.

We May Decide Not to Complete the Merger (Page 83)

PEB and BayCom, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of PEB and/or BayCom have voted to approve the merger agreement. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	if any governmental entity that must grant a required regulatory approval of the merger or the bank merger has denied such approval and such denial has become final and nonappealable, unless the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement;

•	if any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger;

•	failure to complete the merger by April 30, 2022, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants or agreements of that party, provided that either party can extend the above date to May 31, 2022 if the failure of the closing is due to not obtaining the requisite regulatory approvals;

•	if the other party has breached any of its covenants, agreements, representations or warranties contained in the merger agreement based on the closing condition standards set forth in the merger agreement, and the party seeking to terminate is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within thirty (30) days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured within such thirty (30) day period; and

•	if the approval of the shareholders of PEB contemplated by the merger agreement is not obtained by reason of the failure to obtain the vote required at the PEB special meeting, except this right may not be exercised by PEB if PEB or its board of directors has committed an act that would entitle BayCom to terminate the merger agreement and receive the termination fee specified in the merger agreement.

BayCom, without the consent of PEB, can terminate:

•	if the board of directors of PEB fails to recommend to its shareholders the approval of the merger agreement, or adversely changes, or publicly announces its intention to adversely change its recommendation.

PEB, without the consent of BayCom, can terminate:

•	prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that PEB has not materially breached the merger agreement provisions outlined in “The Merger Agreement—Agreement Not to Solicit Other Offers” on page 79.

Under some circumstances, PEB will be required to pay a termination fee to BayCom if the merger agreement is terminated.

PEB must pay BayCom a termination fee of $2.5 million if:

•	BayCom terminates the merger agreement as a result of: (i) the PEB board of directors failing to recommend the approval of the merger agreement or adversely changing or publicly announcing its intention to adversely change its recommendation and the PEB shareholders failing to approve the merger agreement; (ii) PEB breaching its nonsolicitation or related obligations as provided in the merger agreement; or (iii) PEB refuses to call or hold the special meeting for a reason other than that the merger agreement has been previously terminated;

•	PEB terminates the merger agreement prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that PEB has not materially breached its nonsolicitation and related obligations as provided in the merger agreement; and

•	if the merger agreement is terminated by either party as a result of the failure of PEB's shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving PEB or PE Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, PEB or PE Bank and, within one year of the termination, PEB or PE Bank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

Comparison of Shareholder Rights (Page 130)

The conversion of your PEB common stock into the right to receive BayCom common stock in the merger will result in differences between your rights as a PEB shareholder, which are governed by the CGCL and PEB's Articles of Incorporation and Bylaws, and your rights as a BayCom shareholder, which are governed by the CGCL and BayCom's Articles of Incorporation and Bylaws.

The BayCom Special Meetings (Page 32)

Meeting Information and Vote Requirements

The special meeting of BayCom’s shareholders will be held on Monday, December 13, 2021 at 4:00 p.m. Pacific Time at 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California, unless adjourned or postponed. At the special meeting, BayCom’s shareholders will be asked to:

•	approve the BayCom merger proposal; and

•	approve the BayCom adjournment proposal.

No other business may be conducted at the BayCom special meeting.

You may vote at the BayCom special meeting if you owned BayCom common stock as of the close of business on October 29, 2021. Each share of BayCom common stock entitles the holder to one vote at the BayCom special meeting on each proposal to be considered. The affirmative vote of a majority of the shares of BayCom common stock outstanding on October 29, 2021 will be required to approve the BayCom merger proposal.

Approval of the BayCom adjournment proposal requires the affirmative vote of a majority of the shares of BayCom common stock represented (in person or by proxy) at the BayCom special meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum).

If you fail to submit a proxy or to vote in person at the BayCom special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the BayCom merger proposal, it will have the same effect as a vote “AGAINST” the BayCom merger proposal. If you fail to submit a proxy or to vote in person at the BayCom special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the BayCom adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the BayCom adjournment proposal, it will have the same effect as a vote “AGAINST” the BayCom adjournment proposal.

BayCom shareholders of record may vote by mail, over the Internet, or by attending the BayCom special meeting and voting in person. Each proxy returned to BayCom by a record holder of BayCom common stock which is not revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed BayCom proxy that is returned, such proxy will be voted “FOR” the BayCom merger proposal and “FOR” the BayCom adjournment proposal. BayCom shareholders who hold their shares in “street name” through a broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares.

We expect to hold the BayCom special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the BayCom special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only BayCom shareholders will be admitted to the BayCom special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the BayCom special meeting in person. To do so, please make your request by mail to BayCom at 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596, Attention: Agnes Chiu, Assistant Corporate Secretary, by email at achiu@ubb-us.com, or by phone at (925) 476 -1843. BayCom must receive your request for pre-authorization on or before December 3, 2021.

The PEB Special Meeting (Page 37)

Meeting Information and Vote Requirements

The special meeting of PEB’s shareholders will be held on Monday, December 13, 2021 at 4:00 p.m. Pacific Time at 17748 Skypark Circle, Suite 100, Irvine, California, unless adjourned or postponed. At the special meeting, PEB’s shareholders will be asked to:

•	approve the PEB merger proposal; and

•	approve the PEB adjournment proposal.

No other business may be conducted at the PEB special meeting.

You may vote at the PEB special meeting if you owned PEB common stock as of the close of business on October 29, 2021. Each share of PEB common stock entitles the holder to one vote at the PEB special meeting on each proposal to be considered. The affirmative vote of a majority of the shares of PEB common stock outstanding on October 29, 2021 will be required to approve the PEB merger proposal.

Approval of the PEB adjournment proposal requires the affirmative vote of a majority of the shares of PEB common stock represented (in person or by proxy) at the PEB special meeting and voting on the proposal (which affirmative vote constitutes at least a majority of the required quorum).

If you fail to submit a proxy or to vote in person at the PEB special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the PEB merger proposal, it will have the same effect as a vote “AGAINST” the PEB merger proposal. If you fail to submit a proxy or to vote in person at the PEB special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the PEB adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the PEB adjournment proposal, it will have the same effect as a vote “AGAINST” the PEB adjournment proposal.

PEB shareholders of record may vote by mail, over the Internet, or by attending the PEB special meeting and voting in person. Each proxy returned to PEB by a record holder of PEB common stock which is not revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed PEB proxy that is returned, such proxy will be voted “FOR” the PEB merger proposal and “FOR” the PEB adjournment proposal. PEB shareholders who hold their shares in “street name” through a broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares.

We expect to hold the PEB special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the PEB special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only PEB shareholders will be admitted to the PEB special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the PEB special meeting in person. To do so, please make your request by mail to PEB at 17748 Skypark Circle, Suite 100, Irvine, California 92614, Attention: Jerro M. Otsuki, Corporate Secretary, by email at jotsuki@pacificenterprisebank.com, or by phone at (949) 623-7592. PEB must receive your request for pre-authorization on or before December 3, 2021.

Risk Factors (Page 18)

You should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 18. You should also read and consider the risk factors relating to the businesses of BayCom and ownership of BayCom common stock described in BayCom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and its other filings with the SEC, as well as any subsequent documents filed by BayCom with the SEC, which are incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 138.

Risk Factors

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption entitled “Cautionary Statement Regarding Forward-Looking Statements,” BayCom shareholders and PEB shareholders should carefully consider the following factors in deciding whether to vote for BayCom’s proposals or PEB’s proposals, respectively. Please see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Risks Related to the Merger

Because the market price of BayCom common shares will fluctuate, PEB shareholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, each share of PEB common stock (other than excluded shares) will be converted into the right to receive 1.0292 shares of BayCom together with cash in lieu of a fractional share of BayCom common stock. The exchange ratio is fixed in the merger agreement, and will not be adjusted for changes in the market price of BayCom common stock or PEB common stock. The value of the BayCom common stock to be received by PEB shareholders in the merger may vary from the value as of the date we announced the merger, the date that this joint proxy statement/prospectus was mailed to shareholders of PEB and BayCom, the date of the PEB special meeting, and the closing date of the merger. Any change in the market price of BayCom common shares prior to completion of the merger will affect the value of the merger consideration that PEB shareholders will receive upon completion of the merger. Accordingly, at the time of the PEB special meeting, PEB shareholders will not know or be able to calculate the value of the merger consideration they would receive upon completion of the merger. Share price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of BayCom and PEB. PEB shareholders should obtain current market quotations for BayCom common shares before voting their shares at the PEB special meeting.

BayCom may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, BayCom’s ability to combine and integrate the business of PEB into BayCom’s business. If BayCom is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. BayCom and PEB have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of BayCom or PEB or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of PEB could choose to discontinue their relationships with BayCom post-merger because they prefer doing business with a different financial institution, which would adversely affect the future anticipated performance of BayCom. These transition matters could have an adverse effect on BayCom and PEB during the pre-merger period and on the combined company for an undetermined amount of time after the consummation of the merger.

BayCom shareholders and PEB shareholders will have a reduced ownership and voting interest in BayCom after the merger and will exercise less influence over BayCom’s management.

BayCom shareholders currently have the right to vote in the election of the BayCom board of directors and on other matters affecting BayCom. PEB shareholders currently have the right to vote in the election of the PEB board of directors and on other matters affecting PEB. Upon the completion of the merger, except for shareholders who own common shares in both BayCom and PEB, BayCom shareholders and PEB shareholders will be shareholders of BayCom with a percentage ownership of BayCom that is smaller than their current percentage ownership of BayCom or PEB, as applicable. It is currently expected that former shareholders of PEB as a group will receive shares in the merger constituting approximately 22.2% of the outstanding shares of BayCom common stock immediately after the merger. Because of this, both BayCom shareholders and PEB shareholders will have less influence on the management and policies of BayCom than they now have on the management and policies of BayCom or PEB, as applicable.

The shares of BayCom common stock to be received by holders of PEB common stock will have different rights from the shares of PEB common stock.

Upon completion of the merger, PEB shareholders will become BayCom shareholders and their rights as shareholders will be governed by the articles of incorporation of BayCom and BayCom’s bylaws. The rights associated with PEB common stock are different from the rights associated with BayCom common stock. Please see “Comparison of Rights of Shareholders of BayCom and PEB” for more information.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then PEB shareholders may be responsible for the payment of additional U.S. federal income taxes related to the merger.

PEB and BayCom believe that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, if the IRS determines that the merger does not qualify as a tax-deferred reorganization under Section 368(a) of the Code, then the exchange of PEB common stock for BayCom common stock pursuant to the merger would be a taxable transaction, regardless of the form of consideration received in exchange for such PEB common stock. The merger would be treated for U.S. federal income tax purposes as a taxable sale by PEB of all of its assets to BayCom followed by a deemed liquidation of PEB. PEB would recognize gain or loss on the deemed taxable sale of all of its assets to BayCom. In addition, each PEB shareholder would recognize a gain or loss equal to the difference between (i) the fair market value of the BayCom merger consideration received by such shareholder in the merger and (ii) such shareholder’s adjusted tax basis in its shares of PEB common stock surrendered pursuant to the merger.

The termination fee, as well as the restrictions on solicitation contained in the merger agreement, may discourage other companies from trying to acquire PEB.

Until the completion of the merger, with certain limited exceptions, PEB is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction with any person other than BayCom. In addition, PEB has agreed to pay a termination fee to BayCom in specified circumstances. See “The Merger — Termination of the Merger Agreement” beginning on page 83. These provisions could discourage other companies from trying to acquire PEB, even though such other companies may be willing to offer a greater merger consideration to PEB shareholders than the merger consideration that PEB has offered in the merger.

The opinion received by the BayCom board from its financial advisor, Janney, and the opinion received by the PEB board from PEB’s financial advisor, Hovde, do not reflect any changes since the date of such opinions.

Neither the opinion delivered by Janney to the BayCom board nor the opinion delivered by Hovde to the PEB board speaks as of any date other than the date of such opinions, which was September 7, 2021. Neither Janney’s opinion nor Hovde’s opinion reflects changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of BayCom or PEB, changes in general market and economic conditions or regulatory or other factors. Changes in the operations and prospects of BayCom or PEB, general market and economic conditions and other factors that may be beyond the control of BayCom and PEB may alter the value of BayCom or PEB or the market price for shares of BayCom common stock or PEB common stock by the time the merger is completed. For a description of Janney’s opinion, see “The Merger — Opinion of BayCom’s Financial Advisor” beginning on page 62. For a description of Hovde’s opinion, see “The Merger — Opinion of PEB’s Financial Advisor” beginning on page 47. For a description of the other factors considered by the BayCom board in determining to approve the merger, see “The Merger — BayCom’s Reasons for the Merger; Recommendation of the BayCom Board of Directors” beginning on page 61. For a description of the other factors considered by the PEB board in determining to approve the merger, see “The Merger  —  PEB’s Reasons for the Merger; Recommendation of the PEB Board of Directors” beginning on page 44.

The merger agreement limits PEB’s ability to pursue alternatives to the merger.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit PEB’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of PEB. Although the PEB board of directors is permitted to take certain actions in connection with the receipt of a competing acquisition proposal if it determines in good faith that the failure to do so would violate its fiduciary duties, taking such actions could, and other actions (such as withdrawing or modifying its recommendation to PEB shareholders that they vote in favor of approval of the merger agreement) would, entitle BayCom to terminate the merger agreement and receive a termination fee of $2.5 million. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” on page 83. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of PEB from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire PEB than it might otherwise have proposed to pay. The payment of the termination fee could also have an adverse impact on PEB’s financial condition.

PEB will be subject to business uncertainties and contractual restrictions while the merger is pending.

BayCom and PEB have operated and, until the completion of the merger, will continue to operate, independently. Uncertainty about the effect of the merger on employees and customers may have an adverse effect on PEB and consequently on BayCom. These uncertainties may impair PEB’s ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with PEB to seek to change existing business relationships with PEB. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with BayCom. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with BayCom, BayCom’s business following the merger could be harmed. In addition, the merger agreement restricts PEB from making certain acquisitions and taking other specified actions until the merger occurs without the consent of BayCom. These restrictions may prevent PEB from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Conduct of Businesses Pending the Merger.”

PEB’s directors and executive officers have additional interests in the merger.

In deciding how to vote on the approval of the merger agreement, you should be aware that PEB’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of PEB shareholders generally. See the section entitled “The Merger—Interests of Certain Persons in the Merger.” The PEB board of directors was aware of these interests and considered them when it recommended approval of the merger agreement to the PEB shareholders.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on BayCom following the merger.

Before the merger and the bank merger may be completed, BayCom and PEB must obtain approvals from the Federal Reserve Board, the FDIC and the DFPI. Other approvals, waivers or consents from regulators may also be required. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain approvals or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. While BayCom and PEB do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of BayCom following the merger, any of which might have an adverse effect on BayCom following the merger. BayCom is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any unduly burdensome condition upon BayCom following the merger or UB Bank following the bank merger. See “The Merger—Regulatory Approvals Required for the Merger” and “The Merger Agreement – Conditions to Completion of the Merger.”

The global coronavirus outbreak may delay or adversely affect the completion of the merger and could harm the business and results of operations for each of BayCom and PEB and the combined company following the completion of the merger.

In March 2020, the World Health Organization declared the coronavirus to be a pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on the businesses of BayCom, PEB and the combined company, and there is no guarantee that efforts by BayCom, PEB and the combined company to address the adverse impacts of the COVID-19 pandemic will be effective. The impact to date has included periods of significant volatility in financial, commodities and other markets. This volatility, if it continues, could have an adverse impact on BayCom’s and PEB’s clients, customers and on the companies’ respective businesses, financial condition and results of operations.

In addition, actions by U.S. federal, state and foreign governments to address the pandemic, including travel bans and school, business and entertainment venue closures, may also have a significant adverse effect on the markets in which BayCom and PEB conduct their businesses. The extent of impacts resulting from the COVID-19 pandemic and other events beyond the control of BayCom, PEB and the combined company will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 pandemic and actions taken to contain the coronavirus or its impact, among others.

The COVID-19 pandemic has, and could result in further, business disruption to BayCom and PEB, and if either company is unable to recover from such a business disruption on a timely basis, the merger and the combined company’s business and financial conditions and results of operations following the completion of the merger would be adversely affected. Completion of the merger, including obtaining regulatory approvals, and efforts to integrate the businesses of BayCom and PEB may also be delayed and adversely affected by the COVID-19 pandemic, and become more costly. Each of BayCom, PEB and the combined company may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the price of BayCom common shares or PEB common shares to decline.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of BayCom’s and PEB’s shareholders. If any condition to the merger agreement is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, if the merger is not completed by April 30, 2022, either BayCom or PEB may choose not to proceed with the merger, provided that either party can extend such date to May 31, 2022 if the failure of the closing is due to not obtaining the requisite regulatory approvals. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the BayCom shareholder approval or the PEB shareholder approval.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, including by the receipt of a competing acquisition proposal, the business, financial condition and results of operations of each company may be materially adversely affected.

In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, the parties would have to recognize these expenses, including, in the case of PEB under certain circumstances, a termination fee, without realizing the expected benefits of the transaction. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the merger, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on each party’s ongoing business during the pendency of the merger, could have a material adverse effect on each party’s business, financial condition and results of operations.

If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger. For more information on closing conditions to the merger agreement, see “The Merger Agreement— Conditions to Completion of the Merger” included elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is illustrative only and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma condensed combined consolidated financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what BayCom's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the PEB identifiable tangible and intangible assets to be acquired and liabilities to be assumed at fair value and the resulting goodwill to be recognized. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the consolidated assets and liabilities of PEB as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, please see the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 87.

BayCom expects to incur substantial expenses related to the merger.

BayCom expects to incur substantial expenses in connection with consummation of the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of PEB into that of BayCom. Although BayCom and PEB have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result of these expenses, both BayCom and PEB expect to take charges against their earnings before completion of the merger and BayCom expects to take charges against its earnings after completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

The market price of the common stock of the combined company after the merger may be affected by factors different from those currently affecting the shares of BayCom common stock and PEB common stock.

Upon the completion of the merger, BayCom shareholders and PEB shareholders will become shareholders of the combined company. BayCom’s business differs from that of PEB, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of BayCom and PEB. For a discussion of the businesses of BayCom and PEB and of some important factors to consider in connection with those businesses, please see the sections entitled “Information About BayCom” beginning on page 99, “Information About PEB” beginning on page 100 and the documents incorporated by reference in this joint proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information” beginning on page 138.

Sales of substantial amounts of BayCom common stock in the open market by former PEB shareholders could depress BayCom’s stock price.

Shares of BayCom common stock that are issued to PEB shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act, except that shares of BayCom common stock received by persons who are or become affiliates of BayCom for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Based on the number of shares of PEB common stock outstanding as of the PEB record date (which excludes any assumed conversion of PEB stock options), BayCom currently expects to issue approximately 3,066,682 shares of BayCom common stock in connection with the merger. If the merger is completed and if former shareholders of PEB sell substantial amounts of BayCom common stock in the public market following completion of the merger, the market price of BayCom common stock may decrease. These sales might also make it more difficult for BayCom to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Use of BayCom’s common stock for future acquisitions or to raise capital may be dilutive to existing shareholders.

When BayCom determines that appropriate strategic opportunities exist, it may acquire other financial institutions and related businesses, subject to applicable regulatory requirements. BayCom may use BayCom’s common stock for such acquisitions. BayCom may also seek to raise capital for such acquisitions through selling additional common stock. It is possible that the issuance of additional common stock in such acquisitions or capital transactions may be dilutive to the interests of BayCom’s existing shareholders. BayCom may also sell additional shares of BayCom common stock, or securities convertible into or exchangeable for such shares, in subsequent public or private offerings to raise capital. Future issuance of any new shares could cause further dilution in the value of BayCom’s outstanding shares of BayCom common stock. Sales of substantial amounts of BayCom common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of BayCom common stock.

BayCom has not historically declared or paid cash dividends on its common stock and does not expect to pay dividends on its common stock in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in the foreseeable future is if the price of the BayCom common stock appreciates.

BayCom’s board of directors has not declared a dividend on our common stock since its inception. BayCom’s ability to pay dividends on its common stock is dependent on UB Bank’s ability to pay dividends to BayCom, which is limited by applicable laws and banking regulations. BayCom’s ability to pay dividends on its common stock may in the future be restricted by the terms of any debt or preferred securities BayCom may incur or issue. Payments of future dividends, if any, will be at the discretion of BayCom’s board of directors after taking into account various factors, including its business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on its ability to pay dividends. In addition, if required payments on its outstanding debt obligations, including its junior subordinated debentures held by its unconsolidated subsidiary trust, are not made or suspended, BayCom may be prohibited from paying dividends on our common stock.

BayCom may issue shares of preferred stock in the future, which could make it difficult for another company to acquire it or could otherwise adversely affect holders of its common stock, which could depress the price of our common stock.

Although there are currently no shares of BayCom preferred stock issued and outstanding, BayCom’s articles of incorporation authorize the issuance of up to 10,000,000 shares of one or more series of preferred stock. The board also has the power, without shareholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that BayCom issues preferred stock in the future that has preference over its common stock with respect to payment of dividends or upon its liquidation, dissolution or winding up, or if BayCom issues preferred stock with voting rights that dilute the voting power of its common stock, the rights of the holders or the market price of BayCom common stock could be adversely affected. In addition, the ability of BayCom’s board of directors to issue shares of preferred stock without any action on the part of its shareholders may impede a takeover of BayCom and prevent a transaction perceived to be favorable to its shareholders.

Litigation may be filed against the board of directors of BayCom or PEB that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

In connection with the merger, it is possible that BayCom shareholders or PEB shareholders may file putative class action lawsuits against the board of directors of BayCom or PEB. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to BayCom and PEB, including any costs associated with indemnification obligations of BayCom or PEB. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.

Risks Relating to BayCom and BayCom’s Business

In addition to the above-described risks, you should read and consider risk factors specific to BayCom’s business. These risks are described in the sections entitled “Risk Factors” in BayCom’s Annual Report on Form 10-K for the year ended December 31, 2020, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 138 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of BayCom, PEB, and the combined company following completion of the merger. Forward-looking statements are typically identified with the use of terms such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue,” “intend,” and the negative and other variations of these terms and similar words and expressions, although some forward-looking statements may be expressed differently. Statements about the expected benefits of the merger, including future financial and operating results, plans, objectives, expectations and intentions, and all other statements in this joint proxy statement/prospectus that are not historical facts, constitute forward-looking statements. These forward-looking statements are based on current beliefs and expectations of BayCom’s and PEB’s respective management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond BayCom’s and PEB’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The ability of BayCom or PEB to predict results or the actual effect of future plans or strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results or future events may differ materially from those expressed in, or implied by, the forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the ability to promptly and effectively integrate the assets, liabilities, customers, systems, and personnel of BayCom and PEB;

•	the possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals, financial tests or other conditions to closing are not received or satisfied on a timely basis or at all;

•	the risk that the benefits from the proposed merger may not be fully realized or may take longer to realize than expected or be more costly to achieve, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which BayCom and PEB operate;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	the failure to attract new customers and retain existing customers in the manner anticipated;

•	reputational risks and the potential adverse reactions or changes to business, customer or employee relationships, including those resulting from the announcement or completion of the proposed merger;

•	deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected;

•	diversion of management time on merger-related issues;

•	changes in BayCom’s or PEB’s stock price before closing, including as a result of its financial performance prior to closing or transaction-related uncertainty, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies;

•	the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•	changes in interest rates which may affect BayCom’s and PEB’s expected revenues, credit quality deterioration, reductions in real estate values, or reductions in BayCom’s and PEB’s net income, cash flows or the market value of assets, including its investment securities;

•	each of BayCom’s and PEB’s potential exposure to unknown or contingent liabilities of the other party;

•	dilution caused by BayCom’s issuance of additional shares of BayCom common stock in connection with the merger;

•	that the COVID-19 pandemic, including uncertainty and volatility in financial, commodities and other markets, and disruptions to banking and other financial activity, could harm BayCom’s or PEB’s business, financial position and results of operations, and could adversely affect the timing and anticipated benefits of the proposed merger; and

•	BayCom’s, PEB’s or the combined company’s success at managing the risks involved in the foregoing items and other factors set forth in BayCom’s public reports, including BayCom’s Annual Report on Form 10-K for the year ended December 31, 2020, and particularly the discussion of risk factors within that document as well as any subsequent documents filed by BayCom with the SEC.

Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of the applicable document incorporated by reference in this document. Except to the extent required by applicable law, BayCom and PEB do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions, or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to BayCom, PEB, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document.

Selected Historical Financial Information of BAYCOM

The following table summarizes consolidated financial results of BayCom for the periods and at the dates indicated and should be read in conjunction with BayCom’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that BayCom has previously filed with the SEC. Historical financial information for BayCom can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and Annual Report on Form 10-K for the year ended December 31, 2020. See the section entitled “References to Additional Information” and “Where You Can Find More Information” on page 138 for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods indicate results for any future period.

	At and For the Six Months Ended June 30,		At December 31,
	2021	2020	2020	2019	2018	2017	2016

Selected Financial Condition Data:	(Dollars in thousands)
Total assets	$2,334,472	$2,189,831	$2,195,666	$1,994,177	$1,478,395	$1,245,794	$675,299
Cash and due from banks	468,693	203,721	299,329	295,382	323,581	251,596	130,213
Investments, available for sale	137,463	121,430	115,590	119,889	99,796	40,505	13,918
FHLB and FRB stock, at cost	16,014	15,228	15,342	13,905	9,243	7,759	3,923
Loans receivable, net	1,575,621	1,711,175	1,625,812	1,450,229	970,189	886,864	504,264
Total liabilities	2,081,923	1,937,423	1,943,075	1,739,957	1,277,642	1,127,159	597,236
Deposits	1,978,238	1,886,919	1,838,397	1,701,183	1,257,768	1,104,305	590,759
Borrowings	71,820	24,282	76,694	8,242	8,161	11,387	—
Total equity	252,549	252,408	252,591	254,220	200,753	118,635	78,063

	At and For the Six Months Ended June 30,		For the Years ended December 31,
	2021	2020	2020	2019	2018	2017	2016

Selected Operating Data:	(Dollars in thousands, except for per share data)
Interest and dividend income	$40,265	$45,302	$87,192	$76,544	$56,860	$44,253	$29,625
Interest expense	4,399	4,315	8,899	8,732	4,942	4,312	3,074
Net interest income before provision for loan loss	35,866	40,987	78,293	67,812	51,918	39,941	26,551
(Reversal of) provision for loan losses	(507)	6,111	10,320	2,224	1,842	462	598
Net interest income after (reversal of) provision for loan loss	36,373	34,876	67,973	65,588	50,076	39,479	25,953
Noninterest income	4,690	3,880	8,775	9,569	7,082	4,794	1,358
Noninterest expense	27,494	30,454	58,519	51,466	36,669	30,124	16,963
Income before provision for income tax	13,569	8,302	18,229	23,691	20,489	14,149	10,348
Provision for income tax	3,729	2,365	4,503	6,373	5,996	8,889	4,436
Net income	$9,840	$5,937	$13,726	$17,318	$14,493	$5,260	$5,912
Per Share Data:
Shares outstanding at end of period	10,699,441	11,870,164	11,295,397	12,444,632	10,869,275	7,496,995	5,472,426
Average diluted shares outstanding	11,079,741	12,186,254	11,965,245	11,759,334	9,692,009	6,520,230	5,449,998
Diluted earnings per share	0.89	0.49	$1.15	$1.47	$1.50	$0.81	$1.09
Book value per share	23.60	21.26	22.36	20.43	18.47	15.82	14.26
Tangible book value per share (1)	19.28	17.22	18.19	16.84	16.46	13.81	14.12
Dividends paid during period	—	—	—	—	—	—	—

(1)	Tangible book value per share using outstanding common shares excludes goodwill and intangible assets. This ratio represents a non-GAAP financial measure. See “BayCom Gaap Reconciliation and Management Explanation of Non-Gaap Financial Measure” below.

	At and for the Six Months Ended June 30,		At and for the Years Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
	(In thousands, except for per share data)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	0.87%	0.56%	0.84%	1.01%	1.10%	0.51%	0.91%
Return on average equity	7.80	4.65	7.15	7.53	8.48	5.28	7.87
Yield on earning assets	3.87	4.63	4.27	4.77	4.54	4.59	4.74
Rate paid on average interest bearing liabilities	0.69	0.72	0.73	0.90	0.62	0.65	0.73
Interest rate spread (1)	3.18	3.91	3.54	3.87	3.92	3.94	4.01
Net interest margin (2)	3.45	4.19	3.84	4.22	4.15	4.14	4.25
Dividend payout ratio	—	—	—	—	—	—	—
Noninterest expense to average assets	2.44	2.89	2.67	2.58	2.78	2.93	2.61
Average interest earning assets to average interest bearing liabilities	166.92	162.66	167.00	166.18	157.80	144.87	149.24
Efficiency ratio (3)	67.79	67.88	67.21	66.51	62.15	67.34	60.78
Capital Ratios (4):
Tier 1 leverage ratio	10.53%	9.92%	10.18%	10.98%	10.80%	8.92%	10.59%
Common equity tier 1	15.15	12.76	14.22	14.23	14.63	12.43	13.43
Tier 1 capital ratio	15.15	12.76	14.22	14.23	14.63	12.43	13.43
Total capital ratio	16.27	13.60	15.36	14.75	15.17	12.94	14.18
Equity to total assets at end of period	10.82	11.53	11.50	12.75	13.58	14.68	11.56
Asset Quality Ratios:
Nonperforming assets to total assets (5)	0.38%	0.39%	0.41%	0.37%	0.27%	0.01%	0.28%
Nonperforming loans to total loans (6)	0.55	0.47	0.53	0.47	0.32	0.02	0.22
Allowance for loan losses to nonperforming loans	194.44	164.17	202.22	108.16	164.32	2354.75	343.18
Allowance for loan losses to total loans	1.07	0.78	1.06	0.51	0.53	0.47	0.74
Classified assets (graded substandard and doubtful)	$15,089	$13,165	$13,094	$12,297	$7,801	$7,017	$7,602
Total accruing loans 30-89 days past due	66	1,033	734	11,787	2,707	1,894	625
Total loans 90 days past due and still accruing	—	—	233	250	—	—	230
Other Data:
Number of full-service offices	34	34	34	32	22	19	10
Number of full-time equivalent employees	308	320	315	304	214	158	110

(1)	Interest rate spread is calculated as the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.
(2)	Net interest margin is calculated as net interest income divided by total average earning assets.
(3)	Total noninterest expense as percentage of net interest income and total noninterest income.
(4)	Capital ratios are for United Business Bank only.
(5)	Nonperforming assets consist of nonaccrual loans, loans 90 days past due and still accruing, and real estate owned.
(6)	Nonperforming loans consist of nonaccrual loans and loans 90 days past due and still accruing.

BAYCOM GAAP RECONCILIATION AND MANAGEMENT EXPLANATION OF
NON-GAAP FINANCIAL MEASURE

Tangible book value per share is a non-GAAP financial measure generally used by financial analysts and investment bankers to evaluate financial institutions. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. Tangible common shareholders’ equity is calculated by excluding goodwill and core deposit intangibles from shareholders’ equity. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. BayCom believes that this measure is consistent with the capital treatment by its bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of BayCom's capital over time and in comparison, to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

The following table reconciles, as of the dates set forth below, total shareholders’ equity to tangible common equity and compares book value per common share to tangible book value per common share (dollars in thousands, except per share data).

	At or For the Six Months Ended June 30,		Years ended December 31,
Tangible Book Value	2021	2020	2020	2019	2018	2017	2016

Total common shareholders’ equity	$252,549	$252,408	$252,591	$254,220	$200,753	$118,635	$78,063
Less:
Core deposit intangibles	(7,395)	(9,208)	(8,302)	(9,185)	(7,205)	(4,772)	(802)
Goodwill	(38,838)	(38,838)	(38,838)	(35,466)	(14,594)	(10,365)	—
Tangible common shareholders’ equity	$206,316	$204,362	$205,451	$209,569	$178,953	$103,498	$77,261

Common shares outstanding	10,699,441	11,870,164	11,295,397	12,444,632	10,869,275	7,496,995	5,472,426
Book value per common share (GAAP)	$23.60	$21.26	$22.36	$20.43	$18.47	$15.82	$14.26
Tangible book value per common share (non GAAP)	19.28	17.22	18.19	16.84	16.46	13.81	14.12

Selected Consolidated Financial Information of PEB

The following table summarizes consolidated financial results of PEB for the periods and at the dates indicated and should be read in conjunction with “PEB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 101 and with PEB’s consolidated financial statements and the notes to the consolidated financial statements contained in this joint proxy statement/prospectus. With the exception of the certain items included in the selected performance and capital ratios and other information, the following selected consolidated financial information as of and for the years ended December 31, 2020 and 2019 have been derived from PEB’s audited consolidated financial statements appearing elsewhere in this joint proxy statement/prospectus, and the selected consolidated financial information as of and for the years ended December 31, 2018, 2017 and 2016 have been derived from PEB’s audited consolidated financial statements not appearing in this joint proxy statement/prospectus. The selected consolidated financial data for the six months ended June 30, 2021 and 2020 is derived from unaudited consolidated financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made. The operating results for the six months ended June 30, 2021 and 2020 are not necessarily indicative of the operating results that may be expected for any future interim period or the year ending December 31, 2021.

	At June 30,		At December 31,
	2021	2020	2020	2019	2018	2017	2016

	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$646,866	$613,836	$603,829	$488,878	$500,795	$508,035	$482,198
Cash and cash equivalents	70,807	56,653	57,251	95,809	99,070	97,290	91,165
Loans, net of deferred fees/costs	566,709	546,778	536,748	382,100	393,322	397,983	381,443
Allowance for loan losses	5,600	5,663	5,688	4,006	4,072	3,527	3,817
Total liabilities	585,837	558,323	546,597	435,023	449,205	462,120	435,769
Deposits	424,126	603,157	455,905	388,334	415,650	444,824	418,437
Borrowings	155,115	48,006	82,652	39,000	28,000	13,000	13,000
Total shareholders' equity	61,029	55,513	57,232	53,855	51,590	45,915	46,429

	At and For the Six Months Ended June 30,		At December 31,
	2021	2020	2020	2019	2018	2017	2016

	(Dollars in thousands, except share and per share amounts)
Selected Operating Data:
Interest income	$14,817	$14,909	$29,609	$32,329	$32,854	$30,753		$27,111
Interest expense	1,947	3,448	6,076	9,418	7,685	5,572		4,165
Net interest income before provision for loan losses	12,870	11,461	23,533	22,911	25,169	25,181		22,946
Provision for loan losses	-	2,000	1,975	(5)	25	120		220
Net interest income after provision for loan losses	12,870	9,461	21,558	22,916	25,144	25,061		22,726
Noninterest income	242	502	571	989	1,931	2,320		3,057
Noninterest expense	8,371	8,391	17,636	20,641	20,865	23,268		18,959
Earnings before income taxes	4,741	1,572	4,493	3,264	6,210	4,113		6,824
Income taxes	1,405	761	1,606	961	1,862	1,852		2,854
Net earnings	$3,336	$811	$2,887	$2,303	$4,348	$2,261		$3,970

Per Share Data:
Shares outstanding at period end	2,995,503	3,059,237	2,993,867	3,056,268	3,014,074	3,004,574		3,140,503
Average diluted shares outstanding	2,922,065	2,925,006	2,850,971	2,950,239	2,920,445	2,954,578		n/a
Diluted earnings per share	$1.14	$0.28	$1.02	$0.78	$1.49	$0.77	$	n/a
Book value per share	20.37	18.15	19.12	17.62	17.12	15.28		14.78
Tangible book value per share	20.37	18.15	19.12	17.62	17.12	15.28		14.78
Dividends paid during period	-	-	-	-	-	-		-

	At and For the Six Months Ended June 30,		At December 31,
	2021	2020	2020	2019	2018	2017	2016

	(Dollars in thousands, except share and per share amounts)
Selected Financial Ratios and Other Data:
Performance Ratios:
Annualized return on average assets	1.03%	0.31%	0.51%	0.48%	0.86%	0.45%	0.84%
Annualized return on average equity	11.30%	2.95%	5.19%	4.36%	8.99%	4.92%	9.08%
Yield on earnings assets	4.72%	5.88%	5.35%	6.91%	6.64%	6.36%	5.92%
Rate paid on average interest bearing liabilities	0.76%	1.67%	1.35%	2.54%	1.96%	1.23%	0.94%
Interest rate spread (1)	3.96%	4.21%	4.00%	4.37%	4.68%	5.13%	4.98%
Net interest margin (2)	4.10%	4.62%	4.31%	5.26%	5.37%	5.43%	5.27%
Dividend payout ratio	-	-	-	-	-	-	-
Noninterest expense to average assets	1.30%	1.60%	3.12%	4.33%	4.15%	4.66%	4.03%
Average interest earning assets to average interest bearing liabilities	122.82%	122.57%	123.05%	126.41%	126.33%	132.63%	137.92%
Efficiency ratio (3)	63.84%	70.14%	73.17%	86.36%	76.99%	84.61%	72.91%
Capital Ratios (4):
Tier 1 leverage ratio	12.2%	9.3%	10.4%	11.0%	9.8%	9.9%	10.8%
Common equity tier 1 ratio	20.3%	15.6%	17.6%	14.0%	13.4%	15.0%	16.3%
Tier 1 capital ratio	20.3%	15.6%	17.6%	14.0%	13.4%	15.0%	16.3%
Total capital ratio	21.6%	16.9%	18.8%	15.2%	14.6%	16.1%	17.6%
Equity to total assets at end of period	9.4%	9.0%	9.5%	11.0%	10.3%	9.0%	9.6%
Asset Quality Ratios:
Nonperforming assets to total assets (5)	0.12%	0.56%	0.16%	0.34%	0.21%	0.24%	0.37%
Nonperforming loans to total loans (6)	0.14%	0.63%	0.18%	0.43%	0.27%	0.30%	0.47%
Allowance for loan losses to nonperforming loans	724.45%	164.34%	580.41%	242.20%	388.55%	291.97%	212.41%
Allowance for loan losses to total loans	0.99%	1.04%	1.06%	1.05%	1.04%	0.89%	1.00%
Classified assets (graded substandard and doubtful)	$7,784	$4,676	$12,092	$5,788	$6,028	$5,408	$5,978
Total accruing 30-89 days past due	693	2,377	2,358	4,752	2,899	2,462	6,544
Total loans 90 days past due and still accruing	167	1,619	300	530	492	738	913

Other Data:
Number of full-service offices	1	1	1	1	1	1	1
Number of full-time equivalent employees	95	89	89	103	106	115	119

(1)	Interest rate spread is calculated as the average rate earned on interest earning assets minus the average rate paid on interest bearing liabilities.
(2)	Net interest margin is calculated as net interest income divided by total average earning assets.
(3)	Total noninterest expense as percentage of net interest income and total noninterest income.
(4)	Capital ratios are for PE Bank only.
(5)	Nonperforming assets consist of nonaccrual loans, loans 90 days past due and still accruing, and real estate owned.
(6)	Nonperforming loans consist of nonaccrual loans and loans 90 days past due and still accruing.

Information ABOUT BAYCOM AND PEB COMMON STOCK

BayCom common stock is listed on the NASDAQ under the symbol “BCML.” PEB common stock is quoted on the OTC Pink Open Market under the symbol “PEBN.” Such over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The OTC Pink Open Market is an electronic, screen-based market which imposes considerably less stringent listing standards than the NASDAQ. Historical trading in PEB common stock has not been extensive and such trades cannot be characterized as constituting an active trading market.

The following table sets forth, for the calendar quarters indicated, the high and low sales prices per BayCom common share as reported on NASDAQ and PEB common shares as quoted on the OTC Pink Open Market.

	BayCom		PEB
	Market Price		Market Price
	High	Low	High	Low
2021
Fourth quarter 2021 (through October 29, 2021)	$18.91	$18.26	$21.00	$19.67
September 30, 2021	18.99	16.47	24.00	18.25
June 30, 2021	18.79	17.48	22.50	18.64
March 31, 2021	19.00	14.38	18.80	16.00
2020
December 31, 2020	$16.09	$10.21	$15.50	$10.50
September 30, 2020	13.19	9.67	12.25	11.13
June 30, 2020	15.73	10.08	13.00	12.00
March 31, 2020	23.50	11.07	21.00	13.40
2019
December 31, 2019	$23.10	$20.52	$21.75	$19.80
September 30, 2019	24.89	20.36	20.04	19.60
June 30, 2019	24.85	19.74	19.90	19.25
March 31, 2019	25.00	20.55	20.50	19.00

You should obtain current market quotations for BayCom and BCML common stock, as the market price of BayCom common stock is likely to fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations on the Internet, from a newspaper or by calling your broker.

As of October 29, 2021, there were approximately 1,750 holders of record BayCom common stock. This does not reflect the number of persons or entities who may hold their stock in nominees or “street name” through brokerage firms.

As of October 29, 2021, there were approximately 108 holders of record PEB common stock. This does not reflect the number of persons or entities who may hold their stock in nominees or “street name” through brokerage firms.

Equivalent value per share

The following table shows the closing prices of BayCom common stock on the NASDAQ and of PEB common stock on the OTC Pink Open Market on September 3, 2021, the last trading date preceding the public announcement of the proposed merger and for BayCom on October 29, 2021, the latest practicable date before the date of mailing of this joint proxy statement/prospectus, and for PEB on October 14, 2021, the last day a trade occurred before the date of mailing of this joint proxy statement/prospectus, and the equivalent value per share of PEB common stock on those dates. The equivalent value per share is calculated by multiplying the per share closing price of BayCom common stock on the applicable date by the exchange ratio of 1.0292 and rounding to the nearest cent.

	BayCom Common Stock	PEB Common Stock	Equivalent Value per Share of PEB Common Stock
September 3, 2021	$17.28	$24.00	$17.78
October 29, 2021	$18.89	$20.90	$19.44

The foregoing table may not provide meaningful information to PEB shareholders in determining whether to approve the PEB merger proposal, nor provide meaningful information to BayCom shareholders in determining whether to approve the BayCom merger proposal. While PEB common stock is quoted on the OTC Pink Open Market and various brokers offer to make a market in its common stock, historical trading volume to date has been characterized by relatively low trading volume, as typically no more than 1,000 shares may trade on any given trading day. As of the date of this joint proxy statement/prospectus, the $24.00 closing price for each share of PEB common stock on September 3, 2021, set forth in the table above reflects the highest price per share sold on the OTC Pink Open Market during 2021, while the lowest price per share sold was $16.00 on January 5, 2021. Given the low trading volume in PEB common stock, PEB does not consider quotations on the OTC Pink Open Market to reflect an "established public market" as only a few trades can significantly affect the price. It is likely that PEB shareholders may find it difficult to sell a significant number of shares of PEB common stock at the prevailing market price. As a result of this lack of trading activity and lack of analyst coverage, the quoted price for PEB common stock on the OTC Pink Open Market is not necessarily a reliable indicator of its fair value. Therefore, the PEB board of directors and management placed move emphasis on PEB’s tangible book value per share rather than the market value of PEB common stock determining the value of PEB common stock to be utilized for purposes of calculating the exchange ratio.

The following table shows the tangible book value per share of BayCom common stock and PEB common stock as of September 30, 2021, the quarter-end immediately preceding the date of mailing of this joint proxy statement/prospectus and the equivalent tangible book value per share of PEB common stock on that date. The equivalent tangible book value per share is calculated by multiplying the tangible book value per share of BayCom common stock on September 30, 2021 by the exchange ratio of 1.0292 and rounding to the nearest cent.

	BayCom Common Stock	PEB Common Stock	Equivalent Value per Share of PEB Common Stock
September 30, 2021	$19.79	$21.25	$20.37

The difference between the PEB tangible book value and the equivalent value per share of PEB common stock primarily reflects the $3.4 million of transaction expenses to be paid by PEB.

The Special meeting of BAYCOM Shareholders

This joint proxy statement/prospectus constitutes the proxy statement of BayCom for use at the special meeting of BayCom’s shareholders to be held on Monday, December 13, 2021 at 4:00 p.m. Pacific Time, at the main office of BayCom, located at 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596.

At the special meeting, the shareholders of BayCom will consider and vote upon (i) approval of the BayCom merger proposal; and (ii) approval of the BayCom adjournment proposal.

Pursuant to the merger agreement, PEB will merge with and into BayCom, and PEB’s wholly-owned subsidiary, PE Bank, will merge with and into UB Bank. We expect to complete the merger of PEB with and into BayCom during the quarter ending March 31, 2022.

When we complete the merger, PEB shareholders will receive BayCom common stock as merger consideration for each PEB common share they own, as described in “The Merger Agreement—Consideration to be Received in the Merger” on page 74.

PEB has supplied all information contained in this joint proxy statement/prospectus with respect to PEB. BayCom has supplied all information contained in this joint proxy statement/prospectus with respect to BayCom.

This joint proxy statement/prospectus is first being provided to shareholders of BayCom on or about November 4, 2021.

Voting and Proxy Procedure

Shareholders Entitled to Vote. The close of business on October 29, 2021 was the record date for determining BayCom shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were 10,693,425 BayCom common shares outstanding held by 1,750 holders of record. BayCom has no other class of voting securities outstanding. Each holder of BayCom common shares is entitled to one vote for each BayCom common share in that holder’s name on BayCom’s books as of the record date on any matter submitted to the vote of the BayCom shareholders at the special meeting.

If you are a beneficial owner of BayCom common shares held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your BayCom common shares held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting Your Shares. Holders of record who receive this joint proxy statement/prospectus and proxy card from BayCom’s transfer agent (Pacific Stock Transfer Company) can vote your shares using one of the following methods:

•	Vote by internet by following the instructions that accompany your proxy card; or

•	Complete and return a written proxy card (please allow a minimum of 10 days for your proxy card to be processed).

Beneficial owners who receive this joint proxy statement and proxy card from their broker, bank or other nominee can vote your shares using one of the following methods:

•	Vote by internet by following the instructions that accompany your proxy card;

•	Vote by telephone by following the instructions that accompany your proxy card; or

•	Complete and return a written proxy card (please allow a minimum of 10 days for your proxy card to be processed).

Votes submitted by internet or by telephone must be received by 11:59 p.m., Pacific Time, on December 12, 2021. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card.

You can also vote in person at the special meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the special meeting and vote.

Quorum. The presence, in person or by proxy, of at least a majority of the total number of outstanding BayCom common shares entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the special meeting for purposes of determining the existence of a quorum.

Proxies; Proxy Revocation Procedures. The BayCom board of directors solicits proxies so that each shareholder has the opportunity to vote on the merger agreement and any other proposal to be considered at the special meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder of record attends the special meeting and wishes to vote in person, he or she may vote by ballot. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the BayCom board of directors. The board recommends a vote:

•	FOR approval of the BayCom merger proposal; and

•	FOR the BayCom adjournment proposal.

BayCom shareholders may revoke a proxy at any time by: (i) sending written notice of revocation to the corporate secretary of PEB prior to the special meeting; (ii) executing and delivering a proxy for the special meeting bearing a later date; or (iii) attending the special meeting and voting in person. Attendance at the special meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person thereby revoking a prior granted proxy.

Written notices of revocation or other communications about revoking your proxy should be addressed to BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596, Attention: Keary L. Colwell, Corporate Secretary.

Proxies that do not provide the proxy holders with direction in voting on the BayCom merger proposal or with respect to the BayCom adjournment proposal will be voted in favor of the BayCom merger proposal and the BayCom adjournment proposal, in accordance with the recommendation of the board of directors of BayCom. BayCom shareholders do not have dissenters’ rights.

Vote Required; Voting Agreements. The approval of the merger BayCom proposal will require the affirmative vote, in person or by proxy, of a majority of the outstanding BayCom common shares.

The directors and executive officers of BayCom have entered into voting agreements with BayCom with respect to the BayCom common shares they own, representing 7.8% of the outstanding shares entitled to vote, in which they have agreed, among other things, to vote, or cause to be voted, all of their BayCom common shares in favor of the merger proposal. See the section entitled “The Merger Agreement—Voting Agreements” on page 85. Because approval of the BayCom merger proposal requires the affirmative vote of a majority of the outstanding BayCom common shares, failure to vote, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

The adjournment proposal will be approved if a majority of the votes cast at the special meeting are voted in favor of the BayCom adjournment proposal. The failure to vote, abstentions and broker non-votes on the BayCom adjournment proposal will have no effect on such proposal.

Proxy Solicitation

The accompanying proxy is being solicited by the board of directors of BayCom. BayCom will bear the entire cost of solicitation of proxies from holders of its common shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of BayCom, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. BayCom will pay printing, postage and mailing costs of the joint proxy statement/prospectus to its shareholders. All other costs, including legal and accounting fees, shall be borne by the party incurring such costs.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth the beneficial ownership of BayCom common stock as of October 29, 2021, the record date for voting at the BayCom special meeting, by (i) all persons known to BayCom to own beneficially more than 5% of BayCom common stock outstanding; (i) each director of BayCom, (ii) BayCom’s named executive officers as listed in its latest annual meeting proxy statement, and (iii) all directors and executive officers of BayCom as a group. Unless otherwise specified, the address of each listed shareholder is c/o BayCom, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, CA 94596.

The percentage of beneficial ownership is calculated in relation to the 10,693,425 BayCom common shares that were issued and outstanding as of October 29, 2021, the voting record date for the BayCom special meeting. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreements entered into with PEB in connection with the merger (see “The Merger Agreement—Voting Agreements”), to BayCom’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding Common Stock.

Name of Beneficial Owner	Number of BayCom Common Shares Beneficially Owned(1)		Percent of BayCom Common Shares Outstanding
Name of Beneficial Owners Greater than 5% Shareholders
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	667,823	(1)	6.2%

EJF Capital, LLC 2107 Wilson Boulevard, Suite 410 Arlington, VA 22201	650,000	(2)	6.1%

Directors and Executive Officers
Lloyd W. Kendall, Jr.	87,243	(3)	*
George J. Guarini	261,684	(4)	2.5%
James S. Camp	114,521	(5)	*
Harpreet S. Chaudhary	42,700	(6)	*
Rocco Davis	4,877	(7)	*
Malcolm F. Hotchkiss	18,973	(8)	*
Robert G. Laverne, M.D,	113,794	(9)	*
Syvia L. Magid	3,657	(10)	*
David M. Spatz	53,549	(11)	*
Keary L. Colwell	64,148	(12)	*
Janet L. King	71,148	(13)	*
All directors and executive officers as a group (14 persons)	849,684	(14)	7.9%

(Footnotes begin on following page.)

(1)	As reported on Schedule 13G filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 10, 2021 by the Vanguard Group pursuant to which it reported (i) sole power to vote or direct the vote and sole power to dispose of or direct the disposition of 0 and 652,362 BayCom common shares, respectively, and (ii) shared power to vote or direct the vote and shared power to dispose of or direct the disposition of 12,260 and 15,461 BayCom common shares, respectively.
(2)	As reported on Amendment No. 2 to Schedule 13G/A filed with the SEC on February 14, 2020 by (i) EJF Capital LLC, (ii) Emanuel J. Friedman, (iii) EJF Sidecar Fund, Series LLC — Small Financial Equities Series, (iv) EJF Financial Services Fund, LP and (v) EJF Financial Services GP, LLC, pursuant to which they reported shared voting and dispositive power with respect to the BayCom common shares.
(3)	Includes 1,322 restricted BayCom common shares over which Mr. Kendall has sole voting power and no dispositive power.
(4)	Includes 21,952 BayCom common shares held in Mr. Guarini’s 401(k) Plan over which he has sole dispositive and shared voting power, 110,384 restricted BayCom common shares over which he has sole voting power and no dispositive power and 126,190 BayCom common shares that is held by a charitable foundation for which he is a director.
(5)	Includes 2,500 BayCom common shares owned jointly with Mr. Camp’s wife and 1,322 restricted BayCom common shares over which Mr. Camp has sole voting power and no dispositive power.
(6)	Includes 1,322 restricted BayCom common shares over which Mr. Chaudhary has sole voting power and no dispositive power.
(7)	Includes 610 BayCom common shares held in a family trust of which Mr. Davis is a co-trustee with his spouse and has shared voting and dispositive power and 330 restricted BayCom common shares over which Mr. Davis has sole voting power and no dispositive power.
(8)	Includes 1,700 BayCom common shares owned individually by Mr. Hotchkiss’ wife and 1,322 restricted BayCom common shares over which Mr. Hotchkiss has sole voting power and no dispositive power.
(9)	Includes 1,322 restricted BayCom common shares over which Mr. Laverne has sole voting power and no dispositive power.
(10)	Includes 1,322 restricted BayCom common shares over which Ms. Magid has sole voting power and no dispositive power.
(11)	Includes 1,500 BayCom common shares owned by Mr. Spatz’s wife individually and 1,322 restricted BayCom common shares over which Mr. Spatz has sole voting power and no dispositive power.
(12)	Includes 32,591 restricted BayCom common shares over which Ms. Colwell has sole voting power and no dispositive power.
(13)	Includes 32,591 restricted BayCom common shares over which Ms. King has sole voting power and no dispositive power.
(14)	Includes BayCom common shares held by directors and executive officers directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Also includes 207,193 restricted BayCom common shares over which the directors and executive officers have sole voting power and no dispositive power.

The Special meeting of PEB Shareholders

This joint proxy statement/prospectus constitutes the proxy statement of PEB for use at the special meeting of PEB’s shareholders to be held on Monday, December 13, 2021 at 4:00 p.m. Pacific Time, at the main office of PEB’s subsidiary bank, PE Bank, 17748 Skypark Circle, Suite 100, Irvine, California 92614.

At the special meeting, the shareholders of PEB will consider and vote upon (i) approval of the PEB merger proposal; and (ii) approval of the PEB adjournment proposal.

Pursuant to the merger agreement, PEB will merge with and into BayCom, and PEB’s wholly-owned subsidiary, PE Bank, will merge with and into UB Bank. We expect to complete the merger of PEB with and into BayCom during the quarter ending March 31, 2022.

When we complete the merger, PEB shareholders will receive BayCom common stock as merger consideration for each PEB common share they own, as described in “The Merger Agreement—Consideration to be Received in the Merger” on page 74.

PEB has supplied all information contained in this joint proxy statement/prospectus with respect to PEB. BayCom has supplied all information contained in this joint proxy statement/prospectus with respect to BayCom.

This joint proxy statement/prospectus is first being provided to shareholders of PEB on or about November 4, 2021.

Voting and Proxy Procedure

Shareholders Entitled to Vote. The close of business on October 29, 2021 was the record date for determining PEB shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were 2,979,676 PEB common shares outstanding held by 108 holders of record. PEB has no other class of voting securities outstanding. Each holder of PEB common shares is entitled to one vote for each PEB common share in that holder’s name on PEB’s books as of the record date on any matter submitted to the vote of the PEB shareholders at the special meeting.

If you are a beneficial owner of PEB common shares held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your PEB common shares held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting Your Shares. Holders of record who receive this joint proxy statement/prospectus and proxy card from PEB’s transfer agent (American Stock Transfer & Trust Company, LLC) can vote your shares using one of the following methods:

•	Vote by internet by following the instructions that accompany your proxy card; or

•	Complete and return a written proxy card (please allow a minimum of 10 days for your proxy card to be processed).

Beneficial owners who receive this joint proxy statement and proxy card from their broker, bank or other nominee can vote your shares using one of the following methods:

•	Vote by internet by following the instructions that accompany your proxy card;

•	Vote by telephone by following the instructions that accompany your proxy card; or

•	Complete and return a written proxy card (please allow a minimum of 10 days for your proxy card to be processed).

Votes submitted by internet or by telephone must be received by 11:59 p.m., Pacific Time, on December 12, 2021. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card.

You can also vote in person at the special meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the special meeting and vote.

Quorum. The presence, in person or by proxy, of at least a majority of the total number of outstanding PEB common shares entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the special meeting for purposes of determining the existence of a quorum.

Proxies; Proxy Revocation Procedures. The PEB board of directors solicits proxies so that each shareholder has the opportunity to vote on the merger agreement and any other proposal to be considered at the special meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder of record attends the special meeting and wishes to vote in person, he or she may vote by ballot. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the PEB board of directors. The board recommends a vote:

•	FOR approval of the PEB merger proposal; and

•	FOR the PEB adjournment proposal.

PEB shareholders may revoke a proxy at any time by: (i) sending written notice of revocation to the corporate secretary of PEB prior to the special meeting; (ii) executing and delivering a proxy for the special meeting bearing a later date; or (iii) attending the special meeting and voting in person. Attendance at the special meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person thereby revoking a prior granted proxy.

Written notices of revocation or other communications about revoking your proxy should be addressed to Pacific Enterprise Bancorp, 17748 Skypark Circle, Suite 100, Irvine, California 92614, Attention: Jerro M. Otsuki, Corporate Secretary.

Proxies that do not provide the proxy holders with direction in voting on the PEB merger proposal or with respect to the PEB adjournment proposal will be voted in favor of the PEB merger proposal and the PEB adjournment proposal, in accordance with the recommendation of the board of directors of PEB. PEB shareholders who provide no instruction with respect to the merger proposal will not be eligible to assert their dissenters’ rights.

Vote Required; Voting Agreements. The approval of the PEB merger proposal will require the affirmative vote, in person or by proxy, of a majority of the outstanding PEB common shares.

The directors and executive officers of PEB have entered into voting agreements with BayCom with respect to the PEB common shares they own, representing 16.3% of the outstanding shares entitled to vote, in which they have agreed, among other things, to vote, or cause to be voted, all of their PEB common shares in favor of the PEB merger proposal. See the section entitled “The Merger Agreement—Voting Agreements” on page 85. Because approval of the merger agreement requires the affirmative vote of a majority of the outstanding PEB common shares, failure to vote, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

The PEB adjournment proposal will be approved if a majority of the votes cast at the special meeting are voted in favor of the adjournment proposal. The failure to vote, abstentions and broker non-votes on the adjournment proposal will have no effect on such proposal.

Proxy Solicitation

The accompanying proxy is being solicited by the board of directors of PEB. PEB will bear the entire cost of solicitation of proxies from holders of its common shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of PEB, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. PEB will pay printing, postage and mailing costs of the joint proxy statement/prospectus to its shareholders. All other costs, including legal and accounting fees, shall be borne by the party incurring such costs. PEB has engaged Georgeson to assist in the solicitation of proxies for the special meeting. PEB estimates that it will pay Georgeson a fee of approximately $10,000, will reimburse Georgeson for reasonable out-of-pocket expenses and will indemnify Georgeson and its affiliates against certain claims, liabilities, losses, damages and expenses.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth the beneficial ownership of PEB common shares as of October 29, 2021 by (i) all persons known by PEB to beneficially own more than 5% of the outstanding PEB common shares, (ii) each director of PEB, (iii) PEB’s executive officers, and (iv) all directors and executive officers of PEB as a group. Unless otherwise specified, the address of each listed shareholder is c/o Pacific Enterprise Bancorp 17748 Skypark Circle, Suite 100, Irvine, California 92614.

The percentage of beneficial ownership is calculated in relation to the 2,979,676 PEB common shares that were issued and outstanding as of October 29, 2021, the voting record date. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreements entered into with BayCom ,in connection with the merger (see “The Merger Agreement—Voting Agreements”), to PEB’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)(2)	Percent of Shares Outstanding (%)
Name of Beneficial Owners Greater than 5% Shareholders

1867 Western Financial Corporation, 301 E Miner Avenue, Stockton, CA 95202	297,000	9.9%
Thomas David Jenkins, 2215 Bayside Drive, Corona Del Mar, CA 92625	250,000	8.4%
Francis Kavanaugh, 107 Via Florence #1, Newport Beach, CA 92663	171,941	5.8%

Directors

Maynard C. Carkhuff	33,449	1.1%
Gary Cremo	32,384	1.1%
Richard I. Ganulin	67,069	2.2%
Dennis H. Guida, Jr.	32,357	1.1%
Brian J. Halle	127,582	4.3%
Tom Kenny	50,898	1.7%
Kaveh Matin, MD	33,449	1.1%
Dean A. Morrow	33,449	1.1%
Harold R. Williams, Jr.	35,621	1.2%

Total for Directors	446,258	14.9%

Executive Officers who are not Directors

Jerro M. Otsuki	20,557	0.7%
Russell J. Smith	29,454	1.0%

Total for Executive Officers	50,011	1.7%

All Directors and Executive Officers as a Group (11 persons)	496,269	16.6%

(1)	The shares “beneficially owned” include shares owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other shares with respect to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the shares.
(2)	Included in the shares beneficially owned by directors and executive officers are options to purchase shares of PEB common stock which are all currently exercisable.

The Merger

General

The boards of directors of BayCom and PEB have approved the merger agreement providing for the merger of PEB with and into BayCom, with BayCom being the surviving entity, and the merger of PE Bank with and into UB Bank, with UB Bank being the surviving bank. We expect to complete the merger of PEB with and into BayCom during the quarter ending March 31, 2022.

Background of the Merger

The PEB board of directors periodically reviews, analyzes and discusses PEB’s business strategy, performance, growth prospects and strategic alternatives in the context of enhancing long-term value for PEB’s shareholders. These strategic discussions have included various capital management strategies, potential acquisitions or investments and business combinations involving other financial institutions. In recent years, the board has focused on, among other things, the impact of low interest rates and challenging regulatory, compliance and competitive environments facing financial institutions generally, as well as the inherent challenges posed to banks of PE Bank’s size and the continued trend of consolidation in the financial services industry. These challenges have included increasing government regulation, increasing expense burdens and commitments for technology and training, an interest rate environment that has resulted in pressure on interest rate spreads and margins, and increasing competition in the delivery of financial products and services combined with increased customer expectations for the availability of sophisticated financial products and services from financial institutions. In recent years it became increasingly apparent to PEB’s senior management and the board of directors that, if PEB were to remain independent, it would need to diversify its funding base, reduce its cost of deposits and grow substantially in order to achieve economies of scale and results of operations comparable to those of larger financial institutions in Southern California.

In the first quarter of 2018, the board of directors and senior management of PEB began to more seriously explore whether PEB should remain independent or enter into a strategic transaction with another financial institution. PEB had previously undertaken an exploratory process in 2013 regarding a possible business combination transaction with another financial institution. That process concluded in 2014 and PEB decided at that time to remain an independent entity. As part of the 2018 process, the PEB board of directors sought the advice of multiple investment banking firms, including Hovde, a nationally recognized investment banking firm that is regularly engaged as a financial adviser to community banks in connection with mergers, acquisitions and other corporate transactions. Hovde met with the PEB board of directors in May 2018 to discuss the strategic options available to PEB as well as the potential sale valuation of PEB, given current market trends. Following this meeting, the board of directors determined that it would be advisable to continue discussions regarding a possible business combination transaction with another financial institution.

Hovde was engaged to represent PEB in early August 2018 and met with the PEB board of directors later that month. At that meeting, Hovde representatives reviewed and discussed (i) the timing and steps involved in a fully marketed merger transaction process, (ii) the current market environment for community banks in general, (iii) the current merger and acquisition (“M&A”) environment within the banking industry, and (iv) the likely potential merger partners. Based on Hovde’s presentation and publicly available information, the PEB board of directors reviewed and developed a list of potential merger partners to contact which the PEB board believed possessed the highest capacity to provide a premium to PEB shareholders in a transaction while offering the strongest cultural and operational match. The PEB board of directors directed Hovde to contact a group of potential merger partners, primarily in the Western US. Hovde developed a confidential information memorandum and opened a virtual data room with due diligence materials concerning PEB. Over 50 potential merger partners were ultimately contacted beginning in October 2018 by Hovde on behalf of PEB.

Over the next 18 months, PEB executed more than 10 non-disclosure agreements with potential merger partners, all of which were granted access to a virtual data room. These potential merger partners included both financial institutions and investor groups interested in acquiring a bank charter. While numerous in-person meetings were held with potential merger partners and members of PEB management and board directors, a transaction that the PEB board believed to be in the best interest of PEB shareholders never materialized. A common concern among potential merger partners was PEB’s relatively small asset size, lack of core deposits, high overall cost of funds, and below peer historical loan growth and earnings.

During most of 2020, PEB delayed taking any further action regarding a strategic transaction given the broader economic uncertainty associated with the COVID-19 pandemic. At the end of 2020, the PEB board of directors again reviewed whether the best interest of shareholders would be served by remaining independent. Following these discussions the PEB board of directors decided that given the continued economic uncertainty, the negative ramifications on bank earnings and the corresponding negative effects on bank stock valuations, that focusing internally and remaining independent was the appropriate strategic decision. With the understanding that it would be subject to a twelve month “tail” provision, PEB terminated its engagement agreement with Hovde in February 2021.

On February 25, 2021, PEB entered into a non-disclosure agreement with a financial institution that we refer to as Company A. Hovde had previously contacted Company A regarding a potential acquisition of PEB in the months leading up to the outbreak of the COVID-19 pandemic. On April 30, 2021, Dennis Guida, Chairman of the Board of PEB, and Brian Halle, Chief Executive Officer of PEB, met with the Chairman/Chief Executive Officer and Chief Financial Officer of Company A to discuss a possible business combination. Company A submitted a non-binding indication of interest to PEB on May 4, 2021. Company A proposed an all-cash transaction value at 1.45 times PEB’s tier 1 capital up to 8% and 1.0 times tier 1 capital in excess of 8%, in both cases excluding PPP loans. The indication of interest did not indicate the date on which prices would be determined or how stock options would be treated, nor did Company A address how the pricing calculation would be impacted by the PPP loan adjustment or transaction expenses.

On March 29, 2021, the Chief Executive Officer of a different company, formed by an investor group, which we refer to as Company B, contacted Mr. Guida to discuss a potential business combination. Mr. Guida, Mr. Halle and the Chief Executive Officer of Company B met on March 31, 2021 to discuss a potential transaction and on April 5, 2021, Company B signed a non-disclosure agreement in order to continue its discussion with PEB. Company B provided a non-binding indication of interest to PEB on April 19, 2021. Company B’s non-binding indication of interest proposed an all-cash transaction valued at 1.10 times PEB’s tangible equity which would have been approximately $64.5 million in the aggregate or $21.50 per share based on PEB’s tangible equity at March 31, 2021.

On April 28, 2021, the PEB board met to consider the non-binding indications of interest received from Company A and Company B. At this meeting, a Hovde representative discussed the current M&A environment both nationally and in California, the current headwinds facing the banking industry such as net interest margin compression, and the current trading multiples of publicly-traded banks. Hovde also provided overviews of Company A and Company B and compared the current M&A valuation metrics in California to Company B’s indicated price. The PEB board determined that Company A’s indication of interest was sufficiently ambiguous that the PEB board could not ascribe any specific value to the proposal. As a result, the PEB board directed Hovde to request that Company A provide more detail regarding its proposal so that the PEB board could better assess its value. With respect to Company B’s indication of interest, the PEB board noted that because the proposed consideration was in the form of all-cash, not only would the merger constitute a taxable event for PEB shareholders, but more importantly PEB shareholders would not be able to participate in the future performance of the combined company’s business and synergies resulting from the merger and from improved conditions for financial institutions or in the general economy. In addition, the PEB board expressed concern with the regulatory and execution risk associated with any transaction with Company B, given the fact that Company B had only recently acquired a bank charter. The PEB board ultimately concluded that because of these issues, Company B would have to improve its offer before the PEB board would be interested in proceeding with a transaction with Company B.

In order to assist the PEB board of directors in analyzing and negotiating the proposals provided by Company A and Company B, and to determine if other potential acquirers may have an interest in PEB, the PEB board elected to re-engage Hovde as PEB’s exclusive financial adviser. Because PEB had widely marketed itself in 2013-2014 and again in 2018-2020 with Hovde, and because multiple parties were currently making proposals or in the process of making proposals with short deadlines, and without committing that the PEB board would pursue a transaction, the PEB board decided to limit the scope of the process to minimize the risks of reputational damage, disclosure of confidential information and potential impacts on employee morale of once again being widely shopped to potential merger partners.

In early May 2021, Hovde called the Chief Financial Officer of Company B and informed him that Company B’s proposal would not be considered further unless the price was increased. Company B responded that they would not be increasing its price.

Also in early May 2021, Hovde had numerous conversations with Company A about the pricing, structure, terms and conditions of its offer which resulted in a revised indication of interest being submitted on May 26, 2021. The revised indication outlined the same formula set forth above for calculating the consideration to be paid and stated that transaction expenses and the value of the options had been factored into the price. Hovde presented at PEB’s regularly scheduled board meeting on May 26, 2021 and provided an overview of Company A and its understanding of the assumptions utilized by Company A to construct its offer. Hovde reviewed relevant comparable nationwide M&A transactions and their valuation metrics, reviewed a discounted cash flow analysis to assist the board in determining the intrinsic value of PEB and an internal rate of return analysis comparing the results of remaining independent verses accepting Company A’s offer. The PEB board instructed Hovde to get more clarity around the assumptions in Company A’s offer and to push for the highest price possible.

Over the next week the PEB board continued to review Company A’s indication of interest. It became evident that PEB was unlikely to achieve certain of the numerous proposed closing contingencies outlined in the Company A’s proposal raising further uncertainty about the value of Company A’s proposal and risk about whether a transaction would ever be completed. Hovde was instructed to and had follow up conversations with Company A to modify certain conditions as well as request an increase the purchase price.

On June 4, 2021, Company A informed Hovde that it would put the process on hold for four to six weeks as it addressed internal issues. Company A ultimately never revised its non-binding indication of interest and informed Hovde in early July 2021 that it was no longer interested in a business combination with PEB.

In early June 2021, Hovde called George Guarini, Chief Executive Officer of BayCom, to discuss PEB. BayCom had previously executed a non-disclosure agreement in 2018 to review information about PEB and to consider a potential transaction but ultimately was not interested at that time. BayCom and PEB entered into a new non-disclosure agreement on June 15, 2021 and BayCom was provided access to the virtual data room and due diligence materials. On June 24, 2021, Mr. Guida, Mr. Halle, Mr. Guarini, Keary Colwell, Chief Financial Officer of BayCom, and representatives from Hovde and Janney Montgomery Scott, BayCom’s financial advisor, which we refer to as Janney, held a meeting to discuss a possible business combination. In the meeting, Mr. Guarini outlined BayCom’s history of acquisitions and strategy going forward to become a $5 to $7 billion asset-sized Western U.S. bank. Mr. Guarini expected that PEB would bolster BayCom’s Southern California presence and he discussed the financial benefits of a potential transaction, focusing on replacing PEB’s high cost deposits with BayCom’s lower cost funds. Mr. Guarini verbally proposed an all-stock transaction with an exchange ratio driven by the tangible book value of each bank. He also explained how BayCom had recently dropped out of the Russell 2000 Index and the resulting downward pressure on BayCom’s share price on the NASDAQ. He described that, as a result, it could be a particularly opportune time to partner with BayCom, receive its stock as consideration at less than book value, and benefit as its value increased over time. Mr. Halle provided a history of PEB and shared its most recent unaudited financials. The parties agreed to continue discussions and that BayCom would provide a list of due diligence items needed to move towards a non-binding indication of interest.

Over the next month BayCom conducted due diligence on PEB. During a one-on-one in-person meeting on July 8, 2021, Mr. Guarini presented Mr. Halle with a non-binding indication of interest proposing a tax-free reorganization in which each share of PEB stock would be exchanged for 1.0383 shares of BayCom stock, subject to confirmatory due diligence. The indication of interest included provisions addressing organizational structure, handling of personnel, indemnification, conditions and approvals, timing, confidentiality and exclusivity.

PEB held a special board meeting on July 14, 2021. Hovde made a presentation to the PEB board of directors which included an overview of BayCom and a summary of the key components of BayCom’s indication of interest. The overview of BayCom included its M&A history, historical financial performance, ownership overview, capital markets activity, public research coverage, current and historical stock performance and current and historical trading multiples. After discussion, Hovde presented an analysis comparing the relative contribution of each bank to the combined company’s earnings, assets, loans, deposits and equity. This relative contribution analysis was then compared to BayCom’s proposed exchange ratio and ownership split as outlined in BayCom’s indication of interest. The PEB board voted to continue discussions with BayCom, authorizing management to provide all requested due diligence materials to BayCom. The PEB board asked Mr. Halle to send the non-binding indication of interest to PEB’s outside legal counsel, Sheppard, Mullin, Richter & Hampton, LLP, which we refer to as Sheppard Mullin, for review. The PEB board also asked Hovde to request two BayCom board seats as part of the transaction. In response, BayCom agreed to appoint one PEB director to the board of UB Bank.

The PEB board held a special board meeting on July 20, 2021 to discuss any final comments or questions to the non-binding indication of interest and voted unanimously to countersign the letter and proceed with the BayCom offer.

On July 28, 2021, Mr. Guarini attended PEB’s regularly scheduled board meeting as an opportunity to meet the board of directors in person. In late July 2021, with the assistance of Janney and Hovde, BayCom and PEB provided one another with diligence request lists and began conducting their due diligence review.

On August 19, 2021, Silver, Freedman, Taff & Tiernan LLP, outside legal counsel to BayCom, which we refer to as Silver Freedman, delivered the first draft of the definitive merger agreement to PEB, Sheppard Mullin and Hovde. On August 20 and 21, 2021, Sheppard Mullin reviewed with PEB’s management team the material terms of BayCom’s draft of the merger agreement and discussed the process for executing on the merger with BayCom. Sheppard Mullin discussed with Silver Freedman some comments from PEB on the draft of the merger agreement and Silver Freedman circulated a revised draft on August 24, 2021, reflecting the comments from PEB.

Over the following days, representatives of BayCom and PEB discussed and negotiated other terms of the merger agreement, including certain financial tests and closing conditions to the merger as well as the ancillary agreements. The initial exchange ratio proposed by BayCom included certain assumptions regarding transaction expenses. Throughout the diligence process, it became evident that the data processing conversion and related contract termination costs for PEB would be significantly higher than initially estimated. As such, the parties agreed to reduce the exchange ratio from 1.0383 to 1.0292 to account for these increased transaction costs.

On August 30, 2021, Hovde and PEB provided BayCom a memorandum requesting certain reverse due diligence information. On August 31, 2021, BayCom and PEB representatives participated in a reverse due diligence conference call where PEB asked BayCom questions regarding its corporate history and governance, overall strategy, financial position and forecast, risk profile, and regulatory and legal considerations. BayCom and PEB continued to negotiate the terms of the merger agreement and ancillary agreements through their legal counsels and investment bankers.

On September 3, 2021, Silver Freedman provided a final version of the merger agreement to Sheppard Mullin, which was in turn distributed to the PEB board of directors later that day.

On September 7, 2021, the PEB and PE Bank boards of directors, together with representatives from Hovde and Sheppard Mullin, met for a special meeting of the boards of directors to consider the merger agreement and ancillary agreements. At this meeting, Sheppard Mullin discussed the key points of the merger agreement and Hovde reviewed the financial aspects of the proposed merger and rendered to the PEB board an opinion to the effect that, as of the date and subject to the matters, assumptions and limitations on the review undertaken by Hovde as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the shareholders and option holders of PEB. Among other matters considered, the board of directors reviewed the specific terms of the merger agreement, the form and value of the consideration to be received by PEB shareholders and option holders, the price and historical performance of BayCom’s common stock, current market conditions including comparable bank M&A transactions, and the implications of the merger to PEB employees and customers. Following these discussions, review and analysis of materials provided to the boards of directors and discussion among the members of the boards of directors, the PEB and PE Bank board of directors determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of PEB and its shareholders, and the PEB and PE Bank boards of directors unanimously voted to approve and adopt the merger agreement, the merger and the other transactions contemplated thereby.

On September 7, 2021, the BayCom and UB Bank boards of directors, together with representatives from Janney and Silver Freedman, met by teleconference for a special meeting of the boards of directors to consider the merger agreement and ancillary agreements. Among other things, Mr. Guarini and the other executive officers of BayCom discussed with the board of directors the terms of the proposed merger, the negotiations to date and the diligence undertaken by BayCom and its advisors in respect of PEB. A representative of Janney and a representative of Silver Freedman reviewed with the board of directors the material terms of the proposed draft definitive agreements. A representative of Janney also reviewed the financial aspects of the proposed merger and financial analysis related to the merger. Following these discussions, review and analysis of materials provided to the board of directors and discussion among the members of the board of directors, the BayCom board of directors determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of BayCom and its shareholders, and the BayCom boards of directors voted to approve and adopt the merger agreement, the merger and the other transactions contemplated thereby. In addition, the UB Bank Board of directors approved of the merger of PE Bank with and into UB Bank.

On September 7, 2021, the merger agreement and ancillary agreements were executed and delivered by BayCom and PEB. The transaction was publicly announced in the afternoon of September 7, 2021.

Recommendation of the PEB Board of Directors and Reasons of PEB for the Merger

The PEB board of directors believes that the merger is in the best interest of PEB and its shareholders. Accordingly, the PEB board of directors has unanimously approved the merger agreement and unanimously recommends that PEB’s shareholders vote “FOR” approval of the PEB merger proposal.

In reaching its decision to approve the merger agreement and related transactions, the PEB board of directors consulted with its senior management and financial advisor with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the shareholders and option holders of PEB common stock, and, with its outside legal counsel as to its legal duties and the terms of the merger agreement. The PEB board of directors believes that combining with BayCom will create a stronger and more diversified organization that will provide significant benefits to PEB’s shareholders and customers.

The terms of the merger agreement, including the consideration to be paid to PEB’s shareholder and option holders, were the result of arm’s length negotiations between representatives of PEB and representatives of BayCom. In arriving at its determination to approve the merger agreement, the PEB board of directors considered a number of factors, including the following material factors, which are not presented in order of priority:

•	an extensive review of alternatives available to PEB, including: (i) the strategic options available to PEB; (ii) other financial institutions that might have had an interest in a business combination with PEB; and (iii) the benefits of a transaction with BayCom;

•	BayCom’s business, financial condition, results of operations, asset quality, low cost of funds, earnings and prospects, and the performance of BayCom’s common stock on both a historical and prospective basis;

•	its understanding of the risks and prospects of PEB remaining independent, including (i) the challenges of the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and PEB in particular, including the importance of scale in the financial services industry, the anticipated prolonged low interest rate environment and its potential effect on net interest margin, the current historically low income tax rate, and the current low level of credit losses; (ii) the increasing costs associated with banking regulation, compliance and technology; and (iii) the anticipated costs of continuing to develop and enhance PEB’s business capabilities;

•	the results that PEB could expect to achieve by remaining independent in light of the aforementioned risks and prospects, and the likely value to PEB shareholders of that course of action, as compared to the value of the merger consideration to be received in connection with a merger with BayCom;

•	the substantial cost that PEB would incur to either renew its existing contract for, or replace, its core banking system if it continued as an independent company, which PEB anticipates would be necessary no later than March 2022, and the fact that while PEB may terminate its existing, expiring core banking system contract in connection with its merger with BayCom without any penalty or liquidated damages, any new contract that PEB would enter into in connection with a renewal or replacement of its core banking system would likely require the payment of substantial liquidated damages if terminated in connection with a merger, which would negatively and significantly impact the value of PEB in any merger transaction entered into subsequent to such renewal or replacement;

•	its belief that combining the two companies would create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its existing market position in California;

•	the exchange ratio and other financial terms of the merger and the merger agreement;

•	the structure of the merger consideration, payable in shares of BayCom common stock, which will allow PEB shareholders to participate in the future performance of the combined company’s business and synergies resulting from the merger and from improved conditions for financial institutions or in the general economy;

•	the expected pro forma financial impact of the merger, taking into account anticipated cost savings and other factors, and the fact that the merger is expected to be accretive to the combined company in terms of earnings per share in 2022, with modest tangible book value dilution;

•	the advantages of being part of a larger financial institution, such as BayCom, including the potential for operating efficiencies, the ability to leverage overhead costs, and the generally higher trading multiples of larger financial institutions;

•	the need for greater liquidity for PEB shareholders, and the fact that BayCom’s common stock is registered under the Exchange Act, and publicly traded on the NASDAQ;

•	the fact that BayCom was removed from the Russell 2000 Index in June 2021 because its market capitalization was no longer among the 2000 largest exchange-listed stocks in the United States, which the PEB Board believed had a significant adverse effect on the trading price of BayCom’s common stock, and the prospect that BayCom could rejoin the Russell 2000 Index in 2022 or thereafter as a result of the increased market capitalization resulting from the merger of PEB and BayCom;

•	the ability of BayCom’s management team to successfully integrate and operate the business of the combined company after the merger, as evidenced by the success of BayCom in completing and integrating previous mergers of community banks, such as TIG Bancorp and Uniti Financial Corporation;

•	the terms of the merger agreement, including the representations, covenants, deal protection and termination provisions and the size of the termination fee payable by PEB in certain circumstances in relation to the overall transaction size;

•	the fact that the merger agreement does not include any unrealistic closing conditions based on the financial performance of PEB between signing and closing of the merger;

•	the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

•	the fact that the merger agreement does not preclude a third party from making an unsolicited acquisition proposal to PEB and that, under certain circumstances more fully described under “The Merger Agreement—Agreement Not to Solicit Other Offers” on page 79, PEB may furnish non-public information to, and enter into discussions with, such a third party regarding a qualifying acquisition proposal;

•	the ability of the PEB board of directors to change its recommendation that PEB shareholders vote to approve the merger agreement, subject to the terms and conditions set forth in the merger agreement, including payment of the termination fee;

•	PEB’s management’s view that the merger will allow for greater opportunities for PEB’s clients, customers and other constituencies, and that the potential synergies, low loan and deposit concentration levels allowing greater growth in all classes of commercial lending, deposit gathering, and diversification resulting from the merger will enhance product offerings and customer service beyond the level believed to be reasonably achievable by PEB on an independent basis;

•	the expectation that the merger will qualify as a “reorganization” for U.S. federal income tax purposes;

•	the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

•	the financial presentation, dated September 7, 2021, of Hovde to the PEB board and the written opinion, dated September 7, 2021, of Hovde to the PEB board, as to the fairness, from a financial point of view and as of the date of the opinion, to the shareholders and option holders of PEB of the merger consideration, as more fully described below under “Opinion of PEB’s Financial Advisor;” and

•	the PEB board’s review and discussions with PEB’s management and advisors concerning PEB’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of BayCom.

The PEB board also considered the potential adverse consequences of the proposed merger, including:

•	the stock consideration being based on a fixed exchange ratio and the resulting risk that the consideration to be paid to PEB shareholders could be adversely affected by a decrease in the trading price of BayCom common stock prior to the closing of the merger;

•	the potential for diversion of management and employee attention, and for employee attrition, during the period following the announcement of the merger and prior to the completion of the merger, and the potential effect on PEB’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•	the risk that PEB might not satisfy some or all of the financial measures that are conditions to BayCom’s obligation to complete the merger;

•	the potential that certain provisions of the merger agreement prohibiting PEB from soliciting, and limiting its ability to respond to, proposals for alternative transactions, and requiring the payment of a termination fee could have the effect of discouraging an alternative proposal;

•	the interests of PEB’s officers and directors with respect to the merger apart from their interests as holders of PEB common stock, and the risk that these interests might influence their decision with respect to the merger;

•	the requirement that PEB conduct its business in the ordinary course and the other restrictions on the conduct of PEB’s business prior to completion of the merger, which may delay or prevent PEB from undertaking business opportunities that may arise pending completion of the merger;

•	the regulatory and other approvals required in connection with the merger and the possibility that such regulatory approvals may not be received in a timely manner and may include the imposition of burdensome conditions;

•	the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of PEB and BayCom;

•	the possible effects on PEB should the parties fail to complete the merger, including the increased difficulty of resuming operations with a standalone strategy, the possible effects on the price of PEB common stock, and the business and opportunity costs;

•	the risk of litigation arising from shareholders in respect of the merger agreement or transactions contemplated thereby; and

•	the other risks described under “Risk Factors” beginning on page 18, and the risks of investing in BayCom common stock identified in the “Risk Factors” sections of BayCom’s periodic reports filed with the SEC and incorporated by reference herein.

The foregoing discussion of the factors considered by the PEB board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. Based on the factors described above, the PEB board of directors determined that the merger with BayCom would be advisable and in the best interests of PEB and its shareholders and approved the merger agreement and related transactions contemplated by the merger agreement. In view of the wide variety and complexity of factors considered by the PEB board of directors in connection with its evaluation of the merger, the board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any factor, was favorable or unfavorable to the ultimate determination of the board. Rather, the PEB board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, it. In considering the factors discussed above, individual directors may have given different weights to different factors. The PEB board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of PEB shareholders and that the benefits expected to be achieved from the merger outweigh the potential risks and vulnerabilities.

This summary of the reasoning of the PEB board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of PEB’s Financial Advisor

The fairness opinion and a summary of the underlying financial analyses of PEB’s financial advisor, Hovde, is described below. Hovde has been informed by PEB that the terms of the definitive merger agreement dated September 7, 2021 and executed by PEB and BayCom do not differ in any material respect from the terms set forth in the draft of the merger agreement dated September 1, 2021 which Hovde utilized and relied upon for purposes of its analysis and opinion. The summary and description contain projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of PEB and the PE Bank. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by PEB, the PE Bank, BayCom or UB Bank.

Hovde acted as PEB’s financial advisor in connection with the merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger contemplated by the merger agreement and is familiar with PEB. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, M&A. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies, and is familiar with PEB and PE Bank and their operations. The PEB board of directors selected Hovde to act as its financial advisor in connection with the merger based on the firm’s reputation and expertise in transactions such as the merger.

Hovde reviewed the financial aspects of the merger with the PEB board of directors and, on September 7, 2021, delivered a written opinion to the PEB board of directors that, subject to the matters, assumptions and limitations set forth in the opinion, the merger consideration to be received by the shareholders and option holders of PEB in the merger pursuant to the merger agreement is fair from a financial point of view to the shareholders and option holders of PEB. In requesting Hovde’s advice and opinion, no limitations were imposed by PEB upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.

The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Appendix C and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

Hovde’s opinion was directed to the PEB’s and PE Bank’s board of directors and addresses only the fairness of the merger consideration to be received by the shareholders and option holders of PEB pursuant to the merger agreement in connection with the merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion does not constitute a recommendation to PEB as to whether or not PEB should enter into the merger agreement or to any shareholders of PEB as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger or otherwise. Hovde’s opinion does not address the underlying business decision to proceed with the merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of PEB relative to the amount of consideration to be received by the shareholders and option holders of PEB with respect to the merger. Hovde’s opinion should not be construed as implying that the merger consideration is necessarily the highest or best price that could be obtained by PEB in a sale, merger, or combination transaction with a third party. Other than as specifically set forth in the opinion, Hovde is not expressing any opinion with respect to the terms and provisions of the merger agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of PEB or BayCom. Hovde’s opinion was approved by Hovde’s fairness opinion committee.

PEB engaged Hovde on April 29, 2021 to serve as a financial advisor to PEB in connection with a potential transaction and to issue an opinion to the PEB board of directors in connection with a potential transaction. Pursuant to PEB’s engagement agreement with Hovde, Hovde received from PEB an opinion fee of $100,000 upon the delivery of the opinion to PEB. Based upon Hovde’s assumption for purposes of its analysis and opinion that the total merger value will be $53.1 million (as set forth below), the completion fee due Hovde upon the consummation of the merger will be approximately $531,000. In addition to Hovde’s fees, and regardless of whether the merger is consummated, PEB has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses. PEB has also agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.

Other than in connection with this present engagement, during the two years preceding the date of the opinion, Hovde has not provided investment banking or financial advisory services to PEB for which it received a fee. During the two years preceding the date of the opinion, Hovde has not provided any investment banking or financial advisory services to BayCom for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from BayCom in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time to time purchase securities from, and sell securities to, PEB or BayCom or their affiliates. Except for the foregoing, during the two years preceding the date of the opinion, there have not been, and there currently are no mutual understandings contemplating in the future any material relationships between Hovde and PEB or BayCom.

With the knowledge and consent of PEB and for purposes of its analysis and opinion Hovde assumed (i) the closing price of BayCom common stock on September 3, 2021 was $17.28 per share, (ii) the exchange ratio is 1.0292 which results in the per share value of the merger consideration to be $17.78 and (iii) there were 2,969,521 shares of PEB common stock outstanding as of September 3, 2021, and therefore, the value of the aggregate merger consideration was approximately $52.8 million as of that date. Additionally, Hovde assumed that (i) there were in-the-money PEB stock options outstanding as of September 3, 2021 to purchase 42,531 shares of PEB common stock; (ii) the weighted average exercise price per share of the in-the money PEB stock options as of September 3, 2021 was $10.00 per share of PEB common stock; and thereby, the value of the aggregate PEB stock option consideration was $331,086 as of that date. The total merger value is equal to the sum of the value of the aggregate merger consideration of $52.8 million plus the value of the aggregate PEB stock option consideration of $331,086, and therefore for purposes of its analysis and opinion, Hovde assumed that the total merger value is $53.1 million.

The following is a summary of the analyses performed and matters considered by Hovde in connection with its fairness opinion. The summary set forth below does not purport to be a complete description of all of the analyses performed by Hovde in rendering its opinion, but it does summarize all of the material analyses performed by Hovde. During the course of its engagement and for the purposes of its fairness opinion, Hovde:

(1)	reviewed a draft of the merger agreement dated September 1, 2021 as provided to Hovde by PEB;

(2)	reviewed unaudited financial statements for PEB for the six-month period ended June 30, 2021;

(3)	reviewed certain historical annual reports of PEB, including PEB’s audited annual report for the years ended December 31, 2020 and 2019;

(4)	reviewed certain historical publicly available business and financial information concerning PEB;

(5)	reviewed certain internal financial statements and other financial and operating data concerning PEB;

(6)	reviewed financial projections prepared by certain members of senior management of PEB;

(7)	discussed with certain members of senior management of PEB the business, financial condition, results of operations and future prospects of PEB; the history and past and current operations of PEB; and PEB’s and BayCom’s assessment of the rationale for the merger;

(8)	reviewed and analyzed materials detailing the merger prepared by PEB;

(9)	assessed current general economic, market and financial conditions;

(10)	reviewed the nature and terms of certain recent merger, acquisition and control investment transactions, involving financial institutions and financial institution holding companies that Hovde considered relevant and that were publicly available;

(11)	took into consideration its experience in other similar transactions and securities valuations as well as Hovde’s knowledge of the banking and financial services industry;

(12)	reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and

(13)	performed such other analyses and considered such other factors as it deemed appropriate.

In performing its review, Hovde assumed, without investigation, that there have been, and from the date of its opinion through the effective time there will be, no material changes in the financial condition and results of operations of PEB or BayCom since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the merger agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by PEB and BayCom are true and complete. Hovde relied upon the management of PEB as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by PEB, BayCom and PEB’s professionals, and Hovde assumed such forecasts, projections and other forward-looking information were reasonably prepared by PEB, BayCom and PEB’s professionals on a basis reflecting the best currently available information and PEB’s, BayCom’s and PEB’s professionals judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde was authorized by PEB to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.

In performing its review, Hovde assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to Hovde from public sources, that was provided to Hovde by PEB or BayCom or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of PEB and BayCom that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde was not asked to undertake, and did not undertake, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the merger agreement would advise Hovde promptly if any information previously provided to Hovde became inaccurate or was required to be updated during the period of Hovde’s review.

Hovde is not expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for PEB and BayCom are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of PEB or BayCom, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of PEB or BayCom.

Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which PEB or BayCom was or is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with PEB’s consent, that PEB is not a party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or transaction, divestiture or spin-off, other than the merger contemplated by the merger agreement.

Hovde relied upon and assumed, with PEB’s consent and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by PEB or BayCom and that the definitive merger agreement would not differ materially from the draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. PEB advised Hovde that they were not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on PEB or BayCom or would have a material adverse effect on the contemplated benefits of the merger.

Hovde’s opinion does not consider, include or address: (i) any legal, tax, accounting, or regulatory consequences of the merger on PEB or its shareholders; (ii) any advice or opinions provided by any other advisor to the board of directors of PEB; (iii) any other strategic alternatives that might be available to PEB; or (iv) whether BayCom has sufficient cash or other sources of consideration to enable it to pay the consideration contemplated by the merger.

Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date of the opinion. Events occurring and information that becomes available after the date of the opinion could materially affect the assumptions and analyses used in preparing the opinion. Hovde did not undertake to update, revise, reaffirm or withdraw the opinion or to otherwise comment upon events occurring or information that becomes available after the date of the opinion.

In arriving at the opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying the opinion.

The following is a summary of the material analyses prepared by Hovde and delivered to the PEB board of directors on September 7, 2021 in connection with the delivery of its opinion. This summary is not a complete description of all the analyses underlying the opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances of the contemplated merger. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Hovde’s analyses and opinion. The tables alone are not a complete description of the financial analyses.

Market Approach – Comparable Merger and Acquisition Transactions. As part of its analysis, Hovde reviewed publicly available information related to two comparable groups, which we refer to as a Regional Group and a Nationwide Group, of select bank and thrift merger and acquisition transactions. The Regional Group consisted of transactions that Hovde deemed relevant where targets were headquartered in Alaska, Arizona, California, Hawaii, Idaho, Montana, Nevada, Oregon, Washington and Wyoming announced since January 1, 2019, in which the targets’ total assets were between $100 million and $1.0 billion and last-twelve-months return on average assets was between 0.00% and 1.00%. The Nationwide Group consisted of certain transactions in the United States announced since January 1, 2020 in which the targets’ total assets were between $250 million and $750 million and last-twelve-months return on average assets was between 0.25% and 1.00% and which Hovde deemed relevant. In each group, transactions involving credit union buyers were excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following precedent transactions (six transactions for the Regional Group and 10 transactions for the Nationwide Group):

Regional Group Transactions

		Price/ LTM Earnings Multiple		Price/ Common TBV	Prem./ Core Deposits Multiple
Buyer	Target	(1)		Multiple	(2)
First Western Financial, Inc.	Teton Financial Services, Inc.	17.6	x	135.1%	3.61%
Southern California Bancorp	Bank of Santa Clarita	15.6	x	125.2%	5.17%
Bank of Marin Bancorp	American River Bankshares	18.7	x	173.7%	8.43%
CBB Bancorp, Inc.	Ohana Pacific Bank	19.9	x	115.0%	2.78%
People's Bank of Commerce	Willamette Community Bank	30.4	x	101.2%	0.14%
Eagle Bancorp Montana, Inc.	Western Holding Company of Wolf Point	16.1	x	119.1%	3.48%
	25th Percentile	15.9	x	111.6%	2.12%
	Median	18.2	x	122.1%	3.55%
	75th Percentile	22.5	x	144.7%	5.99%

Nationwide Group Transactions

Buyer	Target	Price/ LTM Earnings Multiple (1)		Price/ Common TBV Multiple	Prem./ Core Deposits Multiple (2)
First Financial Corporation	Hancock Hancock Bancorp, Inc.⁽¹⁾	16.5	x	108.1%	0.98%
First Mid Bancshares, Inc.	Delta Bancshares Company	12.9	x	141.0%	6.90%
First Western Financial, Inc.	Teton Financial Services, Inc.	17.6	x	135.1%	3.61%
Southern California Bancorp	Bank of Santa Clarita	15.6	x	125.2%	5.17%
SmartFinancial, Inc.	Sevier County Bancshares, Inc.	17.1	x	128.2%	2.78%
Fidelity D & D Bancorp, Inc.	Landmark Bancorp, Inc.	32.4	x	121.4%	3.04%
First National Corporation	Bank of Fincastle	19.3	x	103.9%	0.67%
Broadway Financial Corporation	CFBanc Corporation	32.8	x	109.7%	2.64%
BV Financial, Inc. (MHC)	Delmarva Bancshares, Inc.	17.1	x	111.8%	2.05%
BankFirst Capital Corporation	Traders & Farmers Bancshares, Inc.	17.3	x	182.9%	10.25%
	25th Percentile	16.3	x	109.3%	1.78%
	Median	17.2	x	123.3%	2.91%
	75th Percentile	22.6	x	136.5%	5.60%

(1)	Price/Last twelve months (“LTM”) Earnings is tax-effected for S Corporations.
(2)	Represents the premium (or discount) paid on common tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

For each precedent transactions group, Hovde compared the implied ratio of the assumed total merger value to certain financial metrics of the merger as follows:

•	the multiple of the total merger value to the acquired company’s LTM net earnings, which we refer to as the Price-to-LTM Earnings Multiple;

•	the multiple of the total merger value to the acquired company’s common tangible book value, which we refer to as the Price-to-Tangible Common Book Value Multiple;

•	the multiple of the difference between the total merger value and the acquired company’s common tangible book value to the acquired company’s core deposits, which we refer to as the Premium-to-Core Deposits Multiple.

The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the total merger value assumed by Hovde of $53.1 million and were based on the June 30, 2021 financial results of PEB.

	Price-to-LTM Earnings Multiple (1)		Price-to-Tangible Common Book Value Multiple	Premium-to-Core Deposits Multiple (2)
Assumed Total Merger Value	20.6	x	87.1%	(3.13)%
Comparable Merger and Acquisition Transactions – Regional Group:
25th Percentile	15.9	x	111.6%	2.12%
Median	18.2	x	122.1%	3.55%
75th Percentile	22.5	x	144.7%	5.99%
Comparable Merger and Acquisition Transactions –Nationwide Group:
25th Percentile	16.3	x	109.3%	1.78%
Median	17.2	x	123.3%	2.91%
75th Percentile	22.6	x	136.5%	5.60%

(1)	PEB’s LTM Earnings were adjusted to remove the after tax impact of its PPP income.
(2)	Represents the premium (or discount) paid on common tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde compared the financial performance of PEB with that of the median of the targets from the precedent bank and thrift merger and acquisition transactions from both the Regional and the Nationwide Groups. The performance highlights are based on the June 30, 2021 financial results of PEB.

	Tangible Equity/ Tangible Assets	Core Deposits (1)	LTM ROAA (2)	LTM ROAE (2)	Efficiency Ratio	NPAs/ Assets (3)	LLR/ Loans (4)
PEB	9.43%	59.5%	0.87%	9.40%	69.8%	0.00%	0.99%

Precedent Transactions – Regional Group Median:	9.86%	86.8%	0.75%	6.99%	61.0%	0.19%	1.18%

Precedent Transactions – Nationwide Group Median:	10.1%	84.3%	0.61%	5.37%	73.9%	0.57%	1.18%

(1)	Core deposits exclude brokered deposits, foreign deposits and time deposit accounts greater than $100,000.
(2)	LTM return on average assets (“ROAA”) and LTM return on average equity (“ROAE”) were tax-effected for S Corporations.
(3)	Nonperforming assets (“NPAs”) as a percentage of total assets (excludes restructured loans and leases).
(4)	Loan loss reserves (“LLR”).

No company or transaction used as a comparison in the above analyses is identical to PEB, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the precedent transactions for the Regional Group using the median values for the three valuation metrics set forth above indicated an implied total valuation ranging between $46.9 million and $74.5 million with a three factor implied total valuation average of $63.8 million compared to the merger value assumed by Hovde of $53.1 million. The resulting values of the precedent transactions for the Nationwide Group using the median values for the three valuation metrics set forth above indicated an implied total valuation ranging between $44.5 million and $75.2 million with a three factor implied total valuation average of $62.7 million compared to the merger value assumed by Hovde of $53.1 million.

Market Approach – Comparable Public Company Analysis. As part of its analysis, Hovde reviewed publicly available information related to two comparable groups, which we refer to as the Regional Group and a Nationwide Group, of select publicly traded banks and thrifts. The Regional Group consisted of select public banks and thrifts headquartered in Alaska, Arizona, California, Hawaii, Idaho, Montana, Nevada, Oregon, Washington and Wyoming with total assets less than $1.0 billion, LTM ROAA between 0.50% and 1.25%, and a minimum average daily trading volume greater than 1,000 shares. The Nationwide Group consisted of major exchange traded public banks and thrifts headquartered in the United States with total assets less than $1.0 billion, LTM ROAA between 0.25% and 1.25%, and tangible equity-to-tangible assets ratio less than 12.0%. Information for the comparable institutions was based on balance sheet data as of June 30, 2021. The resulting two groups consisted of the following companies (15 companies for the Regional Group and 13 companies for the Nationwide Group):

Regional Group:
Company (State)
1st Capital Bancorp (CA)
Sound Financial Bancorp, Inc. (WA)
US Metro Bancorp, Inc. (CA)
Bay Community Bancorp (CA)
Pinnacle Bank (CA)
Oregon Pacific Bancorp (OR)
Redwood Capital Bancorp (CA)
Commencement Bancorp Inc. (WA)
Horizon Bancorp, Inc. (AZ)
Pacific Valley Bank (CA)
Golden Valley Bancshares, Inc. (CA)
Mission Valley Bancorp (CA)
Partners Bank of California (CA)
Community Bancorp of Santa Maria (CA)
CBOA Financial, Inc. (AZ)

Nationwide Group:
Company (State)
First US Bancshares, Inc. (AL)
Sound Financial Bancorp, Inc. (WA)
Bank of the James Financial Group, Inc. (VA)
Magyar Bancorp, Inc. (NJ)
IF Bancorp, Inc. (IL)
Elmira Savings Bank (NY)
1895 Bancorp of Wisconsin, Inc. (WI)
Home Federal Bancorp, Inc. of Louisiana (LA)
HV Bancorp, Inc. (PA)
Glen Burnie Bancorp (MD)
Generations Bancorp NY, Inc. (NY)
WVS Financial Corp. (PA)
OptimumBank Holdings, Inc. (FL)

For each comparable company, Hovde compared the implied ratio of the market capitalization or trading price to certain financial characteristics of the respective company as follows:

•	the multiple of the trading price per share to the public company’s LTM core earnings per fully diluted share, which we refer to as the Price-to-LTM EPS Multiple;

•	the multiple of the market capitalization to the public company’s tangible common equity, which we refer to as the Price-to-Tangible Common Equity Multiple;

•	the difference between the market capitalization and the public company’s tangible common equity expressed as a percentage of the public company’s core deposits, which we refer to as the Tangible Book Premium-to-Core Deposits Multiple.

The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the total merger value assumed by Hovde of $53.1 million and were based on the June 30, 2021 financial results of PEB.

	Price-to-LTM EPS Multiple		Price-to-Tangible Common Equity Multiple	Tangible Book Premium-to-Core Deposits Multiple (1)
Assumed Total Merger Value	20.6	x	87.1%	(3.13)%
Comparable Public Companies – Regional Group:
25th Percentile	7.4	x	98.3%	(0.14)%
Median	10.3	x	105.0%	0.44%
75th Percentile	12.4	x	115.4%	1.64%
Comparable Public Companies – Nationwide Group:
25th Percentile	10.7	x	84.5%	(2.29)%
Median	13.1	x	96.6%	(0.35)%
75th Percentile	16.4	x	111.5%	1.37%

(1)	PEB’s LTM Earnings were adjusted to remove the after tax impact of its PPP income.
(2)	Tangible Book Premium-to-Core Deposits reflects the difference between the aggregate market value and the tangible common book value expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde compared the financial performance of PEB with that of the median metrics of the comparable companies presented. The performance highlights are based on June 30, 2021 financial results of PEB.

	Tangible Equity/ Tangible Assets	LTM ROAA	LTM ROAE	LTM NIM	NPAs/ Assets (1)	LLR/ Loans
PEB	9.43%	0.87%	9.40%	4.08%	0.00%	0.99%

Comparable Public Companies – Regional Group Median:	8.20%	1.01%	11.2%	3.54%	0.20%	1.46%

Comparable Public Companies – Nationwide Group Median:	9.32%	0.70%	7.06%	3.25%	0.30%	1.16%

(1)	Non-performing assets as a percentage of total assets (non-performing assets exclude restructured loans and leases).

None of the companies used as a comparison in the above public companies analyses is identical to PEB. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

The resulting output of the Comparable Public Companies – Regional Group using the low, average, and high median values for each of the three valuation metrics set forth above indicated implied aggregate valuations of $55.5 million, $60.6 million, and $64.1 million, respectively, compared to the PEB tangible book value of $61.0 million at June 30, 2021. The resulting output of the Comparable Public Companies – Nationwide Group using the low, average, and high median values for each of the three valuation metrics set forth above indicated implied aggregate valuations of $58.9 million, $63.3 million, and $70.7 million, respectively, compared to the tangible book value of $61.0 million.

Income Approach – Discounted Cash Flow Analysis. PEB management provided the financial forecasts for PEB over a forward-looking, five and a half year period, which formed the basis for the discounted cash flow (“DCF”) analyses. The projected PEB net income amounts used for the analysis were $6.04 million for 2021, $3.81 million for 2022, $4.72 million for 2023, $5.50 million for 2024, $6.18 million for 2025 and $6.86 in 2026 . The projected PEB tangible common equity amounts used for the analysis were $64.0 million for the year ended 2021, $68.4 million for the year ended 2022, $73.6 million for the year ended 2023, $79.1 million for year ended 2024, $85.2 million for the year ended 2025 and $92.1 million for the year ended 2026.

To determine present values of PEB based on these projections, Hovde utilized three discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); (2) Terminal Price/ Common Tangible Book Value Multiple (“DCF Terminal P/TBV Multiple”); (3) Perpetual Growth Rate (“DCF Perpetual Growth Rate”).

In the DCF Terminal P/E Multiple analysis, an estimated value of PEB common stock was calculated based on the present value of PEB’s forward-looking net income projections over the five and a half year projection period of the financial forecasts provided by PEB management. The projected net income amount for the year ended 2026 was $6.86 million and served as the basis of the terminal earnings value in the DCF. Hovde utilized a terminal value at the end of 2026 by applying a five point range of price-to-earnings multiples of 16.7x to 18.7x, which is based on the average median price-to-earnings multiple of 17.7x derived from the two transactions groups. The present value of PEB’s projected terminal value was then calculated assuming a range of discount rates between 16.50% and 20.50%, with a midpoint of 18.50% discounted over the 5.5 year period from the date of the opinion to the end of the five and a half year projection period. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of PEB common stock. The range of discount rates utilized the buildup method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium which resulted in a discount rate of 18.50% used as the midpoint of the five point range of discount rates of 16.50% to 20.50%. The resulting total values of PEB common stock based on (i) the DCF Terminal P/E Multiple applied to the 2026 projected earnings of $6.86 million and then discounted over a 5.5 year period utilizing the five point range of discount rates set forth above, resulted in implied total values between $41.0 million and $55.3 million with a midpoint of $47.7 million compared to the merger value assumed by Hovde of $53.1 million.

In the DCF Terminal P/TBV Multiple analysis, an estimated value of PEB common stock was calculated based on the present value of PEB’s forward-looking tangible common equity projections over the five and half year projection period of the financial forecasts provided by PEB management. The projected tangible common equity amount for the year ended 2026 was $92.1 million. In arriving at the terminal value at the end of 2026, Hovde applied a five point range of price-to-common tangible book value multiples of 112.7% to 132.7% utilizing as a midpoint of the range the average median price-to- common tangible book value multiple of 122.7% derived from the two transactions groups. The present value of the projected terminal value was then calculated assuming the range of discount rates between 16.50% and 20.50%, with a midpoint of 18.50% discounted over the same periods as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied total values of PEB common stock based on the DCF Terminal P/TBV Multiple analysis ranged between $37.2 million and $52.8 million with a midpoint of $44.4 million compared to the merger value assumed by Hovde of $53.1 million.

In the DCF Perpetual Growth rate analysis, an estimated value of PEB common stock was calculated based on the present value of PEB’s forward-looking projections net income projections over the five and a half year projection period of the financial forecasts provided by PEB management. The projected net income amount for the year ended 2026 was $6.86 million and served as the basis of the terminal earnings value in the DCF analysis. In arriving at the terminal value at the end of 2026, Hovde applied a five point range of perpetual growth rates of 1.5% to 3.5% utilizing as a midpoint of the range of 2.5%. The present value of the projected terminal value and the present value of the projected PEB free cash flow amounts were then calculated assuming the range of discount rates between 16.50% and 20.50%, with a midpoint of 18.50% discounted over the same periods as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied total values of PEB common stock based on the DCF Perpetual Growth Rate analysis ranged between $29.4 million and $41.6 million with a midpoint of $34.4 million compared to the merger value assumed by Hovde of $53.1 million.

These analyses and their underlying assumptions yielded a range of implied multiple values for PEB common stock which are outlined in the table below:

Implied Multiple Values for PEB Common Stock Based On:	Total Merger Value ($000)	Price-to- LTM Earnings Multiple (1)		Price-to-Common Tangible Book Value Multiple (1)	Premium-to- Core Deposits Multiple (1)(2)
Assumed Total Merger Value	$53,142	9.82	x	87.1%	(3.13)%
Midpoint Value	$47,696	8.81	x	78.2%	(5.29)%
Midpoint Value	$44,422	8.21	x	72.8%	(6.58)%
Midpoint Value	$34,000	6.36	x	56.4%	(10.56)%

(1)	Pricing multiples based on the merger value assumed by Hovde of $53.1 million.
(2)	Represents the premium paid over common tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected total values of PEB common stock.

The table below summarizes the analyses performed under the Market Approach and the Income Approach described above.

Summary of Valuation Methodologies (1):
Assumed Total Merger Value: $53,142

Implied Value for PEB Common Stock Based Upon: (2)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Comparable M&A Transactions – Regional Group	$46,889	$63,798	$74,532
Comparable M&A Transactions – Nationwide Group	$44,488	$62,296	$75,230
Comparable Publicly Traded – Regional Group	$55,508	$60,578	$64,094
Comparable Publicly Traded – Nationwide Group	$58,931	$63,256	$70,683
DCF – Terminal P/E Multiple	$41,043	$47,696	$55,337
DCF – Terminal P/ TBV Multiple	$37,213	$44,422	$52,757
DCF – Perpetual Growth Rate	$29,427	$34,400	$41,610

(1)	All values in thousands and are rounded to the nearest thousand.
(2)	Reflects the two implied merger values (3 factor average) from the two Comparable M&A Transactions groups, two Comparable Publicly Traded Companies groups and the three midpoint implied merger values DCF present values calculated using the two terminal median valuation multiples, a terminal perpetual growth rate and a 18.50% annual discount rate over a period of 5.50 years.

BayCom Comparable Companies Analysis. Hovde reviewed publicly available information related to two comparable groups, which we refer to as a Regional Group and a Nationwide Group, of select publicly traded banks and thrifts. The Regional Group consisted of select public banks and thrifts headquartered in Alaska, Arizona, California, Hawaii, Idaho, Montana, Nevada, Oregon, Washington and Wyoming with total assets between $1.0 billion and $5.0 billion and LTM ROAA between 0.25% and 1.25%. The Nationwide Group consisted of major exchange traded public banks and thrifts headquartered in the United States with total assets between $1.5 billion and $3.0 billion, LTM ROAA between 0.50% and 1.00%, and tangible equity-to-tangible assets ratio less than 12.0%. Information for the comparable institutions was based on financial data as of June 30, 2021. The resulting two groups consisted of the following companies (11 companies for the Regional Group and 16 companies for the Nationwide Group):

Regional Group:
Company (State)
Bank of Marin Bancorp (CA)
Territorial Bancorp, Inc. (HI)
Coastal Financial Corporation (WA)
California BanCorp (CA)
First Northwest Bancorp (WA)
Oak Valley Bancorp (CA)
Riverview Bancorp, Inc. (WA)
First Financial Northwest, Inc. (WA)
United Security Bancshares (CA)
Provident Financial Holdings, Inc. (CA)
Community West Bancshares (CA)

Nationwide Group:
Company (State)
First Guaranty Bancshares, Inc. (LA)
Investar Holding Corporation (LA)
Professional Holding Corp. (FL)
Western New England Bancorp, Inc. (MA)
Bankwell Financial Group, Inc. (CT)
Codorus Valley Bancorp, Inc. (PA)
Territorial Bancorp, Inc (HI)
ChoiceOne Financial Services, Inc. (Mi)
Shore Bancshares, Inc. (MD)
Penns Woods Bancorp, Inc. (PA)
Virginia National Bankshares Corporation (VA)
ESSA Bancorp, Inc. (PA)
First Northwest Bancorp (WA)
First United Corporation (MD)
Colony Bankcorp, Inc. (GA)
First Community Corporation (SC)

Using publicly available information, Hovde compared the financial performance of BayCom with that of the median metrics of the comparable companies presented. The performance highlights are based on June 30, 2021 financial results of PEB.

	Market Cap ($M)	Price/ Tangible Book Value	Price/ LTM EPS	Market Premium/ Core Deposits(1)
BayCom	$182.2	89.6%	11.1x	(1.18)%

Regional Group Median:	$151.9	117.1%	14.2x	1.64%

Nationwide Group Median:	$202.4	113.8%	11.9x	1.46%

(1)	Represents the market premium over common tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

	Tangible Equity/ Tangible Assets	LTM ROAA	LTM ROAE	LTM NIM	NPAs/ Assets (1)	LLR/ Loans
BayCom	9.02%	0.78%	6.92%	3.45%	0.34%	1.07%

Regional Group Median:	9.28%	0.90%	17.57%	3.26%	0.07%	1.16%

Nationwide Group Median:	8.06%	0.83%	8.26%	3.12%	0.37%	1.07%

(1) Non-performing assets as a percentage of total assets (non-performing assets exclude restructured loans and leases).

No company used as a comparison in the above analyses is identical to BayCom. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Implied Exchange Ratio Analysis - Contribution Analysis. Hovde analyzed the relative contributions of BayCom and PEB to certain and operating metrics for the pro forma company resulting from the merger. The financial and operating metrics included: (i) Income Statement – Projected Estimated Net Income for years 2021 – 2026, (ii) Balance Sheet – total assets, gross loans, gross loans excluding Paycheck Protection Program loans, net loans, deposits and core deposits, and (iii) Equity – total equity and tangible equity. Hovde utilized the per share value of each category to derive an implied exchange ratio. The contribution analysis is based on June 30, 2021 financial results of BayCom and PEB.

Contribution Percent:

Performance Metric Summary	BayCom	PEB	Implied Exchange Ratio
Pro Forma Income Statement:
2021E Net Income	76.7%	23.3%	1.0940	x
2022E Net Income	83.2%	16.8%	0.7247	x
2023E Net Income	80.8%	19.2%	0.8543	x
2024E Net Income	78.6%	21.4%	0.9809	x
2025E Net Income	77.0%	23.0%	1.0717	x
2026E Net Income	75.7%	24.3%	1.1537	x
Pro Forma Net Income Average	78.7%	21.3%	0.9799	x

Pro Forma Balance Sheet (6/30/21)
Total Assets	78.3%	21.7%	0.9966	x
Gross Loans	73.8%	26.2%	1.2740	x
Gross Loans Excluding PPP	81.3%	18.7%	0.8262	x
Net Loans	73.8%	26.2%	1.2749	x
Deposits	82.3%	17.7%	0.7711	x
Core Deposits	87.6%	12.3%	0.5065	x
Pro Forma Balance Sheet Average	79.5%	20.4%	0.9415	x

Pro Forma Equity (6/30/21):
Total Equity	80.5%	19.5%	0.8691	x
Tangible Equity	77.2%	22.8%	1.0639	x
Pro Forma Equity Average	78.8%	21.1%	0.9665	x

Overall Average	79.0%	21.0%	0.9626	x

Ownership (Exchange Ratio)	77.7%	22.2%	1.0292	X

Implied Exchange Ratio Analysis – Trading Value Analysis. As part of its analysis, Hovde utilized the implied per share valuations from the two Comparable Publicly-Traded Companies Analysis (Regional Group and Nationwide Group) for both PEB and BayCom. The implied exchange ratio was calculated by dividing, from the corresponding group, PEB’s implied per share value by BayCom’s implied per share value. The results of the analysis are set forth in the table below.

Regional Group:	PEB Implied Per Share Value	BayCom Implied Per Share Value	Implied Exchange Ratio
Low Implied Exchange Ratio	$18.69	$23.43	0.7978	x
Midpoint Implied Exchange Ratio	$20.40	$22.71	0.8981	x
High Implied Exchange Ratio	$21.58	$22.10	0.9767	x
Nationwide Group:
Low Implied Exchange Ratio	$19.84	$21.97	0.9031	x
Midpoint Implied Exchange Ratio	$21.30	$21.15	1.0070	x
High Implied Exchange Ratio	$23.80	$19.71	1.2074	x

The resulting output of the Regional Group using the three valuation metrics set forth in the comparable publicly-traded companies analysis indicated implied exchange ratios of 0.7978x, 0.8981x, and 0.9767x, respectively, compared to the exchange ratio in the merger of 1.0292x. The resulting output of the Nationwide Group of comparable publicly traded companies analysis using the three valuation metrics set forth in the comparable publicly-traded companies analysis indicated implied exchange ratio of 0.9031x, 1.0070x, and 1.2074x, respectively, compared to the exchange ratio in the merger of 1.0292x.

The table below summarizes the exchange ratio analyses performed using the Contribution Analysis and Trading Value Analysis described above.

Summary of Exchange Ratio Analysis (1):
Assumed Merger Exchange Ratio: 1.0292x

Implied Exchange Ratio for PEB Common Stock Based Upon: (2)	Minimum Implied Exchange Ratio		Average or Midpoint Exchange Ratio		Maximum Implied Exchange Ratio
Contribution Analysis – Income Statement	0.7247	x	0.9799	x	1.1537	x
Contribution Analysis – Balance Sheet	0.5065	x	0.9415	x	1.2749	x
Contribution Analysis – Equity	0.8691	x	0.9665	x	1.0639	x
Comparable Publicly Traded – Regional Group	0.7978	x	0.8981	x	0.9767	x
Comparable Publicly Traded – Nationwide Group	0.9031	x	1.0070	x	1.2074	x

Fifteen Factor Implied Exchange Ratio For PEB Common Stock(3): 0.9514x

(1)	All values in thousands and are rounded to the nearest ten thousandth.

(2)	Reflects the two implied exchange ratios (3-factor average) from two Comparable Publicly Traded Companies groups and average Implied Exchange Ratio for the each operating metric in the Contribution analysis.
(3)	Reflects the Implied Exchange Ratio based on the operating metrics in the contribution analysis and the two 3-factor average Implied Exchange Ratios from the two Comparable Publicly-Traded Companies Groups

Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the Russell 2000 Index, including BayCom’s possible inclusion in the Russell 2000 Index subsequent to the closing of the merger.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the matters, assumptions and limitations set forth in the opinion, the merger consideration to be received by the shareholders and option holders of PEB in the merger pursuant to the merger agreement is fair from a financial point of view to the shareholders and option holders of PEB. Each PEB shareholder is encouraged to read Hovde’s opinion in its entirety. The full text of this opinion is included in this joint proxy statement/prospectus as Appendix C.

Recommendation of BayCom’s Board of Directors and Reasons of BayCom for the Merger

BayCom’s board of directors has approved the merger agreement and recommends that BayCom shareholders vote “FOR” approval of the BayCom merger proposal.

In reaching its decision to approve the merger agreement and related transactions, the BayCom board of directors consulted with its senior management and financial advisor with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to BayCom, and its outside legal counsel as to its legal duties and the terms of the merger agreement. The BayCom board of directors believes that combining with PEB will create a stronger organization that will provide significant benefits to BayCom’s shareholders and clients. The merger will enable BayCom to expand and strengthen its commercial banking presence in southern California.

During its deliberation regarding the approval of the merger agreement, the board of directors of BayCom considered a number of factors, including, but not limited to, the following:

•	PEB’s strong existing commercial customer base and reputation for providing quality customer service;

•	the compatibility of the merger with BayCom’s long-term community banking strategy;

•	PE Bank’s location in Orange County will complement UB Bank’s existing footprint;

•	the ability of the combined company to offer a broader array of products and services to PEB’s customers;

•	PEB’s financial performance and strong asset quality;

•	the terms of the merger agreement and related transactions, including the representations and warranties of the parties, the covenants, the consideration, the benefits to PEB’s employees, and the termination fee and/or cost reimbursement to be paid by PEB under certain circumstances;

•	the opinion of Janney, financial advisor to the BayCom board of directors, that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be paid by BayCom was fair to BayCom from a financial point of view, as more fully described under “— Opinion of BayCom’s Financial Advisor,” below;

•	potential opportunities to reduce operating costs and enhance revenue; and

•	BayCom management’s prior record of integrating acquired financial institutions.

BayCom based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of PEB. Actual savings in some or all of these areas could be higher or lower than currently expected.

In reaching its decision to approve the merger agreement, BayCom’s board of directors also considered the risks associated with the transaction, and, after due consideration, concluded that the potential benefits of the proposed transaction outweighed the risks associated with the proposed transaction.

The foregoing information and factors considered by BayCom’s board of directors are not intended to be exhaustive. In view of the variety of factors and the amount of information considered, BayCom’s board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the transaction. In addition, individual members of BayCom’s board of directors may have given different weights to different factors. BayCom’s board of directors considered all of these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of BayCom’s Financial Advisor

Janney Montgomery Scott LCC, referred to in this document as Janney, delivered to the board of directors of BayCom its opinion dated September 7, 2021 that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be paid to the shareholders of PEB is fair to the shareholders of BayCom, from a financial point of view. In requesting Janney’s advice and opinion, no limitations were imposed by BayCom upon Janney with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Janney, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B. BayCom shareholders should read this opinion in its entirety.

Janney is a nationally recognized investment banking firm and as part of its investment banking business is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Janney has experience and knowledge of the valuation of banking institutions. BayCom’s board of directors selected Janney to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Janney is acting as BayCom’s financial advisor in connection with the merger and will receive a fee for such services, which fee is contingent upon the closing of the merger, in an amount equal to $125,000. Janney also received a $25,000 fee from BayCom for rendering its opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to Janney upon closing of the merger. Further, BayCom has agreed to indemnify Janney against any claims or liabilities arising out of Janney’s engagement by BayCom. This opinion has been reviewed by Janney’s Fairness Committee consistent with internal policy. In addition, Janney has had a material relationship with BayCom for which it has received compensation during the prior two years, which relationships include: acting as BayCom’s financial advisor in connection with the merger of TIG Bancorp, completed on October 21, 2019; acting as lead book running manager of BayCom’s public offering of 5.25% Fixed to Floating Rate Subordinated Notes due 2030, completed on August 10, 2020; and, acting as BayCom’s agent in connection with a share repurchase program.

Janney’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be paid by BayCom in the merger and, as such, does not constitute a recommendation to any BayCom shareholder as to how the shareholder should vote at the BayCom special meeting. The summary of the opinion of Janney set forth in this joint proxy statement/prospectus statement is qualified in its entirety by reference to the full text of the opinion attached hereto as Appendix B.

The following is a summary of the analyses performed by Janney in connection with its opinion. Certain analyses were presented to the board of directors of BayCom by Janney. The summary set forth below does not purport to be a complete description of either the analyses performed by Janney in rendering its opinion or the presentation delivered by it to the board of directors of BayCom, but rather it provides a summary of the material analyses performed and presented to the BayCom board of directors by Janney.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Janney may have given various analyses more or less weight than other analyses. Accordingly, Janney believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors considered and deemed relevant, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of BayCom and its opinion.

In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BayCom and PEB. The analyses performed by Janney are not necessarily indicative of actual realizable values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Janney’s analysis of the fairness to BayCom shareholders of the merger consideration to be paid to the shareholders of PEB from a financial point of view. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Janney’s opinion does not address the relative merits of the merger as compared to any other business combination in which BayCom might engage. In addition, as described above, Janney’s opinion was one of many factors taken into consideration by the board of directors of BayCom in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, Janney reviewed and analyzed various materials bearing upon the financial and operating conditions of BayCom and PEB and material prepared in connection with the merger, including, among other things, the following:

(i)	reviewed a draft of the merger agreement dated September 3, 2021, which Janney assumed to be in substantially the same form as the executed merger agreement in all material respects;

(ii)	familiarized itself with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future of the financial performance of BayCom and PEB;

(iii)	reviewed certain financial statements, both audited and unaudited, and related financial information of BayCom and PEB, including quarterly reports filed by the parties with the SEC and/or the FDIC;

(iv)	discussed the future financial prospects of BayCom and PEB in preparing financial projections and pro formas;

(v)	compared certain aspects of the financial performance of BayCom and PEB with similar data available for certain other financial institutions;

(vi)	reviewed certain trading characteristics of selected other financial institutions in comparison of the common stock of BayCom and PEB;

(vii)	reviewed the potential amount and timing of cost savings expected to be achieved as a result of the transaction;

(viii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that it considered relevant; and

(ix)	performed such other analyses and considered such other factors as it deemed appropriate.

Janney also took into account its (i) assessment of general economic, market and financial conditions, (ii) experience in other transactions, (iii) knowledge of the banking industry and (iv) general experience in securities valuation.

In rendering its opinion, Janney assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the financials and other materials provided to, or discussed wit, it by BayCom and PEB or publicly available. In that regard, Janney assumed that the financial analysis provided to, or discussed with, it by BayCom or made available by PEB or derived there from, including, without limitation, the synergies and other financial forecasts have been reasonably prepared on a basis reflecting the best currently available information and judgments of BayCom and PEB. Janney is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and has assumed that such allowances for BayCom and PEB are in the aggregate adequate to cover such losses. Janney was not retained to and did not conduct a physical inspection of any of the properties or facilities of BayCom and PEB. In addition, Janney neither review individual credit files nor made an independent evaluation or appraisal of the assets and liabilities of BayCom and PEB or any of their respective subsidiaries and it was not furnished with any such evaluations or appraisals.

Contribution Analysis. Janney prepared a contribution analysis showing percentages of total assets, total loans, total deposits, tangible common equity, and net income at June 30, 2021 for BayCom and for PEB to be contributed to the combined company on a pro forma basis:

Contribution From PEB(1)
Total assets	20.0%
Total loans	22.2%
Total deposits	17.0%
Total tangible common equity	22.9%
LTM net income	23.5%
Pro forma ownership(2)	22.2%

(1)	Does not reflect customary purchase accounting adjustments.

(2)	Based on PEB common stock outstanding of 2,969,521 shares and merger consideration consisting of 100% BayCom common stock.

Comparable Transaction Analysis. Janney reviewed two groups of comparable merger transactions. The first group consisted of transactions announced between December 1, 2020 and September 3, 2021 that involved target banks headquartered in the Western U.S. Region (AK, AZ, CA, HI, ID, MT, NV, OR, WA and WY) with total assets below $1.0 billion (the “Comparable Transactions - Western”). All forms of consideration were included. The group was also limited to bank holding companies and commercial banks and transactions where pricing was disclosed. This group consisted of the following seven transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State
07/22/21	First Western Financial Inc.	CO	Teton Financial Services Inc.	WY
04/27/21	Southern California Bancorp	CA	Bank of Santa Clarita	CA
04/19/21	Bank of Marin Bancorp	CA	American River Bankshares	CA
03/11/21	Plumas Bancorp	NV	Feather River Bancorp Inc.	CA
03/09/21	Social Finance	CA	Golden Pacific Bancorp Inc.	CA
03/08/21	Investor Group	-	Northern CA National Bank	CA
01/28/21	CBB Bancorp Inc.	CA	Ohana Pacific Bank	HI

The second group consisted of transactions announced between December 1, 2020 and September 3, 2021 that involved target banks headquartered in the U.S. with total assets between $500 million and $1.0 billion, the “Comparable Transactions - National”). All forms of consideration were included. The group was also limited to bank holding companies and commercial banks and transactions where pricing was disclosed. This group consisted of the following 13 transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State
08/09/2021	Arbor Bancorp Inc.	MI	FNBH Bancorp Inc.	MI
07/29/2021	First Mid Bancshares	IL	Delta Bancshares Co.	MO
07/29/2021	Finward Bancorp	IN	Royal Financial Inc.	IL
06/23/2021	Farmers National Banc Corp.	OH	Cortland Bancorp	OH
06/16/2021	Lake Michigan CU	MI	Pilot Bancshares Inc.	FL
06/07/2021	Simmons First National Corp.	AR	Triumph Bancshares Inc.	TN
05/27/2021	United Community Banks Inc.	GA	Aquesta Financial Holdings	NC
05/17/2021	Equity Bancshares Inc.	KS	American State Bancshares Inc.	KS
04/22/2021	Colony Bankcorp Inc.	GA	SouthCrest Financial Group Inc.	GA
03/23/2021	Seacoast Banking Corp. of FL	FL	Legacy Bank of Florida	FL
03/03/2021	Shore Bancshares Inc.	MD	Severn Bancorp Inc.	MD
01/13/2021	BancorpSouth Bank	MS	FNS Bancshares Inc.	AL
12/02/2020	BancorpSouth Bank	MS	National United Bancshares Inc.	TX

Janney calculated the medians of the following relevant transaction ratios in the Comparable Transactions – Western and Comparable Transactions – National groups: (i) the multiple of the offer value to the acquired company’s tangible book value; (ii) the multiple of the offer value to the acquired company’s last twelve months (“LTM”) net income; and (iii) the tangible book value premium to core deposits. Janney compared these multiples with the corresponding multiples for the merger, valuing the total merger consideration that would be received pursuant to the merger agreement at approximately $53.1 million, or $17.78 per PEB common stock, based on the BayCom common stock price closing price of $17.28 per share on September 3, 2021. In calculating the multiples for the merger, Janney used PEB’s tangible book value, LTM net income, and total core deposits as of June 30, 2021. The results of this analysis are as follows:

Dollars in thousands				Comparable Transactions – Western Region
Valuation Metric	PEB Value	Transaction Multiple(1)		Median Multiple		Minimum Multiple		Maximum Multiple
Tangible Common Equity	$61,029	87.1%		128.2%		115.0%		173.7%
LTM Net Income(2)	$5,412	9.8	x	16.6	x	10.6	x	19.9	x
Core Deposits(3)	$252,268	(3.1)%		5.2%		2.8%		8.4%

(1)	Includes the merger consideration to be paid for the outstanding options on PEB common stock.
(2)	Compared price to LTM net income for comparable transactions to LTM net income for PEB.
(3)	Excludes certificates of deposits greater than $100,000

Source: S&P Capital IQ

Dollars in thousands				Comparable Transactions - National
Valuation Metric	PEB Value	Transaction Multiple(1)		Median Multiple		Minimum Multiple		Maximum Multiple
Tangible Common Equity	$61,029	87.1%		153.0%		112.8%		216.8%
LTM Net Income(2)	$5,412	9.8	x	15.8	x	10.2	x	21.7	x
Core Deposits(3)	$252,268	(3.1)%		6.9%		1.5%		16.2%

(1)	Includes the merger consideration to be paid for outstanding options on PEB common stock.
(2)	Compared price to LTM net income for comparable transactions to LTM net income for PEB.
(3)	Excludes certificates of deposits greater than $100,000

Source: S&P Capital IQ

The Comparable Transactions – Western group suggested a range of value of $24.73 to $28.56. The Comparable Transactions – National group suggested a range of value of $26.18 to $31.18. Janney noted that the merger consideration of $17.78 per share, based on the BayCom common stock price closing price of $17.28 per share on September 3, 2021, was below the range of values suggested by the comparable transaction analysis.

Discounted Cash Flow Analysis. Janney estimated the value of PEB common stock by calculating the present value of its projected future earnings stream and projected future equity. Janney, in conjunction with PEB and BayCom, prepared PEB projections for net income of $6.1 million, $3.8 million, $4.7 million, $5.5 million and $6.2 million for the years 2021, 2022, 2023, 2024 and 2025, respectively. Further, this analysis included projections for tangible common equity of $64.2 million, $68.0 million, $72.7 million, $78.2 million, and $84.4 million for the years ended 2021, 2022, 2023, 2024 and 2025, respectively.

Janney applied a price-to-tangible book value multiple at ratios ranging from 110% to 150% of PEB’s estimated tangible book value in 2025 and price-to-earnings multiple at ratios ranging 16 to 20 times PEB’s 2025 estimated earnings to derive two unique terminal values. The present value of these terminal amounts were then calculated based on a range of discount rates of 12% to 14%. The discount rates selected by Janney were intended to reflect different assumptions regarding the required rates of return for holders of PEB common stock. The two analyses and the underlying assumptions yielded a range of values for PEB common stock. The analysis indicates an imputed range of values per share of PEB common stock of $18.31 to $24.78, with a midpoint of $21.43, when applying the price to earnings multiples to the financial forecasts and $17.19 to $25.38, with a midpoint of $21.13, when applying the multiples of tangible book value to the financial forecasts.

Janney assigned the greatest significance to the terminal values represented by 130% of 2025 estimated tangible book value and 18 times 2025 estimated earnings. The merger consideration of $17.78, based on the BayCom common stock closing price of $17.28 per share on September 3, 2021, to be paid by BayCom to PEB shareholders is below the imputed value on a tangible book value basis using a terminal multiple of 130% and below the imputed value using a price-to-earnings multiple of 18.0 times. When taking into account the full range of discount rates and multiples, the consideration to be paid to PEB stockholders falls within the indicated range on a tangible book value basis and below the indicated range on a price-to-earnings basis.

Pro Forma Financial Impact. Janney performed a pro forma merger analysis that combined projected income statement and balance sheet information of BayCom and PEB. Janney analyzed the estimated financial impact of the merger on certain projected financial results for BayCom and PEB and financial forecasts and projections relating to the earnings of BayCom, which were derived by projections prepared with BayCom and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses). Janney discussed with BayCom management each of the balance sheet estimates and certain financial forecasts and projections relating to PEB. This analysis indicated that the merger could be immediately accretive to BayCom’s estimated EPS and could be immediately accretive to BayCom’s estimated tangible book value per share at closing. For all of the above analysis, the actual results achieved by BayCom following the merger may vary from the projected results, and the variations may be material.

As described above, based upon the foregoing analyses and all other factors considered and deemed relevant as well as other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Janney determined that the merger consideration to be paid by BayCom to PEB shareholders was fair, from a financial point of view, to BayCom shareholders. Janney’s opinion and presentation to BayCom’s board of directors were among the many factors taken into consideration by BayCom’s board of directors in making its determination to approve the merger, and to recommend that BayCom shareholders approve the merger proposal.

Conversion of Shares and Exchange of Certificates

As soon as reasonably practicable after the effective time of the merger, each holder of a certificate formerly representing PEB common shares who surrenders the certificate, and upon receipt and acceptance of the certificate together with duly executed transmittal materials by Pacific Stock Transfer Company, as exchange agent, shall be entitled to a statement evidencing BayCom common shares issued as merger consideration and cash in lieu of any fractional share interest.

Regulatory Approvals Required for the Merger

The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger and the bank merger. Under the terms of the merger agreement, BayCom and PEB have agreed to use their commercially reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary, proper or advisable to consummate the merger and the bank merger.

The merger and/or the bank merger is subject to prior approval by the DFPI and the receipt of a waiver or prior approval from the Federal Reserve Board. Accordingly, the parties must obtain the approval of or waiver by the Federal Reserve Board and the approval of the DFPI. As of the date of this joint proxy statement/prospectus, BayCom, UB Bank and PE Bank have submitted applications and notifications to obtain the required regulatory approvals.

There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger.”

Accounting Treatment

The costs incurred by BayCom related to the merger are expected to be approximately $3.3 million and are expensed as incurred. The merger will be accounted for under the acquisition method in accordance with accounting principles generally accepted in the United States. For purposes of preparing BayCom’s consolidated financial statements, BayCom will establish a new accounting basis for PEB’s assets and liabilities based upon their estimated fair values as of the acquisition date. If the fair value of the aggregate merger consideration exceeds the fair value of the net assets acquired, including any identifiable intangible assets of PEB, then BayCom will record the excess as goodwill and will periodically review the goodwill for impairment not less often than annually. Intangible assets with definite lives will be amortized against BayCom’s earnings following completion of the merger. If the fair value of the net assets acquired from PEB exceeds the fair value of the merger consideration, then BayCom will record the excess as a gain on acquisition. The acquisition method of accounting will result in the operating results of PEB being included in the operating results of BayCom beginning from the date of completion of the merger.

Interests of Certain Persons in the Merger

In the merger, the directors and executive officers of PEB will receive the same consideration for their PEB shares as the other shareholders of PEB. In considering the recommendation of the PEB board of directors that you vote to approve the merger agreement, you should be aware that PEB’s executive officers and directors may have interests in the merger and may have arrangements, as described below, which may be considered to be different from, or in addition to, those of PEB’s shareholders generally. The PEB board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement. Further, pursuant to the merger agreement, each director and executive officer of PEB has delivered to BayCom an executed voting agreement and a resignation, non-solicitation and non-disclosure agreement, each substantially in the form attached as an exhibit to the merger agreement for no additional consideration.

These interests include the following:

•	Brian J. Halle, President and Chief Executive Officer of PEB and PE Bank, Jerro M. Otsuki, Executive Vice President and Chief Financial Officer of PEB and PE Bank, and Russell J. Smith, Executive Vice President and Chief Credit Officer of PE Bank, will be entitled to receive change in control severance benefits pursuant to the Executive Resignation, Non-Solicitation and Non-Disclosure Agreement dated September 7, 2021, that each of them entered into with PEB, PE Bank and BayCom, in a single lump sum payment upon completion of the merger in an amount equal to $697,500 for Mr. Halle, $450,000 for Mr. Otsuki and $495,000 for Mr. Smith, in each case subject to the execution and non-revocation of a general release of claims.

•	If Mr. Halle, Mr. Otsuki or Mr. Smith is not employed by either BayCom or UB Bank for 12 months following completion of the merger, the terminated executive will also receive continuation of group medical insurance benefits or payment of COBRA continuation benefits for 12 months following the date of termination of employment or until the date the executive obtains new employment, whichever occurs first.

•	Messrs. Halle, Otsuki and Smith will also be entitled to receive their earned incentive bonus for 2021 upon completion of the merger to the extent not previously paid and, if the merger is completed after January 31, 2022, a pro-rated incentive bonus for 2022 within 30 days following the effective time of the merger based on the number of whole months in 2022 prior to the effective time of the merger, in each case subject to the execution and non-revocation of a general release of claims.

•	Each other executive officer may be entitled to a severance payment as described under the section entitled “The Merger Agreement – Employee and Benefit Plan Matters.”

•	BayCom shall cause UB Bank to take all action necessary to appoint or elect as a director of UB Bank at the effective time one person who serves as a director of PE Bank and who is mutually acceptable to PEB, PE Bank, BayCom and UB Bank. Dennis Guida, Chairman of the Board of PEB has been designated by PEB to assume this position.

•	Accelerated vesting of all outstanding restricted stock awards held by directors and executive officers, representing a total of 51,337 shares of PEB common stock as more fully described below. Messrs. Halle, Otsuki and Smith hold restricted stock awards for 12,973 shares, 13,189 shares and 6,487 shares, respectively, and each of the eight non-employee directors hold a restricted stock award for 2,336 shares.

Stock Ownership. The current directors and executive officers of PEB, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of 496,269 PEB common shares, representing approximately 16.6% of the total outstanding PEB common shares entitled to vote. Each of PEB’s directors and executive officers holding PEB common stock has executed a voting agreement, agreeing to vote his or her shares for approval of the PEB merger proposal and the PEB adjournment proposal. See “The Merger Agreement – Voting Agreements” beginning on page 85.

Restricted Stock Awards. Each PEB restricted stock award that is outstanding and subject to vesting or other lapse restriction immediately prior to the merger will fully vest at the effective time of the merger. Each share of PEB common stock subject to a restricted stock award will be converted into the right to receive 1.0292 shares of BayCom common stock.

The table below sets forth information regarding the PEB restricted stock awards held by each of PEB’s executive officers and directors as of September 7, 2021. The total payout value of each restricted stock award is determined by reference to the latest available closing price of the common stock of BayCom.

Name	Number of Vested Company Stock Options Held	Weighted Average Exercise Price of Vested Options ($)	Number of Unvested Company Stock Options Held	Weighted Average Exercise Price of Unvested Options ($)	Total Number of Unvested Restricted Shares	Value of Accelerated Restricted Shares	Total Value ($)
Executive Officers
Brian J. Halle	3,275	10	—	—	12,973	232,346	258,252
Russell J. Smith	3,900	10	—	—	6,487	116,182	147,031
Jerro M. Otsuki	—	—	—	—	13,189	236,215	236,215
Non-Employee Directors
Maynard Carkhuff	3,275	10	—	—	2,336	41,838	67,743
Gary Cremo	3,275	10	—	—	2,336	41,838	67,743
Rick Ganulin	1,856	10	—	—	2,336	41,838	41,838
Dennis Guida	3,275	10	—	—	2,336	41,838	67,743
Tom Kenny	—	—	—	—	2,336	41,838	41,838
Kaveh Matin	—	—	—	—	2,336	41,838	41,838
Dean Morrow	3,275	10	—	—	2,336	41,838	67,743
Hal Williams	—	—	—	—	2,336	41,838	41,838

Indemnification and Insurance. As described under “The Merger Agreement—Indemnification and Continuance of Director and Officer Liability Coverage,” BayCom will indemnify (and advance expenses to) the directors and officers of PEB and its subsidiaries, for a period of six years from and after the effective time of the merger, to the fullest extent permitted by any of the PEB’s or PE Bank’s articles of incorporation or charter, bylaws, or applicable law, with respect to claims pertaining to matters occurring at or prior to the effective time of the merger. Prior to the completion of the merger, PEB shall purchase a prepaid tail policy for directors’ and officers’ liability insurance providing for coverage of up to six years after completion of the merger with respect to actions, omissions, events, matters and circumstances occurring prior to the effective time, provided that the cost thereof shall not exceed 250% of PEB’s current annual premium for such insurance. BayCom will cause such policy to be maintained in full force and effect for its full term and will cause all obligations thereunder to be honored by the combined company after the merger.

Voting Agreements

As described under the section entitled, “The Merger Agreement - Voting Agreements”, all of the PEB directors and executive officers holding PEB common stock have entered into voting agreements in favor of BayCom providing that they will vote their PEB common shares for approval of the PEB merger proposal and PEB adjournment proposal and forbear from taking other actions that would be inconsistent with such obligation or precludes their shares from being voted in favor of the PEB merger proposal.

Resignation, Non-Solicitation and Non-Disclosure Agreements

Each director of PEB and each executive officer of PEB or PE Bank has entered into a resignation, non-solicitation and non-disclosure agreement with BayCom whereby the director or executive officer has agreed to resign his position(s) upon consummation of the merger and for one year thereafter the individual will not, subject to limited exceptions in certain cases, without the prior written consent of BayCom:

•	refer any customers of PEB or PE Bank to any financial institution other than the financial institution subsidiaries of BayCom;

•	solicit the business of any customer of PEB or PE Bank for the purpose of providing products or services on behalf of any person or entity other than BayCom or any of its subsidiaries;

•	induce any customer to terminate or reduce any aspects of its relationship with BayCom or any of its subsidiaries in any material respect; or

•	directly or indirectly, solicit or recruit any employee of PEB or PE Bank who becomes an employee of BayCom or any of its subsidiaries, or take any action intended or reasonably expected to cause any employee or entity doing business with, PEB or PE Bank to terminate his, her or its employment or business relationship with BayCom or any of its subsidiaries.

The agreements also provide that each director of PEB and each executive officer of PEB or PE Bank may not during the term of the agreement make derogatory statements about BayCom or any of its subsidiaries or any of their respective directors, officers, employees, agents or representatives, and that BayCom and UB Bank will direct their directors and senior executives not to make derogatory statements about the PEB directors and executive officers, in each case subject to standard exceptions. Each director and executive officer of PEB or PE Bank has also agreed not to disclose confidential information about the PEB entities.

The above agreements with the executive officers of PEB and PE Bank also provide that the existing employment agreements with each of the executive officers will be terminated at the effective time of the merger, with payments to be made as set forth under “-Interests of Certain Persons in the Merger”, subject to the executive officer executing and not revoking a general release of claims against PEB, PE Bank, BayCom and UB Bank, including claims against the officers, directors, employees and other representatives of such entities related to their positions.

Merger-Related Compensation for PEB’s Named Executive Officers

This section sets forth information regarding the compensation of each of PEB’s named executive officers that is based on or otherwise relates to the merger. The consummation of the merger will constitute a change of control of PEB under the terms of the employment agreements and other employment arrangements between PEB and its named executive officers. The table below describes the estimated potential payments to each of PEB’s named executive officers under the terms of their employment arrangements, their PEB restricted stock awards and the merger agreement. The severance benefits shown reflect only the additional payments or benefits that the individual would have received upon the occurrence of an involuntary termination. The amounts shown do not include the value of payments or benefits that would have been earned absent such an involuntary termination.

Please note the amounts shown in the table are estimates only and are based on assumptions regarding events that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus and in the notes to the table below, which may or may not actually occur or may occur at times different than the time assumed. The figures in the table are estimates based on compensation levels as of the date of this joint proxy statement/prospectus and assumes the merger is completed and, if applicable, termination of the named executive officer’s employment is before January 31, 2022. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Potential Change in Control Payments to Named Executive Officers

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total ($) (4)
Brian J. Halle	883,500	239,131	47,865	1,170,496
Russell J. Smith	627,000	119,575	36,178	782,753
Jerro M. Otsuki	570,000	243,112	47,865	860,977

(1)

Pursuant to the Executive Resignation, Non-Solicitation and Non-Disclosure Agreement dated September 7, 2021, that each of Messrs. Halle, Smith and Otsuki entered into with PEB, PE Bank, BayCom and UB Bank, each of them shall be entitled to receive (x) a lump sum payment equal to 150% of his then current base salary; (y) his earned incentive bonus for 2021 upon completion of the merger to the extent not previously paid and, if the merger is completed after January 31, 2022, a pro-rated incentive bonus for 2022 within 30 days following the effective time of the merger based on the number of whole months in 2022 prior to the effective time of the merger, in each case subject to the execution and non-revocation of a general release of claims. These cash payments to Messrs. Halle, Smith and Otsuki are single-trigger benefits that will be received solely because of the merger and regardless of whether a named executive officer is terminated.

The cash payments described in this column include the following components:

Name	Base Salary ($)	Bonus ($)	Total ($)
Brian J. Halle	697,500	186,000	883,500
Russell J. Smith	495,000	132,000	627,000
Jerro M. Otsuki	450,000	120,000	570,000

(2)	At the effective time of the merger, each unvested PEB restricted stock award outstanding immediately prior to the effective date will become fully vested. At the effective time of the merger, each share of PEB restricted stock that is outstanding prior to the closing of the merger will be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of PEB restricted stock. The amount listed in this column represents the estimated value of the unvested PEB restricted stock awards held by the named executive officers as to which vesting will occur at the effective time. The payments calculated below with respect to each award were based on a price per share of BayCom’s common stock of $17.91, which represents the average closing trading price of BayCom common stock over the first five business days following the first public announcement of the transaction. The acceleration, cancellation and conversion of such unvested restricted shares is a single-trigger (closing of the merger) benefit that will be received solely because of the merger and regardless of whether a named executive officer is terminated.

Name	Number of Unvested PEB Restricted Shares Subject to Acceleration	Value of Accelerated PEB Restricted Shares
Brian J. Halle	12,973	$239,131
Russell J. Smith	6,487	$119,575
Jerro M. Otsuki	13,189	$243,112

(3)	Pursuant to their respective resignation agreements, in the event they are not employed by either BayCom or UB Bank for twelve (12) months following completion of the merger, Messrs. Halle, Smith and Otsuki are entitled to receive continuation of group medical insurance benefits or payment of COBRA continuation benefits on a monthly basis for twelve (12) months following the date of termination of employment or until the executive has obtained new employment, whichever occurs earlier. These benefits to Messrs. Halle, Smith and Otsuki are considered double-trigger benefits that will be received upon the occurrence of both the merger and the termination of the applicable executive.

(4)	The amounts in this column represent the aggregate dollar value of the amounts in the preceding three columns. The table below reflects the amount (as described in footnotes (1) through (3) above) of single-trigger and double-trigger payments payable to each named executive officer in connection with the closing of the merger.

Name	Single-Trigger Payments ($)	Double-Trigger Payments ($)
Brian J. Halle	1,122,631	47,865
Russell J. Smith	746,575	36,178
Jerro M. Otsuki	813,112	47,865

Method of Effecting the Acquisition

BayCom may at any time change the method of effecting the acquisition of PEB (including by providing for the merger of a wholly-owned subsidiary of BayCom with PEB). However, no change by BayCom may, without the consent of PEB: (i) alter or change the amount or kind of consideration to be issued to holders of the PEB common shares, as provided for in the merger agreement; (ii) have an adverse effect on the tax treatment of the transaction to BayCom, PEB or PEB’s shareholders; or (iii) impede or materially delay completion of the transactions contemplated by the merger agreement.

Effective Time

The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Secretary of State of California on the closing date of the merger. The closing date will occur on a date to be specified by BayCom and PEB. Subject to applicable law, this date will be no later than the last day of the month (but no earlier than five (5) business days) after the latest to occur of: (i) receipt of all required regulatory approvals and the expiration of all required waiting periods; (ii) the approval of the merger agreement by the shareholders of PEB and BayCom and (iii) the satisfaction or waiver (subject to applicable law) of the other closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of BayCom and PEB.

We anticipate that the merger will be completed during the quarter ending March 31, 2022. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. The date for completing the merger can occur as late as April 30, 2022, provided that either party can extend such date to May 31, 2022 if the failure to close by April 30, 2022 is due to not obtaining the required regulatory approvals, after which PEB or BayCom would need to mutually agree to extend the closing date of the merger. See the sections entitled “Regulatory Approvals Required for the Merger” and “The Merger Agreement—Conditions to Completion of the Merger.”

Declaration and Payment of Dividends and Stock Transfers

Holders of PEB common shares will not be paid dividends or other distributions declared after the effective time with respect to BayCom common shares into which their PEB common shares have been converted until they surrender their PEB share certificates for exchange after the effective time. Upon surrender of those certificates after the effective time of the merger, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on PEB’s stock transfer books of PEB common shares issued and outstanding immediately prior to the effective time. If certificates representing PEB common shares are presented for transfer after the effective time of the merger, they will be cancelled and exchanged for a statement evidencing the applicable number of BayCom common shares issued as merger consideration, any cash in lieu of fractional shares and unpaid dividends or other distributions which respect to the BayCom common shares represented thereby.

No Fractional Shares

No fractional share interests will be issued to any shareholder of PEB upon completion of the merger. For each fractional share that would otherwise be issued, BayCom will pay cash (rounded to the nearest cent) determined by the exchange agent by multiplying (i) the BayCom “average closing price” (as defined below) by (ii) the fraction of a share (after taking into account all shares of PEB common stock held by such holder at the effective time of the merger and rounded to the nearest one ten thousandth when expressed in decimal form) of BayCom common stock to which such holder would otherwise be entitled to receive. The BayCom average closing price means the average of the volume weighted price (rounded to the nearest one ten thousandth) of BayCom common stock on the NASDAQ for the fifteen (15) consecutive trading days immediately preceding the closing date, which we refer to as the PEB stock option consideration. No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares.

Share Matters

None of BayCom, PEB, the exchange agent or any other person will be liable to any former shareholder of PEB for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for PEB common shares has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against BayCom with respect to that lost certificate.

For a description of BayCom common shares and a description of the differences between the rights of the holders of PEB common shares compared to the rights of the holders of BayCom common shares, see the sections entitled “Description of BayCom Capital Stock” and “Comparison of Rights of PEB Common Shares and BayCom Common Shares.”

Public Trading Markets

BayCom’s common shares are listed on NASDAQ under the symbol “BCML” and PEB’s common shares trade on the OTC Pink Open Market under the symbol “PEBN.” Upon completion of the merger, PEB common shares will no longer trade on the OTC Pink Open Market. The BayCom common shares issuable in the merger for PEB common shares will be listed on the NASDAQ.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of BayCom and PEB have each approved the merger agreement, which provides for the merger of PEB with and into BayCom, with BayCom as the surviving corporation of the merger. The merger agreement provides that after the effective time of the merger, BayCom intends to merge PE Bank, a wholly-owned subsidiary of PEB, with and into UB Bank, a wholly-owned subsidiary of BayCom, with UB Bank as the surviving bank.

Effective Time and Completion of the Merger

The merger agreement provides that unless both BayCom and PEB agree to a later date, the filings necessary to make the merger effective, consisting of articles of merger to be filed with the Secretary of State of California, will be made no later than the last day of the month (but no earlier than five business days) after all of the conditions to completion of the merger have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the closing of the merger).

We currently expect that the merger will be completed in the quarter ending March 31, 2022, subject to the approval of the BayCom merger proposal by BayCom shareholders, approval of the PEB merger proposal by PEB shareholders, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, BayCom and PEB will obtain the required approvals or complete the merger. See “—Conditions to Completion of the Merger.”

Consideration to be Received in the Merger

Under the terms of the merger agreement, upon completion of the merger, each share of PEB common stock that is issued and outstanding immediately prior to the merger, other than shares described below, will be converted into the right to 1.0292 shares of BayCom common stock . which we refer to as the exchange ratio.

Shares of PEB common stock for which dissenters’ rights have been properly exercised will not be converted into the merger consideration (See “Dissenters’ Rights” on page 135). Also, any shares of PEB common stock which are beneficially owned immediately prior to the merger by PEB or BayCom or their subsidiaries will be cancelled for no consideration.

If, prior to the effective time of the merger, the outstanding BayCom common shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the exchange ratio.

The value of the BayCom common shares to be received by PEB shareholders in the merger may vary from the value as of the date we announced the merger, the date that this joint proxy statement/prospectus was mailed to PEB shareholders and BayCom shareholders, the date of the meetings of PEB shareholders and BayCom shareholders and the date of completion of the merger. Any change in the market price of BayCom common shares prior to completion of the merger will affect the value of the merger consideration that PEB shareholders will receive upon completion of the merger. Accordingly, at the time of the PEB special meeting and the BayCom special meeting, PEB shareholders and BayCom shareholders will not know or be able to calculate the value of the merger consideration that PEB shareholders would receive upon completion of the merger. See “Risk Factors” on page 18.

No fractional share interests will be issued in connection with the merger. Instead, BayCom will make a cash payment to each PEB shareholder who would otherwise receive a fractional BayCom share in an amount (rounded to the nearest cent) determined by the exchange agent by multiplying (i) the BayCom average closing price by (ii) the fraction of a share (after taking into account all shares of PEB common stock held by such holder at the effective time of the merger and rounded to the nearest one ten thousandth when expressed in decimal form) of BayCom common stock to which such holder would otherwise be entitled to receive. A PEB shareholder also has the right to obtain the fair value of his or her PEB shares in lieu of receiving the merger consideration under the merger agreement by strictly following the procedures under California law, as discussed under “Dissenters’ Rights” beginning on page 135.

Exchange Procedures

Prior to the effective time of the merger, BayCom will appoint as the exchange agent under the merger agreement, its transfer agent, Pacific Stock Transfer Company. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of record of PEB common shares who does not exercise dissenters’ rights a letter of transmittal and instructions for the surrender of the holder’s PEB share certificate(s) and/or conversion of book-entry shares for the merger consideration and cash in lieu of any fractional BayCom share.

PEB Shareholders Should Not Send in Their Share Certificates Until They Receive the Letter of Transmittal and Instructions

Upon surrender to the exchange agent of the certificate(s) representing his or her PEB common shares, accompanied by a properly completed letter of transmittal, a PEB shareholder will be entitled to promptly receive the merger consideration and cash in lieu of any fractional BayCom share. Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration and cash in lieu of any fractional BayCom share. BayCom or the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of PEB common shares, the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.

No dividends or other distributions with respect to BayCom common shares after completion of the merger will be paid to the holder of any unsurrendered PEB share certificates with respect to the BayCom common shares represented by those certificates until those certificates have been properly surrendered. Following the proper surrender of any such previously unsurrendered PEB share certificate, the holder of the certificate will be entitled to receive, without interest, (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of BayCom common stock represented by that certificate and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to BayCom common shares represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the BayCom common shares issuable in exchange for that certificate.

The merger consideration and cash in lieu of any fractional BayCom share may be issued or paid in a name other than the name in which the surrendered PEB share certificate is registered if (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer, and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of BayCom that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no transfers on the stock transfer books of PEB other than to settle transfers of PEB shares that occurred prior to the effective time. If, after the effective time of the merger, certificates for PEB shares are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the merger consideration, cash in lieu of any fractional BayCom share and any unpaid dividends or distributions on BayCom common shares deliverable with respect thereto, in each case without interest.

Any portion of the merger consideration and cash to be paid in lieu of fractional BayCom shares that has been deposited with the exchange agent and remains unclaimed by PEB shareholders at the expiration of six months after the effective time of the merger may be returned to BayCom. In that case, former PEB shareholders who have not yet surrendered their PEB share certificates may after that point look only to BayCom with respect to the merger consideration, any cash in lieu of any BayCom fractional common shares and any unpaid dividends and distributions on the BayCom common shares to which they are entitled, in each case, without interest. None of BayCom, the exchange agent or any other person will be liable to any former PEB shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any PEB share certificate is lost, stolen or destroyed, in order to receive the merger consideration and any cash in lieu of any fractional BayCom share, the holder of that certificate must provide an affidavit of that fact and, if reasonably required by BayCom or the exchange agent, post a bond in such amount as BayCom determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, PEB and BayCom have agreed to certain restrictions on their activities until the merger is completed or terminated. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity or with the prior written consent of the other party, it will:

•	conduct and cause each of its subsidiaries to conduct business in the ordinary course consistent with past practice;

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•	not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger or the bank merger;

•	not take any action that is intended or that would reasonably be expected to cause the merger or the bank merger to fail to qualify as a reorganization under Section 368(a) of the Code or cause any of its representations and warranties in the merger agreement to be untrue in any material respect or any of the conditions in the merger agreement to be unsatisfied or to result in a violation of any provision of the merger agreement; and

•	not take any action that is likely to materially impair its ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the bank merger agreement.

BayCom has also agreed that it will not and will not permit any of its subsidiaries to amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to PEB’s shareholders.

PEB has also agreed that it will not, and will not permit any of its subsidiaries, to do any of the following, except as required by law or a governmental entity, expressly contemplated or permitted by the merger agreement, or with the prior written consent of BayCom:

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other arrangements or commitments to acquire capital stock or other ownership interests;

•	issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes;

•	pay any dividends or other distributions on its capital stock or other ownership interests, other than dividends from wholly-owned subsidiaries to PEB or to another wholly-owned subsidiary of PEB; or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock, other ownership interests, or rights with respect to the foregoing;

•	(i) enter into, amend, renew or accelerate the vesting or payment under any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or plans with any current or former director, officer or employee, or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (A) for changes that are required by applicable law, (B) to satisfy contractual obligations existing as of the date of the merger agreement as disclosed by PEB to BayCom, (C) payments or accelerated vesting in accordance with the current terms of the existing PEB benefit plans, or (D) normal annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees (other than executive officers); or (ii) hire any new person as an employee or promote any employee, except to satisfy existing contractual obligations or to fill any vacancies whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the merger or the bank merger;

•	establish, modify (except as may be required to conform to applicable law), renew (other than renewals of existing PEB health and welfare benefit plans) or terminate any employee benefit plan, or accelerate the vesting of benefits under any employee benefit plan, other than as may be contemplated by the merger agreement;

•	sell, transfer, mortgage, lease or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or with respect to other real estate owned and related properties in the ordinary course at a reasonable price; or sell or transfer any of its deposit liabilities;

•	enter into, modify or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property or information technology assets, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material intellectual property or information technology assets;

•	acquire the assets, business, deposits or properties of any person, other than pursuant to foreclosure, in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement;

•	sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice of selling the guaranteed portion of Small Business Administration loans representing up to 50% of such loans produced after the date of the merger agreement;

•	amend its articles of incorporation or bylaws or similar governing documents;

•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

•	enter into, materially modify, terminate or renew any PEB Contract (as such term is defined in the merger agreement);

•	settle any legal claims involving an amount in excess of $15,000, excluding amounts paid or reimbursed under any insurance policy;

•	foreclose upon any real property without obtaining a phase one environmental report, except for one- to four-family non-agricultural residential properties of five acres or less which it does not have reason to believe contains hazardous substances or might be in violation of or require remediation under environmental laws;

•	in the case of PE Bank, (i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;

•	make capital expenditures outside the limits specified in the merger agreement;

•	materially change its loan underwriting policies or make loans or extensions of credit in excess of amounts specified in the merger agreement;

•	invest in any new or existing joint venture or any new real estate development or construction activity;

•	materially change its interest rate and other risk management policies and practices;

•	incur any debt for borrowed funds other than in the ordinary course of business consistent with past practice with a term of one year or less, or guarantee any obligations or liabilities of any other person or entity other than the issuance of letters of credit in the ordinary course of business;

•	create any lien on any of its assets or properties other than pursuant to agreements with the Federal Home Loan Bank of San Francisco and federal funds transactions;

•	make charitable contributions in excess of limits specified in the merger agreement;

•	enter into any new lines of business;

•	make, change or revoke any tax election, file any amended tax return, enter into any tax closing agreement, or settle or agree to compromise any liability with respect to disputed taxes;

•	take any action that is likely to materially impair its ability to perform its obligations under the merger agreement; or

•	agree or commit to do any of the foregoing.

Agreement Not to Solicit Other Offers

PEB has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to, directly or indirectly: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries’ business, properties or assets; or (ii) have any discussions with any person or entity relating to an acquisition proposal.

Notwithstanding this agreement, if PEB receives an unsolicited written acquisition proposal prior to PEB shareholder approval of the merger agreement that the PEB board of directors determines in good faith constitutes or is reasonably likely to constitute a transaction that is more favorable from a financial point of view to the shareholders of PEB than the merger with BayCom (referred to as a “superior proposal”), PEB may provide confidential information to and negotiate with the third party that submitted the acquisition proposal if the PEB board of directors determines in good faith, after consulting with counsel, that the failure to do so would violate the board’s fiduciary duties. In order to constitute a superior proposal, an acquisition proposal must be for a tender or exchange offer, for a merger or consolidation or other business combination involving PEB or PE Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, PEB or PE Bank. PEB must promptly advise BayCom of any acquisition proposal received and keep it apprised of any related developments.

The merger agreement generally prohibits the PEB board of directors from withdrawing or modifying in a manner adverse to BayCom the board’s recommendation that PEB’s shareholders vote to approve the merger agreement (referred to as a “change in recommendation”). At any time prior to the approval of the merger agreement by PEB’s shareholders, however, the PEB board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with counsel, constitutes a superior proposal. The PEB board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given BayCom at least four business days to propose a modification to the merger agreement and, after considering any such proposed modification, the PEB board of directors determines in good faith, after consultation with counsel, that the third party unsolicited proposal continues to constitute a superior proposal.

If BayCom terminates the merger agreement based on a change in recommendation by the PEB board of directors or PEB terminates the merger agreement to pursue a superior proposal, PEB would be required to pay BayCom a termination fee of $2.5 million in cash. See “—Termination of the Merger Agreement.”

Representations and Warranties

The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of BayCom and PEB, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between BayCom and PEB rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to shareholders. You should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of BayCom, PEB or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by BayCom or PEB. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus.

The merger agreement contains customary representations and warranties of each of BayCom and PEB relating to their respective businesses. The representations and warranties in the merger agreement do not survive completion of the merger.

The representations and warranties made by each of PEB and BayCom in the merger agreement relate to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger or bank merger;

•	required governmental and other regulatory filings, consents and approvals in connection with the merger and the bank merger;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	in the case of PEB, broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee benefit matters;

•	in the case of BayCom, filings with the SEC;

•	compliance with applicable laws;

•	in the case of PEB, certain contracts;

•	absence of agreements with regulatory authorities;

•	derivative instruments and transactions;

•	environmental matters;

•	investment securities and commodities;

•	title to real property and other assets;

•	intellectual property and information technology assets;

•	in the case of PEB, related party transactions;

•	in the case of PEB, inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger or the bank merger from qualifying as a reorganization under Section 368(a) of the Code;

•	in the case of PEB, receipt of a fairness opinion from PEB’s financial advisor;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other documents;

•	loan matters;

•	insurance matters;

•	in the case of BayCom, compliance with capital requirements and the likelihood of obtaining required regulatory approvals;

•	in the case of PEB, the proper administration of all fiduciary business;

•	in the case of PEB, the accuracy and completeness of corporate and stock ownership records; and

•	in the case of PEB, the absence of claims requiring indemnification.

Certain representations and warranties of BayCom and PEB are qualified as to “materiality” or “material adverse effect” as defined in the merger agreement.

Special Meeting of PEB Shareholders and Recommendation of the PEB Board of Directors

PEB has agreed to, and to cause its board of directors to, take all action to hold the special meeting of PEB shareholders for the purpose of voting upon the PEB merger proposal and use commercially reasonable best efforts to obtain from its shareholders the vote required to approve the PEB merger proposal, including by communicating to its shareholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they approve the PEB merger proposal.

Notwithstanding any change in recommendation by the board of directors of PEB, unless the merger agreement has been terminated in accordance with its terms, PEB is required to convene the special meeting and to submit the PEB merger proposal to a vote of its shareholders. PEB will adjourn or postpone the special meeting if there are insufficient PEB common shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

Special Meeting of BayCom Shareholders and Recommendation of BayCom’s Board of Directors

BayCom has agreed to, and to cause its board of directors to, take all action to hold the special meeting of BayCom shareholders for the purpose of voting upon the BayCom merger proposal and use commercially reasonable best efforts to obtain from its shareholders the vote required to approve the BayCom merger proposal, including by communicating to its shareholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they approve the BayCom merger proposal.

Notwithstanding any change in recommendation by the board of directors of BayCom, unless the merger agreement has been terminated in accordance with its terms, BayCom is required to convene the special meeting and to submit the BayCom merger proposal to a vote of its shareholders. BayCom will adjourn or postpone the special meeting if there are insufficient BayCom common shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of BayCom and PEB to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the PEB merger proposal by PEB’s shareholders;

•	approval of the BayCom merger proposal by BayCom’s shareholders;

•	authorization for listing on NASDAQ of the BayCom common stock to be issued in the merger;

•	the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, being effective and not subject to any stop order by the SEC;

•	absence of any injunction or other legal restraint blocking the merger or the bank merger; and

•	required regulatory approvals are received without the imposition of any non-standard unduly burdensome condition or requirement as reasonably determined by the BayCom board of directors.

Additional Closing Conditions for the Benefit of BayCom. In addition to the mutual closing conditions, BayCom’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	accuracy of the representations and warranties made by PEB subject to the closing condition standards set forth in the merger agreement and the receipt by BayCom of a certificate signed by the Chief Executive Officer of PEB to that effect;

•	performance in all material respects by PEB of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by BayCom of a certificate signed by the Chief Executive Officer of PEB to that effect;

•	the holders of less than 10% of the outstanding PEB common stock exercising dissenters’ rights under California law;

•	the receipt of consent from counterparties under specified contracts;

•	the receipt by BayCom of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	PEB’s “adjusted tangible shareholders’ equity” as of the “determination date” (as such terms are defined below) shall be at least $61,029,000.

Additional Closing Conditions for the Benefit of PEB. In addition to the mutual closing conditions, PEB’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	accuracy of the representations and warranties made by BayCom subject to the closing condition standards set forth in the merger agreement and the receipt by PEB of a certificate signed by the Chief Executive Officer or Chief Financial Officer of BayCom to that effect;

•	performance in all material respects by BayCom of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by PEB of a certificate signed by the Chief Executive Officer or Chief Financial Officer of BayCom to that effect;

•	the receipt by PEB of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	BayCom’s “adjusted tangible shareholders’ equity” as of the “determination date” (as such terms are defined below) shall be at least $206,316,000.

PEB’s adjusted tangible shareholders’ equity shall equal (y) the sum of the capital stock, surplus and undivided profits of PEB on a consolidated basis as of the tenth business day prior to the closing of the merger, referred to as the determination date, in accordance with United States generally accepted accounting principles (referred to as “GAAP”), consistently applied, excluding the impact of all PEB transaction expenses described below, minus (z) all goodwill and other intangible assets of PEB on a consolidated basis as of the determination date. PEB transaction expenses include the following, whether paid or accrued by PEB before, at or after the determination date: (i) the amount of all costs and expenses related to the merger, the bank merger, the merger agreement and the transactions contemplated thereby (including, without limitation, any professional fees) which are payable by PEB or any of its subsidiaries; (ii) the amount of any fees and commissions payable by PEB or any of its subsidiaries to any broker, finder, financial advisor or investment banking firm in connection with the merger or the bank merger; (iii) the amount of the accrual through the closing date of the merger in accordance with GAAP of any future benefit payments due by PEB or PE Bank under any salary continuation, deferred compensation or other similar agreements of PEB or PE Bank; (iv) the amount of any cost to fully fund and liquidate any PEB employee plan and to pay all related expenses and fees to the extent such termination is requested by BayCom; (v) the amount of any payments or additional accruals required to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar arrangement, or severance, noncompetition or retention bonus arrangement between PEB, PE Bank and any other person; (vi) the amount of all contract termination fees, penalty or liquidated damages associated with the termination of PEB’s or PE Bank’s contracts with any third-party service provider, including without limitation, the amount of any contract termination fees, penalty or liquidated damages associated with the termination of PEB’s or PE Bank’s contracts with any third-party provider of electronic banking and data processing services prior to or following the closing date of the merger; (vii) the cost of tail insurance premiums obtained in accordance with the merger agreement; and (viii) the cost of any post-closing utilization by BayCom or PE Bank of PEB’s or its subsidiaries’ data processing agreement(s) and conversion costs related to the migration or conversion of data processing systems from PE Bank to UB Bank.

BayCom’s adjusted tangible shareholders’ equity shall equal (y) the sum of the capital stock, surplus and undivided profits of BayCom on a consolidated basis as of the determination date in accordance with GAAP, consistently applied, excluding the impact of all BayCom transaction expenses described below, minus (z) all goodwill and other intangible assets of BayCom on a consolidated basis as of the determination date. BayCom transaction expenses” include the following, whether paid or accrued by BayCom before, at or after the determination date: (a) the amount of all costs and expenses related to the merger, the bank merger, the merger agreement and the transactions contemplated thereby (including, without limitation, any professional fees) which are payable by BayCom or any of its subsidiaries; and (b) the amount of any fees and commissions payable by BayCom or any of its subsidiaries to any broker, finder, financial advisor or investment banking firm in connection with the merger or the bank merger.

The merger agreement requires each party to submit the calculation of its adjusted tangible shareholders’ equity to the other party within two business days following the determination date. If BayCom and PEB are unable to resolve any disputes related to such calculations within three business days of receiving such calculations, then such calculations will be submitted to an independent accounting firm to review and resolve any and all matters which remain in dispute.

Termination of the Merger Agreement

BayCom and PEB can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement:

•	if a regulatory or other governmental authority has denied approval of the merger or the bank merger and such denial has become final and non-appealable, provided that the denial is not due to the failure of the company seeking termination to fulfill its obligations under the merger agreement, or if a court or regulatory other governmental authority issues a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger;

•	if the merger has not been completed by April 30, 2022, unless due to the failure of the company seeking termination to perform or observe its covenants and agreements set forth in the merger agreement, provided that either party can extend the above date to May 31, 2022 if the failure of the closing is due to not obtaining the requisite regulatory approvals;

•	if the other company breaches any representation, warranty, covenant or other agreement (provided that the terminating company is not then in material breach of representation, warranty, covenant or other agreement), which breach results in a failure to satisfy the closing conditions of the company seeking termination and such breach is not cured within thirty (30) days following written notice to the breaching company or by its nature or timing cannot be cured within that time period;

•	if the provision giving BayCom the right to terminate the merger agreement as described in the next paragraph is not applicable and the shareholders of either PEB or BayCom fail to approve the merger agreement at the special meeting of such shareholders.

In addition to the circumstances described above, BayCom may terminate the merger agreement if (i) the board of directors of PEB fails to recommend that PEB shareholders approve the merger agreement or makes a change in recommendation; (ii) PEB materially breaches any of the provisions relating to acquisition proposals, as described under “—Agreement Not to Solicit Other Offers”; or (iii) PEB refuses to call or hold the PEB shareholder meeting for a reason other than that the merger agreement has been previously terminated. Immediately following such a termination by BayCom, PEB must pay to BayCom a termination fee of $2.5 million in same day funds.

In addition to the circumstances described above, PEB may terminate the merger agreement prior to obtaining PEB shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that PEB has (i) not materially breached the merger agreement provisions outlined in “—Agreement Not to Solicit Other Offers” and (ii) paid BayCom the $2.5 million termination fee.

PEB must also pay the $2.5 million termination fee to BayCom if the merger agreement is terminated by either party as a result of the failure of PEB’s shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving PEB or PE Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, PEB or PE Bank and, within one year of the termination, PEB or PE Bank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

Employee and Benefit Plan Matters

Following the effective time of the merger, BayCom shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are employees of PEB and its subsidiaries on the merger closing date and who continue their employment with BayCom or its subsidiaries (referred to below as “covered employees”) which provide employee benefits and compensation programs that are substantially comparable to the employee benefits and compensation programs that are made available to similarly situated employees of BayCom or its subsidiaries, as applicable. Until such time as BayCom causes covered employees to participate in the benefit plans that are made available to similarly situated employees of BayCom or its subsidiaries, a covered employee’s continued participation in employee benefit plans of PEB and its subsidiaries will be deemed to satisfy this provision of the merger agreement. In no event will any covered employee be eligible to participate in any closed or frozen plan of BayCom or its subsidiaries.

To the extent that a covered employee becomes eligible to participate in a BayCom benefit plan, BayCom shall cause the plan to recognize years of prior service of such covered employee with PEB, its subsidiaries or their predecessors, for purposes of eligibility, participation and vesting (other than vesting under BayCom stock plans), but only to the extent such service was recognized immediately prior to the merger closing date under a comparable PEB benefit plan in which such covered employee was eligible to participate immediately prior to the effective time of the merger. This recognition of service will not duplicate any benefits of a covered employee with respect to the same period of service.

With respect to any BayCom benefit plan that is a health, dental, vision or similar plan, BayCom or a subsidiary of BayCom shall use commercially reasonable best efforts to:

•	cause the waiver of all limitations as to pre-existing conditions and waiting periods with respect to participation and coverage requirements applicable to the covered employees, to the extent such condition was or would have been covered under, or such waiting period was satisfied under, a PEB benefit plan maintained for such covered employees immediately prior to the merger closing date; and

•	recognize any health, dental, vision or other similar expenses incurred by a covered employee in the year that includes the closing date (or, if later, the year in which the covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

PEB has agreed to take, and cause its subsidiaries to take, all actions reasonably requested by BayCom in writing that may be necessary or appropriate to (i) cause the continuation on and after the effective time of the merger of any contract, arrangement or insurance policy relating to any PEB benefit plan for such period as may be requested by BayCom, (ii) facilitate the merger of any PEB benefit plan into any employee benefit plan maintained by BayCom or a BayCom subsidiary, and/or (iii) amend or terminate any PEB benefit plan (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the effective time of the merger, except as otherwise provided in the merger agreement.

BayCom has agreed that it or its subsidiaries will honor the obligations of PEB for certain employees identified by PEB under existing employment, change in control or severance agreements and benefits under the PEB benefit plans that do not enter into similar agreements with BayCom or UB Bank following the effective time of the merger.

Employees of PEB or PE Bank (other than employees who are otherwise parties to employment, change in control or severance agreements) who become an employee of BayCom or UB Bank at the effective time of the merger and who are thereafter terminated without cause within one year after the merger, will be entitled to receive (A) subject to the execution (without revocation) of a general release and waiver of claims against PEB and BayCom, and their respective affiliates, in a form acceptable to BayCom, severance compensation based on the number of years of service with PEB and the employees’ base salary or weekly rate of pay, as applicable; (B) accrued benefits, including vacation pay, through the date of separation, and (C) any rights to continuation of medical coverage to the extent such rights are required under applicable federal or state law and subject to the employee’s compliance with all applicable requirements for such continuation coverage, including payment of all premiums or other expenses related to such coverage.

Indemnification and Continuance of Director and Officer Liability Coverage

 For a period of six years following the merger, BayCom will maintain and preserve the rights to indemnification of the current and former directors and officers of PEB and its subsidiaries to the maximum extent permitted by applicable organizational documents and to the fullest extent permitted by law, in connection with any claims arising out of or relating to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

Prior to the completion of the merger, PEB shall purchase a prepaid tail policy for directors’ and officers’ liability insurance for a coverage period up to six years with respect to actions, omissions, events, matters and circumstances occurring prior to the effective time, provided that the cost thereof shall not exceed 250% of PEB’s current annual premium for such insurance. BayCom will cause such policy to be maintained in full force and effect for its full term and will cause all obligations thereunder to be honored by the combined company after the merger.

Expenses

All expenses incurred in connection with the merger will be paid by the party incurring the expenses, except that BayCom has paid the filing fee for the Registration Statement on Form S-4 of which this joint proxy statement/prospectus is a part and the filing fees for the regulatory applications.

Amendment, Waiver and Extension of the Merger Agreement

 Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of PEB or BayCom, except that after approval of the merger agreement by the shareholders of PEB and/or BayCom, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval of such shareholders under applicable law.

At any time prior to completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

Voting Agreements

As an inducement to BayCom to enter into the merger agreement, the directors of PEB and the executive officers of PEB and PE Bank holding PEB common stock have entered into the PEB voting agreements with BayCom with respect to the shares of PEB common stock they own. The following summary of the PEB voting agreements is qualified in its entirety by reference to the form of PEB voting agreement, a copy of which is attached as Exhibit A to the merger agreement, which is included in Appendix A to this joint proxy statement/prospectus. Pursuant to the PEB voting agreements, each of the directors and executive officers of PEB and/or PE Bank have agreed:

•	to vote, or cause to be voted, all of their PEB common stock (i) in favor of approval of the PEB merger proposal and any action required in furtherance thereof and (ii) against any proposal made in opposition to or in competition with the consummation of the merger;

•	not to sell, transfer or otherwise dispose of any such PEB common stock until after PEB shareholder approval of the PEB merger proposal, excluding (i) a transfer where the transferee has agreed in writing to abide by the terms of the voting agreement in a form reasonably satisfactory to BayCom, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of BayCom; and

•	not to bring or aid any legal action that challenges the validity of or seeks to enjoin the operation of any provision of the PEB voting agreement or the merger agreement.

As an inducement to PEB to enter into the merger agreement, the directors and executive officers of BayCom holding BayCom common stock have entered into the BayCom voting agreements with PEB with respect to the shares of BayCom common stock they own. The following summary of the BayCom voting agreements is qualified in its entirety by reference to the form of BayCom voting agreement, a copy of which is attached as Exhibit D to the merger agreement, which is included in Appendix A to this joint proxy statement/prospectus. Pursuant to the BayCom voting agreements, each of the directors and executive officers of BayCom have agreed:

•	to vote, or cause to be voted, all of their BayCom common stock (i) in favor of approval of the BayCom merger proposal and any action required in furtherance thereof and (ii) against any proposal made in opposition to or in competition with the consummation of the merger;

•	not to sell, transfer or otherwise dispose of any such BayCom common stock until after BayCom shareholder approval of the BayCom merger proposal, excluding (i) a transfer where the transferee has agreed in writing to abide by the terms of the voting agreement in a form reasonably satisfactory to PEB, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of PEB; and

•	not to bring or aid any legal action that challenges the validity of or seeks to enjoin the operation of any provision of the BayCom voting agreement or the merger agreement.

The obligations under each BayCom voting agreement and PEB voting agreement will terminate concurrently with any termination of the merger agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet combines the historical information of BayCom and PEB as of June 30, 2021 and assumes that the merger was completed on that date. The unaudited pro forma condensed combined income statements combine the historical financial information of PEB and BayCom and give effect to the merger as if it had been completed as of the beginning of the fiscal year ended December 31, 2020. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under GAAP. BayCom is the acquirer for accounting purposes.

A final determination of the fair values of PEB’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of PEB that exist as of the date of completion of the transaction. Consequently, fair value adjustments and preliminarily estimated amounts of goodwill and identifiable intangibles could change significantly from those included in the unaudited pro forma condensed combined financial information presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final purchase price of the merger will be based on the closing price of BayCom common stock on the closing date of the merger. For purposes of the accompanying pro forma financial information, the closing price of BayCom common stock on June 30, 2021, was used for purposes of presenting the pro forma condensed combined balance sheet as of June 30, 2021.

In connection with the plan to integrate the operations of BayCom and PEB following the completion of the merger, BayCom anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. BayCom is not able to determine the timing, nature and amount of these charges as of the date of this document. However, these charges will affect the results of operations of BayCom and PEB, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma condensed combined income statements do not include the effects of the non-recurring costs associated with any restructuring or integration activities resulting from the merger, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.

The actual amounts recorded as of the completion of the merger may differ materially from the information presented in the unaudited pro forma condensed combined financial information as a result of:

•	changes in the trading price for BayCom’s common stock;

•	capital used or generated in PEB’s operations between the signing of the merger agreement and completion of the merger;
•	changes in the fair values of PEB’s assets and liabilities;
•	other changes in PEB’s net assets that occur prior to the completion of the merger, which could cause material changes in the information presented below; and
•	the actual financial results of the combined company.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of BayCom, which are incorporated herein by reference, and the historical consolidated financial statements and related notes PEB, which are included in this joint proxy statement/prospectus beginning on page F-1.

BAYCOM AND PEB

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of June 30, 2021

(In thousands)

	BayCom	PEB	Transaction Accounting Adjustments	Notes	Pro Forma
ASSETS

Cash and cash equivalents	$468,693	$70,741	$(6,580)	A	$532,854
Interest bearing deposits in banks	5,726	—	—		5,726
Investment securities available-for-sale	137,463	66	—		137,529
Loans held for sale, at fair value	7,335	—	—		7,335
Loans receivable	1,597,242	568,659	89	B	2,165,990
Less: Deferred fees, net	4,621	1,950	(1,950)	C	4,621
Less: Allowance for loan losses	17,000	5,600	(5,660)	D	17,000
Total loans receivable, net	1,575,621	561,109	7,639		2,144,369
Premises and equipment, net	14,747	373	—		15,120
Other real estate owned	186	—	—		186
Core deposit intangible, net	7,395	—	226	E	7,621
Cash surrender value of BOLI	21,250	—	—		21,250
Goodwill	38,838	—	—		38,838
Interest receivable and other assets	57,218	14,577	(282)	F	71,513
TOTAL ASSETS	$2,334,472	$646,866	$1,003		$2,982,341

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	$1,978,238	$424,126	$192	G	$2,402,556
Borrowings	—	155,115	—		155,115
Junior subordinated deferrable interest debentures, net	8,363	—	—		8,636
Subordinated debt, net	63,457	—	—		63,457
Accrued expenses and other liabilities	31,865	6,596	—		38,461
Total liabilities	2,081,923	585,837	192		2,667,952

STOCKHOLDERS’ EQUITY
Common stock	156,974	28,631	28,713	H	214,318
Additional paid-in capital	287	1,234	(1,234)	I	287
Accumulated other comprehensive income, net	3,083	1	(1)	J	3,083
Retained earnings	92,205	31,163	(26,667)	K	96,701
Total stockholders’ equity	252,549	61,029	811		314,389
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,334,472	$646,866	$1,003		$2,982,341

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

BAYCOM AND PEB

UNAUDITED PRO FORMA CONDENSED COMBINED

INCOME STATEMENT

For the Six Months Ended June 30, 2021

(In thousands, except per share data)

	BayCom	PEB	Transaction Accounting Adjustments	Notes	Pro Forma
Interest income:
Interest and fees on loans	$37,896	$14,677	$—		$52,573
Other interest income	2,369	140	(26)	L	2,483
Total interest income	40,265	14,817	(26)		55,056
Interest expense:
Deposits	2,434	1,687	(77)	M	4,044
Subordinated debt	1,791	—	—		1,791
Other borrowings	174	260	—		434
Total interest expense	4,399	1,947	(77)		6,269
Net interest income	35,866	12,870	51		48,787
(Reversal of) provision for loan losses	(507)	—	—		(507)
Net interest income after (reversal of) provision for loan losses	36,373	12,870	51		49,294
Noninterest income:
Gain on sale of loans	1,529	—	—		1,529
Service charges and other fees	1,208	257	—		1,465
Loan servicing and other fees	965	—	—		965
Gain on sale of premises	12	—	—		12
Income on investment in SBIC fund	495	—	—		495
Other income and fees	481	(15)	—		466
Total noninterest income	4,690	242	—		4,932
Noninterest expense:
Salaries and employee benefits	16,994	5,950			22,944
Occupancy and equipment	3,665	443	—		4,108
Data processing	2,753	584	—		3,337
Other expense	4,082	1,394	16	O	5,492
Total noninterest expense	27,494	8,371	16		35,881
Income before income taxes	13,569	4,741	35		18,345
Income tax expense	3,729	1,405	282	P	5,416
Net income	$9,840	$3,336	$(247)		$12,929

Earnings per common share:
Basic	$0.89	$1.16		Q	$0.91
Diluted	0.89	1.15		Q	0.91

Average common shares outstanding:
Basic	11,080	2,866		R	14,163
Diluted	11,080	2,922		R	14,163

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

BAYCOM AND PEB

UNAUDITED PRO FORMA CONDENSED COMBINED

INCOME STATEMENT

For the Year Ended December 31, 2020

(In thousands, except per share data)

	BayCom	PEB	Transaction Accounting Adjustments	Notes	Pro Forma
Interest income:
Interest and fees on loans	$82,186	$29,130	$—		$111,316
Other Interest Income	5,006	479	(52)	L	5,433
Total interest income	87,192	29,609	(52)		116,749
Interest expense:
Deposits	6,954	5,699	(154)	M	12,499
Subordinated debt	1,405	—	—		1,405
Other borrowings	540	377	—		917
Total interest expense	8,899	6,076	(154)		14,281
Net interest income	78,293	23,533	102		101,928
(Reversal of) provision for loan losses	10,320	1,975	—		12,295
Net interest income after (reversal of) provision for loan losses	67,973	21,558	102		89,633
Noninterest income:
Gain on sale of loans	1,835	169	—		2,004
Service charges and other fees	2,548	310	—		2,858
Loan servicing and other fees	2,465	92	—		2,557
Gain on sale of premises	40	—	—		40
Income on investment in SBIC fund	875	—	—		875
Other income and fees	1,012	—	—		1,012
Bargain purchase gain	—	—	6,865	N	6,865
Total noninterest income	8,775	571	6,865		16,211
Noninterest expense:
Salaries and employee benefits	33,942	12,542			46,484
Occupancy and equipment	7,088	910	—		7,998
Data processing	8,221	1,278	—		9,499
Other expense	9,268	2,906	32	O	12,206
Total noninterest expense	58,519	17,636	32		76,187
Income before income taxes	18,229	4,493	6,935		29,657
Income tax expense	4,503	1,606	385	P	6,494
Net income	$13,726	$2,887	$6,550		$23,163

Earnings per common share:
Basic	$1.15	$1.02		Q	$1.54
Diluted	1.15	1.01		Q	1.54

Average common shares outstanding:
Basic	11,965	2,824		R	15,047
Diluted	11,965	2,851		R	15,047

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 is presented as if the acquisition occurred as of that date. The unaudited pro forma condensed combined income statement for the six months ended June 30, 2021 and the year ended December 31, 2020 is presented as if the acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

Under the acquisition method of accounting, the assets and liabilities and any identifiable intangible assets of PEB will be recorded at the respective fair values on the merger date. The fair values on the merger date are to represent management’s best estimates based on available information and facts and circumstances in existence on the merger date. The preliminary estimates include in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the recorded amounts when the merger is completed. Adjustments may include, but not be limited to, changes in (i) PEB’s balance sheet through the effective time of the merger; (ii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions; and (iv) the fair value of BayCom common stock.

Certain historical data of PEB has been reclassified on a pro forma basis to conform to BayCom’s classifications.

The accounting policies of both BayCom and PEB are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 2 – Purchase Price

Each share of PEB common stock will be converted into the right to receive, promptly following completion of the merger, 1.0292 shares of BayCom common stock. BayCom will not issue any fractional shares of stock in the merger as the value of calculated fractional shares will be paid in cash.

In total, based on PEB shares outstanding as of June 30, 2021 BayCom would issue approximately 3,083,000 shares of common stock in the merger, resulting in approximately 13,773,000 shares of common stock outstanding after the merger. The September 30, 2021 stock price of $18.60 was used for this joint proxy statement/prospectus as the stock price. Any change in the price of BayCom common stock would result in a change to the amount of goodwill. The total consideration transferred approximates $57.7 million.

The table below presents a preliminary calculation of estimated merger consideration:

Share consideration:	Amount
Shares of PEB common stock	2,995,503
Exchange ratio	1.0292
BayCom common stock to be issued	3,082,971
BayCom’s closing share price as of September 30, 2021	$18.60
Preliminary fair value of consideration for outstanding common stock	$57,344
Consideration for stock options	389
Preliminary fair value of estimated total consideration	$57,733

Note 3 –Purchase Price Allocation of PEB

At the merger effective time, PEB’s assets and liabilities are required to be recorded at to their estimated fair values. The assumptions used to determine the relevant fair value adjustments below are discussed in detail in Note 4 – Pro Forma Condensed Combined Financial Information Adjustments. The excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill.

The preliminarily estimates of the consideration transferred to the assets acquired and liabilities assumed are summarized in the following table:

	At
	June 30, 2021
	(In thousands)
Pro forma purchase price of PEB
Fair value of BayCom common stock at $18.60(1) per share for 3,082,972 Shares		$57,344
Cash payment for stock options		389
Total pro forma purchase price		57,733

Fair value of assets acquired:
Cash	$68,901
Investment securities available for sale	66
Loans receivable	568,748
Core deposit intangible assets	226
Other assets	12,686
Total assets and identifiable intangible assets acquired	$650,627

Fair value of liabilities assumed:
Deposits	$424,318
Borrowings	155,115
Accrued expenses and other liabilities	6,596
Total liabilities assumed	$586,029

Fair value of net assets and identifiable intangible assets acquired		64,598
Excess of net assets and identifiable intangible assets acquired over purchase price- bargain purchase gain(1)		$(6,865)

(1) The bargain purchase gain is reflected as a transaction accounting adjustment to retained earnings in the pro forma condensed combined balance sheet.

The table below provides sensitivity analysis for the potential impact of variations in BayCom’s common stock price on the estimated equity consideration and estimated bargain purchase gain or goodwill:

	Common Stock Price	Estimated Total Equity Consideration	Estimate (BPG)/ Goodwill
Common stock price sensitivity as presented in the pro forma consideration results	$18.60	$57,344	$(6,865)

Results if:
BayCom’s common stock price increases 10%	$20.46	$63,078	$(1,520)
BayCom’s common stock price increases 30%	24.18	74,546	9,948
BayCom’s common stock price decreases 10%	16.74	51,609	(12,989)
BayCom’s common stock price decreases 30%	13.02	40,140	(24,458)

(1)	Stock price is as of close of business September 30, 2021.

Note 4 – Pro Forma Condensed Combined Financial Information Adjustments.

The following pro forma adjustments have been included in the unaudited pro forma condensed combined financial information. Estimated fair value adjustments are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the transaction and to adjust PEB’s assets and liabilities to their estimated fair values at June 30, 2021.

Balance Sheet

At June 30, 2021

(In thousands)

A. Adjustments to Cash and cash equivalents
To reflect cash payment for all “in-the-money” PEB stock options.	$(389)
To reflect projected cash used for merger costs equal to $2.9 million incurred by PEB and $3.3 million incurred by BayCom. See Note 5 – Merger Costs.	(6,191)
Total cash and cash equivalents	$(6,580)

B. Adjustments to Loans receivable, excluding allowance for loan losses and fees not yet recognized
To reflect the discount on loans at merger date. Estimated the fair value using portfolio performance and yields compared to market.	$89

C. Adjustments to deferred costs in excess of fees	$(1,950)

D. Adjustments to Allowance for loan losses	$(5,600)
To remove the PEB allowance for loan losses at period end date as the credit risk is accounted for in the fair value adjustment for the loans receivable in Adjustment B above.

E. Adjustments to Intangible asset, net
To record the estimated fair value of the core deposit intangible asset (“CDI”) identified in the merger as estimated prior to close date.	$226

F. Adjustments to Other assets
To reflect the fair value of the other assets in the merger as follows:
Estimated tax effect of market value adjustments.	$(2,263)
Total tax effect at 25.5% of merger-related expenses adjusted for non- deductible expenses.	1,981
Total other assets	$(282)

G. Adjustment to Deposits
To reflect estimated fair market value of deposits based on current interest rates	$192

H. Adjustments to Common Stock
To record the issuance of BayCom common stock as purchase price consideration and to eliminate the common stock of PEB.	$57,344
Issuance of BayCom common stock to PEB shareholders (3,083,000 shares at no par value).	(28,631)
Total common stock	$28,713

I. Elimination of the historical PEB common stock Additional Paid-In Capital.	$(1,234)

J. Adjustment to Accumulated Other Comprehensive Income
To eliminate the historical PEB accumulated other comprehensive income.	$(1)

K. Adjustment to Retained Earnings
To eliminate the historical PEB retained earnings.	$(31,163)

To record adjustment to retained earnings for BayCom’s estimated merger costs, net of tax. Estimated merger expenses are $3.2 million, net of the tax, assuming an effective tax rate of 29.5% (effective rate of 25.5% after adjustment for estimated non-deductible expenses of $231,000).	(2,370)

Bargain purchase gain	6,865
Total retained earnings	$(26,667)

For purposes of determining the pro forma effect of the merger on the Income Statements, the following pro forma adjustments have been made as if the acquisition occurred as of January 1, 2020:

Income Statements (In thousands)
	For the Six Months Ended June 30, 2021	For the Year Ended December 31, 2020
L. Adjustments to Interest income: Other	$(26)	$(52)
To recognize the reduction in other cash reflected for the merger at an estimated yield of 0.08% annualized.

M. Adjustments to Interest expense: Deposit	$(77)	$(154)
To recognize the reduction in interest expense for the time deposit premium amortizations

N. Adjustments to Noninterest income	$—	$6,865
Bargain Purchase gain

O. Adjustments to Noninterest expense: Other expense	$16	$32
To reflect estimated core deposit intangible amortization over ten years.

P. Adjustments to provision for income taxes	$282	$385
Adjusted the tax rate for additional income earned from the combined company to 29.5%

Q. Earnings per common share:
Earnings per common share, basic and diluted were calculated using the calculated pro forma net income less dividends and undistributed earnings allocated to participating securities divided by the calculated pro forma basic and dilutive average shares outstanding.	$0.91	$1.54

R. Basic and diluted average common shares outstanding	14,163	15,047
Basic and diluted average common shares outstanding were calculated by adding the shares assumed to be issued by BayCom in the merger (average basic shares multiplied by the exchange ratio) to the historical average BayCom shares outstanding for the six months ended June 30, 2021 and the year ended December 31, 2020.

Note 5 – Merger Costs

In connection with the merger, the plan to integrate BayCom’s and PEB’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. Management of both companies are currently in the process of assessing the two companies’ personnel, benefit plans, computer systems, service contracts and other key factors to determine the most beneficial structure for the combined company. Certain decisions arising from these assessments may involve involuntary termination of employees, changing information systems, canceling contracts with service providers and other actions. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred.

The table below reflects BayCom’s current estimate of the aggregate estimated merger costs of $7.8 million, or $5.8 million net of $2.0 million of income tax benefit, computed using the combined state and federal tax rate of 29.8%, expected to be incurred in connection with the merger, which are included in the pro forma financial information. While a portion of these costs may be required to be recognized over time, the current estimate of these costs, primarily comprised of anticipated cash charges, include the following:

At June 30,
2021
(In thousands)
Professional fees	$1,579
Change of control payments	1,724
Vesting of restricted stock grants	1,571
Severance and retention plan	900
Data processing, termination and conversion	1,643
Other expenses	345
Pre-tax merger costs	7,762
Income tax benefit at 25.5% rate	(1,981)
Net merger costs	$5,781

BayCom’s cost estimates are forward-looking. While the costs represent BayCom’s current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. These costs are not expected to materially impact the combined company’s ability to maintain an adequate level of liquidity necessary to fund loan originations and deposit withdrawals, satisfy other financial commitments and fund operations. See “Cautionary Statement Regarding Forward-Looking Statements” on page 24.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCEs OF THE MERGER

This discussion addresses the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of PEB common stock. The discussion is based on provisions of the Code, U.S. Treasury regulations, administrative rulings of the Internal Revenue Service, or IRS, and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations.

The following discussion neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this joint proxy statement/prospectus, and we cannot assure you that such contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or any of its political subdivisions;

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. holders that hold their PEB common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of the holder’s particular circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including without limitation the following:

•	banks and other financial institutions;

•	pass-through entities and investors therein;

•	persons liable for the alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold PEB common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction;

•	mutual funds;

•	regulated investment companies;

•	real estate investment trusts;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	persons whose “functional currency” is not the U.S. dollar;

•	U.S. expatriates and former residents of the United States; and

•	persons who acquired their PEB common stock through the exercise of an PEB option, through a tax qualified retirement plan or otherwise as compensation.

Furthermore, this discussion does not address any state, local, or non-U.S. tax consequences, or U.S. federal estate, gift, alternative minimum tax or other non-income tax consequences.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds PEB common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual U.S. federal income tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. This discussion does not constitute tax advice. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax, the estate and gift tax, and any state, local or non-U.S. and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

It is a condition to PEB’s obligation to complete the merger that PEB receives a written opinion of Sheppard, Mullin, Richter & Hampton LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to BayCom’s obligation to complete the merger that BayCom receives a written opinion of its special counsel, Silver, Freedman, Taff & Tiernan LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and on representation letters provided by PEB and BayCom to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations set forth in the merger agreement and the representation letters are, as of the effective time of the merger, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of PEB and BayCom. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the U.S. federal income tax consequences of the merger could be adversely affected.

In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement will be binding on the IRS. Neither PEB nor BayCom intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and consequently, there is no assurance that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain a position to the contrary to any of the positions set forth herein. If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the transaction would be treated as a fully taxable transaction on which gain or loss would be recognized in full. In addition, penalties and interest could be imposed on any resulting tax deficiency. Accordingly, each U.S. holder of PEB common stock should consult her or his tax advisor with respect to the particular tax consequences of the merger to such holder.

Assuming that the merger is completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and that the representations found in the merger agreement and in the representation letters provided by PEB and BayCom delivered at the time of closing will be true and complete without qualification as of the effective time of the merger, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Based solely on the information set forth herein and subject to the assumptions, qualifications and limitations set forth herein and in their respective federal income tax opinions filed as exhibits to the registration statement on Form S-4, this discussion of the material U.S. federal income tax consequences of the merger, to the extent such discussion expresses conclusions as to the application of U.S. federal income tax law, constitutes the opinions of Sheppard, Mullin, Richter & Hampton LLP, special counsel to PEB, and Silver, Freedman, Taff & Tiernan LLP, special counsel to BayCom. These respective tax opinions were rendered in reliance upon representations and covenants, including those contained in certificates of officers of PEB and BayCom, reasonably satisfactory in form and substance to Sheppard, Mullin, Richter & Hampton LLP, and Silver, Freedman, Taff & Tiernan LLP . If any of the representations, covenants or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4.

U.S. Holders that Exchange PEB Common Stock Solely for BayCom Common Stock

Subject to the discussion below relating to the receipt of cash in lieu of a fractional share, a U.S. holder that exchanges all of its PEB common stock solely for shares of BayCom common stock generally:

•	will not recognize any gain or loss upon the exchange of shares of PEB common stock for shares of BayCom common stock in the merger;

•	will have a tax basis in the BayCom common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) equal to the tax basis of the PEB common stock surrendered in exchange therefor; and

•	will have a holding period for shares of BayCom common stock received in the merger that includes its holding period for its shares of PEB common stock surrendered in exchange therefor.

Cash Received Instead of a Fractional Share of BayCom Common Stock

A U.S. holder of PEB common stock that receives cash in lieu of a fractional share of BayCom common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by BayCom. This deemed redemption generally will be treated as a sale or exchange, and as a result, a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in the fractional share, as set forth above. This gain or loss will generally be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such stock is greater than one year. The deductibility of capital losses is subject to limitations.

Cash Received on Exercise of Dissenters’ Rights

A U.S. holder of PEB common stock that receives cash in exchange for such holder’s PEB common stock upon exercise of dissenters’ rights will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the PEB common stock exchanged therefor. Each U.S. holder of PEB common stock is urged to consult such holder’s tax advisor regarding the manner in which gain or loss should be calculated among different blocks of PEB common stock exchanged in the merger. Such gain or loss will generally be long-term or short-term capital gain or loss, depending on the U.S. holder’s holding period in the PEB common stock exchanged. The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of PEB common stock who contemplates exercising statutory dissenters’ rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Net Investment Income Tax

A U.S. holder of PEB common stock that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her “net investment income” for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of PEB common stock should consult their tax advisors as to the application of this additional tax to their circumstances.

Backup Withholding and Information Reporting

A non-corporate U.S. holder may be subject to backup withholding (currently at a rate of 24%) on any cash received in the merger, including cash received in lieu of a fractional share of BayCom common stock. Backup withholding generally will not apply, however, to such U.S. holders who:

•	furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on Form W-9 or successor form and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that they are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder receiving shares of BayCom common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. federal income tax return and is a “significant holder” will be required to file a statement with the holder’s U.S. federal income tax return setting forth the holder’s basis (determined immediately before the exchange) in the PEB common stock surrendered and the fair market value (determined immediately before the exchange) of the PEB common stock that is exchanged by such holder pursuant to the merger. A “significant holder” is a U.S. holder that receives shares of BayCom common stock in the merger and that, immediately before the merger, owned at least 5% of the outstanding stock of PEB (by vote or value) or securities of PEB with a tax basis of $1 million or more.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular PEB shareholder will depend on that shareholder’s particular situation. PEB shareholders are strongly encouraged to consult their own tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws to them.

INFORMATION ABOUT BAYCOM

BayCom Corp is a bank holding company headquartered in Walnut Creek, California. BayCom’s wholly-owned banking subsidiary, UB Bank, provides a broad range of financial services to businesses and business owners as well as individuals through its network of 33 full service branches, with 15 locations in California, two in Washington, five in Central New Mexico and 11 in Colorado. BayCom’s business activities generally are limited to passive investment activities and oversight of its investment in UB Bank. UB Bank’s deposits are insured by the FDIC.

BayCom’s principal objective is to continue to increase shareholder value and generate consistent earnings growth by expanding its commercial banking franchise through both strategic acquisitions and organic growth. Since 2010, BayCom has expanded its geographic footprint through nine strategic acquisitions. BayCom believes its strategy of selectively acquiring and integrating community banks has provided it with economies of scale and improved its overall franchise efficiency. Looking forward, BayCom expects to continue to pursue strategic acquisitions and believes its targeted market areas include many and varied acquisition opportunities to strengthen its presence in existing markets or expand its operations into new markets with attractive business prospects. While not without risk, BayCom believes there are certain advantages resulting from mergers and acquisitions. These advantages include, among others, the diversification of its loan portfolio with seasoned loans, the expansion of its market areas and an effective method to augment its growth and risk management infrastructure through the retention of local lending personnel and credit administration personnel to manage the client relationships of the banks being acquired. UB Bank is focused on continuing to grow organically and believes the metropolitan and community markets in which it operates currently provides meaningful opportunities to expand its commercial client base and increase both interest-earning assets and market share. BayCom believes its geographic footprint, which now includes the San Francisco Bay area, the metropolitan markets of Los Angeles, California Seattle, Washington, and Denver, Colorado, and community markets including Albuquerque, New Mexico, and Custer, Delta, and Grand counties, Colorado, provides it with access to low cost, stable core deposits in community markets that UB Bank can use to fund commercial loan growth. UB Bank strives to provide an enhanced banking experience for its clients by providing them with a comprehensive suite of sophisticated banking products and services tailored to meet their needs, while delivering the high-quality, relationship-based client service of a community bank.

BayCom and United Business Bank are subject to significant regulation by federal and state laws and regulations, and the policies of applicable federal and state banking agencies. BayCom is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company registered with the Federal Reserve Board, BayCom is subject to comprehensive regulation and supervision by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve Board. As a California chartered bank, and member of the Federal Reserve System, UB Bank is subject to supervision, periodic examination, and regulation by the DFPI, previously known as the California Department of Business Oversight, and by the Federal Reserve Board as its primary federal regulator. UB Bank also is a member of the Federal Home Loan Bank of San Francisco, which provides it with a source of funds in the form of short-term and long-term borrowings.

As of June 30, 2021, on a consolidated basis, BayCom had total assets of $2.3 billion, total deposits of $2.0 billion and total shareholders’ equity of $252.5 million.

BayCom’s common stock is traded on the NASDAQ under the symbol “BCML.”

BayCom’s principal executive offices are located at 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596 and its telephone number is (925) 476-1800. BayCom trades on the NASDAQ under the symbol “BCML.” BayCom’s website can be found at www.unitedbusinessbank.com. The contents of BayCom’s website are not incorporated into this joint proxy statement/prospectus.

Additional information about BayCom and its subsidiaries may be found in the documents incorporated by reference into this document. Please also see the section entitled “Where You Can Find More Information.”

INFORMATION ABOUT PEB

PEB is a bank holding company, incorporated in California in 2006, and registered under the Bank Holding Company Act of 1956, as amended. PEB’s material operations are limited to those of its principal subsidiary, PE Bank, a wholly-owned California state chartered bank that commenced its operations in 2007 and is a member of the Federal Reserve System.

PEB had total consolidated assets of $646.9 million, consolidated loans of $568.7 million, consolidated deposits of $424.1 million, consolidated borrowings of $155.1 million and consolidated shareholders’ equity of $61.0 million as of June 30, 2021.

PE Bank originates commercial and consumer loans and receives deposits from its customers who are predominately small and middle-market businesses and individuals located primarily in Orange County, California. PE Bank participates in government guarantee loan programs including Small Business Administration loans as well as California Capital Access, which we refer to as CalCAP loans. PE Bank’s customers can access their account information and perform transactions in the bank’s branch, online, and through mobile applications.

PEB’s corporate offices are located at 17748 Skypark Circle, Suite 100, Irvine, California 92614, and the telephone number is (949) 623-7600. PE Bank maintains an internet website at www.pacificenterprisebank.com. The information on this website is not part of this joint proxy statement/prospectus. PE Bank operates from its one-branch location.

Properties

PE Bank operates from its branch location at 17748 Skypark Circle, Suite 100, Irvine, California 92614, which also serves as PEB’s headquarters.

Employees

As of June 30, 2021, PE Bank employed 93 full-time employees and two part-time employees. The employees are not represented by a collective bargaining unit. PE Bank considers relations with employees to be good.

Legal Proceedings

PEB is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and collection of loans, and other issues incident to its business. Management does not believe that there is any pending proceeding against PEB which, if determined adversely, would have a material adverse effect on the PEB’s financial position, liquidity, or results of operations.

Competition

The financial services industry is highly competitive. Although consolidation has significantly reduced the number of community banks and banking locations in the markets we serve, multi-channel service distribution systems have more than replaced physical banking locations. Competition comes from both traditional and nontraditional providers of financial services. Traditional competitors include community banks, regional commercial banks, savings and loan associations, finance companies, brokerage firms, insurance companies and credit unions. The preferential tax treatment of a credit unions and lax regulations related to membership, provides a significant pricing advantage. Nontraditional competitors include FinTech companies, specialty lenders, and increasingly tech companies such as Apple, Amazon, Facebook and Google. PE Bank has and continues to attract strong talent to actively compete against the traditional competitors and leverages third party service providers to address the nontraditional competitors. However a lack of federal regulations and oversite provide nontraditional competitors with significant operating efficiencies. There can be no assurance that increased competition from other financial institutions will not accelerate, particularly for loans, as many lenders’ balance sheets have increased excess liquidity due in part from fiscal stimulus and changes in consumer savings habits.

PACIFIC ENTERPRISE BANCORP’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to facilitate the understanding and assessment of PEB’s significant changes and trends in the businesses that accounted for the changes in its results of operations and financial condition for periods listed. This discussion and analysis is based on and should be read in conjunction with PEB’s audited consolidated financial statements for the year ended December 31, 2020, the notes thereto, and other financial information appearing elsewhere in this joint proxy statement/prospectus.

PEB’s Management’s Discussion and Analysis of Financial Condition and Results Of Operations - Years Ended December 31, 2020 and 2019

Overview

This section discusses and analyzes PEB’s financial condition and results of operations on a consolidated basis for Pacific Enterprise Bancorp, which we refer to as PEB. However, PEB conducts all of its material business operations through its wholly owned bank subsidiary, Pacific Enterprise Bank, which we refer to as PE Bank, and the discussion and analysis that follows primarily relates to activities conducted by PE Bank. PEB currently conducts operations through PE Bank’s headquarters and sole branch location in Irvine, California.

PE Bank originates commercial and consumer loans and receives deposits from customers who are predominately small and middle-market businesses and individuals located primarily in Orange County, California. PE Bank participates in government guarantee loan programs including Small Business Administration loans as well as CalCAP loans. PEB generates the majority of its revenue from interest earned on loans and other interest earning assets, such as interest earning deposits with the Federal Reserve Bank and other institutions, loan and deposit fees, service charges, investment securities and gains on sales of loans. PEB incurs interest expense on deposits and other borrowed funds, as well as operating expenses, such as salaries, employee benefits and occupancy expenses.

PEB’s management’s discussion and analysis is intended to provide the reader with information that will assist in understanding its business, results of operations, financial condition and financial statements; changes in certain key items in its financial statements from period to period; and the primary factors that PEB believes impact its financial results.

2020 Highlights and Impact of COVID-19 Pandemic

On March 13, 2020, the President of the United States declared a National Emergency concerning the COVID-19 pandemic. The impact of COVID-19 has been significant and widespread. Unemployment levels rose significantly, air travel and tourism were virtually eliminated and businesses were forced to adapt to a country where social distancing and remote working alternatives became the norm. With the introduction and distribution of various vaccines, economic activity within the State of California has improved to a degree and as a result, the unemployment rate has declined in both Orange County and the State of California since the beginning of the pandemic.

In 2020, a year impacted by COVID-19, pre-tax pre-provision earnings increased by $3.2 million, to $6.5 million, representing a 98.5% improvement compared to 2019 results. Total revenues (net interest income and non-interest income) in 2020 increased 0.9% over 2019. Loan provision expense for 2020 was $2.0 million, a substantial increase over 2019, due to the pandemic. The following paragraphs outline certain legal and accounting relief associated with the COVID-19 pandemic and their import on PEB.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act or CARES Act was signed into law. Section 4013 of the CARES Act, “Temporary Relief from Troubled Debt Restructuring,” provides banks the option to temporarily suspend certain requirements under U.S. GAAP related to trouble debt restructurings (“TDRs”) for a limited period of time to account for the widespread effects of the COVID-19 pandemic.

On April 7, 2020, the Federal Reserve Board along with the other federal banking agencies issued a statement, “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by Coronavirus,” to encourage banks to work prudently with and to describe the agencies’ interpretation of how the accounting rules under ASC 310-40, “Troubled Debt Restructuring by Creditors,” apply to certain COVID-19 related modifications. Furthermore, the agencies encouraged financial institutions to consider prudent arrangements that can ease cash flow pressures on affected borrowers, improve their capacity to service debt, increase the potential for financially stressed residential borrowers to keep their homes, and facilitate the financial institution’s ability to collect on its loans.

On August 3, 2020 the Federal Reserve Board along with the other federal banking agencies issued a statement, “Joint Statement on Additional Loan Accommodations Related to COVID-19.” This Joint Statement provides prudent risk management principles when considering accommodations to borrowers as loans near the end of initial loan accommodation periods applicable during COVID-19. The federal banking agencies continued to encourage financial institutions to consider prudent accommodation options that are based on: an understanding of the credit risk of the borrower; are consistent with applicable laws and regulations; and that can ease cash flow pressures on affected borrowers, improve their capacity to service the debt and facilitate a financial institution’s ability to collect on its loan.

In response to these legislative and regulatory actions, PEB implemented a loan deferral program in the second quarter of 2020 to provide temporary payment relief to both consumer and commercial customers. To qualify for a deferral, the customer must have been less than 30 days delinquent on December 31, 2019, impacted by COVID-19, and the modification occurred between March 1, 2020 and the earlier of January 1, 2022, or the date that is 60 days after the termination date of the national emergency. PEB’s loan deferral program is designed to comply with the guidance set forth in the CARES Act and related guidance from the regulatory agencies. In accordance with the applicable guidance, none of these loans were considered “restructured loans” for regulatory or accounting purposes.

PEB’s credit quality in future years may be impacted by both external and internal factors related to the pandemic in addition to those factors that traditionally affect credit quality. External factors that are outside PEB’s control include items such as federal, state and local government measures, the re-imposition of “shelter-in-place” orders, the economic impact of government programs, shifting consumer and business behaviors in response to the pandemic and the effectiveness of COVID vaccines. Internal factors that could impact credit quality include such items as PEB’s loan deferral programs, involvement in government offer programs and the related financial impact of these programs. The impact of each of these items are unknown at this time and could materially impact future credit quality.

Critical Accounting Policies

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Allowance for loan losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Amounts are charged-off when available information confirms that specific loans or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each segment.

PEB determines a separate allowance for each portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that PEB will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan's effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. PEB selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

PEB recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired with measurement of impairment as described above.

If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

General reserves cover non-impaired loans and are based on loss rates developed by management for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment's loss factors used. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

Portfolio segments identified by PEB include construction and land development, commercial real estate, government sponsored loans, and commercial loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to-income, collateral type and loan-to-value ratios for consumer loans.

Beginning with first quarter 2020, qualitative factors were adjusted to reflect the increased economic uncertainty associated with COVID-19 and potential credit risk associated with modified loans under Section 4013 of the CARES Act. Based on present information, PEB considers the allowance for loan losses to be appropriate. Management’s judgment about the appropriateness of the allowance is based on current economic conditions and loan status which it believes to be reasonable, but which may or may not prove to be accurate. There can be no assurance that charge-offs in future periods will not exceed the allowance for loans losses or that additional increases in the allowance for loan losses, such as those related to COVID-19, will not be required.

Income taxes: PEB files a consolidated federal tax return. Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods. PEB has adopted guidance issued by the Financial Accounting Standards Board ("FASB") that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense. Changes in the valuation allowance would be included in PEB’s tax position within the period of change. In determining whether a valuation is warranted, PEB evaluates factors such as expected future earnings and tax strategies. There were no factors or circumstances warranting a valuation allowance as of December 31, 2020.

Fair value measurements: Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level I -  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level II -  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level III -  Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Depending on the nature of the asset or liability, PEB uses a variety of valuation techniques when estimating fair value.

Results of Operations

The primary sources of revenue for PE Bank are net interest income and deposit service charges. Salary and employee benefits represent the largest component of non-interest expense, accounting for 71.1% and 75.3%, respectively, of the total non-interest expenses for the years ended December 31, 2020 and 2019.

The following table shows key operating results for the years ended December 31:

	2020	2019	2018

	(Dollars in thousands)
Interest Income	$29,609	$32,329	$32,854
Interest Expense	6,076	9,418	7,685

Net Interest Income	23,533	22,911	25,169
Provision for Loan Losses	1,975	(5)	25
Noninterest Income	571	989	1,931
Noninterest Expense	17,636	20,641	20,865

Earnings Before Income Taxes	4,493	3,264	6,210
Income Taxes	1,606	961	1,862
Net Earnings	$2,887	$2,303	$4,348

Earnings before income taxes was $4.5 million for 2020, compared to $3.3 million for 2019 and $6.2 million in 2018. This was inclusive of provision for loan losses of $2.0 million for 2020 compared to $(5,000) for 2019 and $25,000 for 2018. Net earnings were $2.9 million, $2.3 million and $4.3 million for the years ended December 31, 2020, 2019 and 2018, respectively. The return on average assets was 0.51% in 2020 compared to 0.48% in 2019 and 0.86% in 2018. The return on average equity was 5.19% in 2020 compared to 4.36% in 2019 and 8.99% in 2018. As previously mentioned, an increase in the provision for loan losses of $2.0 million, associated with COVID-19 substantially impacted 2020 net income.

PEB’s effective tax rate for 2020 was 35.7% compared to 29.4% for 2019 and 30.0% for 2018. The effective tax rate increase in 2020 resulted from the recognition of $328,000 in tax expense related to the vesting of restricted stock awards.

Return on Equity and Assets

The following table presents the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and equity to assets (average equity divided by average total assets) for the periods indicated. Since its inception, PEB has not paid any dividends.

	For the Years December 31,
	2020	2019	2018
Return on average assets	0.51%	0.48%	0.86%
Return on average equity	5.19%	4.36%	8.99%
Average equity to average assets	9.85%	11.13%	9.61%

Net Interest Income and Net Interest Margin Analysis

The following tables set forth, for the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resultant average yields on those assets; (ii) the total dollar amount of interest expense and the average rate of interest on PEB’s interest bearing liabilities; (iii) net interest income; (iv) net interest rate spread; and (v) net interest margin:

	For the Years December 31,
	2020			2019
	Average	Income/	Yields/	Average	Income/	Yields/
	Balances	Expense	Rates	Balances	Expense	Rates

	(Dollars in thousands)
Interest Earning Assets
Loans	$494,594	$29,130	5.89%	$386,473	$30,374	7.86%
Securities	131	3	2.29%	234	5	2.14%
Interest earning balances due from banks	55,561	323	0.58%	78,288	1,760	2.25%
FRB and FHLB Stock	2,888	153	5.30%	2,837	190	6.70%
Total Interest Earning Assets	553,174	29,609	5.35%	467,832	32,329	6.91%

Non-Interest Earning Assets
Cash and due from banks	2,786			1,887
Premises and equipment, net	3,047			1,707
Allowance for loan losses	(4,725)			(3,784)
Other assets	10,624			8,872
Total Non-Interest Earning Assets	11,732			8,682
Total Assets	$564,906			$476,514

Interest Bearing Liabilities
Money market	$141,581	$1,439	1.02%	$166,184	$3,359	2.02%
NOW	27,545	250	0.91%	27,059	417	1.54%
Savings	950	1	0.11%	593	1	0.17%
Certificates of deposits	235,454	4,009	1.70%	162,783	4,189	2.57%
Short term borrowings	44,020	377	0.86%	13,471	1,452	10.78%
Total Interest Bearing Liabilities	449,550	6,076	1.35%	370,090	9,418	2.54%

Non-Interest Bearing Liabilities and Shareholders' Equity
Demand deposits	52,490			47,822
Other liabilities	7,275			5,606
Shareholders' equity	55,591			52,996
Total Liabilities and Shareholders' Equity	$564,906			$476,514
Excess of Interest Earning Assets over Interest Bearing Liabilities	$103,624			$97,742
Net Interest Income		$23,533			$22,911
Interest Spread			4.00%			4.37%
Net Interest Margin			4.25%			4.90%

	For the Years December 31,
	2019			2018
	Average	Income/	Yields/	Average	Income/	Yields/
	Balances	Expense	Rates	Balances	Expense	Rates

	(Dollars in thousands)
Interest Earning Assets
Loans	$386,473	$30,374	7.86%	$397,021	$30,757	7.75%
Securities	234	5	2.14%	390	7	1.79%
Interest earning balances due from banks	78,288	1,760	2.25%	94,451	1,877	1.99%
FRB and FHLB Stock	2,837	190	6.70%	2,718	213	7.84%
Total Interest Earning Assets	467,832	32,329	6.91%	494,580	32,854	6.64%

Non-Interest Earning Assets
Cash and due from banks	1,887			1,985
Premises and equipment, net	1,707			885
Allowance for loan losses	(3,784)			(3,429)
Other assets	8,872			8,891
Total Non-Interest Earning Assets	8,682			8,332
Total Assets	$476,514			$502,912

Interest Bearing Liabilities
Money market	$166,184	$3,359	2.02%	$164,712	$2,603	1.58%
NOW	27,059	417	1.54%	17,705	323	1.82%
Savings	593	1	0.17%	981	2	0.20%
Certificates of deposits	162,783	4,189	2.57%	194,659	3,666	1.88%
Short term borrowings	13,471	1,452	10.78%	13,440	1,091	8.12%
Total Interest Bearing Liabilities	370,090	9,418	2.54%	391,497	7,685	1.96%

Non-Interest Bearing Liabilities and Shareholders' Equity
Demand deposits	47,822			58,602
Other liabilities	5,606			4,452
Shareholders' equity	52,996			48,361
Total Liabilities and Shareholders' Equity	$476,514			$502,912
Excess of Interest Earning Assets over Interest Bearing Liabilities	$97,742			$103,083
Net Interest Income		$22,911			$25,169
Interest Spread			4.37%			4.68%
Net Interest Margin			4.90%			5.09%

Net interest income is impacted by the volume (changes in volume multiplied by prior rate), interest rate (changes in rate multiplied by prior volume) and the mix of interest-earning assets and interest-bearing liabilities. Rate/volume variances have been proportionately allocated to the change in average volume and the change in average rate. The following table provides a breakdown of the changes in net interest income due to volume and rate changes for the year ended December 31, 2020 as compared to the year ended December 31, 2019 and December 31, 2019 compared to the year ended December 31, 2018:

	2020 Compared to 2019 Due to Changes in			2019 Compared to 2018 Due to Changes in
	Average Volume	Average Rate	Net Increase (Decrease)	Average Volume	Average Rate	Net Increase (Decrease)

	(Dollars in thousands)
Interest Earning Assets
Loans	$8,498	$(9,742)	$(1,244)	$(817)	$435	$(382)
Securities available -for-sale	(2)	-	(2)	(3)	1	(2)
Interest Earning balances due from banks	(474)	(963)	(1,437)	(322)	205	(117)
FRB and FHLB Stock	3	(40)	(37)	9	(33)	(24)
Total Interest Earning Assets	8,025	(10,745)	(2,720)	(1,133)	608	(525)
Interest Bearing Liabilities
Money Market	497	1,423	1,920	(23)	(733)	(756)
NOW	(7)	174	167	(170)	76	(94)
Savings	(1)	1	-	1	-	1
Certificates of deposits	(1,868)	2,048	180	599	(1,122)	(523)
Short term borrowings	(3,293)	4,368	1,075	(3)	(358)	(361)
Total Interest Bearing Liabilities	(4,672)	8,014	3,342	404	(2,137)	(1,733)
Net Interest Income	$3,353	$(2,731)	$622	$(729)	$(1,529)	$(2,258)

Net interest income increased $622,000 in 2020 despite a reduction in the net interest margin from 4.90% in 2019 to 4.25% in 2020. Average earning assets increased $85.3 million for the year 2020 compared to 2019 with loans increasing by $108.1 million, primarily as a result of the origination of Paycheck Protection Program (“PPP”) loans. The weighted average yield on earning assets decreased 1.56% consistent with the declining rate environment and reflects lower yielding interest earning balances due from banks. Partially offsetting the yield reduction on earning assets was the lower weighted average rate paid on interest bearing liabilities which decreased to 1.35% for 2020 from 2.54% for 2019. Net interest income increased in part due to recognition of fee income associated with PPP loans totaling $2.1 million for 2020. The decrease in long term borrowing cost in 2020 reflects PEB’s paydown of subordinated debt in November 2019 with the full payoff in February 2020.

In 2019, net interest income decreased $2.3 million to $22.9 million from $25.2 million in 2018, as the net interest margin decreased to 4.90% in 2019 from 5.09% in 2018. Average interest earning assets decreased by $26.7 million compared to 2018 to $467.8 million in 2019. Compared to 2018, the weighted average yield on earning assets increased 27 basis points to 6.91% in 2019 which was offset by a 58 basis point increase in the cost of funds to 2.54%.

Provision for Loan Losses

The provision for loan losses represents PEB’s estimate of the amount necessary to be charged against the current period’s earnings to maintain the allowance for loan losses at a level that management considers adequate in relation to the estimated losses inherent in the loan portfolio. The provision for loan losses is impacted by changes in loan balances and loan mix as well as changes in loss assumptions and charge-offs and recoveries. The amount of the provision for loan losses also reflects such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions and certain other subjective factors that may affect the ability of borrowers to meet their repayment obligations to us. PEB recorded provisions for loan losses of $2.0 million, $(5,000) and $25,000, respectively in 2020, 2019 and 2018. Net charge-off activity in each year was negligible. The substantial increase in the provision for 2020 reflected the uncertainty of the potential impact to the economy and loan losses associated with the COVID-19 pandemic.

Non-Interest Income and Expense

Non-interest income predominantly includes service charges and fees on deposit accounts, other income, and gains on loan sales. The following table provides a breakdown of non-interest income for the years ended December 31, 2020, 2019 and 2018:

	For the Years Ended December 31,		2020 vs 2019 Percent	For the Years Ended December 31,		2019 vs 2018 Percent
	2020	2019	Change	2019	2018	Change

	(Dollars in thousands)
Service Charges on Deposit Accounts	$262	$470	(44.3)%	$470	$800	(41.3)%
Servicing Fee and Other Charges	140	125	12.0%	125	241	(48.1)%
Gain on the Sale of Loans	169	394	(57.1)%	394	890	(55.7)%
Total Noninterest Income	$571	$989	(42.3)%	$989	$1,931	(48.8)%

The decline in noninterest income primarily resulted from the fewer loan sales and lower nonsufficient funds fees in 2020 compared to 2019 which also attributed to the decline in 2019 when compared to 2018.

The following table provides a breakdown of non-interest expense for the years indicated:

	For the Years Ended December 31,		2020 vs 2019 Percent	For the Years Ended December 31,		2019 vs 2018 Percent
	2020	2019	Change	2019	2018	Change

	(Dollars in thousands)
Salaries and Benefits	$12,542	$15,551	(19.3)%	$15,551	$15,747	(1.2)%
Depreciation	261	288	(9.4)%	288	312	(7.7)%
Occupancy	608	553	9.9%	553	542	2.0%
Equipment	41	58	(29.3)%	58	52	11.5%
Regulatory Assessments	389	122	218.9%	122	212	(42.5)%
Professional Fees	352	275	28.0%	275	538	(48.9)%
Advertising, Marketing and Business Development	38	72	(47.2)%	72	70	2.9%
Data Processing	967	841	15.0%	841	912	(7.8)%
Other	2,438	2,881	(15.4)%	2,881	2,480	16.2%
Total Noninterest Expense	$17,636	$20,641	(14.6)%	$20,641	$20,865	(1.1)%

Non-interest expense decreased to $17.6 million in 2020 from $20.6 million in 2019 reflecting larger loan origination deferred costs on PPP loans, and lower operating costs during the pandemic. Salary and benefits, the largest component of non-interest expense, decreased 19.3%, year over year as larger loan origination deferred costs were recognized on the large volume of PPP loan originations.

Non-interest expense decreased 1.1% in 2019 from 2018. Lower regulatory assessment and professional fees were offset by higher equipment and other expenses.

Financial Condition

During 2020, consolidated assets increased $115.0 million primarily due to the increase in total loans outstanding. Loan originations were $260.2 million, of which $206.8 million were PPP loans. Loans outstanding were $537.1 million at December 31, 2020, which included $188.5 million of PPP loans. Payoffs declined during the year as market conditions slowed during the pandemic. Overall, total loans increased $157.9 million for the year. Total deposits increased $67.6 million, largely due to increases in time deposits.

Borrowings increased $43.7 million with advances from the Federal Reserve Board’s PPP Lending Facility, or PPPLF. In 2020, PEB paid off the remaining portion of its $4.0 million subordinated debt.

During 2019, consolidated assets decreased by $11.9 million with loans decreasing by $10.2 million. The deposits decreased by $27.3 million while borrowings increased by $11.0 million.

Cash and Cash Equivalents

Cash and cash equivalents, which primarily consist of funds held at the Federal Reserve Bank and at corresponding banks, decreased $40.2 million during 2020 as compared to 2019. At December 31, 2020, the balance held at the Federal Reserve Bank was $35.0 million. Changes in cash and cash equivalents are primarily affected by the funding of loans, and changes in the primary sources of funding: deposits and borrowings.

Investment Securities

There were securities with a market value of $96,000 available for pledging at December 31, 2020.

	December 31,
	2020		2019		2018
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

	(Dollars in thousands)
Mortgage Backed Securities	$94	$96	$167	$169	$302	$302

The scheduled maturities of securities and the related weighted average yields are as follows, as of December 31, 2020.

As of December 31, 2020:	<1 Yr	Yield	1 - 5 Yrs	Yield	6 - 10 Yrs	Yield	After 10 Yrs	Yield	Total
			(Dollars in thousands)
Mortgage Backed Securities	$-	0.00%	$29	0.51%	$-	0.00%	$65	2.76%	$94

The combined weighted average yield on Agency Mortgage Backed Securities was 2.04% at December 31, 2020.

Loan Portfolio

PEB’s primary source of income is derived from interest earned on its loan portfolio. The portfolio consists of loans secured by real estate, trucks, and to a lesser extent construction projects. PEB participates in and emphasizes government guarantee loan programs including Small Business Administration and CalCAP loans. With its base of operations in Orange County, California, the market provides significantly more commercial real estate and construction lending opportunities.

Loan originations were $260.2 million for 2020 of which $206.8 million were PPP loans. Overall loans increased (decreased) on a net basis by $157.9 million, $(10.2) million, $(7.0) million and $20.0 million in 2020, 2019, 2018 and 2017, respectively.

	As of December 31,
	2020		2019		2018		2017		2016

	(Dollars in thousands)
Construction and Land Development	$7,754	1.4%	$4,805	1.3%	$4,169	1.1%	$4,348	1.1%	$2,172	0.6%
Commercial Real Estate and Other Real Estate Loans	163,071	30.4%	161,766	42.7%	161,517	41.5%	159,283	40.2%	122,543	32.5%
Government Sponsored Loans	363,790	67.7%	201,446	53.1%	213,868	54.9%	225,169	56.8%	248,721	66.1%
Commercial Loans	2,437	0.5%	11,145	2.9%	9,825	2.5%	7,622	1.9%	2,978	0.8%
	537,052	100.0%	379,162	100.0%	389,379	100.0%	396,422	100.0%	376,414	100.0%

Deferred Loan Costs, net	(304)		2,938		3,943		4,562		5,029
Less Allowance for Loan Losses	5,688		4,006		4,072		3,527		3,817
Net Loans	$531,060		$378,094		$389,250		$397,457		$377,626

The scheduled maturities, as of December 31, 2020, of the performing loans categorized as commercial real estate, construction and as commercial and industrial loans, are as follows:

	As of December 31, 2020
	Scheduled Maturity			Loans With a Scheduled Maturity After One Year
Loan Category	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years	Loans with Fixed Rates	Loans With Adjustable Rates

	(Dollars in thousands)
Construction and land development	$5,321	$-	$2,433	$-	$2,433
Commercial real estate and other real estate loans	18,274	14,041	130,756	5,256	139,541
Government sponsored loans	147	232,628	131,015	220,180	143,463
Commercial loans	1,501	936	-	882	54

Delinquent Loans, Non-Performing Assets and Allowance for Loan Losses

Loans are considered past due following the date when either interest or principal is contractually due and unpaid. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal and, generally, when a loan becomes contractually past due for 90 days or more with respect to principal or interest. However, the accrual of interest may be continued on a well-secured loan contractually past due 90 days or more with respect to principal or interest if the loan is in the process of collection or collection of the principal and interest is deemed probable.

PEB considers a loan to be impaired when, based upon current information and events, PEB believes that it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan. PEB measures impairment using either the present value of the expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the properties collateralizing the loan, for collateral dependent loans. Impairment losses are included in the allowance for credit losses through a charge to provision for credit losses. Adjustments to impairment losses due to changes in the fair value of the property collateralizing an impaired loan are considered in computing the provision for credit losses. Loans collectively reviewed for impairment include all loans except for loans which are individually reviewed based on specific criteria, such as delinquency, debt coverage, adequacy of collateral and condition of property collateralizing the loans. Impaired loans include nonaccrual loans (excluding those collectively reviewed for impairment), certain restructured loans and certain performing loans less than 90 days delinquent (“other impaired loans”) which PEB believes are not likely to be collected in accordance with contractual terms of the loans.

The composition of non-performing loans is illustrated below for the years listed:

	As of December 31,
	2020	2019	2018	2017	2016

	(Dollars in thousands)
Nonaccrual loans
Construction and land development	$-	$-	$-	$-	$-
Commercial real estate and other	-	-	-	172	175
Government sponsored loans	680	1,124	556	298	709
Commercial	-	-	-	-	-
Total nonaccrual loans	680	1,124	556	470	884

Accruing loans 90 or more days past due	300	530	492	738	913
Total non-performing loans	$980	$1,654	$1,048	$1,208	$1,797
Troubled debt restructured loans	$-	$-	$-	$-	$-
Government guaranteed portion	$512	$528	$499	$218	$503

The accrual of interest on loans is generally discontinued when a loan is greater than 90 days past due or when, in the opinion of management, full repayment of principal and interest is in doubt. Interest accrued but uncollected for loans placed on nonaccrual status is reversed against interest income. Interest on these loans are accounted for on a cash or cost recovery basis until the loan qualifies for a return to accrual status. A return to accrual status requires that the customer is current on all principal and interest payments and collection is no longer in doubt.

Allowance for Loan Losses: The allowance for loan losses related to loans represented 1.06% and 1.05% of total loans outstanding as of December 31, 2020 and December 31, 2019, respectively. Total loans included $188.5 million of loans issued under the PPP as of December 31, 2020, which are fully guaranteed by the Small Business Administration.

The allowance for loan losses is maintained at a level considered adequate to absorb losses relating to specifically identified loans as well as probable credit losses inherent in the balance of the loan portfolio. The allowance is established by a provision charged to operations. Loans are charged against the allowance when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. PEB performs on-going credit reviews of individual non-homogeneous loans in the portfolio considering current economic conditions, borrower’s payment history, developments in the California real estate market, historical loan loss experience, industry loan loss experience, specific problem loans, growth and composition of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of underlying collateral, financial strength of guarantors, and other factors in determining the adequacy of the allowance. A specific reserve may initially be established for each loan based upon impairment analyses when it is PEB’s expectation principal will not be fully collected.

Beginning with first quarter 2020, PEB adjusted qualitative factors to reflect the increased economic uncertainty associated with COVID-19 and potential credit risk associated with modified loans under Section 4013 of the CARES Act. Management’s judgment about the appropriateness of the allowance is based on a number of assumptions regarding future events which PEB believed to be reasonable, but which may or may not prove to be accurate. There can be no assurance that charge-offs in future periods will not exceed the allowance for loans losses or that additional increases in the allowance for loan losses will not be required.

The following table illustrates information with respect to PEB’s allowance for loan losses; net charge offs and provision for the years ended December 31, 2020, 2019, 2018, 2017 and 2016, respectively.

	For the Years Ended December 31,
Analysis of the Allowance for Loan Losses	2020	2019	2018	2017	2016

	(Dollars in thousands)
Balance at Beginning of Period	$4,006	$4,072	$3,527	$3,817	$3,843
Charge-offs
Construction and Land Development	-	-	-	-	-
Commercial Real Estate and Other Real Estate Loans	7	-	209	18	-
Government Sponsored Loans	1,859	1,705	2,106	1,774	1,056
Commercial Loans	404	297	317	53	-
Recoveries
Construction and Land Development	-	-	-	-	-
Commercial Real Estate and Other Real Estate Loans	-	-	226	-	-
Government Sponsored Loans	1,808	1,922	2,900	1,435	810
Commercial Loans	169	19	26	-	-

Net (Charge-offs) Recoveries	(293)	(61)	520	(410)	(246)

Additions Charged to Operations	1,975	(5)	25	120	220

Balance at End of Period	$5,688	$4,006	$4,072	$3,527	$3,817

Ratio of Net (Charge-offs) Recoveries During the Period to Average Loans Outstanding During the Period	-0.06%	-0.02%	0.13%	-0.10%	-0.07%

While management uses the best information available to make its evaluation as to the adequacy of the allowances for loan losses, the evaluation is inherently subjective and future adjustments to the allowance may be necessary, which could have the effect of reducing income.

The following table illustrates information with respect to the allocation of PEBs’ allowance for loan losses, by loan category, and the composition of total loans, by each loan category, as of December 31, 2020, 2019, 2018, 2017 and 2016, respectively.

	As of December 31,
	2020		2019		2018		2017		2016

	(Dollars in thousands)
Construction and Land Development	$233	4.1%	$96	2.4%	$83	2.0%	$87	2.5%	$76	2.0%
Commercial Real Estate and Other Real Estate Loans	4,684	82.3%	2,468	61.6%	2,254	55.4%	2,220	62.9%	2,100	55.0%
Government Sponsored Loans	640	11.3%	958	23.9%	1,138	27.9%	858	24.3%	1,464	38.4%
Commercial Loans	131	2.3%	484	12.1%	597	14.7%	362	10.3%	177	4.6%
Total Allowance	$5,688	100.0%	$4,006	100.0%	$4,072	100.0%	$3,527	100.0%	$3,817	100.0%

Deposits

The following table sets forth information with respect to the PEB deposits and the average rates paid on deposits:

	As of December 31,
	2020		2019		2018
Deposit Category	Balances	Weighted Average Rate	Balances	Weighted Average Rate	Balances	Weighted Average Rate

	(Dollars in thousands)
Non-interest bearing	$60,478		$39,736		$45,936
Interest bearing	35,727	0.73%	40,805	1.04%	33,375	0.97%
Money market and savings	142,170	1.01%	150,747	2.23%	176,509	1.48%
Certificates of deposits	217,530	1.84%	157,046	2.67%	159,830	2.29%
Total	$455,905	1.44%	$388,334	2.29%	$415,650	1.64%

Deposits increased by $67.6 million during the year ended December 31, 2020. Consistent with falling market rates, the weighted average rate on deposits dropped from 2.24% in 2019 to 1.30% in 2020. Certificates of deposit increased $60.5 million in 2020. Noninterest bearing demand deposits represented 13.3% of total deposits at December 31, 2020. Noninterest-bearing demand deposits increased by 52.2% in 2020.

Borrowings

PEB had $15.0 million in outstanding Federal Home Loan Bank advances as of December 31, 2020 which included $10.0 million bearing interest at 0.17% and repaid on January 4, 2021, and $5.0 million bearing interest of 0.00% due April 27, 2021. PEB had $35.0 million in outstanding Federal Home Loan Bank advances as of December 31, 2019 bearing interest at 1.66%, which were repaid on January 2, 2020.

PEB had available credit capacity of approximately $188.5 million from the Federal Reserve Bank of San Francisco through the PPPLF secured by approximately $188.5 million of Small Business Administration PPP loans. The PPPLF advances bear interest at 0.35% as of December 31, 2020, and are due upon the payoff or maturity of the associated PPP loans. The remaining borrowing capacity under the PPPLF was approximately $120.8 million. As of December 31, 2020, PEB had outstanding PPPLF advances of $67.7 million.

Liquidity

Liquidity management focuses on PEB’s ability to generate, on a timely and cost-effective basis, cash sufficient to meet the funding needs of current loan demand, deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. Liquidity management is both a daily and long-term function of funds management. Liquid assets are generally held in cash at the Federal Reserve Bank of San Francisco or other financial institutions. PEB monitors its liquidity in accordance with guidelines established by policy and applicable regulatory requirements. The need for liquidity is affected by PEB’s loan activity, net changes in deposit levels and the maturities of its borrowings. The principal sources of liquidity consist of deposits, loan interest and principal payments, Federal Home Loan Bank (“FHLB”) advances and proceeds from borrowings. The unused balances of PEB’s lines of credit, PPPLF and FHLB availability totaled $167.3 million at December 31, 2020.

During 2020, cash and cash equivalents decreased by $40.2 million as PEB from the end of the prior year as PEB used its excess liquidity to fund as many PPP loans as reasonably possible. PEB funded $206.8 million of PPP loans during 2020. Deposits increased by $67.6 million with increased borrowings of $43.7 million. Net loan growth of $157.9 million was the primary use of the increase in cash and cash equivalents in 2020.

Ratio of Loans to Funding. The relationship between total loans and total funding can provide a useful measure of a bank’s liquidity. Because repayment of loans tends to be less predictable due to prepayment and refinancing activity than the maturity of investments and other liquid resources, the higher the loan-to-funding ratio generally reduces the liquidity of the bank’s assets. On the other hand, because PEB realizes greater yields on loans than it does on other interest-earning assets, a lower loan-to-funding ratio can adversely affect interest income and earnings. As a result, PEB strives to achieve a loan-to-funding ratio that appropriately balances the requirements of liquidity and the need to generate a fair return on assets. At December 31, 2020 and 2019, the loan-to-funding ratios at PEB were 99.4%, and 88.9%, respectively.

The following table provides information regarding the off-balance sheet arrangements of PEB as of December 31, 2020, 2019 and 2018:

	As of December 31,
	2020	2019	2018

	(Dollars in thousands)
Commitments to Extend Credit	$14,941	$22,079	$19,479
Standby Letters of Credit	$1,750	$1,750	$1,900

Capital Resources

PEB is subject to various regulatory capital requirements administered by federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require PE Bank to maintain minimum amounts and ratios (set forth in the following table) of Total, Tier I and Common Equity Tier I capital to risk weighted assets, and of Tier I capital to average assets (as defined by FDIC regulations). Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on PEB’s financial condition. Management believes that PEB and PE Bank met all capital adequacy requirements to which it was subject at December 31, 2020.

At December 31, 2020, PE Bank’s capital ratios exceeded the minimums required to be considered as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed PE Bank’s category.

PEB and PE Bank’s actual capital amounts and ratios are presented in the table below. The maximum amount of Tier II capital, contributed via the allowance for loan losses, is limited to 1.25% of gross risk weighted assets. This limitation, where applicable, is reflected in the total capital amounts listed below.

	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Conservation Buffer		To Be Well Capitalized Under Prompt Corrective Action Framework

	(Dollars in thousands)
As of December 31, 2020:
Pacific Enterprise Bancorp
Total Capital (to risk weighted assets):	$60,385	19.2%	$25,156	8.0%	$33,017	10.5%	$31,445	10.0%
Tier 1 Capital (to risk weighted assets):	56,833	18.1%	18,867	6.0%	26,728	8.5%	25,156	8.0%
Common equity tier I capital ratio:	56,833	18.1%	14,150	4.5%	22,012	7.0%	20,439	6.5%
Leverage ratio (tier I to avg assets):	56,833	10.7%	21,275	4.0%			26,594	5.0%
Pacific Enterprise Bank
Total Capital (to risk weighted assets):	$59,102	18.8%	$25,131	8.0%	$32,984	10.5%	$31,414	10.0%
Tier 1 Capital (to risk weighted assets):	55,151	17.6%	18,848	6.0%	26,701	8.5%	25,131	8.0%
Common equity tier I capital ratio:	55,151	17.6%	14,136	4.5%	21,989	7.0%	20,419	6.5%
Leverage ratio (tier I to avg assets):	55,151	10.4%	21,277	4.0%			26,596	5.0%

As of December 31, 2019:
Pacific Enterprise Bancorp
Total Capital (to risk weighted assets):	$60,979	16.8%	$28,971	8.0%	$38,025	10.5%	$36,214	10.0%
Tier 1 Capital (to risk weighted assets):	53,285	14.7%	21,728	6.0%	30,782	8.5%	28,971	8.0%
Common equity tier I capital ratio:	53,285	14.7%	16,296	4.5%	25,350	7.0%	23,539	6.5%
Leverage ratio (tier I to avg assets):	53,285	11.6%	18,418	4.0%			23,022	5.0%
Pacific Enterprise Bank
Total Capital (to risk weighted assets):	$54,931	15.2%	$28,940	8.0%	$37,984	10.5%	$36,175	10.0%
Tier 1 Capital (to risk weighted assets):	50,667	14.0%	21,705	6.0%	30,749	8.5%	28,940	8.0%
Common equity tier I capital ratio:	50,667	14.0%	16,279	4.5%	25,323	7.0%	23,514	6.5%
Leverage ratio (tier I to avg assets):	50,667	11.0%	18,422	4.0%			23,027	5.0%

As of December 31, 2018:
Pacific Enterprise Bancorp
Total Capital (to risk weighted assets):	$66,955	18.6%	$28,870	8.0%	$37,891	10.5%	$36,087	10.0%
Tier 1 Capital (to risk weighted assets):	50,645	14.0%	21,652	6.0%	30,673	8.5%	28,870	8.0%
Common equity tier I capital ratio:	50,645	14.0%	16,239	4.5%	25,260	7.0%	23,457	6.5%
Leverage ratio (tier I to avg assets):	50,645	10.2%	19,823	4.0%			24,779	5.0%
Pacific Enterprise Bank
Total Capital (to risk weighted assets):	$52,658	14.6%	$28,824	8.0%	$37,832	10.5%	$36,031	10.0%
Tier 1 Capital (to risk weighted assets):	48,403	13.4%	21,618	6.0%	30,626	8.5%	28,824	8.0%
Common equity tier I capital ratio:	48,403	13.4%	16,214	4.5%	25,221	7.0%	23,420	6.5%
Leverage ratio (tier I to avg assets):	48,403	9.8%	19,801	4.0%			24,751	5.0%

Asset and Liability Management: Interest Rate Risk

Interest rate risk is inherent in financial services businesses. Management of interest-earning assets and interest-bearing liabilities in terms of rate and maturity has an important effect on liquidity and net interest margin. Interest rate risk results from interest-earning assets and interest-bearing liabilities maturing or repricing at different times, on a different bases, or in unequal amounts. The board of directors of PE Bank approves the Asset/Liability Management (“ALCO”) policy governing the management of interest rate risk. The ALCO of PE Bank is responsible for monitoring interest rate risk and providing quarterly reports to the board of directors regarding PE Bank’s compliance with these policy limits. PE Bank uses two primary measurement processes to quantify and manage interest rate risk: (1) Net interest income (“NII”) simulations which are used to measure the impact of instantaneous (Shock) parallel changes in interest rates over a 12 month forecast period, and instantaneous (Shock) parallel changes in rates over a 24 month forecast period; and (2) Economic Value of Equity (“EVE”) calculations which measure the sensitivity of EVE to simultaneous parallel changes in interest rates.

Interest Rate Risk Model. Under this analysis, a simulation model is used to measure and evaluate potential changes to net interest income resulting from changes in interest rates. This model measures the impact of instantaneous shocks of +400, +300, +200, +100, and -100 basis points on net interest income over a 12 and 24 month forecast period. The computed changes to net interest income between hypothetical rising and declining rates scenarios for the twelve months beginning December 31, 2020 and 2019 are as follows:

	Estimated Increase (Decrease) in Net Interest Income as of December 31,
Assumed 12 Month Instantaneous Change in Interest Rates	2020	2019
+ 400 basis points	12.06%	26.27%
+ 300 basis points	9.35%	19.78%
+ 200 basis points	6.61%	13.25%
+ 100 basis points	3.90%	6.37%
- 100 basis points	(5.60)%	(3.52)%

As of December 31, 2020, PE Bank’s interest rate risk model results indicated that PE Bank would be adversely impacted in the unlikely down rate shock scenario of -100 basis points, and would be positively impacted in the up rate shock scenarios of +100 to +400 basis points. The deposit beta and decay assumptions were adjusted beginning in 2020 resulting in lower positive impact in the up rate shock scenarios. Rate shock scenarios below -100 basis points were not included because those scenarios are not meaningful for this modeling based on the current low interest rate environment.

The computed changes to net interest income between hypothetical rising and declining rates scenarios for the twenty-four months beginning December 31, 2020 and 2019 are as follows:

	Estimated Increase (Decrease) in Net Interest Income as of December 31,
Assumed 24 Month Instantaneous Change in Interest Rates	2020	2019
+ 400 basis points	22.54%	33.15%
+ 300 basis points	17.11%	24.63%
+ 200 basis points	11.67%	16.15%
+ 100 basis points	6.53%	7.55%
- 100 basis points	(8.64)%	(3.80)%

Economic Value of Equity. EVE measures the sensitivity of market value equity to simultaneous changes in interest rates. EVE is derived by subtracting the economic value of PE Bank’s liabilities from the economic value of assets, assuming current and hypothetical interest rate environments. EVE is based on all the future cash flows expected to be generated by the current balance sheet, discounted to derive the economic value of PE Bank’s assets and liabilities. These cash flows may change depending on the assumed interest rate environment and resulting changes in other assumptions, such as deposit betas, decay rates and prepayment speeds. The computed changes to EVE between hypothetical rising and declining rates scenarios as of December 31, 2020 and 2019 are as follows:

	Estimated Increase (Decrease) in Economic Value of Equity as of December 31,
Assumed Instantaneous Change in Interest Rates	2020	2019
+ 400 basis points	25.43%	3.88%
+ 300 basis points	21.02%	3.41%
+ 200 basis points	15.68%	2.54%
+ 100 basis points	9.36%	1.15%
- 100 basis points	(14.42)%	1.39%

Scenarios below -100 basis points were not included because those scenarios are not meaningful based on the current low interest rate environment. The EVE results indicate a positive effect from a short term increase in interest rates. The EVE results did increase resulting from the changes made to the deposit betas and decay rates in 2020. The EVE results are hypothetical, and a variety of factors might cause actual results to differ substantially from what is depicted. These could include, but are not limited to, non-parallel yield curve shifts, changes in market interest rate spreads and the actual reaction to changes in interest rate levels of interest-earning assets and interest-bearing liabilities. It is not uncommon for rates on certain assets or liabilities to lag behind changes in the market rates of interest. Additionally, prepayments of loans and early withdrawal of certificates of deposit could cause interest sensitivities to vary.

The results of these analyses and simulations do not contemplate all of the actions that management might undertake in response to changes in interest rates. In response to actual or anticipated changes in interest rates, management would have various alternatives for managing and reducing PE Bank’s exposure to interest rate risk. The level of excess liquidity provides considerable flexibility and allowing management to defer reacting immediately to increases in deposit rates.

PEB Management’s Discussion and Analysis of Financial Condition and Results Of Operations - Six Months Ended June 30, 2021 and 2020

Six Months Ended June 30, 2021 Financial Highlights and Recent Developments

Net income was $3.3 million for the six months ended June 30, 2021 compared to $811,000 for the same period in 2020. Return on average assets was 1.03% for the six months ended June 30, 2021 compared to 0.31% for the same period in 2020. The increase in the return on average assets is primarily attributable to no provision to the allowance to loan losses during the first half 2021 compared to provision of $2.0 million in the first half 2020. Return on average equity increased to 11.30% during the six months ended June 30, 2021 from 2.95% during the six months ended June 30, 2020. The increase was primarily attributable to the growth in net income. Total revenues (net interest income and non-interest income) for the first six months of 2021 increased 9.6% over the same period in 2020.

With the distribution of various COVID-19 vaccines, the California economy has begun to improve, with the unemployment rate declining in both Orange County and California since the beginning of the pandemic. Certain industries still have hurdles to overcome, but may return to pre-COVID-19 performance levels as consumer sentiment improves. The results for the first half of 2021 continue to be influenced by COVID-19.

Critical Accounting Policies

For information regarding PEB’s critical accounting policies, see “—PEB’s Management Discussion and Analysis of Financial Condition and Results of Operations-Years Ended December 31, 2020 and 2019-Critical Accounting Policies” above.

Results of Operations - For the Six Months Ended June 30, 2021 and 2020

The primary sources of revenue for PEB are net interest income and deposit service charges. Salary and employee benefits represent the largest component of non-interest expense, accounting for 71.1% and 68.2%, respectively, of the total non-interest expenses for the six months ended June 30, 2021 and 2020.

The following table shows key operating results for the six months ended June 30:

	For the Six Months Ended June 30,
	2021	2020

	(Dollars in thousands)
Interest Income	$14,817	$14,909
Interest Expense	1,947	3,448
Net Interest Income	12,870	11,461
Provision for Loan Losses	-	2,000
Noninterest Income	242	502
Noninterest Expense	8,371	8,391

Earnings Before Income Taxes	4,741	1,572
Income Taxes	1,405	761
Net Earnings	$3,336	$811

Earnings before income taxes was $4.7 million for 2021, compared to $1.6 million for 2020, including provisions for loan losses of $2.0 million for 2020 compared to $0 for 2021. Net earnings were $3.3 million and $811,000 for the six months ended June 30, 2021 and 2020, respectively.

PEB’s effective tax rate for 2021 was 29.6% compared to 48.4% for 2020. The higher effective tax rate in 2020 resulted from the recognition of $328,000 in tax expense related to the vesting of restricted stock awards.

Net Interest Income and Net Interest Margin Analysis

The tables below, for the periods indicated, set forth information regarding (i) the total dollar amount of interest income from interest-earning assets and the resultant average yields on those assets; (ii) the total dollar amount of interest expense and the average rate of interest on PEB’s interest bearing liabilities; (iii) net interest income; (iv) net interest rate spread; and (v) net interest margin. The following tables do not provide for tax equivalent yields on the tax exempt earning assets.

	For the Six Months Ended June 30,
	2021			2020
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates

	(Dollars in thousands)
Interest Earning Assets
Loans	$584,948	$14,677	5.06%	$438,926	$14,560	6.69%
Securities	79	-	0.00%	147	1	1.37%
Interest earning balances due from banks	45,635	51	0.23%	69,748	272	0.79%
FRB and FHLB Stock	3,044	89	5.90%	2,876	76	5.33%
Total Interest Earning Assets	633,706	14,817	4.72%	511,697	14,909	5.88%
Non-Interest Earning Assets
Cash and due from banks	3,801			2,218
Premises and equipment, net	2,584			3,203
Allowance for loan losses	(5,521)			(3,864)
Other assets	10,483			11,070
Total Non-Interest Earning Assets	11,347			12,627
Total Assets	$645,053			$524,324

Interest Bearing Liabilities
Money market	$144,584	517	0.72%	$140,718	862	1.24%
NOW	27,575	104	0.76%	25,407	127	1.01%
Savings	1,097	1	0.18%	750	1	0.27%
Certificates of deposits	189,683	1,065	1.13%	234,775	2,195	1.89%
Short term borrowings	153,011	260	0.34%	15,828	263	3.35%

Total Interest Bearing Liabilities	515,950	1,947	0.76%	417,478	3,448	1.67%

Non-Interest Bearing Liabilities and Shareholders' Equity
Demand deposits	62,685			44,924
Other liabilities	7,386			6,890
Shareholders' equity	59,032			55,032
Total Liabilities and Shareholders' Equity	$645,053			$524,324
Excess of Interest Earning Assets over Interest Bearing Liabilities	$117,756			$94,219
Net Interest Income		$12,870			$11,461
Interest Spread			3.95%			4.21%
Net Interest Margin			4.06%			4.48%

Net interest income is impacted by the volume (changes in volume multiplied by prior rate), interest rate (changes in rate multiplied by prior volume) and the mix of interest-earning assets and interest-bearing liabilities. The following table provides a breakdown of the changes in net interest income due to volume and rate changes for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020:

	For the Six Months June 30, 2021 Compared to 2020 Due to Changes In
	Average Volume	Average Rate	Net Increase (Decrease)
	(Dollars in thousands)
Interest Earning Assets
Loans	$4,844	$(4,727)	$117
Securities available -for-sale	-	(1)	(1)
Earning balances due from banks	(96)	(125)	(221)
FRB and FHLB Stock	4	9	13
Total Interest Earning Assets	4,752	(4,844)	(92)

Interest Bearing Liabilities
Money Market	(24)	369	345
NOW	(11)	34	23
Savings	-	-	-
Certificates of deposits	423	707	1,130
Short term borrowings	(2,279)	2,282	3
Total Interest Bearing Liabilities	(1,891)	3,392	1,501

Net Interest Income	$2,861	$(1,452)	$1,409

Net interest income increased $1.4 million despite a reduction in the net interest margin from 4.48% for first half of 2020 to 4.06% for first half of 2021. Average earning assets increased $122.0 million for the first half of 2021 compared to the first half of 2020, with the majority of the increase in earning assets attributable to increases in loans, primarily PPP loans. While the weighted average yield on earning assets decreased with the declining rate environment, the weighted average rate paid on interest bearing liabilities more substantially decreased to 0.76% for the first half of 2021 from 1.67% for the same period in 2020. The primary factor underlying the increase in net interest income for the first six months of 2021 compared to the same period in the prior year was the recognition of fee income associated with PPP loans totaling $2.2 million for 2021.

Provision for Loan Losses

The provision for loan losses represents an estimate of the amount necessary to be charged against the current period’s earnings to maintain the allowance for loans at a level that PEB considers adequate in relation to the estimated losses inherent in the loan portfolio. The provision for loans is impacted by changes in loan balances, and loan mix, as well as changes in estimated loss assumptions and charge-offs and recoveries. The amount of the provision for loans also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions and certain other subjective factors that may affect the ability of borrowers to meet their repayment obligations to us. For the six months ended June 30, 2021 and 2020, PEB recorded provisions for loan losses of $0 and $2.0 million, respectively. Net charge-off activity in both years was negligible. The provision for 2020 reflected the uncertainty and best estimates relating to the potential impact to the economies PEB serves and credit losses associated with borrowers impacted by the pandemic. Future provisions will consider trends in the reinstatement of COVID-19 modified loans following the end of their deferral periods.

Non-Interest Income and Expense

Non-interest income predominantly includes service charges and fees on deposit accounts, other income , and gains on loan sales. The following table provides a breakdown of non-interest income for the six months ended June 30, 2021 and 2020:

	For the Six Months Ended June 30,
	2021	2020

	(Dollars in thousands)
Service Charges on Deposit Accounts	$126	$148
Servicing Fee and Other Charges	131	41
Gain on the Sale of Loans	(15)	313
Total Noninterest Income	$242	$502

The following table provides a breakdown of non-interest expense for the periods indicated:

	For the Six Months Ended June 30,
	2021	2020

	(Dollars in thousands)
Salaries and Benefits	$5,950	$5,722
Depreciation	113	141
Occupancy	315	299
Equipment	14	27
Regulatory Assessments	137	131
Professional Fees	263	179
Advertising, Marketing and Business Development	14	31
Data Processing	446	533
Other	1,119	1,328
Total Noninterest Expense	$8,371	$8,391

Non-interest expense was unchanged at $8.4 million for both the six months ended June 30, 2021 and 2020. Salary and benefits, the largest component of non-interest expense, increased 4.0%, period over period resulting from decreased deferred loan origination costs due to lower PPP loan originations, lower headcount and reversal of a prior year over-accrual. Other non-interest expenses declined in 2021 resulting from lower activity due to continued COVID restrictions.

Financial Condition - June 30, 2021 Compared to December 31, 2020

At June 30, 2021, consolidated assets increased $43.0 million compared to the December 31,2020 primarily due to increases in PPP loans and interest bearing balances due from banks. PE Bank funded the increases and a decrease in deposits of $31.8 million compared to the same period in the prior year through borrowings of $72.5 million.

Cash and Cash Equivalents

Cash and cash equivalents, which primarily consist of funds held at the Federal Reserve Bank of San Francisco, or at corresponding banks, increased $13.6 million at June 30, 2021 compared to December 31, 2020. At June 30, 2021, the balance held at the Federal Reserve Bank of San Francisco was $44.7 million.

Changes in cash and cash equivalents are primarily affected by the funding of loans and changes in PEB’s sources of funding: deposits and borrowings.

Investment Securities

The scheduled maturities of securities and the related weighted average yield is as follows, as of June 30, 2021 and December 31, 2020:

As of June 30, 2021:	<1 Yr	Yield	1 - 5 Yrs	Yield	6 - 10 Yrs	Yield	After 10 Yrs	Yield	Total

	(Dollars in thousands)
Mortgage Backed Securities	$14	0.55%	-	0%	-	0%	$52	1.72%	$66

As of December 31, 2020:	<1 Yr	Yield	1 - 5 Yrs	Yield	6 - 10 Yrs	Yield	After 10 Yrs	Yield	Total

	(Dollars in thousands)
Mortgage Backed Securities	$-	0.00%	$29	0.51%	$-	0.00%	$65	2.76%	$94

The weighted average yield of the Agency Mortgage Backed Securities as of June 30, 2021 and December 31, 2020 were 1.46% and 2.04%, respectively.

Loan Portfolio

Net loans increased $31.6 million at June 30, 2021 compared to December 31, 2020. Loan originations were $145.3 million for the six months ended June 30, 2021 which included PPP loans of $108.4 million. Loan originations were $214.1 million for the six months ended June 30, 2020 which included PPP loans of $206.8 million. Payoffs increased for the six months ended June 30, 2021 compared to the same period of 2020 resulting from higher amounts of PPP forgiveness.

Allowance for Loan Losses

The table below illustrates the composition the allowance for loan losses and loans as of June 30, 2021 and December 31, 2020.

	June 30, 2021		December 31, 2020

	(Dollars in thousands)
Construction and Land Development	$117	2.1%	$233	4.1%
Commercial Real Estate and Other Real Estate Loans	4,624	82.6%	4,684	82.3%
Government Sponsored Loans	804	14.4%	640	11.3%
Commercial Loans	55	1.0%	131	2.3%
Total Allowance	$5,600	100.0%	$5,688	100.0%

Allowance for Loan Losses: The allowance for loan losses related to loans represented .99% and 1.06% of total loans outstanding as of June 30, 2021 and December 31, 2020, respectively. Total loans at June 30, 2021 include $233.7 million of loans issued under the PPP, such loans are fully guaranteed by the SBA.

At June 30, 2021, modified loans under the CARES Act totaled $47,000 which was down from $111.1 million when first reported at June 30, 2020. Based on present information, PEB considers the allowance for loan losses to be appropriate. Management’s judgment about the appropriateness of the allowance is based on a number of assumptions regarding future events which PEB believes to be reasonable, but which may or may not prove to be accurate. There can be no assurance that charge-offs in future periods will not exceed the allowance for loans losses or that additional increases in the allowance for loan losses will not be required.

While management uses the best information available to make its evaluation, the evaluation is inherently subjective and future adjustments to the allowance may be necessary, which could have the effect of reducing PEB’s income.

Deposits

Deposits decreased $31.8 million during the six months ended June 30, 2021, primarily in a reduction of time deposit by $45.3 million, partially offset by increases of $13.5 million in demand deposits. Consistent with falling market rates, the weighted average rate on deposits dropped from 1.55% in 2020 to 0.76% in 2021.

The maturities of time deposits as of June 30, 2021 are illustrated in the following table.

	< 3 Mos	3-6 Mos	6 Mos-1Yr	1-3 Yrs	> 3 Yrs	Total

	(Dollars in thousands)
Time deposits < $250,000	$37,859	$7,241	$43,902	$9,009	$743	$98,754
Time deposits > $250,000	28,410	357	1,073	13,168	30,478	73,486
Total	$66,269	$7,598	$44,975	$22,177	$31,221	$172,240

Borrowings

PEB had available borrowing capacity of $76.3 million from the Federal Reserve Bank of San Francisco through their PPPLF secured by $76.3 million of Small Business Administration PPP loans as of June 30, 2021. PPPLF advances bear interest at 0.35% and due upon the payoff or maturity of the associated PPP loan. The Federal Reserve Board ended the ability to advance on the PPPLF as of July 30, 2021. The PEB had outstanding PPPLF advances of $155.1 million as of June 30, 2021.

Liquidity

At June 30, 2021, cash and cash equivalents increased by $13.6 million as compared to December 31, 2020 as PPP loan forgiveness increased, offsetting the use of excess liquidity to fund as many new PPP loans as possible. PEB funded $108.4 million of PPP loans during the six months ended June 30, 2021. At June 30, 2021, deposits decreased by $31.8 million while borrowings increased by $72.5 million compared to December 31, 2020. Net loan growth of $31.6 million was the primary use of the increase in cash and cash equivalents in the first six months of 2021.

Ratio of Loans to Funding. At June 30, 2021 and December 31, 2020, the loan-to-funding ratios at PE Bank were 97.6% and 99.4%, respectively.

The following table provides the off-balance sheet arrangements of PEB as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020

	(Dollars in thousands)
Commitments to Extend Credit	$8,042	$14,941
Standby Letters of Credit	$1,050	$1,750

Capital Resources

At June 30, 2021, PE Bank’s regulatory capital ratios exceeded the minimums required to be considered well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed PE Bank’s category. To be categorized as well capitalized PE Bank must maintain minimum total risk-based, Tier I risk-based, Common Equity Tier I and Tier I leverage ratios as set forth in the table below.

PEB and PE Bank’s actual capital amounts and ratios are presented in the table below (dollars in thousands). The maximum amount of Tier II capital, contributed via the allowance for loan losses, is limited to 1.25% of gross risk weighted assets. This limitation, where applicable, is reflected in the total capital amounts listed below.

	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Conservation Buffer		To Be Well Capitalized Under Prompt Corrective Action Framework

	(Dollars in thousands)
As of June 30, 2021:
Pacific Enterprise Bancorp
Total Capital (to risk weighted assets):	$64,325	22.1%	$23,237	8.0%	$30,498	10.5%	$29,046	10.0%
Tier 1 Capital (to risk weighted assets):	60,671	20.9%	17,427	6.0%	24,689	8.5%	23,237	8.0%
Common equity tier I capital ratio:	60,671	20.9%	13,071	4.5%	20,332	7.0%	18,880	6.5%
Leverage ratio (tier I to avg assets):	60,671	12.6%	19,266	4.0%			24,083	5.0%
Pacific Enterprise Bank
Total Capital (to risk weighted assets):	$62,654	21.6%	$23,211	8.0%	$30,465	10.5%	$29,014	10.0%
Tier 1 Capital (to risk weighted assets):	59,000	20.3%	17,408	6.0%	24,662	8.5%	23,211	8.0%
Common equity tier I capital ratio:	59,000	20.3%	13,056	4.5%	20,310	7.0%	18,859	6.5%
Leverage ratio (tier I to avg assets):	59,000	12.2%	19,268	4.0%			24,085	5.0%

As of December 31, 2020:
Pacific Enterprise Bancorp
Total Capital (to risk weighted assets):	$60,784	19.3%	$25,156	8.0%	$33,017	10.5%	$31,445	10.0%
Tier 1 Capital (to risk weighted assets):	56,833	18.1%	18,867	6.0%	26,728	8.5%	25,156	8.0%
Common equity tier I capital ratio:	56,833	18.1%	14,150	4.5%	22,012	7.0%	20,439	6.5%
Leverage ratio (tier I to avg assets):	56,833	10.7%	21,275	4.0%			26,594	5.0%
Pacific Enterprise Bank
Total Capital (to risk weighted assets):	$59,102	18.8%	$25,131	8.0%	$32,984	10.5%	$31,414	10.0%
Tier 1 Capital (to risk weighted assets):	55,151	17.6%	18,848	6.0%	26,701	8.5%	25,131	8.0%
Common equity tier I capital ratio:	55,151	17.6%	14,136	4.5%	21,989	7.0%	20,419	6.5%
Leverage ratio (tier I to avg assets):	55,151	10.4%	21,277	4.0%			26,596	5.0%

Description of BayCom Capital Stock

The following briefly summarizes the material terms of BayCom’s capital stock. In connection with this summary, we urge you to read BayCom’s articles of incorporation and bylaws in their entirety, copies of which have been filed with the SEC and are available, without charge, to any person by following the instructions listed under “Where You Can Find More Information.”

BayCom’s articles authorize the issuance of up to 100,000,000 shares of common stock, no par value, and up to 10,000,000 shares of preferred stock, no par value. At June 30, 2021, BayCom had issued and outstanding 10,699,441 shares of common stock, and no shares of preferred stock.

Common Stock

Governing Documents.   Holders of shares of BayCom common stock have the rights set forth in its articles, bylaws and California law.

Dividends and Distributions.   The payment of dividends is subject to the restrictions set forth in the CGCL. The CGCL provides that neither a company nor any of its subsidiaries shall make any distribution to its shareholders unless: (i) the amount of retained earnings of the company immediately prior to the distribution equals or exceeds the sum of  (A) the amount of the proposed distribution plus (B) the preferential dividends arrears amount, or (ii) immediately after the distribution, the value of the company’s assets would equal or exceed the sum of its total liabilities plus the preferential rights amount.

Further, it is the policy of the Federal Reserve Board that bank holding companies, such as BayCom, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal Reserve Board’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries.

Holders of BayCom common stock may receive dividends when, as and if declared by its board of directors out of funds legally available for the payment of dividends, subject to any restrictions imposed by regulatory authorities and the payment of any preferential amounts to which any class of preferred stock may be entitled. BayCom has not paid any cash dividends since inception and has instead retained earnings for the purpose of increasing capital to support growth. The payment of dividends by BayCom will depend on the company’s net income, financial condition, regulatory requirements and other factors, including the results of the Bank’s operations. BayCom intends to continue to follow its existing policy of retaining earnings to increase capital for future growth and does not anticipate paying cash dividends in the foreseeable future.

Ranking.   BayCom’s common stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding up of BayCom to all other securities and indebtedness of BayCom.

Upon any voluntary or involuntary liquidation, dissolution or winding up of BayCom, the holders of its common stock are entitled to share equally, on a per share basis, in all of BayCom’s assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any then outstanding shares of preferred stock.

Conversion Rights.  BayCom’s common stock is not convertible into any other shares of our capital stock.

Preemptive Rights.   Holders of BayCom common stock do not have any preemptive rights.

Voting Rights.   The holders of BayCom common stock are entitled to one vote per share on any matter to be voted on by the shareholders. The holders of BayCom common stock are entitled to cumulative voting rights with respect to the election of directors. This means that a shareholder has the right to vote the number of shares owned by him or her for as many candidates as there are directors to be elected, or to cumulate his or her shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as he or she deems appropriate. A plurality of the shares voted shall elect all of the directors then standing for election at a meeting of shareholders at which a quorum is present. This means the candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, are elected as directors.

Redemption.   BayCom has no obligation or right to redeem its common stock.

Stock Exchange Listing.   BayCom’s common stock is listed on the NASDAQ under the symbol “BCML.”

Preferred Stock

Upon authorization of BayCom’s board of directors, BayCom may issue shares of one or more series of its preferred stock from time to time. BayCom’s board of directors may, without any action by holders of common stock and except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding, adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The rights of any series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

BayCom may issue shares of, or rights to purchase shares of, one or more series of its preferred stock that have been designated from time to time, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;

•	discourage an unsolicited proposal to acquire BayCom; or

•	facilitate a particular business combination involving BayCom. Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of BayCom’s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over our then market price.

Anti-Takeover Considerations and Special Provisions of Our Articles, Bylaws and California Law

California law, federal banking regulations and certain provisions of our articles and bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by our shareholders to be in their best interests. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions also serve to discourage hostile takeover practices and inadequate takeover bids. BayCom believes that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.

Federal Banking Regulations.   Provisions of federal banking laws, including regulatory approval requirements, could make it difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. Acquisition of 10% or more of any class of voting stock of a bank holding company or depository institution, including shares of our common stock following completion of this offering, generally creates a rebuttable presumption that the acquirer “controls” the bank holding company or depository institution. Also, a bank holding company must obtain the prior approval of the Federal Reserve Board before, among other things, acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, including our bank.

California Law.   Under the CGCL, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a California corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of such corporation. The articles or bylaws of a California corporation may, but are not required to, set a higher standard for approval of such transactions. BayCom’s articles of incorporation and bylaws do not set higher limits.

BayCom is subject to the provisions of Section 1203 of the CGCL, which contains provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control in which our shareholders could receive a premium for their shares or other changes in our management. First, if an “interested person” makes an offer to purchase the shares of some or all of our existing shareholders, we must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. California law considers a person to be an “interested person” if the person directly or indirectly controls BayCom, if the person is directly or indirectly controlled by one of our officers or directors, or if the person is an entity in which one of our officers or directors holds a material financial interest. If, after receiving an offer from such an “interested person”, BayCom receives a subsequent offer from a neutral third party, then BayCom must notify our shareholders of this offer and afford each of them the opportunity to withdraw their consent to the “interested person” offer.

Authorized But Unissued Capital Stock.   As of the date of this joint proxy statement/prospectus, BayCom has 89,306,575 shares of authorized but unissued common stock, of which BayCom has reserved 114,832 shares to be utilized for awards that remain available for grant and issuance under its 2017 Omnibus Equity Incentive Plan and up to 3,100,004 shares may be issued to PEB shareholders upon the closing of the merger. BayCom also has 10,000,000 shares of authorized but unissued preferred stock, and its board of directors may authorize the issuance of one or more series of preferred stock without shareholder approval. These shares could be used by the board of directors to make it more difficult or to discourage an attempt to obtain control of BayCom through a merger, tender offer, proxy contest or otherwise.

Limitation on Right to Call a Special Meeting of Shareholders.  BayCom’s bylaws provide that special meetings of shareholders may only be called by our board, the chairperson of our board, or our president or by the holders of not less than 10% of our outstanding shares of capital stock entitled to vote for the purpose or purposes for which the meeting is being called.

Advance Notice Provisions.   Additionally, BayCom’s bylaws provide that nominations for directors must be made in accordance with the provisions of its bylaws, which generally require, among other things, that such nominations be provided in writing to BayCom’s president by the later of: (i) the close of business 21 days prior to the meeting of shareholders called for the election of directors, or (ii) 10 days after the date of mailing of the notice of meeting to shareholders, and that the notice to BayCom’s president contain certain information about the shareholder and the director nominee.

Filling of Board Vacancies; Removals.   Any vacancies in BayCom’s board of directors and any directorships resulting from any increase in the number of directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until the next annual meeting and until the director’s successor has been elected and qualified. However, a vacancy created on the board by the removal of a director may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, or by the unanimous written consent of all shares entitled to vote thereon.

New or Amendment of the Bylaws.   New bylaws may be adopted or the bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. BayCom’s bylaws also provide that except for changing the range of directors which is currently set at five (5) to nine (9), the bylaws may be altered, amended or repealed by its board without prior notice to or approval by BayCom’s shareholders, except as otherwise may be required by California law.

Voting Provisions.   BayCom’s articles do not provide for certain heightened voting thresholds needed to consummate a change in control transaction, such as a merger, the sale of substantially all of our assets or other similar transaction. Accordingly, BayCom will not be able to consummate a change in control transaction or sell all or substantially all of its assets without obtaining the affirmative vote of the holders of shares of our capital stock having at least a majority of the voting power of all outstanding capital stock entitled to vote thereon.

Elimination of Liability and Indemnification.   BayCom’s articles of incorporation eliminate the personal liability of our directors for monetary damages to the fullest extent permitted under California law. A director’s liability, however, is not eliminated with respect to (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders; (vi) transactions between the corporation and a director who has a material financial interest in such transaction; and (vii) liability for improper distributions, loans or guarantees. BayCom’s articles of incorporation and bylaws also provide, among other things, for the indemnification of its directors, officers and agents, and authorizes its board of directors to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by the individual while acting for BayCom within the scope of his or her employment (subject to certain limitations). It is the policy of BayCom’s board of directors that its directors, officers and agents shall be indemnified to the maximum extent permitted under applicable law and BayCom’s articles of incorporation and bylaws, and BayCom has obtained director and officer liability insurance covering all of BayCom’s and the Bank’s officers and directors.

Transfer Agent

BayCom’s transfer agent is Pacific Stock Transfer Company. The transfer agent’s address is 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119 and the telephone number is (702) 361-3033.

Comparison of RIGHTS OF PEB COMMON SHARES AND
BAYCOM COMMON SHARES

When the merger becomes effective, shareholders of PEB who receive shares of BayCom common stock in exchange for their shares of PEB common stock will become shareholders of BayCom. BayCom is a California corporation and the rights of BayCom shareholders are governed by the CGCL, as well as the BayCom articles of incorporation and the BayCom bylaws. PEB is a California corporation, and its shareholders' rights are governed by the CGCL and the PEB articles of incorporation and PEB bylaws. You are urged to read carefully the relevant provisions of the CGCL, as well as BayCom’s and PEB’s governing documents. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

After the merger, as BayCom shareholders, the rights of former PEB shareholders will be governed by the BayCom articles of incorporation, the BayCom bylaws and the CGCL. The following is a summary of material differences between the rights of holders of BayCom common stock and holders of PEB common stock. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BayCom common stock and holders of PEB common stock. Rather, the summary is intended to provide a general overview of the differences in shareholders' rights under the governing corporate instruments of BayCom and PEB, and other known material differences. For more detailed information with respect to BayCom, see "Description of BayCom Capital Stock" beginning on page 126.

PEB	BayCom

Authorized Capital Stock

PEB's articles of incorporation state that the authorized capital stock of PEB consists of 30,000,000 shares of common stock, without par value, and 20,000,000 shares of preferred stock, without par value. As of October 29, 2021 there were 2,979,676 shares of PEB common stock outstanding. No shares of PEB preferred stock are issued and outstanding or reserved for issuance. Subject to compliance with the CGCL, PEB's articles of incorporation and bylaws, the PEB board of directors may authorize the issuance of additional shares of authorized common stock and preferred stock.	BayCom's articles of incorporation states that the authorized capital stock of BayCom consists of 100,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock, without par value. As of October 29, 2021 there were 10,693,425 shares of BayCom common stock outstanding. No shares of BayCom preferred stock are issued and outstanding or reserved for issuance. Subject to compliance with the CGCL, BayCom's articles of incorporation and bylaws, the BayCom board of directors may authorize the issuance of additional shares of authorized common stock and preferred stock.

Voting Rights

Holders of PEB common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. In the election of directors, each shareholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder chooses.

No shareholder is entitled to cumulate votes in favor of any candidate or candidates unless such candidate's or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may then cumulate their votes for candidates in nomination.

In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.

Each BayCom shareholder entitled to vote is entitled to one vote for each share held on each matter submitted to a vote of shareholders. In the election of directors, each shareholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder chooses.

No shareholder is entitled to cumulate votes in favor of any candidate or candidates unless such candidate's or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may then cumulate their votes for candidates in nomination. In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.

PEB	BayCom

Number of Directors

PEB’s bylaws state that the number of directors that may serve on PEB’s board of directors cannot be less than eight nor more than fifteen until changed by an amendment of the articles, or a bylaw amendment, or a resolution amending such exact number, duly adopted by the board of directors or by the shareholders.	BayCom’s bylaws state that the number of directors that may serve on BayCom’s board of directors cannot be less than seven nor more than thirteen until changed by an amendment of the articles or a bylaw amendment duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. The exact number of directors shall be fixed from time-to-time by a resolution adopted by BayCom’s board of directors or by a bylaw or an amendment of the bylaws adopted by a vote of a majority of the shares entitled to vote represented at a duly held meeting at which quorum is present, by the written consent of the holders of a majority of the outstanding share entitled to vote, or by shareholder approval by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). The number of directors is fixed by the board of directors at nine, and there are currently nine members of the BayCom board of directors. Pursuant to the merger agreement, the directors of BayCom immediately prior to the effective time of the merger, will be the directors of BayCom following the closing of the merger.

Election of Directors

PEB's bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.	BayCom's bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified

PEB	BayCom

Classification of Board of Directors
PEB's bylaws do not provide for a classified board of directors.	BayCom's bylaws do not provide for a classified board of directors.
Vacancies
PEB's bylaws provide that a vacancy on the board of directors, not including a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, or if the number of directors then in office is less than a quorum by (i) unanimous written consent of the directors then in office, (ii) the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice, or (iii) a sole remaining director. A vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum), or by the unanimous written consent of all shares entitled to vote thereon. The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote.	BayCom's bylaws provide that a vacancy on the board of directors, not including a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. Any director so elected may hold office until the next annual meeting of shareholders and until such director's successor is elected at an annual or special shareholders meeting. A vacancy created by the removal of a director shall be filled only by a person elected by a majority of the shareholders entitled to vote at a duly held meeting at which a quorum is present or by the unanimous written consent of the holders of the outstanding shares. The shareholders may elect a director at any time to fill any vacancy not filled by directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote.

Removal of Directors

A director may be removed from office without cause by a vote of shareholders holding a majority of the outstanding shares entitled to vote at an election of directors; however, unless the entire board is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the total number of votes were cast, or, if such action is taken by written consent, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director's most recent election were then being elected. In addition, the Board of Directors may declare vacant the office of a director who has been declared of unsound mind by a court order or convicted of a felony.

No reduction of the authorized number of directors shall have the effect of removing any director before his or her term of office expires.

A director may be removed from office without cause by a vote of shareholders holding a majority of the outstanding shares entitled to vote at an election of directors; however, unless the entire board of directors is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the total number of votes were cast, or, if such action is taken by written consent, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director's most recent election were then being elected. In addition, a director may also be removed from office by the Superior Court of the county in which the principal office is located, at the suit of shareholders holding at least 10% of the number of outstanding shares of any class, in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation, in the manner provided by the law. The Board of Directors may also declare vacant the office of a director who has been declared of unsound mind by a court order or convicted of a felony.

No reduction of the authorized number of directors shall have the effect of removing any director before his or her term of office expires.

PEB	BayCom

Nomination of Director Candidates by Shareholders
PEB’s bylaws permit the board of directors or any shareholder entitled to vote at the election of directors to nominate candidates for election as directors, if written notice is delivered or mailed to, and received by, the the president of the corporation no more than 60 days prior to any meeting of shareholders called for the election of directors an no more than 10 days after the date the notice of such meeting is sent to shareholders. If fewer than 10 days’ notice of the meeting is given to shareholders, such notice of intention to nominate must be received by the president of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting.	BayCom's bylaws permit shareholders who are entitled to vote in the meeting of shareholders to nominate a director for election if written notice is delivered to the president of the corporation by the later of 21 days prior to any meeting of shareholders called for election of directors or 10 days following the day on which the notice of meeting was mailed.
Shareholder Action Without a Meeting
PEB's bylaws provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Unanimous written consent shall be required for the election of directors to non-vacant positions.	BayCom's bylaws provide that any action which may be taken at any annual or special meeting of the shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Unanimous written consent shall be required for election of directors to non-vacant positions.
Special Meetings of Shareholders
PEB may call a special shareholders meeting at any time upon the request of the board of directors, chairman of the board, the president, or of the PEB shareholders entitled to cast not less than 10% of the votes at such a meeting.	BayCom may call a special shareholders meeting at any time upon the request of the board of directors, chairman of the board, the president, or of the BayCom shareholders entitled to cast not less than 10% of the votes at such a meeting.

PEB	BayCom

Indemnification of Directors and Officers

PEB's articles of incorporation authorize BayCom to indemnify its directors, officers, employees and agents, through bylaw provisions, agreements with such agents, or both, in excess of the indemnification otherwise permitted by the California Corporations Code, subject only to the limits set forth in Section 204 of the Corporations Code, with respect to actions for breach of duty to the Corporation and its shareholders.

PEB's bylaws provide that PEB will indemnify any director, officer, employee or agent who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, or proceeding against expenses, judgements, fines, settlements and other amounts actually and reasonably incurred in connection with any such proceeding, to the fullest extent permitted by law.

BayCom's articles of incorporation authorize BayCom to indemnify its directors, officers, employees and agents to the fullest extent permitted by California law.

BayCom's bylaws provide that BayCom will indemnify its directors, officers, employees and agents or any person serving at the request of BayCom as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding against all expenses, liabilities, losses, judgments, fines, ERISA excise taxes and penalties, settlements, any interest, assessments and other charges, incurred in connection with any such proceeding, and any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of such foregoing payments. Further, the bylaws provide that such indemnification shall be in excess of that expressly permitted by Section 317 of the Corporations Code.

Amendments to Articles of Incorporation and Bylaws

PEB’s bylaws generally may be amended or repealed by the board of directors or the affirmative vote of a majority of the outstanding shares entitled to vote or by the written consent of the shareholders entitled to vote. A bylaw or amendment thereof changing the authorized number of directors may be adopted, amended or repealed by the directors only for the purpose of fixing the exact number of directors.

PEB’s articles of incorporation may be amended by the affirmative vote of the issued and outstanding shares entitled to vote.

BayCom’s bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote. BayCom’s bylaws may be amended or repealed by the board of directors other than a bylaw specifying or changing a fixed number of directors or the maximum or minimum number of directors or changing from a fixed to a variable board or vice versa.

BayCom’s articles of incorporation may be amended by the affirmative vote of the issued and outstanding shares entitled to vote.

Dissenters’ Rights
PEB does not have any capital stock outstanding that is listed on a national securities exchange and, therefore, all outstanding shares of the capital stock of PEB generally have dissenters’ rights with respect to a business combination or other reorganization requiring their vote under the CGCL; provided, however, the California Financial Code provides that dissenters’ rights will not apply to shareholders of PEB in a merger if PEB was the surviving depository corporation. In addition, a business combination where PEB shareholders possess more than 5/6 of the voting power of the surviving corporation will not require the vote of PEB shareholders.	Under the CGCL, because BayCom common stock is listed on a national securities exchange certified by the DFPI, holders of BayCom common stock do not have dissenters’ rights with respect to a business combination or other reorganization requiring their vote, unless their shares are subject to transfer restrictions or are exchanged for merger consideration other than solely securities listed on a national securities exchange certified by the California Commissioner of the Department of Business Oversight and cash in lieu of fractional shares.

Dissenters’ Rights

The shares of PEB common stock held by PEB shareholders who do not vote their PEB common stock in favor of the merger proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not be converted into the right to receive the merger consideration otherwise payable for PEB common stock upon consummation of the merger, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of CGCL.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the CGCL. The full text of Sections 1300 through 1313 of the CGCL is attached to this joint proxy statement/prospectus as Appendix D and is incorporated herein by reference. Appendix D should be reviewed carefully by any PEB shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect will result in the loss of dissenters’ rights. The following discussion is qualified in its entirety by Appendix D.

All references in Sections 1300 through 1313 of the CGCL and in this summary to a “shareholder” are to the holder of record of PEB common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in PEB common stock held of record in the name of another person, such as a broker, bank or nominee, cannot enforce dissenters’ rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

ANY HOLDER OF PEB COMMON STOCK WISHING TO EXERCISE DISSENTERS’ RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CGCL, WHICH CONSISTS OF SECTIONS 1300-1313, WILL RESULT IN THE LOSS OF A SHAREHOLDER’S STATUTORY DISSENTERS’ RIGHTS.

Under the CGCL, PEB common stock must satisfy each of the following requirements to qualify as dissenting shares, which are referred to as dissenting shares:

•	such dissenting shares must have been outstanding on the record date;

•	such dissenting shares must not have been voted in favor of the merger proposal;

•	the holder of such dissenting shares must timely make a written demand that PEB repurchase such dissenting shares at fair market value (as defined below); and

•	the holder of such dissenting shares must submit certificates representing such dissenting shares for endorsement (as described below).

A vote “AGAINST” the merger proposal, or abstaining from voting, does not in and of itself constitute a demand for appraisal under California law.

Pursuant to Sections 1300 through 1313 of the CGCL, holders of dissenting shares may require PEB to repurchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day of, and immediately prior to, the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter, referred to as the “fair market value.”

Within 10 days following approval of the merger proposal by PEB shareholders, PEB is required to mail a dissenter’s notice to each person who did not vote in favor of the merger proposal. The dissenter’s notice must contain the following:

•	a notice of the approval of the merger proposal;

•	a statement of the price determined by PEB to represent the fair market value of dissenting shares (which will constitute an offer by PEB to purchase such dissenting shares at such stated price unless such shares lose their status as “dissenting shares” under Section 1309 of the CGCL);

•	a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

•	a copy of Sections 1300 through 1304 of Chapter 13 of the CGCL.

Within 30 days after the date on which the notice of the approval of the merger proposal by the outstanding shares is mailed to dissenting shareholders, PEB or its transfer agent must have received from any dissenting shareholder a written demand that PEB repurchase such shareholder’s dissenting shares. The written demand must include the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that PEB purchase. Furthermore, the written demand must include a statement of what such dissenting shareholder claims to be the fair market value of the dissenting shares (which will constitute an offer by the dissenting shareholder to sell the dissenting shares at such price). In addition, within such same 30-day period, a dissenting shareholder must submit to PEB or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands PEB purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that PEB purchase within 30 days after the date of the mailing of the notice of the approval of the merger proposal. The demand, statement and PEB certificates should be delivered by overnight courier or certified mail, return-receipt requested to:

Pacific Enterprise Bancorp

17748 Skypark Circle, Suite 100

Irvine, California 92614

Attention: Jerro M. Otsuki, Corporate Secretary

If upon the dissenting shareholder’s surrender of the certificates representing the dissenting shares, PEB and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) 30 days after the date of such agreement or (ii) 30 days after any statutory or contractual conditions to the completion of the merger are satisfied.

If PEB and a dissenting shareholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the shareholders’ approval of the merger proposal is mailed, to resolve such dispute. In such action, the court will determine whether the PEB common stock held by such shareholder are dissenting shares and/or the fair market value of such dissenting shares.

In determining the fair market value for the dissenting shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraisers, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value of the dissenting shares. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. The costs of the dissenters’ rights action, including reasonable compensation to the appraisers appointed by the court, will be allocated between PEB and the dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the fair market value of PEB shares exceeds the price offered by PEB in the notice of approval, then PEB will pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by PEB, then the court may in its discretion impose additional costs on PEB, including attorneys’ fees, fees of expert witnesses and interest.

PEB shareholders considering whether to exercise dissenters’ rights should consider that the fair market value of their PEB common stock determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of consideration to be paid in connection with the merger, as set forth in the merger agreement. Also, PEB reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of dissenting shares is less than the value of the merger consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. PEB shareholders considering whether to exercise dissenters’ rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters’ rights.

Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. PEB shareholders wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL. Any PEB shareholder who fails to strictly comply with the requirements of Chapter 13 of the CGCL, attached as Appendix D to this joint proxy statement/prospectus, will forfeit the right to exercise dissenters’ rights and will, instead, receive the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement.

Except as expressly limited by Chapter 13 of the CGCL, dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

Dissenting shares lose their status as “dissenting shares,” and holders of dissenting shares cease to be entitled to require PEB to purchase such shares, upon the happening of any of the following:

•	the merger is abandoned;

•	the dissenting shares are transferred before their submission to PEB for the required endorsement;

•	the dissenting shareholder and PEB do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither PEB nor the shareholder files a complaint or intervenes in a pending action within six months after PEB mails a notice that its shareholders have approved the merger; or

•	with PEB’s consent, the dissenting shareholder withdraws the shareholder’s demand for purchase of the dissenting shares.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETINGS

In the event that there are not sufficient votes to constitute a quorum or approve the BayCom merger proposal at the time of the special meeting, the BayCom merger proposal cannot be approved at the meeting unless the special meeting is adjourned to a later date or dates to permit further solicitation of proxies. In order to allow proxies that have been received by BayCom at the time of the special meeting to be voted for an adjournment, if deemed necessary, BayCom has submitted the BayCom adjournment proposal to its shareholders as a separate matter for their consideration.

In the event that there are not sufficient votes to constitute a quorum or approve the PEB merger proposal at the time of the special meeting, the PEB merger proposal cannot be approved at the meeting unless the special meeting is adjourned to a later date or dates to permit further solicitation of proxies. In order to allow proxies that have been received by PEB at the time of the special meeting to be voted for an adjournment, if deemed necessary, PEB has submitted the PEB adjournment proposal to its shareholders as a separate matter for their consideration.

Other than an announcement to be made at either the BayCom or PEB special meeting of the time, date and place of an adjourned meeting, an adjournment or postponement generally may be made at either the BayCom or PEB special meeting without notice. Any adjournment or postponement of either the BayCom or PEB special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to vote at that special meeting to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

LEGAL MATTERS

The validity of the common shares offered hereby will be passed upon for BayCom by Silver, Freedman, Taff & Tiernan LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for BayCom by Silver, Freedman, Taff & Tiernan LLP and for PEB by Sheppard, Mullin, Richter & Hampton LLP.

Experts

BayCom Corp’s consolidated financial statements appearing in its Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report included therein, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of such firm given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Pacific Enterprise Bancorp and subsidiary as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 and 2019 have been so included in reliance upon the report of Eide Bailly LLP, independent auditor, and upon the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by BayCom (File No. 333-260336), constitutes a prospectus of BayCom under Section 5 of the Securities Act with respect to the shares of BayCom common stock to be issued pursuant to the Agreement and Plan of Merger, dated as of September 7, 2021, by and among BayCom and PEB. This document also constitutes a proxy statement for BayCom under the Exchange Act. It also constitutes a notice of special meeting with respect to the BayCom special meeting. This document also constitutes a proxy statement of PEB and also includes a notice with respect to the PEB special meeting. These joint proxy materials are furnished in connection with the respective proxy solicitations being conducted by the board of directors of BayCom and PEB.

In addition, BayCom (File No. 001-38483) files annual, quarterly, and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains such reports, proxy statements and other information about public companies, including BayCom's filings, which can be accessed on the website free of charge. The internet address of that site is www.sec.gov. You may also read and copy any materials filed with the SEC by BayCom at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You also may obtain copies of the information that BayCom files with the SEC, free of charge, by accessing BayCom's website at www.unitedbusinessbank.com under the tab “About Us” and then "Investor Relations" and then under "Documents". BayCom’s internet address is www.unitedbusinessbank.com. The information on BayCom's website is not part of this joint proxy statement/prospectus.

The SEC allows BayCom to “incorporate by reference” information in this joint proxy statement/prospectus. This means that BayCom can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that BayCom incorporates by reference is considered to be part of this joint proxy statement/prospectus, and later information that BayCom files with the SEC will automatically update and supersede the information BayCom included in this joint proxy statement/prospectus. This document incorporates by reference the documents that are listed below that BayCom previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 23, 2021;

•	Definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting, filed on April 29, 2021;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed on May 13, 2021 and August 16, 2021, respectively;

•	Current Reports on Form 8-K, filed on February 22, 2021, March 9, 2021, June 17, 2021, July 15, 2021, September 8, 2021 and September 30, 2021; and

•	The description of BayCom common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

BayCom also incorporates by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the BayCom special meeting and the PEB special meeting both of which are to be held on December 13, 2021 (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC). Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this joint proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Documents incorporated by reference are available from BayCom without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from BayCom at the following address:

BayCom Corp
500 Ygnacio Valley Road, Suite 200

Walnut Creek, CA 94596

Attention: Keary L. Colwell, EVP and Corporate Secretary
Telephone: (925) 476-1800

To obtain timely delivery, you must make a written or oral request for a copy of such information by December 6, 2021. You will not be charged for any of these documents that you request.

PEB does not have a class of securities registered under the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents or reports with the SEC.

If you are PEB shareholder and have questions about the merger or submitting your proxy, or if you need additional copies of this joint proxy statement/prospectus or proxy cards, you should contact PEB’s proxy solicitor:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll-Free Telephone: (800) 509-0984 (Toll Free)

BayCom common stock is traded on the NASDAQ Global Select Market under the symbol “BCML,” and PEB common stock is quoted on the OTC Pink Open Market under the symbol “PEBN.”

BayCom Corp has supplied all of the information contained in this joint proxy statement/prospectus relating to BayCom Corp and UB Bank. Pacific Enterprise Bancorp has supplied all of the information contained in this joint proxy statement/prospectus relating to Pacific Enterprise Bancorp and PE Bank.

You should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals to PEB shareholders in connection with the merger. Neither BayCom nor PEB has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated November 1, 2021. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this joint proxy statement/prospectus nor the issuance by BayCom of shares of BayCom common stock in connection with the merger will create any implication to the contrary.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
PACIFIC ENTERPRISE BANCORP

Independent Auditor’s Report

The Board of Directors and Shareholders

Pacific Enterprise Bancorp and Subsidiaries

Irvine, California

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Pacific Enterprise Bancorp and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

What inspires you, inspires us. | eidebailly.com

25231 Paseo De Alicia, Ste. 100 | Laguna Hills, CA 92653-4615 | T 949.768.0833 | F 949.768.8408 | EOE

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacific Enterprise Bancorp and Subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Laguna Hills, California

February 24, 2021

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2020 AND 2019

(in thousands, except for share data)

ASSETS

	2020	2019
Cash and Due from Banks	$3,252	$1,288
Interest-bearing Deposits in Other Banks	52,269	92,470
TOTAL CASH AND CASH EQUIVALENTS	55,521	93,758

Time Deposits in Other Banks	1,634	1,882
Debt Securities Available for Sale	96	169

Loans:
Construction and Land Development	7,754	4,805
Commercial Real Estate and Other Real Estate Loans	163,071	161,766
Government Sponsored Loans	363,790	201,446
Commercial	2,437	11,145
TOTAL LOANS	537,052	379,162
Deferred Loan (Fees) Costs and Other, Net	(304)	2,938
Allowance for Loan Losses	(5,688)	(4,006)
NET LOANS	531,060	378,094

Premises and Equipment	450	602
Right of Use Asset	2,282	2,728
Federal Reserve Bank and Other Bank Stock	2,906	2,864
Accrued Interest and Other Assets	9,880	8,781

TOTAL ASSETS	$603,829	$488,878

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2020 AND 2019

(in thousands, except for share data)

LIABILITIES AND SHAREHOLDERS' EQUITY

	2020	2019
Deposits:
Noninterest-bearing Demand	$60,478	$39,736
Savings, NOW and Money Market Accounts	177,897	191,552
Time Deposits	217,530	157,046
TOTAL DEPOSITS	455,905	388,334

Borrowings	82,652	39,000
Operating Lease Liability	2,598	2,729
Accrued Interest and Other Liabilities	5,442	4,960
TOTAL LIABILITIES	546,597	435,023

Commitments and Contingencies - Notes E and L	-	-

Shareholders' Equity:
Preferred Stock - 20,000,000 Shares Authorized, None Outstanding	-	-
Common Stock - No par value, 30,000,000 Shares Authorized, Issued and Outstanding 2,993,867 in 2020 and 3,056,268 in 2019	28,631	26,552
Additional Paid-in Capital	772	2,363
Retained Earnings	27,827	24,939
Accumulated Other Comprehensive Income - Net
Unrealized Gain on Available-for-Sale Securities, Net of Tax of $0 in 2020 and 2019	2	1
TOTAL SHAREHOLDERS' EQUITY	57,232	53,855

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$603,829	$488,878

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in thousands, except for share data)

	2020	2019
INTEREST INCOME
Interest and Fees on Loans	$29,130	$30,374
Interest on Investment Securities	3	5
Interest on Earning Deposits and Other	476	1,950
TOTAL INTEREST INCOME	29,609	32,329

INTEREST EXPENSE
Interest on Savings, NOW and Money Market Accounts	1,690	3,777
Interest on Time Deposits	4,009	4,189
Interest on Borrowings	377	1,452
TOTAL INTEREST EXPENSE	6,076	9,418

NET INTEREST INCOME	23,533	22,911

Provision (Benefit) for Loan Losses	1,975	(5)
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	21,558	22,916

NONINTEREST INCOME
Service Charges and Fees on Deposit Accounts	262	470
Other Charges and Fees	48	51
Servicing Fee Income	92	74
Gain on the Sale of Loans	169	394
TOTAL NONINTEREST INCOME	571	989

NONINTEREST EXPENSE
Salaries and Employee Benefits	12,542	15,551
Occupancy and Equipment	910	899
Other	4,184	4,191
TOTAL NONINTEREST EXPENSE	17,636	20,641
EARNINGS BEFORE INCOME TAXES	4,493	3,264
Income Taxes	1,606	961

NET EARNINGS	$2,887	$2,303

EARNINGS PER SHARE - BASIC	$1.03	$0.82
EARNINGS PER SHARE - DILUTED	$1.02	$0.78

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in thousands)

	2020	2019
Net Earnings	$2,887	$2,303

OTHER COMPREHENSIVE INCOME:
Unrealized Gain on Securities Available for Sale:
Change in Unrealized Gain	1	3
	1	3

Income Taxes Expense:
Change in Unrealized Gain	-	(1)
	-	(1)

TOTAL OTHER COMPREHENSIVE INCOME	1	2

TOTAL COMPREHENSIVE INCOME	$2,888	$2,305

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in thousands, except for share data)

					Accumulated
	Common Stock				Other
	Number of		Additional	Retained	Comprehensive
	Shares	Amount	Paid-in Capital	Earnings	Income (Loss)	Total
Balance at January 1, 2019	3,014,074	$26,743	$1,547	$23,301	$(1)	$51,590

Net Earnings				2,303		2,303

Stock-based Compensation			1,469			1,469

Issuance of Restricted Stock, net	108,261					-

Vesting of Restricted Stock, net		606	(606)			-

Shares Repurchased	(66,067)	(797)	(48)	(664)		(1,509)

Other Comprehensive
Gain, Net of Taxes					2	2

Balance at December 31, 2019	3,056,268	26,552	2,362	24,940	1	53,855

Net Earnings				2,887		2,887

Stock-based Compensation			1,240			1,240

Issuance of Restricted Stock, net	(4,081)					-

Exercise of Stock Options	9,552	88	(7)			81

Vesting of Restricted Stock, net		2,823	(2,823)			-

Shares Repurchased	(67,872)	(832)				(832)

Other Comprehensive
Gain, Net of Taxes					1	1

Balance at December 31, 2020	2,993,867	$28,631	$772	$27,827	$2	$57,232

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in thousands)

	2020	2019
OPERATING ACTIVITIES
Net Earnings	$2,887	$2,303
Adjustments to Reconcile Net Income to Net Cash
From Operating Activities:
Depreciation and Amortization	261	243
Stock-based Compensation	1,240	1,469
Provision (Benefit) for Loan Losses	1,975	(5)
Net Amortization of Premiums on Investment Securities	1	3
Deferred Income (Benefit) Tax	(99)	25
Gain Recognized on Sale of Loans	(169)	(395)
Change in Deferred Loan Costs, Net	266	494
Increase in Deferred PPP Loan Fees, Net	3,226	-
Changes in Other Assets and Liabilities:
Other Assets	(1,000)	129
Accrued Expenses and Other Liabilities	797	(594)
NET CASH FROM OPERATING ACTIVITIES	9,385	3,672

INVESTING ACTIVITIES
Net Change in Time Deposits in Other Banks	248	-
Proceeds from Principal Payments on Securities Available for Sale	73	132
Net (Increase) Decrease in Loans	(167,751)	4,546
Proceeds from the Sale of Loans	9,487	6,516
Proceeds from Sale of Premises and Equipment	21	-
Purchase of Federal Reserve and Other Bank Stock	(42)	(65)
Purchases of Premises and Equipment	(130)	(104)

NET CASH FROM INVESTING ACTIVITIES	(158,094)	11,025

FINANCING ACTIVITIES
Net Increase (Decrease) in Demand Deposits and Savings Accounts	7,087	(24,532)
Net Increase (Decrease) in Time Deposits	60,484	(2,784)
Net Change in Borrowings	43,652	11,000
Shares Repurchased	(832)	(1,509)
Stock Options Exercised	81	-
NET CASH FROM FINANCING ACTIVITIES	110,472	(17,825)

DECREASE IN CASH AND CASH EQUIVALENTS	(38,237)	(3,128)
Cash and Cash Equivalents at Beginning of Year	93,758	96,886

CASH AND CASH EQUIVALENTS AT END OF YEAR	$55,521	$93,758

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$6,052	$9,370
Taxes Paid	$1,297	$2,112

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Pacific Enterprise Bancorp ("Bancorp") and its wholly owned subsidiaries, Pacific Enterprise Bank (the "Bank") and ZeBridge Capital, Inc. (“ZeBridge”), collectively referred to herein as the "Company". All significant intercompany transactions have been eliminated.

The Bancorp has no significant business activity other than its investments in the Bank and ZeBridge. Accordingly, no separate financial information on the Bancorp is provided.

Nature of Operations

The Company generates commercial and consumer loans and receives deposits from customers, who are predominately small and middle-market businesses and individuals located primarily in Orange County, California. The Company has one branch located in Irvine, California. The Company operates under a state charter and is a Federal Reserve member bank. The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to practices within the banking industry.

Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through February 24, 2021, which is the date the consolidated financial statements were available to be issued.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, deposits with other financial institutions with original maturities of ninety days or less and federal funds sold. Generally, federal funds are sold for one-day periods.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Cash and Due from Banks

Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Company complied with the reserve requirement as of December 31, 2020 and 2019.

The Company maintains amounts due from banks, which may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Debt Securities

Debt securities are classified in three categories and accounted for as follows: debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and are measured at amortized cost; debt securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt securities not classified as either held-to-maturity or trading securities are deemed as available-for-sale and are measured at fair value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of shareholders' equity. Gains or losses on sales of debt securities are determined on the specific identification method. Premiums and discounts are amortized or accreted using the interest method over the expected lives of the related securities.

Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows; OTTI related to credit loss, which must be recognized in the income statement and; OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") and Other Bank Stock

The Company is a member of the FHLB and the FRB system. Members are required to own a certain amount of stock based upon the level of borrowings and other factors, and may invest in additional amounts. FHLB and FRB stock are carried at cost, classified as a restricted security, and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income. The Company's investment in FRB stock was $859,000 and $817,000 at December 31, 2020 and 2019, respectively. The Company’s investment in FHLB stock was $1,985,000 as of both December 31, 2020 and 2019.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

The Company elected the measurement alternative for measuring equity securities without readily determinable fair values at cost less impairment, plus or minus observable price changes in orderly transactions. The carrying amount of the Company’s investment in bankers bank stock without readily determinable fair values recorded at cost is $62,000 as of both December 31, 2020 and 2019. No adjustments for observable prices were made in 2020.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on the contractual terms of the loan unless the loan is both well-secured and in the process of collection or when, in the opinion of management, there is reasonable doubt as to collectability based upon the contractual terms of the loan. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Amounts are charged-off when available information confirms that specific loans or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each segment.

The Company determines a separate allowance for each portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan's effective interest rate, or measured by reference

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Allowance for Loan Losses – Continued to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

The Company recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired with measurement of impairment as described above.

If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

General reserves cover non-impaired loans and are based on loss rates developed by management for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment's loss factors used. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

Portfolio segments identified by the Company include construction and land development, commercial real estate, government sponsored loans, and commercial loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to-income, collateral type and loan-to-value ratios for consumer loans.

Allowance for Credit Losses on Off-Balance Sheet Credit Exposures

The Company also maintains a separate allowance for off-balance sheet commitments. Management estimates anticipated losses using historical data and utilization assumptions. The allowance for off-balance sheet commitments totaled $283,000 and $258,000 as of December 31, 2020 and 2019, respectively, and is included in other liabilities on the balance sheet.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to seven years for furniture and equipment. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Leases

The Company determines if an arrangement contains a lease at contract inception and recognize right-of-use (“ROU”) assets and operating lease liabilities based on the present value of lease payments over the lease term. While operating leases may include options to extend the term, the Company does not take into account the options in calculating the ROU asset and lease liability unless it is reasonably certain such options will be reasonably exercised. The present value of lease payments is determined based on the Company’s incremental borrowing rate and other information available at lease commencement. Leases with an initial term of 12 months or less are not recorded in the consolidated balance sheets. Lease expense is recognized on a straight-line basis over the term. The Company has elected to account for lease agreements with lease and non-lease components as a single lease component.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonable estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Revenue Recognition – Noninterest Income

In accordance with Topic 606, revenues are recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services that are promised within each contract and identifies those that contain performance obligation, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized in non-interest income.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Revenue Recognition – Noninterest Income – Continued

The following is a discussion of key revenues within the scope of Topic 606 revenue guidance.

Service Charges and Fees on Deposit Accounts

The Company earns fees from its deposit customers for account maintenance, transaction-based and overdraft services. Account maintenance fees consist primarily of account fees and analyzed account fees charged on deposit accounts on a monthly basis. The performance obligation is satisfied and the fees are recognized on a monthly basis as the service period is completed. Transaction-based fees on deposits accounts are charged to deposit customers for specific services provided to the customer, such as non- sufficient funds fees, overdraft fees, and wire fees. The performance obligation is completed as the transaction occurs and the fees are recognized at the time each specific service is provided to the customer.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Loan Sales and Servicing of Financial Assets

The Company originates SBA loans that may be sold in the secondary market. Servicing rights are recognized separately when they are acquired through sale of loans. Servicing rights are initially recorded at fair value with the income statement effect recorded in gain on sale of loans. Fair value is based on a valuation model that calculates the present value of estimated future cash flows from the servicing assets. The valuation model uses assumptions that market participants would use in estimating cash flows from servicing assets, such as the cost to service, discount rates and prepayment speeds. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. Servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Loan Sales and Servicing of Financial Assets – Continued

Management periodically evaluates servicing assets for impairment, utilizing a fair value approach. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market based assumptions. A valuation allowance is recorded where the fair value is below the carrying amount of the asset. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase in income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and changes in the discount rates. The balance of servicing assets was $399,000 and $570,000 at December 31, 2020 and 2019, respectively.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Servicing fee income, which is reported on the income statement as servicing fee income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and recorded as income when earned. The amortization of servicing rights and changes in the valuation allowance are netted against loan servicing income.

Advertising Costs

The Company expenses the costs of advertising in the period incurred.

Stock-Based Compensation

The Company recognizes the cost of employee services received in exchange for awards of stock options and other equity instruments, based on the grant-date fair value of those awards. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally defined as the vesting period.

Compensation cost is recognized over the required service period, generally defined as the vesting period, on a straight-line basis. The Company has elected to account for forfeitures of stock-based awards as they occur. Excess tax benefits and tax deficiencies relating to stock-based compensation are recorded as income tax expense or benefit in the income statement when incurred.

See Note M for additional information on the Company’s stock-based compensation plans.

Income Taxes

Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.

The Company has adopted guidance issued by the Financial Accounting Standards Board ("FASB") that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Earnings per Share ("EPS")

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Comprehensive Income

The change in unrealized gains and losses on available-for-sale securities is the only component of accumulated other comprehensive income for the Company. No debt securities were sold during 2020 and 2019.

Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note L. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair Value Measurement

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

See Note Q for more information and disclosures relating to the Company's fair value measurements.

Reclassifications

Certain prior year account balances were reclassified to be consistent with current year presentation.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Recently Accounting Guidance Not Yet Effective

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income.  In issuing the standard, the FASB is responding to criticism that today’s guidance delays recognition of credit losses. The standard will replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments, and financial guarantees. The CECL model does not apply to available-for-sale (“AFS”) debt securities. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses.  In addition, public business entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU No. 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2022 for all entities, other than SEC filers that do not qualify as a Small Reporting Company as defined by the SEC. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). The Company is currently evaluating the provisions of ASU No. 2016-13 for potential impact on its consolidated financial statements and disclosures.

NOTE B - DEBT SECURITIES

Debt securities have been classified as Available-for-Sale in the balance sheets according to management's intent. The amortized cost of securities and their approximate fair values at December 31 were as follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
2020	Cost	Gains	Losses	Value
Mortgage-Backed Securities	$94	$2	$-	$96

2019
Mortgage-Backed Securities	$167	$3	$(1)	$169

The Company had no pledged debt securities as of December 31, 2020 and 2019.

There were no sales of debt securities in 2020 or 2019.

The expected maturities of mortgage-backed securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities of $33,000 matures in 1-3 years with the remaining maturing in over 10 years.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE B - DEBT SECURITIES – Continued

The gross unrealized losses and related estimated fair value of debt securities that have been in a continuous loss position for less than twelve months and over twelve months at December 31 are as follows (in thousands):

	Less than Twelve Months		Twelve Months or More		Total
	Unrealized	Estimated	Unrealized	Estimated	Unrealized	Estimated
2020	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
Mortgage-Backed	$-	$-	$-	$-	$-	$-

2019
Mortgage-Backed	$(1)	$96	$-	$-	$(1)	$96

As of December 31, 2020, there were no debt securities where estimated fair value had declined from the Company's amortized cost as compared to two debt securities where estimated fair value had declined from the Company's amortized cost as of December 31, 2019. Management evaluates debt securities for other-than-temporary impairment taking into consideration the extent and length of time the fair value has been less than cost, the financial condition of the issuer and whether the Company has the intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2020, no declines in value are deemed to be other-than-temporary.

NOTE C - LOANS

The Company's loan portfolio consists primarily of loans to borrowers within Southern California. Although the Company seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Company's market area and, as a result, the Company's loan and collateral portfolios are, to some degree, concentrated in those industries. The Company has pledged loans totaling approximately $136,226,000 as collateral on FHLB Advances as of December 31, 2020 described in Note G.

The Company also originates SBA loans for potential sale to institutional investors. A portion of the Company's revenues are from origination of loans guaranteed by the Small Business Administration under its various programs and sale of the guaranteed portions of the loans. Funding for these loans depends on annual appropriations by the U.S. Congress. The Company was servicing approximately $39,921,000 and $50,451,000 in SBA loans previously sold as of December 31, 2020 and 2019, respectively.

The Company has been approved by the California Pollution Control Financing Authority ("CalCAP") to originate loans to qualified small businesses. Under the program, the borrower, CalCAP and the Company contribute funds to a loss reserve account that is held in a demand deposit account at the Company. Losses on qualified loans will be charged to this account after approval by CalCAP. The funds are the property of CalCAP, however, in the event that the Company leaves the program any excess funds, after all loans have been repaid or unenrolled from the program by the Company and there are no pending claims for reimbursement, will be distributed to CalCAP and the Company based on their contributions to the program. The borrower contributions are included in the Company share. The Company opted out of this CalCAP Small Business loan program in 2017. Funds contributed by the Company to the reserve account are treated as a receivable from CalCAP, and evaluated for impairment. The Company had a receivable from CalCAP of $4,023,000 as of December 31, 2020 and 2019. The Company had a loss reserve account of $15,288,000 and $15,159,000 as of December 31, 2020 and 2019, respectively. Although the Company opted out of the Small Business loan program, the Company remains enrolled in other various CalCAP programs.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE C - LOANS – Continued

In addition, the Company has been approved by the CalCAP in partnership with the California Air Resources Board, to originate loans to California truckers in the On-Road Heavy-Duty Vehicle Air Quality Loan Program. Under the program, the CalCAP solely contributes funds to a loss reserve account that is held in a demand deposit account at the Company. Losses are handled in the same manner as noted above. The funds are the property of CalCAP and are payable upon termination of the program. When the loss reserve account balance exceeds the total associated loan balance, the excess is to be remitted to the CalCAP. The Company had a loss reserve account of $3,282,000 and $4,490,000, as of December 31, 2020 and 2019, respectively.

A summary of the activity in the allowance for loan losses as of December 31 follows (in thousands):

	2020	2019
Balance at Beginning of Year	$4,006	$4,072
Additions to the Allowance Charged to Expense	1,975	(5)
Recoveries on Loans Charged-Off	1,977	1,941
	7,958	6,008

Less Loans Charged-Off	(2,270)	(2,002)

	$5,688	$4,006

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE C - LOANS – Continued

The following table presents the activity in the allowance for loan losses for the year 2020 and 2019, and the recorded investment in loans and impairment method as of December 31,2020 and 2019 by portfolio segment (in thousands):

	Construction	Commercial	Government
	and Land	Real Estate	Sponsored
December 31, 2020	Development	and Other	Loans	Commercial	Total
Allowance for Loan Losses:
Beginning of Year	$96	$2,468	$958	$484	$4,006
Provisions	137	2,223	(267)	(118)	1,975
Charge-offs	-	(7)	(1,859)	(404)	(2,270)
Recoveries	-	-	1,808	169	1,977

End of Year	$233	$4,684	$640	$131	$5,688

Reserves:
Specific	$-	$-	$87	$-	$87
General	233	4,685	553	130	5,601

	$233	$4,685	$640	$130	$5,688

Loans Evaluated for Impairment:
Individually	$-	$-	$680	$-	$680
Collectively	7,754	163,071	363,110	2,437	536,372

	$7,754	$163,071	$363,790	$2,437	$537,052

December 31, 2019
Allowance for Loan Losses:
Beginning of Year	$83	$2,254	$1,138	$597	$4,072
Provisions	13	214	(397)	165	(5)
Charge-offs	-	-	(1,705)	(297)	(2,002)
Recoveries	-	-	1,922	19	1,941

End of Year	$96	$2,468	$958	$484	$4,006

Reserves:
Specific	$-	$-	$136	$-	$136
General	96	2,468	822	484	3,870

	$96	$2,468	$958	$484	$4,006

Loans Evaluated for Impairment:
Individually	$-	$1,693	$1,809	$-	$3,502
Collectively	4,805	160,073	199,637	11,145	375,660

	$4,805	$161,766	$201,446	$11,145	$379,162

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE C - LOANS - Continued

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

Pass - Loans classified as pass include loans not meeting the risk ratings defined below.

Special Mention - Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Impaired - A loan is considered impaired, when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Additionally, all loans classified as troubled debt restructurings are considered impaired.

The risk category of loans by class of loans was as follows as of December 31 (in thousands):

		Special
2020	Pass	Mention	Substandard	Impaired	Total
Construction and Land Development	$7,754	$-	$-	$-	$7,754
Commercial Real Estate and Other:
1-4 Family Residential	8,360	-	-	-	8,360
Commercial Real Estate	138,286	9,129	7,297	-	154,712
Government Sponsored Loans:
Small Business Administration	281,054	20,106	9,693	680	311,533
CalCAP	47,528	1,924	2,804	-	52,256
Commercial	2,263	84	90	-	2,437

	$485,245	$31,243	$19,884	$680	$537,052

Government Guaranteed Portion		$7,051	$7,270	$512

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE C - LOANS – Continued

		Special
2019	Pass	Mention	Substandard	Impaired	Total
Construction and Land Development	$4,805	$-	$-	$-	$4,805
Commercial Real Estate and Other:
1-4 Family Residential	8,718	-	-	-	8,718
Commercial Real Estate	144,027	7,312	16	1,693	153,048
Government Sponsored Loans:
Small Business Administration	127,407	111	5,230	1,809	134,557
CalCAP	63,112	2,806	971	-	66,889
Commercial	10,509	298	338	-	11,145

	$358,578	$10,527	$6,555	$3,502	$379,162

Government Guaranteed Portion		$90	$2,861	$1,029

Past due and nonaccrual loans presented by loan class were as follows as of December 31(in thousands):

	Still Accruing
	30-59 Days	60-89 Days	Over 90 Days
2020	Past Due	Past Due	Past Due	Nonaccrual
Construction and Land Development	$-	$-	$-	$-
Commercial Real Estate and Other:
1-4 Family Residential	-	-	-	-
Commercial Real Estate	470	-	-	-
Government Sponsored Loans:
Small Business Administration	259	426	-	680
CalCAP	656	103	214	-
Commercial	442	2	86	-
	$1,827	$531	$300	$680

Government Guaranteed Portion	$194	$320	$-	$512

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE C - LOANS – Continued

	Still Accruing
	30-59 Days	60-89 Days	Over 90 Days
2019	Past Due	Past Due	Past Due	Nonaccrual
Construction and Land Development	$-	$-	$-	$-
Commercial Real Estate and Other:
1-4 Family Residential	-	-	-	-
Commercial Real Estate	-	1,915	-	-
Government Sponsored Loans:
Small Business Administration	3	400	28	1,123
CalCAP	1,795	345	272	1
Commercial	216	78	230	-
	$2,014	$2,738	$530	$1,124

Government Guaranteed Portion	$201	$3	$-	$528

The following table presents restructured loans as of December 31(in thousands):

	Loans Accruing		Loans on Nonaccrual		Total Modifications
	Number of	Recorded	Number of	Recorded	Number of	Recorded
2020	Loans	Investment	Loans	Investment	Loans	Investment
Commercial Real Estate Loans	-	$-	-	$-	-	$-
Government Sponsored Loans:
Small Business Administration	-	-	-	-	-	-
CalCAP	-	-	-	-	-	-
Commercial	-	-	-	-	-	-

	-	$-	-	$-	-	$-

2019
Commercial Real Estate Loans	-	$-	-	$-	-	$-
Government Sponsored Loans:
Small Business Administration	2	36	-	-	2	36
CalCAP	-	-	-	-	-	-
Commercial	-	-	-	-	-	-

	2	$36	-	$-	2	$36

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE C - LOANS - Continued

Information relating to individually impaired loans presented by class of loans was as follows as of December 31(in thousands):

			Impaired Loans
	Unpaid		Without	With		Average	Interest
	Principal	Recorded	An Allowance	An Allowance	Related	Recorded	Income
2020	Balance	Investment	Recorded	Recorded	Allowance	Investment	Recognized
Construction and Land Development	$-	$-	$-	$-	$-	$-	$-
Commercial Real Estate and Other:
1-4 Family Residential	-	-	-	-	-	-	-
Commercial Real Estate	-	-	-	-	-	1,640	120
Government Sponsored Loans:
Small Business Administration	680	680	38	642	87	2,119	67
CalCAP	-	-	-	-	-	-	-
Commercial	-	-	-	-	-	-	-
	$680	$680	$38	$642	$87	$3,759	$187
Government Guaranteed Portion	$512	$512	$-	$512

2019
Construction and Land Development	$-	$-	$-	$-	$-	$-	$-
Commercial Real Estate and Other:
1-4 Family Residential	-	-	-	-	-	-	-
Commercial Real Estate	1,693	1,693	1,693	-	-	263	17
Government Sponsored Loans:
Small Business Administration	1,809	1,809	636	1,173	136	1,021	34
CalCAP	-	-	-	-	-	157	12
Commercial	-	-	-	-	-	333	25
	$3,502	$3,502	$2,329	$1,173	$136	$1,774	$88
Government Guaranteed Portion	$1,029	$1,029	$488	$633

As of December 31, 2020, there were no specific reserves to customers whose loan terms have been modified in troubled debt restructurings compared to no specific reserves to customers whose loan terms had been modified in troubled debt restructurings as of December 31, 2019. The Company has not committed to lend additional amounts to customers with outstanding loans that are classified as troubled debt restructurings as of December 31, 2020 and 2019.

There were no loans that were modified as a troubled debt restructuring during 2020 and 2019.

The Company did not have any troubled debt restructurings for which there was a payment default during 2020 and 2019. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE D - PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 follows (in thousands):

	2020	2019
Furniture, Fixtures, and Equipment	$2,760	$2,693
Leasehold Improvements	406	405
Automobiles	144	130
	3,310	3,228
Less Accumulated Depreciation and Amortization	(2,860)	(2,626)

	$450	$602

NOTE E - LEASES

The Company has entered into leases for its branch and its administrative offices that expire in 2025. The Company does not include renewal options in the remaining terms due to the uncertainty of exercising these options. These leases include provision for periodic rent increases as well as payment by the lessee of certain operating expenses. Lease expense is recognized on a straight line basis over the lease term. The lease expense relating to these leases was $569,000 and $516,000 for the years ended December 31, 2020 and 2019, respectively.

ASU 2016-02, Leases (Topic 842), and related amendments were adopted on January 1, 2019, using the modified retrospective transition method whereby comparative periods were not restated. No cumulative effect adjustment to the opening balance of retained earnings was required. Upon adoption of this standard, ROU assets of $621,000 and lease liabilities of $621,000 were recognized. The Company elected the package of practical expedients permitted under the new standard, which allowed carry forward historical lease classifications, account for lease and nonlease components as a single lease component, and not to recognize a ROU asset and lease liability for short-term leases.

The Company has one lease for a branch location. The amount of the lease liability and ROU asset is impacted by the lease term and discount rate applies to determine the present value of future lease payments. The remaining terms of the operating lease is fifty six months.

The Company’s lease includes options to renew, with renewal terms that can extend the lease term by varying amounts. The exercise of renewal options is at the sole discretion of the Company. Renewal option periods were not included in the measurement of ROU assets and lease liabilities as they are not considered reasonably certain of exercise.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE E – LEASES – Continued

The balance of ROU assets and lease liabilities are included on the consolidated balance sheets as separate amounts. The balance sheet and supplemental information at December 31, 2020 and 2019 are shown below (dollars in thousands).

	2020	2019
Supplemental Lease Information
Weighted average remaining lease term	4.7 years	5.7 years
Weighted average discount rate	5.00%	5.00%
Other Information
Cash paid for amounts included in the measurement of lease liabilities	$233	$504

The Company elected, for all classes of underlying assets, not to separate lease and non-lease components and instead to account for them as a single lease component. Variable lease cost primarily represents variable payments such as common area maintenance and utilities.

Maturities of lease liabilities for the periods indicated (in thousands):

Year Ending	Amount
2021	$428
2022	658
2023	678
2024	698
2025	475
Total Lease Payments	2,937
Less Imputed Interest	(339)
Present Value of Net Future Minimum Lease Payments	$2,598

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE F - DEPOSITS

The scheduled maturities of time deposits as of December 31, 2020 are as follows (in thousands):

Due in One Year or Less	$169,438
Due from One to Three Years	8,982
Due over Three Years	39,110
$217,530

Time deposits that equal or exceed the FDIC insurance limit of $250,000 amounted to $74,946,000 and $36,341,000 as of December 31, 2020 and 2019, respectively.

The Company’s ten largest deposit relationships represent approximately 55% of the Company’s total deposit base as of December 31, 2020.

NOTE G - OTHER BORROWINGS

The Company may borrow up to $21.7 million overnight on an unsecured basis from three of its correspondent banks. There were no amounts outstanding under these arrangements as of December 31, 2020 and 2019.

The Company has available credit capacity of approximately $67.3 million from the Federal Home Loan Bank of San Francisco ("FHLBSF") secured by approximately $136.2 million of loans subject to providing adequate collateral and fulfilling other conditions of the credit facility. The Company has a letter of credit of $27.5 million to secure time deposits from the State of California in the amount of $25.0 million as of December 31, 2020 and 2019. The remaining borrowing capacity is approximately $24.8 million.

The Company had $15.0 million in outstanding Federal Home Loan Bank advances as of December 31, 2020 of which $10.0 million bearing interest at 0.17% and repaid on January 4, 2021, and $5.0 million bearing interest of 0.00% due April 27, 2021. The Company had $35.0 million in outstanding Federal Home Loan Bank advances as of December 31, 2019 bearing interest at 1.66% and repaid on January 2, 2020.

The Company has available credit capacity of approximately $188.5 million from the Federal Reserve Bank of San Francisco through their Paycheck Protection Program Lending Facility (“PPPLF”) secured by approximately $188.5 million of SBA Paycheck Protection Program (“PPP”) loans. The PPPLF Advances bear interest at 0.35% and due upon the payoff or maturity of the associated PPP loan. The remaining borrowing capacity under the PPPLF is approximately $120.8 million. The Company had outstanding PPPLF Advances of $67.7 million as of December 31, 2020.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE G - OTHER BORROWINGS - Continued

In 2014, the Company issued $13.0 million of unsecured subordinated debentures with an interest rate of 8% and a final maturity date of November 24, 2024. Interest payments were payable in arrears on March 31, June 30, September 30 and December 31. The Debentures qualified as Tier 2 capital and were redeemed by the Company, prior to their maturity. The unsecured subordinated debentures were redeemed at 103% of the principal balance of $4.0 million and $9.0 million in 2020 and 2019, respectively. There is no outstanding balance of unsecured debentures as of December 31, 2020.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE H - INCOME TAXES

The income tax expense for the years ended December 31, is comprised of the following (in thousands):

	2020	2019
Current Taxes:
Federal	$1,101	$554
State	604	382
	1,705	936

Deferred	(99)	25
Total Deferred (Benefit) Expense	(99)	25

Tax Expense	$1,606	$961

Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition. The following is a summary of the components of the net deferred tax asset accounts recognized in the accompanying balance sheets at December 31 (in thousands):

	2020	2019
Deferred Tax Assets:
Pre-Opening Expenses	$21	$36
Allowance for Loan Losses Due to Tax Limitations	1,682	1,132
Stock-Based Compensation	192	676
Reserves	852	463
Other	146	110
	2,893	2,417
Deferred Tax Liabilities:
Deferred Loan Costs	(875)	(416)
Unrealized Gain on AFS Securities	(1)	-
Other	(173)	(255)
	(1,049)	(671)

Net Deferred Tax Assets	$1,844	$1,746

The Company is subject to federal income tax and franchise tax of the state of California. Tax returns for the years ended after December 31, 2016 and 2015 are open to audit by the federal and California state authorities, respectively. Unrecognized tax benefits are not expected to significantly increase or decrease within the next twelve months.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE H - INCOME TAXES - Continued

A comparison of the federal statutory income tax rates to the Company's effective income tax rates at December 31 follows (in thousands):

	2020		2019
	Amount	Rate	Amount	Rate
Statutory Federal Tax	$944	21.0%	$685	21.0%
State Franchise Tax, Net of Federal Benefit	485	10.8%	270	8.3%
Stock-Based Compensation	232	5.2%	(48)	(1.5%)
Other Items, Net	(55)	(1.3%)	54	1.6%

Tax Expense	$1,606	35.7%	$961	29.4%

NOTE I - OTHER EXPENSES

Other expenses as of December 31 are comprised of the following (in thousands):

	2020	2019
Data Processing	$979	$856
Director Fees	977	1,016
SBA Loan Expenses	373	469
Professional and Consulting Fees	352	275
Insurance and Regulatory Assessments	439	174
Communication and Office Support	199	240
Outsourced Services	302	302
Marketing and Business Development	38	72
Other Expenses	525	787

	$4,184	$4,191

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE J - EARNINGS PER SHARE ("EPS")

The following is a reconciliation of net earnings and shares outstanding to the income and number of shares used to compute EPS (in thousands):

	2020		2019
	Earnings	Shares	Earnings	Shares
Net Earnings as Reported	$2,887		$2,303
Weighted Average Shares Outstanding		2,824		2,791

Used in Basic EPS	2,887	2,824	2,303	2,791
Dilutive Effect of Outstanding
Restricted Shares and Stock Options		27		159

Used in Dilutive EPS	2,887	2,851	2,303	2,950

NOTE K - RELATED PARTY TRANSACTIONS

In the ordinary course of business, certain executive officers, directors and companies with which they are associated have deposits with the Company. In the Company's opinion, all deposit relationships with such parties are made on substantially the same terms including interest rates and maturities, as those prevailing at the time of comparable transactions with other persons. These deposit balances were approximately $2,038,000 and $4,102,000 as of December 31, 2020 and 2019, respectively. The Company has made one loan to a director at prevailing market rates with a balance of approximately $217,000 and $176,000 as of December 31, 2020 and 2019, respectively.

The Company paid consulting fees to one director of $19,000 during 2020 and 2019.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE L - COMMITMENTS

In the ordinary course of business, the Company enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Company's financial statements.

The Company's exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

The Company had the following outstanding financial commitments whose contractual amount represents credit risk as of December 31 (in thousands):

	2020	2019
Commitments to Extend Credit	$14,941	$22,079
Standby Letters of Credit	1,750	1,750

	$16,691	$23,829

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluates each client's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company is based on management's credit evaluation of the customer. The majority of the Company's commitments to extend credit and standby letters of credit are secured by real estate.

NOTE M - STOCK-BASED COMPENSATION PLANS

The Company's 2007 Stock Option Plan was approved by its shareholders in 2007. Under the terms of the 2007 Stock Option Plan, officers and key employees may be granted both nonqualified and incentive stock options and directors and organizers, who are not also an officer or employee, may only be granted nonqualified stock options. The Plan provides for options to purchase 852,383 shares of common stock at a price not less than 100% of the fair market value of the stock on the date of the grant. Stock options expire no later than ten years from the date of the grant and generally vest over five years. The Plan provides for accelerated vesting if there is a change of control, as defined in the Plan.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE M - STOCK-BASED COMPENSATION PLANS - Continued

The Company's 2015 Equity Incentive Plan ("2015 Plan") was approved by shareholders in June 2015. The 2015 Plan replaced the 2007 Stock Option Plan. The 2015 Plan provides for several types of equity awards and provides the Administrator of the 2015 Plan with wide discretion in determining the terms and conditions of the awards and the circumstances under which an award may be amended. The 2015 Plan was amended and approved by the shareholders in June 2019 to increase the number of shares reserved by 200,000 to a total of 625,000 shares for issuance. The terms of the 2015 Plan prohibit any future grants of stock options under the 2007 Stock Option Plan. The 2015 Plan provides for grants of stock options, stock appreciation rights, stock awards and restricted stock units to employees, non-employee directors and consultants. Stock options granted to officers and key employees may be both nonqualified and incentive stock options. Stock options are granted at a price no less than 100% of the fair market value of the stock on the date of grant. The 2015 Plan provides for accelerated vesting if there is a change of control, as defined in the 2015 Plan. Stock options expire no later than ten years from the date of the grant. The 2015 Plan expires in 2025.

The Company recognized stock-based compensation cost of $1,240,000 and $1,469,000 and related tax benefit of approximately $372,000 and $432,000 during 2020 and 2019, respectively.

A summary of the Company’s outstanding restricted shares as of December 31, 2020, and changes during the year then ended is presented below:

		Weighted-
		Average
		Grant Date
	Shares	Fair Value
Nonvested at January 1, 2020	274,373	$19.95
New Stock Grants	-	-
Shares Vested and Issued	(141,112)	20.01
Shares Forfeited	(4,081)	19.87

Nonvested at December 31, 2020	129,180	$19.90

As of December 31, 2020, there was $1,933,000 of total unrecognized compensation cost related to restricted shares that will be recognized over a weighted-average period of 2.1 years. The intrinsic value of restricted shares that vested was approximately $1,729,000 and $583,000 during 2020 and 2019, respectively.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE M - STOCK-BASED COMPENSATION PLANS - Continued

A summary of the Company's outstanding stock options as of December 31, 2020 and changes during the year then ended is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at January 1, 2020	65,740	$10.00
Granted	-
Exercised	(18,569)	10.00
Cancelled	-
Forfeited or Expired	(840)	10.00

Outstanding at December 31, 2020	46,331	$10.00	1.48 Years	$254

Options Exercisable	46,331	$10.00	1.48 Years	$254

As of December 31, 2020, there was no unrecognized compensation cost related to the outstanding stock options. No stock options were granted or exercised in 2019.

NOTE N - EMPLOYEE BENEFIT PLAN

The Company adopted a 401(k) for its employees in 2007. Under the plan, eligible employees may defer a portion of their salaries. The plan also provides for discretionary Company profit sharing contributions. The Company contributed $343,000 and $356,000 for years ended December 31, 2020 and 2019, respectively.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE O - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to the bank holding company.

In July, 2013, the federal bank regulatory agencies approved the final rules implementing the Basel Committee on Banking Supervision's capital guidelines for U.S. banks. The new rules became effective on January 1, 2015, with certain of the requirements phased-in over a multi-year schedule, and fully phased in on January 1, 2019. Under Basel III rules, the Company and the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer was being phased in over a multi-year schedule and fully phased in at 2.50% on January 1, 2019. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 and CET1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2020 and 2019, that the Bank meets all capital adequacy requirements.

As of December 31, 2020 and 2019, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the following table.

Though the Company is not required to maintain similar capital amounts and ratios until total assets reach or exceed $3 billion, the Company has maintained capital amounts and ratios that are similar to those of the Bank.

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE O - REGULATORY MATTERS - Continued

The following table also sets forth the Company's and the Bank's actual capital amounts and ratios (dollars in thousands):

			Amount of Capital Required
					To Be Well-
					Capitalized
					Under Prompt
			To Be Adequately		Corrective Action
	Actual Capital		Capitalized		Framework
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020:
Total Capital (to Risk-Weighted Assets)
Company	$60,385	19.2%	$25,156	8.0%	$31,445	10.0%
Bank	$59,102	18.8%	$25,131	8.0%	$31,414	10.0%
Tier 1 Capital (to Risk-Weighted Assets)
Company	$56,833	18.1%	$18,867	6.0%	$25,156	8.0%
Bank	$55,151	17.6%	$18,848	6.0%	$25,131	8.0%
CET1 Capital (to Risk-Weighted Assets)
Company	$56,833	18.1%	$14,150	4.5%	$20,439	6.5%
Bank	$55,151	17.6%	$14,136	4.5%	$20,419	6.5%
Tier 1 Capital (to Average Assets)
Company	$56,833	10.7%	$21,275	4.0%	$26,594	5.0%
Bank	$55,151	10.4%	$21,277	4.0%	$26,596	5.0%

As of December 31, 2019:
Total Capital (to Risk-Weighted Assets)
Company	$60,979	16.8%	$28,971	8.0%	$36,214	10.0%
Bank	$54,931	15.2%	$28,940	8.0%	$36,175	10.0%
Tier 1 Capital (to Risk-Weighted Assets)
Company	$53,285	14.7%	$21,728	6.0%	$28,971	8.0%
Bank	$50,667	14.0%	$21,705	6.0%	$28,940	8.0%
CET1 Capital (to Risk-Weighted Assets)
Company	$53,285	14.7%	$16,296	4.5%	$23,539	6.5%
Bank	$50,667	14.0%	$16,279	4.5%	$23,514	6.5%
Tier 1 Capital (to Average Assets)
Company	$53,285	11.6%	$18,418	4.0%	$23,022	5.0%
Bank	$50,667	11.0%	$18,422	4.0%	$23,027	5.0%

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE O - REGULATORY MATTERS - Continued

The California Financial Code provides that a company may not make a cash distribution to its shareholders in excess of the lesser of the company's undivided profits or the company's net income for its last three fiscal years less the amount of any distribution made by the company's shareholders during the same period. There was no meaningful amount for the Bank to distribute to its shareholder as of December 31, 2020. In addition, the Company and the Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements shown above.

NOTE P - FAIR VALUE MEASUREMENT

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Securities: The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2).

The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31 (in thousands):

Assets Measured at Fair Value:	Fair Value Measurements Using
Recurring Basis	Level 1	Level 2	Level 3	Total
2020

Securities Available for Sale	$-	$96	$-	$96

2019

Securities Available for Sale	$-	$169	$-	$169

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE Q - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The fair value hierarchy level and estimated fair value of significant financial instruments at December 31, are summarized as follows (in thousands):

		2020		2019
	Fair Value	Carrying	Fair	Carrying	Fair
	Hierarchy	Value	Value	Value	Value
Financial Assets:
Cash and Due From Banks	Level 1	$3,252	$3,252	$1,288	$1,288
Interest-Bearing Deposits in Other Banks	Level 1	52,269	52,269	92,470	92,470
Time Deposits in Other Banks	Level 1	1,634	1,634	1,882	1,882
Debt Securities	Level 2	96	96	169	169
Loans, net	Level 3	531,060	538,757	378,094	380,608
Federal Reserve Bank Stock	Level 2	859	859	817	817
Federal Home Loan Bank Stock	Level 2	1,985	1,985	1,985	1,985
Accrued Interest Receivable	Level 2	3,280	3,280	1,605	1,605

Financial Liabilities:
Deposits	Level 2	$455,905	$457,899	$388,334	$388,842
Subordinated Debt	Level 2	-	-	4,000	4,000
Borrowings	Level 2	82,652	82,652	35,000	35,000
Accrued Interest Payable	Level 2	421	421	397	397

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	June 30, 2021	December 31, 2020
	(unaudited)	(audited)
ASSETS
Cash and Due from Banks	$3,553	$3,252
Interest-bearing Deposits in Other Banks	65,554	52,269
TOTAL CASH AND CASH EQUIVALENTS	69,107	55,521

Time Deposits in Other Banks	1,634	1,634
Debt Securities Available for Sale	66	96

Loans:
Construction and Land Development	3,913	7,754
Commercial Real Estate and Other Real Estate Loans	149,993	163,071
Government Sponsored Loans	413,699	363,790
Commercial	1,054	2,437
TOTAL LOANS	568,659	537,052

Deferred Loan (Fees) Costs and Other, Net	(1,950)	(304)
Allowance for Loan Losses	(5,600)	(5,688)
NET LOANS	561,109	531,060

Premises and Equipment	373	450
Right of Use Asset	2,065	2,282
Federal Reserve Bank and Other Bank Stock	3,229	2,906
Accrued Interest and Other Assets	9,283	9,880

TOTAL ASSETS	$646,866	$603,829

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing Demand	$71,073	$60,478
Savings, NOW and Money Market Accounts	180,813	177,897
Time Deposits	172,240	217,530
TOTAL DEPOSITS	424,126	455,905

Borrowings	155,115	82,652
Operating Lease Liability	2,504	2,598
Accrued Interest and Other Liabilities	4,092	5,442
TOTAL LIABILITIES	585,837	546,597

Shareholders' Equity:
Preferred Stock - 20,000,000 Shares Authorized, None Outstanding	-	-
Common Stock - No par value, 30,000,000 Shares Authorized, Issued and Outstanding 2,995,503 in 2021 and 2,993,867 in 2020	28,631	28,631
Additional Paid-in Capital	1,234	772
Retained Earnings	31,163	27,827
Accumulated Other Comprehensive Income - Net	1	2
TOTAL SHAREHOLDERS' EQUITY	61,029	57,232

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$646,866	$603,829

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS FOR THE SIX MONTHS ENDED JUNE 30 (in thousands, except share data)

	2021	2020
	(unaudited)	(unaudited)
Interest Income:
Loans	$14,677	$14,560
Investment Securities	1	2
Interest Bearing Balances Due From Banks and Others	139	347

Total Interest Income	14,817	14,909

Interest Expense:
Deposits	1,687	3,185
Short-term Borrowings	260	263

Total Interest Expense	1,947	3,448

Net Interest Income	12,870	11,461
Provision for Loan Losses	-	2,000

Net Interest Income after Provision for Loan Losses	12,870	9,461

Non-interest Income:
Service Charges on Deposit Accounts	126	148
Servicing Fees and Other Charges	131	41
Gain (Loss) on Sale of Loans	(15)	313

Total Non-interest Income	242	502

Non-interest Expense:
Salaries and Employee Benefits	5,950	5,722
Occupancy and Equipment	442	467
Professional Fees	263	179
Data Processing	446	533
Regulatory Assessments	137	131
Other Non-interest	1,133	1,359

Total Non-interest Expense	8,371	8,391

Earnings Before Income Taxes	4,741	1,572
Income Taxes	1,405	761

Net Earnings	$3,336	$811

Basic earnings per common share	$1.16	$0.29
Diluted earnings per common share	$1.14	$0.28
Basic weighted average number of common shares outstanding	2,865,654	2,784,500
Diluted weighted average number of common shares outstanding	2,922,065	2,925,006

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE SIX MONTHS ENDED JUNE 30 (in thousands)

	2021	2020
	(unaudited)	(unaudited)
Net Earnings	$3,336	$811

Other Comprehensive Income
Unrealized Gain (Loss) on Securities Available for Sale
Change in Unrealized Gain (Loss)	(1)	1

	(1)	1
Income Taxes	-	-

Other Comprehensive Income (Loss), Net of Tax	(1)	1

Total Comprehensive Income	$3,335	$812

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2020 AND THE SIX MONTHS ENDED JUNE 30, 2021

(in thousands, except share data)

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2019 (audited)	3,056,268	$26,552	$2,362	$24,940	$1	$53,855

Net Earnings	-	-	-	2,887	-	2,887
Stock-based Compensation	-	-	1,240	-	-	1,240
Issuance of Restricted Stock	(4,081)	-	-	-	-	-
Exercise of Stock Options	9,552	88	(7)	-	-	81
Vesting of Restricted Stock, net	-	2,823	(2,823)	-	-	-
Shares Repurchased	(67,872)	(832)	-	-	-	(832)
Other Comprehensive Income, Net of Taxes	-	-	-	-	1	1

Balance at December 31, 2020 (audited)	2,993,867	28,631	772	27,827	2	57,232
Net Earnings	-	-	-	3,336	-	3,336
Stock-based Compensation	-	-	462	-	-	462
Exercise of Stock Options	1,636	-	-	-	-	-
Other Comprehensive Income, Net of Taxes	-	-	-	-	(1)	(1)

Balance at June 30, 2021 (unaudited)	2,995,503	$28,631	$1,234	$31,163	$1	$61,029

PACIFIC ENTERPRISE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30

(in thousands)

	2021	2020
	(unaudited)	(unaudited)
OPERATING ACTIVITIES
Net Earnings	$3,336	$811
Adjustments to Reconcile Net Income to Net Cash
From Operating Activities:
Depreciation and Amortization	112	141
Stock-based Compensation	462	792
Provision for Loan Losses	-	2,000
(Gain) Loss Recognized on Sale of Loans	15	(313)
Change in Deferred Loan Costs, Net	1,646	4,788
Changes in Other Assets and Liabilities:
Other Assets	598	(1,342)
Accrued Expenses and Other Liabilities	(1,227)	(295)
NET CASH FROM OPERATING ACTIVITIES	4,942	6,582

INVESTING ACTIVITIES
Proceeds from Principal Payments on Securities Available for Sale	28	42
Net (Increase) in Loans	(33,638)	(176,367)
Proceeds from the Sale of Loans	1,928	6,871
Proceeds from Sale of Premises and Equipment	-	22
Purchase of Federal Reserve and Other Bank Stock	(323)	(23)
Purchases of Premises and Equipment	(35)	(125)

NET CASH FROM INVESTING ACTIVITIES	(32,040)	(169,580)

FINANCING ACTIVITIES
Net Increase in Demand Deposits and Savings Accounts	13,511	1,977
Net (Decrease) Increase in Time Deposits	(45,290)	112,846
Net Change in Borrowings	72,463	9,006
Stock Options Exercised	-	54
NET CASH FROM FINANCING ACTIVITIES	40,684	123,883

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,586	(39,115)
Cash and Cash Equivalents at Beginning of Year	55,521	93,758

CASH AND CASH EQUIVALENTS AT END OF YEAR	$69,107	$54,643

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$1,992	$3,491
Taxes Paid	$1,400	$-

Pacific Enterprise Bancorp and Subsidiaries

Notes to Consolidated Financial Statements — Unaudited

NOTE 1.   BASIS OF PRESENTATION

The consolidated financial statements include the accounts of PEB and its wholly owned subsidiaries, PE Bank and ZeBridge Capital, Inc. (“ZeBridge”), collectively referred to herein as PEB. All significant intercompany transactions have been eliminated. The accounting and reporting policies of the PEB conform to generally accepted accounting principles (“GAAP”) in the United States of America and general practices within the financial services industry.

The accompanying unaudited consolidated financial statements include all information and footnotes required for interim financial statement presentation. These financial statements assume the readers have read the most recent audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2020.

The results for the 2021 interim periods are not necessarily indicative of the results expected for the full year.

Recent accounting pronouncements:   In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. In issuing the standard, the FASB is responding to criticism that today’s guidance delays recognition of credit losses. The standard will replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments, and financial guarantees. The CECL model does not apply to available-for-sale (“AFS”) debt securities. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, public business entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU No. 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2022 for all entities, other than SEC filers that do not qualify as a Small Reporting Company as defined by the SEC. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). PEB is currently evaluating the provisions of ASU No. 2016-13 for potential impact on its consolidated financial statements and disclosures.

Reclassifications:   Certain prior year account balances were reclassified to be consistent with current year presentation. These reclassifications did not result in any changes to previously reported net earnings or shareholders’ equity. PEB evaluated its June 30, 2021 consolidated financial statements for subsequent events through September 22, 2021.

Subsequent Events:   On September 7, 2021, the Board of Directors of the PEB approved the Agreement and Plan of Merger (the “Agreement”) with BayCom. Under the terms of the Agreement, PEB will be acquired by BayCom and its wholly owned subsidiary, PE Bank, merged into UB Bank.

NOTE 2.   SECURITIES

The amortized cost and fair value of securities at June 30, 2021 and December 31, 2020, respectively, are summarized as follows (dollars in thousands).

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
June 30, 2021
Mortgage Backed Securities	$64	$2	$-	$66

December 31, 2021
Mortgage Backed Securities	$94	$2	$-	$96

PEB had no pledged securities as of June 30, 2021 and December 31, 2020.

PEB did not have any investment securities with an unrealized loss position as of June 30, 2021 and December 31, 2020.

The amortized cost and fair value of securities as of June 30, 2021 and December 31, 2020 by contractual maturities are shown below (dollars in thousands). Expected maturities will differ from contractual maturities because issuers may call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale
	Amortized	Weighted	Fair
	Cost	Average Yield	Value
June 30, 2021
Due within one year	$14	0.55%	$14

Due one year through five years	-	0.00%	-

Due after five years through ten years	-	0.00%	-

Due over ten years	50	1.72%	52

Total	$64	1.46%	$66

December 31, 2020
Due within one year	$-	0.00%	$-

Due one year through five years	29	0.51%	29

Due after five years through ten years	-	0.00%	-

Due over ten years	65	2.76%	67

Total	$94	2.04%	$96

NOTE 3.   LOANS, ALLOWANCE AND ASSET QUALITY

The composition of net loans is as follows as of June 30, 2021 and December 31, 2020, respectively (dollars in thousands).

	June 30, 2021		December 31, 2020
Construction and Land Development	$3,913	0.7%	$7,754	1.4%
Commercial Real Estate and Other Real Estate Loans	149,993	26.4%	163,071	30.4%
Government Sponsored Loans	413,699	72.7%	363,790	67.7%
Commercial Loans	1,054	0.2%	2,437	0.5%

	568,659	100.0%	537,052	100.0%
Deferred Loan (Fees) Costs and Other, Net	(1,950)		(304)
Less Allowance for Loan Losses	5,600		5,688

Net Loans	$561,109		$531,060

The following table summarizes our delinquent and nonaccrual loans as of June 30, 2021 and December 31, 2020, respectively (dollars in thousands).

					Total Past
					Due and		Total
	30 - 59 Days	60 - 89 Days	90 + Days	Nonaccrual	Nonaccrual	Current	Loans
June 30, 2021
Construction and Land Development	$-	$-	$-	$-	$-	$3,913	$3,913
Commercial Real Estate and Other	-	-	-	-	-	149,993	149,993
Government Sponsored Loans	359	343	169	606	1,477	412,222	413,699
Commercial	194				194	860	1,054

	$553	$343	$169	$606	$1,671	$566,988	$568,659

Government Guaranteed Portion	$34	$169	$2	$455

December 31, 2020
Construction and Land Development	$-	$-	$-	$-	$-	$7,754	$7,754
Commercial Real Estate and Other	470	-	-	-	470	162,602	163,072
Government Sponsored Loans	915	529	214	680	1,365	362,424	363,789
Commercial	442	2	86	-	530	1,907	2,437

	$1,827	$531	$300	$680	$2,365	$534,687	$537,052

Government Guaranteed Portion	$194	$320	$-	$512

The accrual of interest on loans is generally discontinued when a loan is greater than 90 days past due or when, in the opinion of management, full repayment of principal and interest is in doubt. Interest accrued but uncollected for loans placed on nonaccrual status is reversed against interest income. Interest on these loans are accounted for on a cash or cost recovery basis until the loan qualifies for a return to accrual status. A return to accrual status requires that the customer is current on all principal and interest payments and collection is no longer in doubt.

The following tables illustrate certain information with respect to the recorded investment in loans by impairment method as of June 30, 2021 and December 31, 2020, respectively (dollars in thousands).

	Construction	Commercial	Government
	and Land	Real Estate	Sponsored
	Development	and Other	Loans	Commercial	Total
Impairment Evaluation - Loan Balances

June 30, 2021
Individually evaluated for impairment	$-	$-	$606	$-	$606
Collectively evaluated for impairment	3,913	149,993	413,093	1,054	568,053

Total Loans	$3,913	$149,993	$413,699	$1,054	$568,659

December 31, 2020
Individually evaluated for impairment	$-	$-	$680	$-	$680
Collectively evaluated for impairment	7,754	163,071	363,110	2,437	536,372

Total Loans	$7,754	$163,071	$363,790	$2,437	$537,052

Impairment Evaluation - Allowance for Loan Losses

June 30, 2021
Individually evaluated for impairment	$-	$-	$79	$-	$79
Collectively evaluated for impairment	117	4,624	725	55	5,521

Total Allowance	$117	$4,624	$804	$55	$5,600

December 31, 2020
Individually evaluated for impairment	$-	$-	$87	$-	$87
Collectively evaluated for impairment	233	4,685	553	130	5,601

Total Allowance	$233	$4,685	$640	$130	$5,688

Allowance for Loan Losses

The following table illustrates certain information with respect to our allowance for loan losses and the composition of charge-offs and recoveries for the periods ended June 30, 2021 and 2020, respectively, (dollars in thousands).

	Construction	Commercial	Government
	and Land	Real Estate	Sponsored
	Development	and Other	Loans	Commercial	Total
June 30, 2021
Beginning Balance	$233	$4,684	$640	$131	$5,688
Provision	(116)	1,213	(1,152)	55	-
Charge Offs	-	(1,273)	(352)	(140)	(1,765)
Recoveries	-	-	1,668	9	1,677

Ending Balance	$117	$4,624	$804	$55	$5,600

June 30, 2020
Beginning Balance	$96	$2,468	$958	$484	$4,006
Provision	115	1,918	(90)	57	2,000
Charge Offs	-	-	(1,465)	(59)	(1,524)
Recoveries	-	-	1,180	1	1,181

Ending Balance	$211	$4,386	$583	$483	$5,663

Under PEB’s loan risk rating system, each loan is risk rated pass, special mention, substandard or doubtful by the originating loan officer, credit management, and loan review or loan committee. The tables below represent the loan portfolio by loan type, by classification, as of June 30, 2021 and December 31, 2020, respectively (dollars in thousands).

	Construction	Commercial	Government
	and Land	Real Estate	Sponsored
	Development	and Other	Loans	Commercial	Total
June 30, 2021
Pass	$3,913	$140,479	$382,864	$1,006	$528,262
Special Mention	-	2,715	17,034	48	19,797
Substandard	-	6,799	13,195	-	19,994
Impaired	-	-	606	-	606

Total	$3,913	$149,993	$413,699	$1,054	$568,659

December 31, 2020
Pass	$7,754	$146,646	$328,582	$2,263	$485,245
Special Mention	-	9,129	22,030	84	31,243
Substandard	-	7,297	12,497	90	19,884
Impaired	-	-	680	-	680

Total	$7,754	$163,072	$363,789	$2,437	$537,052

There were no new troubled debt restructurings during the six months ended June 30, 2021. There were no loans classified as troubled debt restructurings as of June 30, 2021or December 31, 2020. There were no loans classified as troubled debt restructurings that re-defaulted during the 12 months from their modification date.

			Impaired Loans
	Unpaid		Without	With		Average	Interest
	Principal	Recorded	An Allowance	An Allowance	Related	Recorded	Income
	Balance	Investment	Recorded	Recorded	Allowance	Investment	Recognized
June 30, 2021
Construction and Land Development	$-	$-	$-	$-	$-	$-	$-
Commercial Real Estate and Other	-	-	-	-	-	642	18
Government Sponsored Loans	606	606	-	606	78	621	-
Commercial	-	-	-	-	-	-	-

	$606	$606	$-	$606	$78	$1,263	$18

Government Guaranteed Portion	$455	$455	$-	$455
				.
December 31, 2020
Construction and Land Development	$-	$-	$-	$-	$-	$-	$-
Commercial Real Estate and Other	-	-	-	-	-	1,640	120
Government Sponsored Loans	680	680	38	642	87	2,119	67
Commercial	-	-	-	-	-	-	-

	$680	$680	$38	$642	$87	$3,759	$187

Government Guaranteed Portion	$512	$512	$-	$512

PEB had no other real estate owned (“OREO”) as of June 30, 2021.

NOTE 4.   BORROWINGS

PEB had $36.7 million authorized under unsecured federal funds lines of credit with three correspondent banks as of June 30, 2021. There were no draws under these lines outstanding as of June 30, 2021 and December 31, 2020.

PEB had $15.0 million in outstanding Federal Home Loan Bank advances as of December 31, 2020 which includes $10.0 million bearing interest at 0.17% and repaid on January 4, 2021, and $5.0 million bearing interest of 0.00% due April 27, 2021. PEB had no outstanding Federal Home Loan Bank advances as of June 30, 2021.

PEB had available credit capacity of $231.4 million from the Federal Reserve Bank of San Francisco through their PPPLF secured by $231.4 million of SBA PPP loans as of June 30, 2021. The PPPLF Advances bear interest at 0.35% and due upon the payoff or maturity of the associated PPP loan. PEB had outstanding PPPLF Advances of $155.1 million and $67.7 million as of June 30, 2021 and December 31, 2020, respectively. The remaining borrowing capacity under the PPPLF is $76.3 million as of June 30, 2021.

The following table summarizes the outstanding balance of deposits and average rates paid thereon (dollars in thousands):

	As of June 30,		As of December 31,
	2021		2020
		Weighted		Weighted
	Balances	Average Rate	Balances	Average Rate
Demand Deposits
Non-interest bearing	$71,073		$60,478
Interest bearing	37,920	0.55%	35,727	0.73%
Money market and savings	142,893	0.77%	142,170	1.01%
Certificates of deposits	172,240	1.16%	217,530	1.84%

Total	$424,126	0.96%	$455,905	1.44%

NOTE 5.   FAIR VALUE MEASUREMENTS

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, unadjusted for transaction costs.

Disclosure of fair value measurements is based on a three-level valuation hierarchy. Fair value is used on a recurring basis for assets and liabilities that are elected to be accounted at fair value as well as for assets and liabilities in which fair value is the primary basis of accounting such as for securities available for sale. Fair value is used on a non-recurring basis to evaluate assets and liabilities for impairment or for disclosure purposes. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:

Level I — inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level II — inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level III — inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Depending on the nature of the asset or liability, PEB uses a variety of valuation techniques when estimating fair value.

Recurring Fair Value Measurements

Securities available for sale:   The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2).

The following table sets forth PEB’s investments which are measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020, respectively (dollars in thousands). Changes in fair value on available for sale securities are recorded through other comprehensive income (loss), net of tax. There were no transfers of investments in or out of Level III for the periods ended June 30, 2021 and December 31, 2020, respectively.

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
June 30, 2021
Mortgage Backed Securities Available for Sale	$-	$66	$-	$66
December 31, 2020
Mortgage Backed Securities Available for Sale	$-	$96	$-	$96

Nonrecurring Fair Value Measurements

Impaired loans:   Loans, measured for impairment are based upon externally prepared estimates of the current fair value of the underlying collateral less estimated costs to sell. PEB uses external appraisals to estimate fair value, which generally include Level III inputs which are not identifiable. The fair value includes qualitative adjustments by management and estimated liquidation expenses. PEB held no non-recurring measurement assets at June 30, 2021 and December 31, 2020.

Fair Value of Financial Instruments

The carrying amounts and estimated fair values of PEB’s financial instruments as of June 30, 2021 and December 31, 2020, respectively, including those assets and liabilities that are not measured and reported at fair value on a recurring or nonrecurring basis, are illustrated in the table that follows (dollars in thousands). The fair value estimates presented are based on pertinent information available to management at the close of each period. Although management is not aware of any factors that would significantly affect the estimated fair values, they have not been comprehensively revalued for purposes of these financial statements since the statement of financial condition date. Current estimates of fair value may differ significantly from the amounts disclosed.

	Fair Value	Carrying	Fair
	Hierarchy	Value	Value
June 30, 2021
Financial Assets:
Cash and Due From Banks	Level 1	$3,553	$3,553
Interest-Bearing Deposits in Other Banks	Level 1	65,554	65,554
Time Deposits in Other Banks	Level 1	1,634	1,634
Debt Securities	Level 2	66	66
Loans, net	Level 3	561,109	575,807
Federal Reserve Bank Stock	Level 2	873	873
Federal Home Loan Bank Stock	Level 2	2,294	2,294
Accrued Interest Receivable	Level 2	3,272	3,272

Financial Liabilities:
Deposits	Level 2	$424,126	$425,141
Borrowings	Level 2	155,115	155,115
Accrued Interest Payable	Level 2	376	376

December 31, 2020
Financial Assets:
Cash and Due From Banks	Level 1	$3,252	$3,252
Interest-Bearing Deposits in Other Banks	Level 1	52,269	52,269
Time Deposits in Other Banks	Level 1	1,634	1,634
Debt Securities	Level 2	96	96
Loans, net	Level 3	531,060	538,757
Federal Reserve Bank Stock	Level 2	859	859
Federal Home Loan Bank Stock	Level 2	1,985	1,985
Accrued Interest Receivable	Level 2	3,280	3,280

Financial Liabilities:
Deposits	Level 2	$455,905	$457,899
Borrowings	Level 2	82,652	82,652
Accrued Interest Payable	Level 2	421	421

NOTE 6.   EARNINGS PER SHARE

Basic earnings per share represents net earning divided by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects additional potential common stock that would have been outstanding if dilutive potential common stock had been issued, as well as any adjustment to income that would result from the assumed issuance, determined using the treasury stock method. Potential common stock that may be issued by PEB relates solely to outstanding stock options and restricted common stock.

	For the Six Months Ended June 30,
	2021	2020
Basic
Weighted average number of shares of common stock outstanding - basic:	2,865,654	2,784,500

Basic earnings per share	$1.16	$0.29

Diluted
Weighted average number of shares of common stock outstanding:	2,865,654	2,784,500
Effect of stock options	19,491	24,956
Effect of restricted stock	36,920	115,550
Weighted average number of shares of common stock outstanding - diluted:	2,922,065	2,925,006

Diluted earnings per share	$1.14	$0.28

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

BAYCOM CORP

and

PACIFIC ENTERPRISE BANCORP

Dated as of September 7, 2021

TABLE OF CONTENTS

Page

PREAMBLE	A-1

RECITALS	A-1

ARTICLE I THE MERGER	A-1

1.1	The Merger	A-1
1.2	Effective Time	A-2
1.3	Effects of the Merger	A-2
1.4	Conversion of Stock	A-2
1.5	PEB Stock Options	A-3
1.6	Incorporation Documents and By-Laws of the Surviving Company	A-4
1.7	Directors and Officers	A-4
1.8	Additional Actions	A-4
1.9	The Bank Merger	A-5
1.10	Change in Structure.	A-5

ARTICLE II EXCHANGE OF SHARES	A-5

2.1	Exchange Agent	A-5
2.2	BayCom to Make Merger Consideration Available	A-5
2.3	Exchange of Shares	A-5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PEB	A-8

3.1	Corporate Organization	A-8
3.2	Capitalization	A-9
3.3	Authority; No Violation	A-10
3.4	Consents and Approvals	A-10
3.5	Reports	A-11
3.6	Financial Statements and Internal Controls	A-11
3.7	Broker’s Fees	A-12
3.8	Absence of Certain Changes or Events	A-13
3.9	Legal Proceedings	A-13
3.10	Taxes and Tax Returns	A-13
3.11	Employees	A-14
3.12	Compliance with Applicable Law	A-17
3.13	Certain Contracts	A-18
3.14	Agreements with Regulatory Agencies	A-19
3.15	Risk Management Instruments	A-19
3.16	Environmental Matters.	A-19
3.17	Investment Securities and Commodities	A-19
3.18	Title	A-20
3.19	Intellectual Property	A-20
3.20	Related Party Transactions	A-21
3.21	State Takeover Laws	A-21
3.22	Reorganization	A-21
3.23	Opinion of Financial Advisor	A-22
3.24	PEB Information	A-22
3.25	Loan Portfolio	A-22
3.26	Insurance	A-23
3.27	Fiduciary Business	A-23
3.28	Books and Records	A-23
3.29	Indemnification	A-23
3.30	Completeness of Representations	A-23

A-ii

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BAYCOM	A-24

4.1	Corporate Organization	A-24
4.2	Capitalization	A-25
4.3	Authority; No Violation	A-25
4.4	Consents and Approvals	A-26
4.5	Reports	A-26
4.6	Financial Statements and Internal Controls	A-26
4.7	Absence of Certain Changes or Events	A-28
4.8	Legal Proceedings	A-28
4.9	Taxes and Tax Returns	A-28
4.10	Employees	A-29
4.11	SEC Reports	A-30
4.12	Compliance with Applicable Law	A-30
4.13	Agreements with Regulatory Agencies	A-31
4.14	Risk Management Instruments	A-31
4.15	Environmental Matters	A-31
4.16	Investment Securities and Commodities	A-32
4.17	Title	A-32
4.18	Intellectual Property	A-32
4.19	Reorganization	A-33
4.20	BayCom Information	A-33
4.21	Loan Portfolio	A-33
4.22	Insurance	A-34
4.23	Regulatory Approval	A-34
4.24	Pro Forma Capital Requirements	A-34
4.25	Completeness of Representations	A-34

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS	A-35

5.1	PEB Conduct of Businesses Prior to the Effective Time	A-35
5.2	PEB Forbearances	A-35
5.3	BayCom Conduct of Business Prior to the Effective Time	A-38
5.4	BayCom Forbearances	A-38

ARTICLE VI ADDITIONAL AGREEMENTS	A-39

6.1	Regulatory Matters	A-39
6.2	Access to Information; Current Information	A-41
6.3	Shareholder Meetings	A-42
6.4	Reservation of Common Stock; Nasdaq Listing	A-43
6.5	Employee Matters	A-43
6.6	Officers’ and Directors’ Tail Insurance; Indemnification	A-45
6.7	No Solicitation	A-46
6.8	Bank Director	A-47
6.9	Notification of Certain Matters	A-47
6.10	Correction of Information	A-47
6.11	Integration	A-47
6.12	Coordination; Integration	A-48
6.13	Delivery of Agreements	A-48
6.14	Tangible Shareholders’ Equity	A-48

ARTICLE VII CONDITIONS PRECEDENT	A-49

7.1	Conditions to Each Party’s Obligations	A-49
7.2	Conditions to Obligations of BayCom	A-50
7.3	Conditions to Obligations of PEB	A-51

ARTICLE VIII TERMINATION AND AMENDMENT	A-52

8.1	Termination	A-52
8.2	Effect of Termination	A-53

A-iii

8.3	Fees and Expenses	A-53
8.4	Termination Fee	A-53
8.5	Amendment	A-54
8.6	Extension; Waiver	A-54

ARTICLE IX GENERAL PROVISIONS	A-54

9.1	Closing	A-54
9.2	Nonsurvival of Representations, Warranties and Agreements	A-54
9.3	Notices	A-54
9.4	Interpretation	A-55
9.5	Counterparts	A-55
9.6	Entire Agreement	A-56
9.7	Governing Law, Jurisdiction, Venue and Construction	A-56
9.8	Publicity	A-56
9.9	Assignment; Third Party Beneficiaries	A-56
9.10	Specific Performance; Time of the Essence	A-56
9.11	Disclosure Schedule	A-57
9.12	Waiver of Jury Trial	A-57

SIGNATURES	A-58

EXHIBITS

Exhibit A	Form of Pacific Enterprise Bancorp Voting Agreement
Exhibit B	Form of Director Resignation, Non-Solicitation and Non-Disclosure Agreement
Exhibit C	Form of Executive Resignation, Non-Solicitation and Non-Disclosure Agreement
Exhibit D	Form of BayCom Voting Agreement
Exhibit E	Form of Agreement of Merger
Exhibit F	Form of Bank Agreement of Merger
Exhibit G	Third Party Consents

A-iv

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	A-46
Acquisition Proposal	A-47
Agreement	A-1
Agreement of Merger	A-2
Bank Merger	A-5
Bank Merger Certificates	A-5
Bank Plan of Merger	A-5
BayCom	A-1
BayCom Adjusted Tangible Shareholders’ Equity	A-49
BayCom Articles	A-24
BayCom Average Closing Price	A-3
BayCom Benefit Plans	A-29
BayCom Board Recommendation	A-42
BayCom Bylaws	A-24
BayCom Common Stock	A-2
BayCom Disclosure Schedule	A-24
BayCom ERISA Affiliate	A-29
BayCom Leased Properties	A-32
BayCom Owned Properties	A-32
BayCom Real Property	A-32
BayCom Regulatory Agreement	A-31
BayCom Reports	A-30
BayCom Restricted Stock Award	A-25
BayCom Shareholder Approval	A-25
BayCom Shareholder Meeting	A-42
BayCom Stock Plans	A-25
BayCom Subsidiary	A-24
BayCom Transaction Expenses	A-49
BayCom Voting Agreement	A-1
BHC Act	A-8
California Secretary of State	A-2
Cancelled Shares	A-2
CGCL	A-1
Change in Recommendation	A-46
Claim	A-46
Closing	A-55
Closing Date	A-54
Code	A-1
Confidentiality Agreement	A-42
Covered Employees	A-43
Determination Date	A-48
DFPI	A-10
Disclosure Schedule	A-57
Dissenting Shares	A-2
DPC Common Shares	A-2
Effective Time	A-2
End Date	A-52
Enforceability Exception	A-10
Environmental Laws	A-19

A-v

ERISA	A-14
Exchange Act	A-21
Exchange Agent	A-5
Exchange Agent Agreement	A-5
Exchange Fund	A-5
Exchange Ratio	A-2
Existing Certificate	A-2
FDIC	A-8
Federal Reserve Board	A-10
FHLB	A-8
Form S-4	A-10
Governmental Entity	A-10
Intellectual Property	A-20
In-the-Money PEB Stock Option	A-3
IRS	A-13
IT Assets	A-21
Letter of Transmittal	A-5
Liens	A-9
Loan Package	A-37
Loans	A-22
Material Adverse Effect	A-8
Merger	A-1
Merger Consideration	A-2
Monetary Liens	A-20
Multiemployer Plan	A-15
Multiple Employer Plan	A-16
Multiple Employer Welfare Arrangement	A-15
Non-Solicitation Agreement	A-1
Parties	A-1
PEB	A-1
PEB Adjusted Tangible Shareholders’ Equity	A-48
PEB Articles	A-8
PEB Bank Call Reports	A-12
PEB Benefit Plans	A-15
PEB Board Recommendation	A-42
PEB Bylaws	A-8
PEB Common Stock	A-2
PEB Confidential Information	A-46
PEB Contract	A-18
PEB Disclosure Schedule	A-7
PEB ERISA Affiliate	A-14
PEB Financial Statements	A-11
PEB Indemnified Party	A-45
PEB Individuals	A-46
PEB Leased Properties	A-20
PEB Owned Properties	A-20
PEB Qualified Plans	A-15
PEB Real Property	A-20
PEB Regulatory Agreement	A-19
PEB Representatives	A-46
PEB Restricted Stock Award	A-9
PEB Shareholder Approval	A-10
PEB Shareholder Meeting	A-42

A-vi

PEB Stock Option	A-3
PEB Stock Option Consideration	A-3
PEB Stock Plans	A-4
PEB Subsidiary	A-8
PEB Transaction Expenses	A-48
PEB Voting Agreement	A-1
Permitted Encumbrances	A-20
Proxy Statement	A-10
PTO	A-43
Regulatory Agencies	A-11
Requisite Regulatory Approvals	A-35
Sarbanes-Oxley Act	A-27
SEC	A-10
Securities Act	A-9
SRO	A-10
Subsidiary	A-8
Superior Proposal	A-47
Surviving Bank	A-5
Surviving Company	A-1
Takeover Statutes	A-21
Tax	A-14
Tax Return	A-14
Taxes	A-14
Termination Fee	A-53
to the knowledge of BayCom	A-27
to the knowledge of PEB	A-11
Total Payments	A-45
Treasury	A-13
Trust Account Common Shares	A-3
Unduly Burdensome Condition	A-50

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 7, 2021 (this “Agreement”), by and between BayCom Corp, a California corporation (“BayCom”), and Pacific Enterprise Bancorp, a California corporation (“PEB”, and together with BayCom, the “Parties”).

RECITALS

A.           The respective Boards of Directors of each of the Parties have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and shareholders with this Agreement providing for a business combination transaction in which PEB will, on the terms and subject to the conditions set forth in this Agreement, merge with and into BayCom (the “Merger”), with BayCom as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B.            As a condition to the willingness of BayCom to enter into this Agreement, all of the directors and executive officers of PEB have entered into the Voting Agreement (“PEB Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with BayCom.

C.            As a condition to the willingness of BayCom to enter into this Agreement, (i) all of the non-employee directors of PEB have entered into a resignation, non-solicitation and non-disclosure agreement, substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with BayCom, and (ii) all of the executive officers of PEB and PEB Bank have entered into a resignation, non-solicitation and non-disclosure agreement, substantially in the form attached hereto as Exhibit C, dated as of the date hereof but effective upon consummation of the Merger, with BayCom, United Business Bank, PEB and Pacific Enterprise Bank (“PEB Bank”) (each such agreement with a director or executive officer referred to herein as a “Non-Solicitation Agreement”).

D.            As a condition to the willingness of PEB to enter into this Agreement, all of the directors and executive officers of BayCom have entered into the Voting Agreement (“BayCom Voting Agreement”), substantially in the form attached hereto as Exhibit D, dated as of the date hereof, with PEB.

E.            The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

F.            The Parties desire to make certain covenants, representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1          The Merger. Subject to the terms and conditions of this Agreement, in accordance with the California General Corporation Law, as amended (the “CGCL), at the Effective Time (as defined in Section 1.2), PEB shall merge with and into BayCom. BayCom shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of California. As of the Effective Time, the separate corporate existence of PEB shall cease.

1.2          Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and BayCom shall cause to be filed with the Secretary of State of the State of California (the “California Secretary of State) an Agreement of Merger in substantially the form attached hereto as Exhibit E (the “Agreement of Merger”) to be certified by the California Secretary of State pursuant to Section 1103 of the CGCL, with an officers' certificate of each party. The Merger shall become effective as of the filing of the Agreement of Merger and the officers' certificates required by Section 1103 of the CGCL with the California Secretary of State, or such later date and time as may be set forth in such filing (the time the Merger becomes effective being referred to as the "Effective Time.")

1.3          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the CGCL.

1.4          Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of PEB, BayCom or the holders of any of the following securities:

(a)            BayCom Common Stock. Each share of common stock, no par value, of BayCom (“BayCom Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Company.

(b)            PEB Common Stock. Subject to Sections 1.4(c) and 1.4(d), each share of common stock, no par value, of PEB (“PEB Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)) and shares subject to unvested PEB Restricted Stock Awards (as defined in Section 3.2(a)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 1.0292 shares (the “Exchange Ratio”) of BayCom Common Stock (such consideration, the “ Merger Consideration”). All of the shares of PEB Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of PEB Common Stock (each, an “Existing Certificate,” it being understood that any reference to an “Existing Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of PEB Common Stock, and it being further understood that provisions herein relating to Existing Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of an Existing Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” or similar mechanism to the Exchange Agent (defined in Section 2.1) or such other similar evidence of transfer as the Exchange Agent may reasonably request) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of a fractional share interest into which the shares of PEB Common Stock represented by such Existing Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c)). Each unvested share subject to a PEB Restricted Stock Award shall become fully vested at the Effective Time.

(c)            Cancelled Shares. Shares of PEB Common Stock that are owned immediately prior to the Effective Time by PEB, any PEB Subsidiary, BayCom or any BayCom Subsidiary (other than shares of PEB Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares” and other than shares of PEB Common Stock held, directly or indirectly, by PEB, any PEB Subsidiary, BayCom or any BayCom Subsidiary in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of BayCom or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).

(d)            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, all shares of PEB Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder that has perfected her, his or its right to dissent pursuant to Chapter 13 of the CGCL, including making a demand of PEB to purchase her, his or its shares pursuant to Section 1301 of the CGCL and submitting her, his or its shares for endorsement pursuant to Section 1302 of the CGCL, and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the CGCL. No later than ten (10) days following the date of PEB shareholder approval of the Merger, PEB shall provide each record holder of PEB common stock entitled to vote on the Merger, with notice including the information set forth in Section 1301 (a) of the CGCL. PEB shall give BayCom prompt notice upon receipt by PEB of any such written demands for payment of the fair value of such shares of PEB Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement, without any interest thereon. Any payments made in respect of Dissenting Shares shall be made by or at the direction of BayCom within the time period set forth in the CGCL. PEB shall give BayCom (i) prompt notice of any written notices of intent to demand payment under the CGCL or other written notices relating to the exercise of dissenters’ rights in respect of any shares of PEB Common Stock, attempted withdrawals of such notices and any other instruments served pursuant the CGCL and received by PEB relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the CGCL. PEB shall not, except with the prior written consent of BayCom, which is not to be unreasonably withheld, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of PEB Common Stock for which dissenters’ rights have been perfected shall be returned to BayCom upon demand.

(e)            Anti-dilutive Adjustment. If, between the date of this Agreement and the Effective Time, the outstanding shares of BayCom Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of PEB Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event.

1.5          PEB Stock Options.

(a)            At the Effective Time, each option granted by PEB to purchase shares of PEB Common Stock (a "PEB Stock Option”) under PEB Stock Plans (as defined in Section 1.5(d)), that is outstanding and unexercised immediately prior to the Effective Time with an exercise price per share which is less than the product of (i) the BayCom Average Closing Price multiplied by (ii) the Exchange Ratio (an “In-the-Money PEB Stock Option”), whether or not then vested or exercisable, shall be automatically cancelled and shall only entitle the holder thereof to receive as soon as reasonably practicable following the Effective Time, an amount in cash, without any interest and subject to any required Tax withholding, equal to the positive difference between (A) the product of (i) the BayCom Average Closing Price and (ii) the Exchange Ratio, and (B) the exercise price per share, multiplied by the number of shares of PEB Common Stock subject to such In-the-Money PEB Stock Option (the “PEB Stock Option Consideration”). For the avoidance of doubt, any PEB Stock Option with an exercise price per share which is equal to or greater than the product of (i) the BayCom Average Closing Price multiplied by (ii) the Exchange Ratio shall be cancelled at the Effective Time for no consideration or payment. For purposes of this Agreement, “BayCom Average Closing Price” means the average of the volume weighted price (rounded to the nearest one ten thousandth) of BayCom Common Stock on the Nasdaq Stock Market, Inc. for the fifteen (15) consecutive trading days immediately preceding the Closing Date.

(b)           At least five (5) business days prior to the Closing Date, PEB shall obtain and deliver to BayCom a written option cancellation and release agreement from the holders of all the PEB Stock Options, which shall be in form and substance reasonably satisfactory to BayCom, providing (i) in the case of an In-the-Money PEB Stock Option, the agreement of the holder to the payment of the PEB Stock Option Consideration in cancellation of such PEB Stock Option, and (ii) in the case of all other PEB Stock Options, the acknowledgement of the holder that he or she is not entitled to any consideration in connection with the cancellation and/or termination of such PEB Stock Option and such holder’s consent to the cancellation and/or termination of such PEB Stock Option.

(c)            At or prior to the Effective Time, PEB, the Board of Directors of PEB and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.5.

(d)            For purposes of this Agreement, “PEB Stock Plans” means all employee and director equity incentive plans of PEB in effect as of the date of this Agreement.

1.6          Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of BayCom in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of BayCom, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.7          Directors and Officers. The directors of BayCom immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of BayCom immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8          Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of PEB acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, PEB, and its proper officers and directors, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of PEB or the Surviving Company or otherwise to take any and all such action without limitation except as otherwise required by applicable law.

1.9          The Bank Merger. Immediately after the Effective Time, BayCom intends to merge PEB Bank, a California-chartered commercial bank and wholly owned subsidiary of PEB, with and into United Business Bank, a California-chartered commercial bank and wholly owned subsidiary of BayCom (the “Bank Merger”) in accordance with the provisions of applicable state and federal banking laws and regulations, and United Business Bank shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of PEB Bank and United Business Bank, respectively, to approve, a separate combination agreement/plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit F, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, PEB shall cause PEB Bank, and BayCom shall cause United Business Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).

1.10        Change in Structure. BayCom may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of BayCom with PEB) if and to the extent requested by BayCom; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration to be received by the shareholders of PEB, (ii) adversely affect the tax consequences of the Merger to the shareholders of PEB or the tax treatment of either party pursuant to this Agreement (including, but not limited to, any such change that would result in the Merger failing to qualify as a reorganization pursuant to Section 368(a) of the Code) or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

ARTICLE II

EXCHANGE OF SHARES

2.1          Exchange Agent. Prior to the Effective Time, BayCom shall appoint BayCom’s transfer agent pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2          BayCom to Make Merger Consideration Available. At or prior to the Effective Time, BayCom shall (i) deposit, or cause to be deposited, with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of BayCom common stock equal to the aggregate stock portion of the Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent an amount in cash sufficient to pay any cash in lieu of fractional shares pursuant to Section 2.3(f), and, together with any dividends or distributions with respect thereto payable pursuant to Section 2.3(c) (collectively the “Exchange Fund”), and BayCom shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.3          Exchange of Shares.

(a)            Subject to Section 1.4(d), as soon as reasonably practicable after the Effective Time (and in any event within five (5) business days thereafter), and subject to the receipt by the Exchange Agent of a list of PEB’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of an Existing Certificate or Existing Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Existing Certificate or Existing Certificates shall pass, only upon delivery of such Existing Certificate or Existing Certificates (or an affidavit of loss in lieu thereof to the Exchange Agent) in such form and substance as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering such Existing Certificate or Existing Certificates in exchange for the Merger Consideration and any cash in lieu of a fractional share of BayCom Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)            As soon as reasonably practicable after surrender to the Exchange Agent of its Existing Certificate or Existing Certificates, accompanied by a properly completed Letter of Transmittal, such holder of PEB Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of BayCom Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of PEB Common Stock represented by such holder’s Existing Certificate or Existing Certificates. Until surrendered as contemplated by this Section 2.3, each Existing Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, without interest, the number of whole shares of BayCom Common Stock which the shares of PEB Common Stock represented by such Existing Certificate have been converted into the right to receive, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.3.

(c)            No dividends or other distributions with respect to BayCom Common Stock shall be paid to the holder of any unsurrendered Existing Certificate with respect to the shares of BayCom Common Stock represented thereby, unless and until the surrender of such Existing Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Existing Certificate or Existing Certificates in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of BayCom Common Stock represented by such Existing Certificate or Existing Certificates and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of BayCom Common Stock represented by such Existing Certificate or Existing Certificates with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the BayCom Common Stock issuable with respect to such Existing Certificate or Existing Certificates.

(d)           In the event of a transfer of ownership of an Existing Certificate prior to the Effective Time that is not registered in the stock transfer records of PEB, the Merger Consideration, any cash in lieu of a fractional share of BayCom Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Existing Certificate so surrendered is registered if the Existing Certificate formerly representing such PEB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Existing Certificate or establish to the satisfaction of BayCom that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, BayCom) shall be entitled to deduct and withhold from any cash in lieu of a fractional share of BayCom Common Stock or any other cash payable pursuant to this Agreement to any holder of PEB Common Stock such amounts as the Exchange Agent or BayCom, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent amounts are so withheld by the Exchange Agent or BayCom, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of PEB Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or BayCom, as the case may be.

(e)            After the Effective Time, there shall be no transfers on the stock transfer books of PEB of the shares of PEB Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of PEB Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Existing Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of BayCom Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)             Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of BayCom Common Stock shall be issued upon the surrender of Existing Certificates for exchange, no dividend or distribution with respect to BayCom Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of BayCom. In lieu of the issuance of any such fractional share, BayCom shall pay to each former shareholder of PEB who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by the Exchange Agent by multiplying (i) the BayCom Average Closing Price by (ii) the fraction of a share (after taking into account all shares of PEB Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of BayCom Common Stock to which such holder would otherwise be entitled to receive hereunder.

(g)            Any portion of the Exchange Fund that remains unclaimed by the former shareholders of PEB at the expiration of six months after the Effective Time shall be paid to BayCom. In such event, any former shareholders of PEB who have not theretofore complied with this Article II shall thereafter look only to BayCom with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the BayCom Common Stock deliverable in respect of the shares represented by an Existing Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BayCom, PEB, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of PEB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)            In the event any Existing Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Existing Certificate to be lost, stolen or destroyed and, if required by BayCom or the Exchange Agent, the posting by such person of a bond in such amount as BayCom may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Existing Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Existing Certificate, the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PEB

Except as disclosed in the disclosure schedule delivered by PEB to BayCom concurrently herewith (the “PEB Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the PEB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by PEB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) on PEB and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, PEB hereby represents and warrants to BayCom as follows:

3.1           Corporate Organization.

(a)            PEB is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). PEB has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted. PEB is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PEB. As used in this Agreement, the term “Material Adverse Effect” means, with respect to BayCom, or PEB, as the case may be, a material adverse effect on (i) the business, assets, financial condition, or results of operations of such party and its Subsidiaries taken as a whole;  (provided, however, that, with respect to clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) expenses reasonably incurred by a party in connection with this Agreement or the consummation of the transactions contemplated hereby or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its banking Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the articles of incorporation of PEB (the “PEB Articles”) and the bylaws of PEB (the “PEB Bylaws”), as in effect as of the date of this Agreement, have previously been made available by PEB to BayCom.

(b)            Each Subsidiary of PEB (a “PEB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on PEB and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any PEB Subsidiary to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of PEB Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the PEB Disclosure Schedule sets forth a true and complete list of all Subsidiaries of PEB as of the date hereof. Neither PEB nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of San Francisco (the “FHLB”). PEB Bank is not in material violation of any of its organizational documents.

3.2           Capitalization.

(a)           The authorized capital stock of PEB consists of 30,000,000 shares of PEB Common Stock and 20,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 2,969,521 shares of PEB Common Stock issued and outstanding, including 77,468 shares of PEB Common Stock granted in respect of outstanding awards of restricted PEB Common Stock under the PEB Stock Plans (a “PEB Restricted Stock Award”), (ii) no shares of PEB Common Stock held as treasury stock, (iii) 42,531 shares of PEB Common Stock reserved for issuance upon the exercise of outstanding PEB Stock Options under the PEB Stock Plans, and (ii) no other shares of capital stock or other voting securities of PEB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of PEB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of PEB may vote. There are no obligations of PEB or any of its Subsidiaries pursuant to which PEB or any of its Subsidiaries is or could be required pursuant to the terms thereof to register any of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). No trust preferred or subordinated debt securities of PEB or any of its Subsidiaries are issued or outstanding. Other than PEB Stock Options, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating PEB to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of PEB Common Stock or any other of its securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of PEB Common Stock to which PEB is a party. Section 3.2(a)(ii) of the PEB Disclosure Schedule sets forth a true, correct and complete list of all PEB Stock Options and PEB Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such PEB Stock Option or PEB Restricted Stock Award, (iii) the grant date and vesting dates of each such PEB Stock Option or PEB Restricted Stock Award, and (iv) the exercise price of each such PEB Stock option. Other than the PEB Stock Options and PEB Restricted Stock Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of PEB or any of its Subsidiaries) are outstanding.

(b)            PEB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the PEB Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to PEB Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No PEB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)            PEB does not have a dividend reinvestment plan or any shareholders’ rights plan.

3.3          Authority; No Violation.

(a)            PEB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of PEB. The Board of Directors of PEB has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of PEB and its shareholders and has directed that this Agreement be submitted to PEB’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of PEB Common Stock (the “PEB Shareholder Approval”), no other corporate proceedings on the part of PEB are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by PEB and (assuming due authorization, execution and delivery by BayCom) constitutes a valid and binding obligation of PEB, enforceable against PEB in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b)            Neither the execution and delivery of this Agreement by PEB or the Bank Plan of Merger by PEB Bank, nor the consummation of the Merger by PEB or the Bank Merger by PEB Bank, nor compliance by PEB or PEB Bank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the PEB Shareholder Approval is obtained, violate any provision of the PEB Articles or PEB Bylaws or the organization or governing documents of any PEB Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PEB or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of PEB or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which PEB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4          Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the California Department of Financial Protection and Innovation (the “DFPI”) and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of PEB’s shareholders and BayCom’s shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by BayCom in connection with the transactions contemplated by this Agreement (the “Form S-4”), to among other things, register any securities issuable by BayCom in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act and declaration of effectiveness of the Form S-4, (v) the filings described in Section 1.2 with the California Secretary of State and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BayCom Common Stock pursuant to this Agreement and the approval of the listing of such BayCom Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by PEB of this Agreement or (B) the consummation by PEB of the Merger or the consummation by PEB Bank of the Bank Merger. As of the date hereof, PEB is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5           Reports. To the knowledge of PEB, PEB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2019 with (i) any state regulatory authority, including the DFPI, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization (an “SRO”) ((i) — (v) together with the SEC, collectively the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of PEB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of PEB, investigation into the business or operations of PEB or any of its Subsidiaries since January 1, 2019. There (a) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of PEB or any of its Subsidiaries and (b) has been no formal or informal inquiries by, or disagreements or disputes with any Regulatory Agency with respect to business, operations, policies or procedures of PEB or any of its Subsidiaries since January 1, 2019. The phrase “to the knowledge of PEB” or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or Chief Credit Officer of PEB or PEB Bank, after reasonable inquiry.

3.6           Financial Statements and Internal Controls.

(a)            The audited consolidated balance sheets (including related notes and schedules, if any) of PEB and its Subsidiaries as of December 31, 2020 and 2019 and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) of PEB and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of earnings, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) of PEB and its Subsidiaries for the six month period ended June 30, 2021 (collectively, the “PEB Financial Statements”) have been previously made available to BayCom. The PEB Financial Statements fairly present the consolidated financial position and results of operations of PEB and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the PEB Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the absence of footnotes. The financial and accounting books and records of PEB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements, reflect only actual transactions, and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein. Eide Bailly LLP has not resigned (or informed PEB that it intends to resign) or been dismissed as independent public accountants of PEB as a result of or in connection with any disagreements with PEB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           The call reports of PEB Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2019 through the Closing Date (the “PEB Bank Call Reports”) have been (or will be) prepared in accordance with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(c)           PEB on a consolidated basis has no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for liabilities, obligations and loss contingencies which (i) are fully reflected or reserved against on the most recent balance sheet included in the PEB Financial Statements (including any notes thereto), (ii) were incurred in the ordinary course business consistent with past practices since the date of the most recent balance sheet included in the PEB Financials Statements, or (iii) were incurred in connection with the Merger. Neither PEB nor any of its Subsidiaries has any “off balance sheet exposures” required to be reported on Form FR Y-9C, including Schedule HC-R thereto.

(d)          The allowance for loan loss account of PEB Bank as reflected in the PEB Bank Call Report for the quarter ended June 30, 2021, was as of such date, and the amount thereof contained in the financial books and records of PEB Bank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with PEB Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as GAAP and applicable regulatory guidelines.

(e)           The records, systems, controls, data and information of PEB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PEB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on PEB’s (or any PEB Subsidiary’s) system of internal accounting controls. PEB has implemented and maintains a system of internal accounting controls effective to provide reasonable assurances that (i) transactions are executed in accordance with management’s general and specific authorizations, and (ii) transactions are recorded in accordance with GAAP consistently applied and with applicable law.

(f)            Since January 1, 2019, (i) neither PEB nor any of its Subsidiaries, nor to the knowledge of PEB, any director, officer, employee, auditor, accountant or any representative of PEB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write downs, charge offs and accruals) of PEB or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that PEB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing PEB or any of its Subsidiaries, or any other person, whether or not employed by PEB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by PEB or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors of PEB or any of its Subsidiaries, or any committee thereof.

3.7           Broker’s Fees. With the exception of the engagement of Hovde Group, LLC, neither PEB nor any PEB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger. PEB has disclosed to BayCom as of the date hereof the aggregate fees provided for in connection with the engagement by PEB of Hovde Group, LLC related to the Merger and the Bank Merger.

3.8          Absence of Certain Changes or Events.

(a)           Since December 31, 2020, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PEB.

(b)           Since December 31, 2020, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, PEB and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

3.9           Legal Proceedings.

(a)           Neither PEB nor any of its Subsidiaries is a party to any, and there are no pending or, to PEB’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against PEB or any of its Subsidiaries or any of their directors or executive officers in their capacities as such involving a monetary claim in excess of twenty-five thousand dollars ($25,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)           There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to commercial banks and bank holding companies) imposed upon PEB, any of its Subsidiaries or the assets of PEB or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries).

3.10        Taxes and Tax Returns.

(a)           Each of PEB and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, except for jurisdictions where neither PEB nor any of its Subsidiaries would have any material Tax Liability. All such Tax Returns are true, correct, and complete in all material respects. As of the date hereof, neither PEB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, other than with respect to ordinary course extensions that are or may hereafter be filed for the most recently completed tax year. All Taxes of PEB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of PEB and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither PEB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of PEB and its Subsidiaries for all years to and including the tax year ended December 31, 2017 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither PEB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of PEB or its Subsidiaries or the assets of PEB or its Subsidiaries. PEB has made available to BayCom true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither PEB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among PEB and its Subsidiaries). Neither PEB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was PEB) or (B) has any liability for the Taxes of any person or entity (other than PEB or any of its Subsidiaries) under U.S. Department of the Treasury (“Treasury”) Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract or otherwise. Neither PEB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither PEB nor any of its Subsidiaries has participated in a “reportable or listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has PEB been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No written claim has been made in the last six (6) years by any Governmental Entity in a jurisdiction where PEB or a PEB Subsidiary does not file Tax Returns that PEB or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither PEB nor any PEB Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code. Neither PEB nor any PEB Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization pursuant to Section 368 of the Code.

(b)          As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11         Employees.

(a)           Section 3.11(a) of the PEB Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all employment, retention, bonus, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which PEB, any PEB Subsidiary or affiliate, or any trade or business of PEB or any of its Subsidiaries or affiliates, whether or not incorporated, all of which together with PEB would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “PEB ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by PEB or any of its Subsidiaries or any PEB ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of PEB or any of its Subsidiaries or any PEB ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “PEB Benefit Plans”).

(b)           PEB has heretofore made available to BayCom true and complete copies of the following with respect to each PEB Benefit Plan, as applicable: (i) the governing plan document, including all amendments thereto, and all related trust documents and funding instruments, including any group contracts and insurance policies, (ii) the most recent summary plan description, and any summary of material modifications thereto, (iii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iv) the most recently received IRS determination or opinion letters, if any, relating to a PEB Benefit Plan, and (v) the most recently prepared actuarial report for each PEB Benefit Plan (if applicable) for each of the last two (2) years.

(c)            Each PEB Benefit Plan has been established, operated and administered in all material respects substantially in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. None of PEB and its Subsidiaries or any PEB ERISA Affiliate has any corrective action pending or within the prior three years made a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any PEB Benefit Plan, and neither PEB nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)           Section 3.11(d) of the PEB Disclosure Schedule identifies each PEB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “PEB Qualified Plans”). The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which PEB may rely, for the most recent period for which such determination letter was available from the IRS with respect to each PEB Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of PEB, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any PEB Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any PEB Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)           Each PEB Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2008, been, in all material respects, in documentary and operational compliance with Section 409A of the Code (or has properly corrected any such errors in accordance with IRS guidelines).

(f)            None of PEB, any of its Subsidiaries or any PEB ERISA Affiliate sponsors, maintains, administers or contributes to, or has, has had or could have any liability with respect to, any PEB Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). If any such PEB Benefit Plan exists, no such PEB Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(g)           None of PEB and its Subsidiaries nor any PEB ERISA Affiliate has ever contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), a plan that is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA (a “Multiple Employer Welfare Arrangement”), or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of PEB and its Subsidiaries nor any PEB ERISA Affiliate has incurred any liability to a Multiemployer Plan, Multiple Employer Welfare Arrangements, or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan, Multiple Employer Welfare Arrangement or Multiple Employer Plan. With respect to any multiple employer plan in which PEB or any of its Subsidiaries or any PEB ERISA Affiliate has participated in at any time since December 31, 2013, such plan and each participating employer in such plan has complied in all material respects with all requirements of the Code and ERISA applicable to such plan and each participating employer in such plan at all times since December 31, 2013, and PEB and its Subsidiaries may withdraw from such plan without incurring any liability associated with such withdrawal.

(h)           None of PEB and its Subsidiaries nor any PEB ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar state law.

(i)            All contributions required to be made to any PEB Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any PEB Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of PEB.

(j)            There are no pending or, to the knowledge of PEB, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to PEB’s knowledge, no set of circumstances exists which are reasonably likely to give rise to a claim or lawsuit, against any PEB Benefit Plan, any fiduciaries thereof with respect to their duties to a PEB Benefit Plan or the assets of any of trust under any PEB Benefit Plans which could reasonably be expected to result in any liability of PEB, any of its Subsidiaries, or any PEB ERISA Affiliate to any Governmental Entity, any Multiemployer Plan, any Multiple Employer Welfare Arrangement, any Multiple Employer Plan, any participant in a PEB Benefit Plan, or any other party.

(k)           None of PEB and its Subsidiaries nor any PEB ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the PEB Benefit Plans or their related trusts, PEB, any of its Subsidiaries, any PEB ERISA Affiliate or any person that PEB or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)            Except as set forth in Section 3.11(l) of the PEB Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of PEB, any of its Subsidiaries, or any PEB ERISA Affiliate, or result in any limitation on the right of PEB, any of its Subsidiaries, or any PEB ERISA Affiliate to amend, merge, terminate or receive a reversion of assets from any PEB Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by PEB, any of its Subsidiaries or any PEB ERISA Affiliate, in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be a “parachute payment” within the meaning of Section 280G of the Code. None of PEB and its Subsidiaries nor any PEB ERISA Affiliate maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require PEB, any of its Subsidiaries, or any PEB ERISA Affiliate to establish or make any contribution to a rabbi trust or similar funding vehicle. Except as set forth in Section 3.11(l) of the PEB Disclosure Schedule, no PEB Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. PEB has made available to BayCom copies of Section 280G calculations (whether or not final) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code) in connection with the transactions contemplated hereby and PEB shall provide updated Section 280G calculations to BayCom at least five (5) business days prior to the Closing Date.

(m)          There are no pending or, to PEB’s knowledge, threatened material labor grievances or unfair labor practice claims or charges against PEB or any of its Subsidiaries, or any PEB ERISA Affiliate, or any strikes or other labor disputes against PEB any of its Subsidiaries or any PEB ERISA Affiliate. None of PEB and its Subsidiaries nor any PEB ERISA Affiliate is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of PEB, any of its Subsidiaries or any PEB ERISA Affiliate and, to the knowledge of PEB, there are no organizing efforts by any union or other group seeking to represent any employees of PEB, any of its Subsidiaries, or any PEB ERISA Affiliate.

(n)           With regard to the PEB Benefit Plans, none of PEB and its Subsidiaries nor any PEB ERISA Affiliate has any current liabilities to employees or former employees that are not reflected in the PEB Financial Statements.

(o)           No condition exists as a result of which PEB or any of its Subsidiaries, or any PEB ERISA Affiliate would have any liability, whether absolute or contingent, under any PEB Benefit Plan with respect to any misclassification of a person performing services for PEB, any of its Subsidiaries, or any PEB ERISA Affiliate as an independent contractor rather than as an employee. All individuals participating in the PEB Benefit Plans are in fact eligible and authorized to participate in such PEB Benefit Plan.

(p)           No current employee of PEB or any of its Subsidiaries is subject to the deduction limitations under Section 162(m) of the Code.

3.12         Compliance with Applicable Law.

(a)           PEB and each of its Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of PEB, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. PEB and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to PEB or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. PEB Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of PEB, or its Subsidiaries, or to the knowledge of PEB, any director, officer, employee, agent or other person acting on behalf of PEB or any of its Subsidiaries has, directly or indirectly, (i) used any funds of PEB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of PEB or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of PEB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of PEB or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for PEB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for PEB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.13          Certain Contracts.

(a)           Except as set forth in Section 3.13(a) of the PEB Disclosure Schedule, as of the date hereof, neither PEB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, PEB Shareholder Approval or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from BayCom, PEB, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by PEB or any of its Subsidiaries or affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any PEB Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, PEB Shareholder Approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by PEB or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of PEB or its Subsidiaries, (ix) that involves the payment by PEB or any of its Subsidiaries of more than $25,000 per annum or $50,000 in the aggregate (other than any such contracts which are terminable by PEB or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates PEB or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on PEB or any of its Subsidiaries in connection with sale of loans or loan participations (other than as a result of the breach of customary representations, warranties or covenants), (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the PEB Disclosure Schedule, is referred to herein as a “PEB Contract,” and neither PEB nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)          To the knowledge of PEB, (i) each PEB Contract is valid and binding on PEB or one of its Subsidiaries, as applicable, and in full force and effect, (ii) PEB and each of its Subsidiaries has performed all material obligations required to be performed by it under each PEB Contract, (iii) each third-party counterparty to each PEB Contract has performed all material obligations required to be performed by it under such PEB Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of PEB or any of its Subsidiaries under any such PEB Contract.

(c)           Neither PEB nor any PEB Subsidiary is a party to any oral or written (A) consulting agreement not terminable without penalty on thirty (30) days’ or less notice, or (B) agreement which requires the payment of referral fees or commissions or other fees in connection with deposits, loans or any other business.

3.14        Agreements with Regulatory Agencies. Neither PEB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that (with respect to any of the foregoing) currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the PEB Disclosure Schedule, a (“PEB Regulatory Agreement”), nor has PEB or any of its Subsidiaries been advised since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such PEB Regulatory Agreement.

3.15         Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of PEB, any of its Subsidiaries or for the account of a customer of PEB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of PEB or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect. PEB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to PEB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16         Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on PEB, PEB and its Subsidiaries are in compliance, and have complied, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law or agency requirements relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of PEB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on PEB or any of its Subsidiaries any liability or obligation arising under any Environmental Law, pending or, to the knowledge of PEB, threatened against PEB or any of its Subsidiaries. To the knowledge of PEB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. Neither PEB nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. To the knowledge of PEB, there are no underground storage tanks located at any PEB Real Property (as defined in Section 3.18).

3.17         Investment Securities and Commodities.

(a)           Each of PEB and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of PEB or its Subsidiaries. Such securities and commodities are valued on the books of PEB in accordance with GAAP.

(b)           PEB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that PEB believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, PEB has made available to BayCom the material terms of such policies, practices and procedures.

3.18        Title. PEB or a PEB Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the PEB Financial Statements as being owned by PEB or a PEB Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “PEB Owned Properties”), free and clear of all Liens except those Liens reflected in the most financial statements included in the PEB Financial Statements, and (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such PEB Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “PEB Leased Properties” and, collectively with the PEB Owned Properties, the “PEB Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to PEB’s knowledge, the lessor. There are no pending or, to the knowledge of PEB, threatened condemnation proceedings against any PEB Real Property. PEB or a PEB Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the PEB Financial Statements as being owned by PEB or a PEB Subsidiary or acquired after the date thereof (except assets sold or disposed of since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Liens securing FHLB advances and other borrowings (including capital lease obligations, if any) (“Monetary Liens”) reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

3.19         Intellectual Property.

(a)           PEB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on PEB: (i) (A) the use of any Intellectual Property by PEB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which PEB or any PEB Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to PEB that PEB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of PEB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to PEB or its Subsidiaries, and (iii) neither PEB nor any PEB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by PEB or any PEB Subsidiary, and PEB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by PEB and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

(b)           To the knowledge of PEB, the IT Assets operate and perform as required by PEB and its Subsidiaries in connection with their respective businesses and have not malfunctioned or failed within the past three (3) years. To the knowledge of PEB, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets. To the knowledge of PEB, no person has gained unauthorized access to the IT Assets. To the knowledge of PEB, PEB and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts. PEB and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. PEB and its Subsidiaries take reasonable measures, which are to the knowledge of PEB, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data. For purposes of this Agreement, “IT Assets” means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment, and all associated documentation of a party and its Subsidiaries.

3.20         Related Party Transactions. Except as set forth in Section 3.20 of the PEB Disclosure Schedule, there are no “covered transactions” between PEB Bank or any of its Subsidiaries and any “affiliate” (as those terms are defined in Section 23A of the Federal Reserve Act) and there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between PEB or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Securities and Exchange Act of 1934 (“Exchange Act”) of PEB or any of its Subsidiaries, or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the issued and outstanding PEB Common Stock (or such person’s immediate family members or entities controlled by such person) (other than Subsidiaries of PEB), on the other hand, except those of a type available to employees of PEB or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.21         State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of PEB has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”) applicable to PEB or any of its Subsidiaries.

3.22         Reorganization. Neither PEB nor any PEB Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23         Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of PEB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Hovde Group, LLC, to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of PEB Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24         PEB Information. The information relating to PEB and its Subsidiaries which is provided by PEB or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

3.25         Loan Portfolio.

(a)           As of the date hereof, except as set forth in Section 3.25(a) of the PEB Disclosure Schedule, neither PEB nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which PEB or any PEB Subsidiary is a creditor which, as of July 31, 2021, was over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of PEB or any of its Subsidiaries, or to the knowledge of PEB, any entity directly or indirectly controlled by any of the foregoing. Set forth in Section 3.25(a) of the PEB Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of PEB and its Subsidiaries that, as of July 31, 2021, were classified by PEB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of PEB or any of its Subsidiaries that, as of July 31, 2021, was classified as “Other Real Estate Owned” and the book value thereof.

(b)          To the knowledge of PEB, each Loan of PEB and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of PEB and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)           Each outstanding Loan originated, administered and/or serviced by PEB or any of its Subsidiaries was originated, administered and/or serviced, by PEB or a PEB Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of PEB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)           With respect to Loans serviced by PEB or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements and (ii) there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years.

(e)           None of the agreements pursuant to which PEB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)            Set forth in Section 3.25(f) of the PEB Disclosure Schedule are the outstanding Loans made by PEB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of PEB or its Subsidiaries, including Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)           Neither PEB nor any of its Subsidiaries is now nor has it been since January 1, 2019, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)           Except as set forth in Section 3.6 or in the foregoing provisions of Section 3.25, no representation or warranty is made with respect to the adequacy of the collateral or to the collectability of any loan or extension of credit by PEB or its Subsidiaries.

3.26            Insurance. (a) PEB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of PEB reasonably has determined to be prudent and consistent with industry practice, and PEB and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of PEB and its Subsidiaries, PEB or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27            Fiduciary Business. Each of PEB and each PEB Subsidiary has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance in all material respects with the terms of the applicable governing documents and applicable laws and regulations.

3.28            Books and Records. The corporate record books (in all material respects) and stock (ownership) record books (in all respects) of PEB and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of PEB and its Subsidiaries, and all transactions that have been reported to PEB or its transfer agent relating to the capital stock and ownership interests (including profit interests) in such entities.

3.29            Indemnification. To the knowledge of PEB, no action or failure to take action by any present or former director, officer, employee or agent of PEB or any of its Subsidiaries has occurred which is expected to give rise to a claim by any such individual for indemnification from PEB or any of its Subsidiaries.

3.30            Completeness of Representations. No representation or warranty made by or with respect to PEB or its Subsidiaries in this Agreement (or in the PEB Disclosure Schedules) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such PEB Disclosure Schedules) or in such representation or warranty not misleading. No investigation by BayCom of the business and affairs of PEB will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BAYCOM

Except (i) as disclosed in the disclosure schedule delivered by BayCom to PEB concurrently herewith (the “BayCom Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the BayCom Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BayCom that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on BayCom, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any BayCom Reports (as defined in Section 4.11) filed with the SEC by BayCom prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BayCom hereby represents and warrants to PEB as follows:

4.1            Corporate Organization.

(a)           BayCom is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is a bank holding company duly registered under the BHC Act.  BayCom has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BayCom.  True and complete copies of the articles of incorporation of BayCom (the “BayCom Articles”) and the bylaws of BayCom (the “BayCom Bylaws”), as in effect as of the date of this Agreement, have previously been made available by BayCom to PEB.

(b)           Each Subsidiary of BayCom (a “BayCom Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on BayCom, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of BayCom to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of United Business Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the BayCom Disclosure Schedule sets forth a true and complete list of all Subsidiaries of BayCom as of the date hereof. United Business Bank is not in material violation of any of its organizational documents.

4.2            Capitalization.

(a)           The authorized capital stock of BayCom consists of 100,000,000 shares of BayCom Common Stock, and 10,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there were (i)  10,693,425 shares of BayCom Common Stock issued and outstanding, including 139,612 shares of BayCom Common Stock granted in respect of outstanding unvested awards of restricted BayCom Common Stock under the BayCom Stock Plans (as defined below) (a “BayCom Restricted Stock Award”), (ii) 114,832 shares of BayCom Common Stock reserved for issuance pursuant to future grants under the BayCom Stock Plans, and (iii) no other shares of capital stock or other voting securities of BayCom issued, reserved for issuance or outstanding.  As used herein, the “BayCom Stock Plans” means all employee and director equity incentive plans of BayCom in effect as of the date of this Agreement.  All of the issued and outstanding shares of BayCom Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of BayCom may vote.  Other than BayCom Restricted Stock Awards issued prior to the date of this Agreement, as of the date hereof, except as set forth in Section 4.2 (a) of the BayCom Disclosure Schedule, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating BayCom to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of BayCom Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the BayCom Common Stock.  Other than the BayCom Restricted Stock Awards outstanding on the date of this Agreement, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of BayCom or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b)           BayCom owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the BayCom Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to United Business Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No BayCom Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3            Authority; No Violation.

(a)           BayCom has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of BayCom. The Board of Directors of BayCom has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of BayCom and its shareholders and has directed that this Agreement be submitted to BayCom’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of BayCom Common Stock (the “BayCom Shareholder Approval”), no other corporate action on the part of BayCom is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by BayCom and (assuming due authorization, execution and delivery by PEB) constitutes a valid and binding obligation of BayCom, enforceable against BayCom in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The BayCom Common Stock to be issued in the Merger has been validly authorized by the Board of Directors of BayCom and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of BayCom will have any preemptive right or similar rights in respect thereof.

(b)           Neither the execution and delivery of this Agreement by BayCom or the Bank Plan of Merger by United Business Bank, nor the consummation of the Merger by BayCom or the Bank Merger by United Business Bank, nor compliance by BayCom or United Business Bank with any of the terms of this Agreement or the Bank Plan of Merger, will (i) assuming the BayCom Shareholder Approval is obtained, violate any provision of the BayCom Articles or BayCom Bylaws or the organization or governing documents of any BayCom Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BayCom, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BayCom or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which BayCom or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4            Consents and Approvals. Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by BayCom of this Agreement or (ii) the consummation by BayCom of the Merger and the consummation by United Business Bank of the Bank Merger. As of the date hereof, BayCom is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5            Reports. To the knowledge of BayCom, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2019 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of BayCom and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of BayCom, investigation into the business or operations of BayCom or any of its Subsidiaries since January 1, 2019.  There (a) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of BayCom or any of its Subsidiaries and (b) has been no formal or informal inquiries by, or disagreements or disputes with any Regulatory Agency with respect to the business, operations, policies or procedures of BayCom or any of its Subsidiaries since January 1, 2019.

4.6            Financial Statements and Internal Controls.

(a)           The financial statements of BayCom and its Subsidiaries included (or incorporated by reference) in the BayCom Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of BayCom and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of BayCom and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the absence of notes), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of BayCom and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  Moss Adams LLP has not resigned (or informed BayCom that it intends to resign) or been dismissed as independent public accountants of BayCom as a result of or in connection with any disagreements with BayCom on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           As of the date of this Agreement, neither BayCom nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against in the BayCom Reports (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since December 31, 2020, or related to or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data and information of BayCom and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BayCom or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on BayCom.  BayCom (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BayCom, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of BayCom by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to BayCom’s outside auditors and the audit committee of BayCom’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BayCom’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BayCom’s internal controls over financial reporting.  These disclosures were made in writing by management to BayCom’s auditors and audit committee.  There is no reason to believe that BayCom’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2019, (i) neither BayCom nor any of its Subsidiaries, nor, to the knowledge of BayCom, any director, officer, employee, auditor, accountant or representative of BayCom or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BayCom or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BayCom or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing BayCom or any of its Subsidiaries, or other person, whether or not employed by BayCom or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws, or similar material violation by BayCom, or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of BayCom or any of its Subsidiaries or any committee thereof. The phrase “to the knowledge of BayCom” or any similar phrase means the actual knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or Chief Credit Officer of BayCom or United Business Bank, after reasonable inquiry.

4.7            Absence of Certain Changes or Events.

(a)            Since December 31, 2020, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BayCom.

(b)           Since December 31, 2020 to the date of this Agreement, other than entering into this Agreement, or in connection with this Agreement or the transactions contemplated hereby, BayCom and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.8            Legal Proceedings.

(a)           Neither BayCom nor any of its Subsidiaries is a party to any, and there are no pending or, to BayCom’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BayCom or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on BayCom, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon BayCom, any of its Subsidiaries or the assets of BayCom or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.9            Taxes and Tax Returns. Each of BayCom and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, except for jurisdictions where neither BayCom nor any of its Subsidiaries would have any material Tax Liability. All such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, neither BayCom nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, other than with respect to ordinary course extensions that are or may hereafter be filed for the most recently completed tax year. All Taxes of BayCom and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of BayCom and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither BayCom nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of BayCom and its Subsidiaries for all years to and including the tax year ended December 31, 2016 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither BayCom nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of BayCom or its Subsidiaries or the assets of BayCom or its Subsidiaries.  BayCom has made available to PEB true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither BayCom nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was BayCom) or (B) has any liability for the Taxes of any person or entity (other than BayCom or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract or otherwise. Neither BayCom nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among BayCom and its Subsidiaries).  Neither BayCom nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither BayCom nor any of its Subsidiaries has participated in a “reportable or listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has BayCom been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No written claim has been made in the last six (6) years by any Governmental Entity in a jurisdiction where BayCom or a BayCom Subsidiary does not file Tax Returns that BayCom or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither BayCom nor any BayCom Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code. Neither BayCom nor any BayCom Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization pursuant to Section 368 of the Code.

4.10            Employees.

(a)           As used in this Agreement, the term “BayCom Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and all stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all employment, retention, bonus, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which BayCom, any BayCom Subsidiary, or any trade or business of BayCom or any of its Subsidiaries, whether or not incorporated, all of which together with BayCom would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “BayCom ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by BayCom or any of its Subsidiaries or any BayCom ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of BayCom or any of its Subsidiaries or any BayCom ERISA Affiliate.

(b)           Each BayCom Benefit Plan has been established, operated and administered in all material respects substantially in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(c)           No BayCom Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No BayCom Benefit Plan is a Multiemployer Plan, a Multiple Employer Welfare Arrangement, or a Multiple Employer Plan.

(d)           All contributions required to be made to any BayCom Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any BayCom Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of BayCom.

(e)           There are no pending or, to the knowledge of BayCom, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to BayCom’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any BayCom Benefit Plan, any fiduciaries thereof with respect to their duties to a BayCom Benefit Plan or the assets of any trust under any BayCom Benefit Plan which could reasonably be expected to result in any material liability of BayCom or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a BayCom Benefit Plan, or any other party.

(f)            There are no pending or, to BayCom’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against BayCom or any of its Subsidiaries, or any strikes or other labor disputes against BayCom or any of its Subsidiaries.  Neither BayCom nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of BayCom or any of its Subsidiaries and, to the knowledge of BayCom, there are no organizing efforts by any union or other group seeking to represent any employees of BayCom or any of its Subsidiaries.

4.11            SEC Reports. BayCom has previously made available to PEB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2021 and prior to the date hereof by BayCom pursuant to the Securities Act or the Exchange Act (the “BayCom Reports”) and (b) communication mailed by BayCom to its shareholders since January 1, 2021 and prior to the date hereof, and no such BayCom Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All BayCom Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of BayCom has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the BayCom Reports.

4.12            Compliance with Applicable Law. BayCom and each of its Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of BayCom, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  BayCom and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BayCom or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  United Business Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of BayCom, or its Subsidiaries, or to the knowledge of BayCom, any director, officer, employee, agent or other person acting on behalf of BayCom or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BayCom or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BayCom or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BayCom or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BayCom or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for BayCom or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BayCom or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.13            Agreements with Regulatory Agencies. Neither BayCom nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity, that (with respect to any of the foregoing) currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the BayCom Disclosure Schedule, a “BayCom Regulatory Agreement”), nor has BayCom or any of its Subsidiaries been advised since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such BayCom Regulatory Agreement.

4.14            Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of BayCom, any of its Subsidiaries or for the account of a customer of BayCom or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of BayCom or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  BayCom and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to BayCom’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15            Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on BayCom, BayCom and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of BayCom, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on BayCom or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against BayCom or any of its Subsidiaries.  To the knowledge of BayCom, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither BayCom nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.

4.16            Investment Securities and Commodities.

(a)           Each of BayCom and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of BayCom or its Subsidiaries.  Such securities and commodities are valued on the books of BayCom in accordance with GAAP.

(b)           BayCom and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that BayCom believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, BayCom has made available to PEB the material terms of such policies, practices and procedures.

4.17            Title. BayCom or a BayCom Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the BayCom Reports as being owned by BayCom or a BayCom Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “BayCom Owned Properties”), free and clear of all Liens, except for Liens reflected in the BayCom Reports and Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such BayCom Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “BayCom Leased Properties” and, collectively with the BayCom Owned Properties, the “BayCom Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to BayCom’s knowledge, the lessor.  There are no pending or, to the knowledge of BayCom, threatened condemnation proceedings against any BayCom Real Property. BayCom or a BayCom Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the BayCom Reports as being owned by BayCom or a BayCom Subsidiary or acquired after the date hereof (except assets sold or disposed of since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Monetary Liens reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

4.18            Intellectual Property.

(a)           BayCom and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BayCom: (i) (A)  the use of any Intellectual Property by BayCom and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which BayCom or any BayCom Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to BayCom that BayCom or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of BayCom or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to BayCom or its Subsidiaries, and (iii) neither BayCom nor any BayCom Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by BayCom or any BayCom Subsidiary, and BayCom and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by BayCom and its Subsidiaries.

(b)           To the knowledge of BayCom, the IT Assets operate and perform as required by BayCom and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years. To the knowledge of BayCom, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets. To the knowledge of BayCom, no person has gained unauthorized access to the IT Assets. To the knowledge of BayCom, BayCom and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts. BayCom and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. BayCom and its Subsidiaries take reasonable measures, which are to the knowledge of BayCom, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

4.19            Reorganization.  Neither BayCom nor any BayCom Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20            BayCom Information.  The information relating to BayCom and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to BayCom and its Subsidiaries that is provided by BayCom or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and will comply in all materials respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder  The Form S-4 (except for such portions thereof that relate only to PEB or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.21            Loan Portfolio.

(a)           As of the date hereof, except as set forth in Section 4.21(a) of the BayCom Disclosure Schedule, neither BayCom nor any of its Subsidiaries is a party to any Loan in which BayCom or any Subsidiary of BayCom is a creditor which, as of July 31, 2021, was over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.21(a) of the BayCom Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of BayCom and its Subsidiaries that, as of July 31, 2021, were classified by BayCom as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of BayCom or any of its Subsidiaries that, as of July 31, 2021, was classified as “Other Real Estate Owned” and the book value thereof.

(b)           To BayCom’s knowledge, each Loan of BayCom and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of BayCom and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)           To the knowledge of BayCom, each outstanding Loan originated, administered and/or serviced by BayCom or any of its Subsidiaries was originated, administered and/or serviced, by BayCom or a BayCom Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of BayCom and its Subsidiaries and with all applicable federal, state and local laws, regulations and rules.

(d)           None of the agreements pursuant to which BayCom or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)           There are no outstanding Loans made by BayCom or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of BayCom or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither BayCom nor any of its Subsidiaries is now nor has it been since January 1, 2015 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)           Except as set forth in Section 4.6 or in the foregoing provisions of Section 4.21, no representation or warranty is made with respect to the adequacy of the collateral or to the collectability of any loan or extension of credit by BayCom or any BayCom Subsidiary.

4.22            Insurance. Except as would not reasonably be expected to have a Material Adverse Effect on BayCom, (a) BayCom and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of BayCom reasonably has determined to be prudent and consistent with industry practice, and BayCom and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of BayCom and its Subsidiaries, BayCom or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.23            Regulatory Approval. To the knowledge of BayCom, as of the date of this Agreement, there do not exist any facts or circumstances that may prevent or unreasonably delay BayCom's or United Business Bank's receipt of the required regulatory approvals for the transactions contemplated by this Agreement, including any CRA issues, anticompetitive issues, anti-money laundering compliance issues or other bank regulatory compliance issues affecting BayCom or United Business Bank or their respective officers, directors or controlling shareholders.

4.24            Pro Forma Capital Requirements. BayCom and United Business Bank are as of the date of this Agreement, and will be immediately following the Closing, in compliance with all capital requirements required by each Regulatory Agency having jurisdiction over them.

4.25            Completeness of Representations. No representation or warranty made by or with respect to BayCom or its Subsidiaries in this Agreement (or in the BayCom Disclosure Schedules) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such BayCom Disclosure Schedules) or in such representation or warranty not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1            PEB Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of BayCom, during the period from the date of this Agreement to the Effective Time, PEB shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of PEB or BayCom or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.

5.2            PEB Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, PEB shall not, and shall not permit any of its Subsidiaries to without the prior written consent of BayCom (which shall not be unreasonably withheld or delayed with respect to subsections (h), (m), (n), (o) or (s)):

(a)           Equity Securities. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interests except upon the exercise of PEB Stock Options that are outstanding as of the date of this Agreement.

(b)           Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c)           Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to PEB or to another wholly owned PEB Subsidiary; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing.

(d)           Compensation; Employment, Etc. Enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as described and set forth in Section 5.2(d) of the PEB Disclosure Schedule, (iii) payments or accelerated vesting in accordance with the current terms of the existing PEB Benefit Plans, or (iv) normal annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees (other than executive officers).

(e)           Hiring. Hire any person as an employee of or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as described and set forth in Section 5.2(e) of the PEB Disclosure Schedule or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f)            Benefit Plans. Enter into, establish, adopt, modify or amend (except as may be required to conform to applicable law), renew (other than renewals of existing PEB health and welfare benefit plans), or terminate any PEB Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder, other than as may be contemplated by the terms of this Agreement.

(g)           Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value or with respect to Other Real Estate Owned and related properties in the ordinary course and at a price determined to be reasonable under the circumstances; or sell or transfer any portion of its deposit liabilities.

(h)           Certain Agreements, Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property or IT Assets other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property or IT Assets, provided that prior to committing to enter into, modify, amend or renew any such agreement with annual payments in excess of fifteen thousand dollars ($15,000), PEB Bank shall provide the Chief Operating Officer of United Business Bank or her designee with a copy of the agreement. PEB Bank shall consider any comments that may be raised by United Business Bank within two (2) business days after the agreement is delivered to such individual.

(i)            Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.

(j)            Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with the past practice of selling the guaranteed portion of SBA loans representing up to 50% of SBA loans produced subsequent to the date of this Agreement.

(k)           Governing Documents. Amend its organizational documents (or similar governing documents).

(l)            Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(m)          Contracts. Enter into or terminate any PEB Contract or amend or modify in any material respect or renew any existing PEB Contract.

(n)           Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of fifteen thousand dollars ($15,000) (exclusive of any amounts paid directly or reimbursed to PEB or any of its Subsidiaries under any insurance policy maintained by PEB or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to PEB and its Subsidiaries, taken as a whole.

(o)           Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither PEB nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.

(p)           Deposit Taking and Other Bank Activities. In the case of PEB Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(q)           Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than investment securities with an “AA” rating or better with a projected average life of less than four (4) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(r)            Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed therefor is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.

(s)           Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or approve exceptions to Loan policies in effect during calendar year 2021; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and PEB Bank’s existing lending policies as of the date of this Agreement, provided that for (a) any unsecured Loan or extension of credit in excess of two hundred fifty thousand dollars ($250,000), (b) any secured Loan or extension of credit in excess of two million five hundred thousand dollars ($2,500,000) and (c) any Loan or extension of credit that would result in PEB Bank’s aggregate direct or indirect exposure to the borrowing relationship exceeding five million dollars ($5,000,000), prior to committing to make, renew, modify or extend such Loan, PEB Bank shall provide the Chief Credit Officer of United Business Bank or his designee with a copy of the loan underwriting analysis and credit memo of PEB Bank with respect to such Loan (the “Loan Package”). PEB Bank shall consider any comments that may be raised by United Business Bank within two (2) business days after the Loan Package is delivered to such individual.

(t)            Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(u)           Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of PEB’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(v)           Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(w)          Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).

(x)            Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in “federal funds”).

(y)           Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed five thousand dollars ($5,000) individually, and thirty thousand dollars ($30,000) in the aggregate.

(z)            New Lines of Business. Develop, market or implement any new line of business.

(aa)         Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.

(bb)         Performance of Obligations. Take any action that is likely to materially impair PEB’s ability to perform any of its obligations under this Agreement or PEB Bank to perform any of its obligations under the Bank Plan of Merger.

(cc)         Commitments. Agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, PEB will use its reasonable good faith efforts to consult with (but shall not have to obtain the approval of) BayCom before engaging in any activities involving any material changes, not contemplated by PEB’s annual budget or PEB’s strategic plan (a true and correct copy of which has been provided to BayCom), to PEB’s (i) interest rate risk strategies; (ii) asset liability management; (iii) investment strategy; or (iv) funding strategy, including any changes in investments or funding that would constitute a deviation from current approved policies and internal limitations on investment and funding and any material increases or decreases in total investments or total borrowings. PEB agrees to meet at least monthly with BayCom to discuss the status of the forgoing matters.

5.3            BayCom Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of PEB, during the period from the date of this Agreement to the Effective Time, BayCom shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course of business consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of PEB or BayCom or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4            BayCom Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of PEB during the period from the date of this Agreement to the Effective Time, BayCom shall not, and shall not permit any of its Subsidiaries to:

(a)           Governing Documents. Amend the BayCom Articles or BayCom Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of PEB Common Stock (upon their receipt of BayCom Common Stock in the Merger).

(b)           Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of BayCom’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(c)           Performance Obligations. Take any action that is likely to materially impair BayCom’s ability to perform any of its obligations under this Agreement or United Business Bank to perform any of its obligations under the Bank Plan of Merger.

(d)           Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1            Regulatory Matters.

(a)           As promptly as practicable following the date of this Agreement and using commercially reasonable best efforts to file within forty-five (45) days thereof, BayCom shall prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by BayCom and PEB, will be included. Each of BayCom and PEB shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. BayCom shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, PEB shall thereafter mail or deliver the Proxy Statement to its shareholders. BayCom shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and PEB shall furnish all information concerning PEB and the holders of PEB Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to PEB or BayCom, or any of their respective affiliates, directors or officers, should be discovered by PEB or BayCom that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to PEB’s shareholders.

(b)           In addition to their obligations pursuant to Section 6.1(a), PEB and BayCom shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. BayCom shall advise PEB, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of BayCom Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of PEB and BayCom, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)           Subject to the terms and conditions set forth in this Agreement, BayCom and PEB shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of PEB (in the case of BayCom) or BayCom (in the case of PEB) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. PEB and BayCom shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to PEB or BayCom, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (i) BayCom shall furnish PEB and its legal counsel for review and comment draft copies of the public portions of BayCom's and United Business Bank's applications to banking Regulatory Agencies at least three (3) business days prior to filing such applications, and (ii) as promptly as possible, but in no event later than thirty (30) days after the date of this Agreement (subject to timely cooperation and provision of information by PEB and its legal counsel), BayCom shall make all required applications and filings with banking Regulatory Agencies for approval of the Merger and the Bank Merger, and shall furnish copies of the public portions of such applications and filings to PEB and its legal counsel within three (3) business days after such filings. In addition, BayCom shall furnish to PEB and its legal counsel within three (3) business days after BayCom's receipt thereof, copies of all non-confidential correspondence from banking Regulatory Agencies with respect to such applications and filings.

(d)           Each of BayCom and PEB shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of BayCom, PEB or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)           Each of BayCom and PEB shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).

6.2            Access to Information; Current Information.

(a)           Upon reasonable notice and subject to applicable laws, each of BayCom and PEB, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, IT Assets, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of BayCom and PEB shall, and shall cause its respective Subsidiaries to, make available to the other party, all other information concerning its business, properties and personnel as such party may reasonably request. PEB shall also provide the officers of BayCom and/or United Business Bank with access to the lending personnel of PEB Bank relating to post Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time. Neither BayCom nor PEB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of BayCom’s or PEB’s, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           PEB shall permit, and shall cause its Subsidiaries to permit, BayCom and/or an environmental consulting firm selected by BayCom, at the sole expense of BayCom, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently owned, leased or operated by PEB or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at BayCom’s sole expense), BayCom shall indemnify PEB and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition and for any and all claims or demands which arise from the actions of BayCom or its agents on the property.

(c)           Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, PEB shall, upon the request of BayCom, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of BayCom regarding the financial condition, operations and business of PEB and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. PEB Bank shall also provide the Chief Credit Officer of United Business Bank or his or her designee with all materials provided to members of PEB Bank’s loan (or similar) committee within two (2) business days following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, PEB will deliver to BayCom all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all PEB Bank Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC, and the DFPI. PEB will also deliver to BayCom as soon as practicable all quarterly and annual financial statements of PEB and its Subsidiaries prepared with respect to periods ending on or after June 30, 2021. As soon as practicable after the end of each month, PEB will deliver to BayCom in electronic form (i) the monthly deposit and loan trial balances of PEB Bank, (ii) the monthly analysis of PEB Bank’s investment portfolio, (iii) monthly balance sheet and income statement of PEB and its Subsidiaries, and (iv) to the extent available, an update of all of the information set forth in Section 3.25(a) of the PEB Disclosure Schedule for the then current period.

(d)           During the period from the date hereof to the Effective Time, PEB shall provide BayCom with board or committee packages and minutes of meetings of the boards of directors or committees thereof of PEB and PEB Bank within a reasonable period following any board or committee meeting; provided however, that the board and committee packages and minutes provided to BayCom may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7(e)), (ii) any materials if the disclosure of such materials to BayCom would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the PEB Board of Directors to be confidential.

(e)           All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of June 15, 2021 (the “Confidentiality Agreement”).

(f)            No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3            Shareholder Meetings.

(a)           PEB shall, and shall cause its Board of Directors to, (i) take all action in accordance with the securities laws, the laws of the State of California, the PEB Articles and the PEB Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “PEB Shareholder Meeting”) for the purpose of seeking the PEB Shareholder Approval within ten (10) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the PEB Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.7, use its commercially reasonable best efforts to (x) cause the PEB Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the PEB Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the PEB shareholders approve this Agreement and the Merger (the “PEB Board Recommendation”). PEB shall adjourn or postpone the PEB Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of PEB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated pursuant to Section 8.1 prior to the scheduled time of the PEB Shareholder Meeting, the PEB Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of PEB at the PEB Shareholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve PEB of such obligation.

(b)           BayCom shall, and shall cause its Board of Directors to, (i) take all action in accordance with the securities laws, the laws of the State of California, the BayCom Articles and the BayCom Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “BayCom Shareholder Meeting”) for the purpose of seeking the BayCom Shareholder Approval within ten (10) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the BayCom Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) use its commercially reasonable best efforts to (x) cause the BayCom Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the BayCom Shareholder Approval; and (iii) include in the Proxy Statement the recommendation that the BayCom shareholders approve this Agreement and the Merger (the “BayCom Board Recommendation”). BayCom shall adjourn or postpone the BayCom Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of BayCom Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated pursuant to Section 8.1 prior to the scheduled time of the BayCom Shareholder Meeting, the BayCom Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of BayCom at the BayCom Shareholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve BayCom of such obligation. The BayCom Board of Directors shall at all times prior to and during the BayCom Shareholder Meeting recommend that the BayCom shareholders approve this Agreement. The Board of Directors of BayCom shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to PEB, the BayCom Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to PEB the BayCom Board Recommendation.

6.4            Reservation of Common Stock; Nasdaq Listing.

(a)           BayCom agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BayCom Common Stock to fulfill its obligations under this Agreement.

(b)           BayCom shall use its commercially reasonable best efforts to cause the shares of BayCom Common Stock to be issued to the holders of PEB Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5            Employee Matters.

(a)           Following the Effective Time, BayCom shall maintain or cause to be maintained employee benefit plans for the benefit of employees of PEB and its Subsidiaries who continue their employment after the Effective Time (“Covered Employees”) that provide employee benefits which are substantially comparable with respect to all material features to the employee benefits that are made available to similarly situated employees of BayCom or its Subsidiaries (other than PEB and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of BayCom or its Subsidiaries; and (ii) until such time as BayCom shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of BayCom or its Subsidiaries (other than PEB and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans of PEB and its Subsidiaries that are continued by BayCom or a BayCom Subsidiary shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the BayCom Benefit Plans may commence at different times with respect to each BayCom Benefit Plan).

(b)           To the extent that a Covered Employee becomes eligible to participate in a BayCom Benefit Plan, BayCom shall cause such BayCom Benefit Plan to (i) recognize prior service of such Covered Employee with PEB, its Subsidiaries or their predecessors for purposes of eligibility, participation, and vesting (other than vesting under BayCom Stock Plans) but not for the purposes of benefit accruals, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable PEB Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to any BayCom Benefit Plan that is a health, dental, vision plan or other similar plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, BayCom or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such BayCom or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the PEB Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, or to the extent the Covered Employee has or had satisfied the applicable eligibility waiting period under the PEB Benefit Plan, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off (“PTO”) benefits, BayCom will treat service of a Covered Employee at PEB or PEB Bank as equivalent to service at BayCom for determining such Covered Employee’s eligibility and participation under the BayCom vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the BayCom plan from the Covered Employee’s maximum vacation or PTO entitlement for the calendar year in which the Closing Date occurs.

(c)           Prior to the Effective Time, PEB shall, to the extent requested to do so by BayCom in writing, take, and shall cause its Subsidiaries to take, all actions reasonably requested by BayCom that may be necessary or appropriate to (i) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any PEB Benefit Plan for such period as may be requested by BayCom, (ii) facilitate the merger of any PEB Benefit Plan into any employee benefit plan maintained by BayCom or a BayCom Subsidiary, and/or (iii) amend or terminate one or more PEB Benefit Plans (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the Effective Time, other than as provided in other subsections of this Section 6.5. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to BayCom’s prior review and approval, which shall not be unreasonably withheld.

(d)           Any employee of PEB or PEB Bank (other than any employee covered by an existing employment, change in control or severance agreement) that becomes an employee of BayCom or United Business Bank at the Effective Time who is terminated on or within one year following the Closing (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on Section 6.5(d) of the BayCom Disclosure Schedule.

(e)           Subject to the requirements of applicable law, for those Covered Employees whose employment continues with PEB and its Subsidiaries through the earlier of the Effective Date or March 1, 2022, such Covered Employees shall be entitled to receive their earned incentive bonus for 2021 and any accrued discretionary annual bonus (in each case subject to reduction for any amount that may have been previously paid by PEB with respect to such annual period with the prior written consent of BayCom) at the same time as BayCom pays out its bonuses in 2022 for similarly situated employees. For any employee of PEB and its Subsidiaries who will not be a Covered Employee, PEB or PEB Bank shall pay to each such employee at the Closing the amount of the incentive bonus earned by such employee for 2021 and any accrued discretionary annual bonus (in each case subject to reduction for any amount that may have been previously paid by PEB with respect to such annual period with the prior written consent of BayCom). In the event the Effective Time is later than January 31, 2022, pro-rated performance-based bonuses shall be payable under the Executive Bonus Plan with respect to calendar 2022 for each whole month prior to the Effective Time.

(f)            Nothing in this Agreement shall confer upon any employee, officer, director or consultant of BayCom or PEB or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, PEB, BayCom or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, PEB, BayCom or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of BayCom or PEB or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Company or any of its Subsidiaries or affiliates to amend, modify or terminate any particular PEB Benefit Plan, BayCom Benefit Plan, or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.9, nothing in this Section 6.5, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of BayCom or PEB or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.5.

(g)           In the event that any disqualified individual of PEB or its Subsidiaries receives any payments, benefits or acceleration of vesting (the “Total Payments”) in connection with the Merger that would constitute a “parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then PEB will take all steps necessary to ensure that the Total Payments will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

6.6            Officers’ and Directors’ Tail Insurance; Indemnification.

(a)            PEB shall purchase, prior to the Effective Time, a prepaid “tail” policy providing single limit equivalent coverage to its current officers’ and directors’ liability insurance coverage with respect to actions, omissions, events, matters and circumstances occurring prior to the Effective Time for a period of up to six (6) years following the Effective Time for a premium cost not to exceed 250% of the annual premium for its current insurance coverage. If such prepaid “tail” policy has been obtained by PEB prior to the Effective Time, BayCom shall cause such policy to be maintained in full force and effect for its full term, and shall cause all obligations thereunder to be honored by BayCom and no other party shall have any further obligation to purchase or pay for insurance hereunder. The officers and directors of PEB may be required to make application and provide customary representations and warranties to PEB’s insurance carrier for the purpose of obtaining such insurance.

(b)           For six (6) years from and after the Effective Time, BayCom shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of PEB or any of its Subsidiaries (each, an “PEB Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BayCom, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a PEB Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of PEB or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of PEB and its Subsidiaries and to the fullest extent otherwise permitted by law.

(c)           In connection with the indemnification provided pursuant to Section 6.6(b), BayCom and/or a BayCom Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each PEB Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such PEB Indemnified Party or multiple PEB Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to BayCom and (ii) will cooperate in the defense of any such matter.

(d)           This Section 6.6 shall survive the Effective Time, is intended to benefit each PEB Indemnified Party (each of whom shall be entitled to enforce this Section against BayCom), and shall be binding on all successors and assigns of BayCom.

(e)           In the event BayCom or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of BayCom assume the obligations set forth in this Section 6.6.

6.7            No Solicitation.

(a)           PEB agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and the officers, directors, and employees of PEB and its Subsidiaries (the “PEB Individuals”) not to, and will use its commercially reasonable best efforts to cause PEB’s and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “PEB Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“PEB Confidential Information”) to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. PEB will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than BayCom with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b)           Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the PEB Shareholder Approval, in the event PEB receives an unsolicited Acquisition Proposal and the Board of Directors of PEB determines in good faith that such Acquisition Proposal may constitute a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, PEB may, and may permit its Subsidiaries and the PEB Individuals and the PEB Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to PEB than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished PEB Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of PEB determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.

(c)           The Board of Directors of PEB shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to BayCom, the PEB Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to BayCom the PEB Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of PEB (including any committee thereof) may, at any time prior to obtaining the PEB Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of PEB determines in good faith (after consultation with PEB’s outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of PEB may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given BayCom at least four (4) business days, following BayCom’s initial receipt of written notice that the Board of Directors of PEB has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by BayCom, the Board of Directors of PEB determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d)           PEB will promptly (and in any event within two (2) business days) advise BayCom in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep BayCom apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.

(e)           As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving PEB or PEB Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, PEB or PEB Bank, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of PEB concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.8            Bank Director. BayCom shall cause United Business Bank to take all action necessary to appoint or elect as a director of United Business Bank, effective upon consummation of the Bank Merger, one person who serves as a director of PEB Bank immediately prior to the Effective Time and who is mutually acceptable to PEB, PEB Bank, BayCom and United Business Bank.

6.9            Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of PEB and BayCom shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.10          Correction of Information. Each of PEB and BayCom shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.11          Integration. From and after the date hereof, PEB shall, and shall cause PEB Bank and its and PEB Bank’s directors, officers and employees to, make all commercially reasonable best efforts (without undue disruption to either business) to (i) cooperate in order to permit United Business Bank to train PEB Bank employees who are expected to continue employment with United Business Bank, including excusing such employees from their duties for the purpose of training and orientation by United Business Bank following reasonable advance notice and (ii) cause PEB Bank’s data processing consultants and software providers to, cooperate and assist PEB Bank and United Business Bank in connection with reasonable requests as to scope, timing and content related to the planned electronic and systematic conversion of all applicable data of PEB Bank to the United Business Bank system to occur after the Effective Time, in each case without undue disruption to PEB Bank’s business, during normal business hours and at the expense of BayCom or United Business Bank (not to include PEB Bank’s regular employee payroll).

6.12          Coordination; Integration. Subject to applicable law, during the period from the date hereof until the Effective Time, PEB shall cause the Chief Executive Officer, Chief Operating Officer, Chief Credit Officer, and Chief Financial Officer of PEB Bank, as may be appropriate, to assist and confer with the officers of United Business Bank, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of United Business Bank, as the resulting bank in the Bank Merger.

6.13          Delivery of Agreements. PEB shall cause each of the PEB Voting Agreements and the Non-Solicitation Agreements to be executed and delivered to BayCom prior to or simultaneously with the execution of this Agreement. BayCom shall cause each of the BayCom Voting Agreements to be executed and delivered to PEB prior to or simultaneously with the execution of this Agreement.

6.14          Tangible Shareholders’ Equity.

(a)            PEB shall calculate the PEB Adjusted Tangible Shareholders’ Equity (as defined below) as of a date that is ten business days prior to the Closing (the “Determination Date”) and shall deliver to BayCom a statement setting forth its calculations of the PEB Adjusted Tangible Shareholders’ Equity within two business days following the Determination Date. For purposes of this Agreement, the “PEB Adjusted Tangible Shareholders’ Equity” will equal (y) the sum of the capital stock, surplus and undivided profits of PEB on a consolidated basis as of the Determination Date in accordance with GAAP, consistently applied, excluding the impact of all PEB Transaction Expenses, minus (z) all goodwill and other intangible assets of PEB on a consolidated basis as of the Determination Date. For purposes of this Agreement, “PEB Transaction Expenses” include the following, whether paid or accrued by PEB before, at or after the Determination Date: (i) the amount of all costs and expenses related to the Merger, the Bank Merger, this Agreement and the transactions contemplated hereby (including, without limitation, any professional fees, including PEB’s portion of any expenses of the independent accounting firm pursuant to Section 6.14(c) below) which are payable by PEB or any of its Subsidiaries; (ii) the amount of any fees and commissions payable by PEB or any of its Subsidiaries to any broker, finder, financial advisor or investment banking firm in connection with the Merger or the Bank Merger; (iii) the amount of the accrual through the Closing Date in accordance with GAAP of any future benefit payments due by PEB or PEB Bank under any salary continuation, deferred compensation or other similar agreements of PEB or PEB Bank; (iv) the amount of any cost to fully fund and liquidate any PEB Employee Plan and to pay all related expenses and fees to the extent such termination is requested by BayCom; (v) the amount of any payments or additional accruals required to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar arrangement, or severance, noncompetition or retention bonus arrangement between PEB, PEB Bank and any other person; (vi) the amount of all contract termination fees, penalty or liquidated damages associated with the termination of PEB’s or PEB Bank’s contracts with any third-party service provider, including without limitations, the amount of any contract termination fees, penalty or liquidated damages associated with the termination of PEB’s or PEB Bank’s contracts with any third-party provider of electronic banking and data processing services prior to or following the Closing Date; (vii) the cost of tail insurance premiums in accordance with Section 6.6; and (viii) the cost of any post-closing utilization by BayCom or PEB Bank of PEB’s or its Subsidiaries’ data processing agreement(s) and conversion costs related to the migration or conversion of data processing systems from PEB Bank to United Business Bank.

(b)           BayCom shall calculate the BayCom Adjusted Tangible Shareholders’ Equity (as defined below) as of the Determination Date and shall deliver to PEB a statement setting forth its calculations of the BayCom Adjusted Tangible Shareholders’ Equity within two business days following the Determination Date. For purposes of this Agreement, the “BayCom Adjusted Tangible Shareholders’ Equity” will equal (y) the sum of the capital stock, surplus and undivided profits of BayCom on a consolidated basis as of the Determination Date in accordance with GAAP, consistently applied, excluding the impact of all BayCom Transaction Expenses, minus (z) all goodwill and other intangible assets of BayCom on a consolidated basis as of the Determination Date. For purposes of this Agreement, “BayCom Transaction Expenses” include the following, whether paid or accrued by BayCom before, at or after the Determination Date: (a) the amount of all costs and expenses related to the Merger, the Bank Merger, this Agreement and the transactions contemplated hereby (including, without limitation, any professional fees, including BayCom’s portion of any expenses of the independent accounting firm pursuant to Section 6.14(c) below) which are payable by BayCom or any of its Subsidiaries; and (b) the amount of any fees and commissions payable by BayCom or any of its Subsidiaries to any broker, finder, financial advisor or investment banking firm in connection with the Merger or the Bank Merger.

(c)            If the parties are unable to resolve any dispute related to the calculations of either the PEB Adjusted Tangible Shareholders’ Equity or the BayCom Adjusted Tangible Shareholders’ Equity within three (3) business days after the date such calculation is delivered to the other party, PEB and BayCom shall submit the calculation of the PEB Adjusted Tangible Shareholders’ Equity or the BayCom Adjusted Tangible Shareholders’ Equity (as applicable) at the Determination Date to an independent accounting firm as shall be mutually agreed in writing by the parties for review and resolution of any and all matters which remain in dispute. The independent accounting firm shall reach a final resolution of all matters (such determination of Adjusted Tangible Shareholders’ Equity by the independent accounting firm shall be consistent with and in accordance with this Section 6.14)) and shall furnish such resolution in writing to PEB and BayCom as soon as practicable, but in no event more than three (3) business days after such matters have been referred to the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon PEB and BayCom, absent manifest error or fraud. The resolution reached by the parties or the independent accounting firm in accordance with this Section 6.14(c) will constitute the final calculation of the PEB Adjusted Tangible Shareholders’ Equity and the BayCom Adjusted Tangible Shareholders’ Equity at the Determination Date. The costs for the independent accounting firm to reach such resolution shall be shared equally by PEB and BayCom.

ARTICLE VII

CONDITIONS PRECEDENT

7.1            Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of PEB and BayCom, at or prior to the Closing Date of the following conditions:

(a)           Shareholder Approvals. Each of the PEB Shareholder Approval and the BayCom Shareholder Approval shall have been obtained.

(b)           Nasdaq Listing. The shares of BayCom Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(c)           Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)           No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.

(e)           Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed unduly burdensome by the Board of Directors of BayCom including any condition that would increase the minimum regulatory capital requirements of BayCom or United Business Bank (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2            Conditions to Obligations of BayCom. The obligation of BayCom to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by BayCom, at or prior to the Closing Date, of the following conditions:

(a)           Representations and Warranties. The representations and warranties of PEB set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)	the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 3.7 (Broker’s Fees), and Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)	the representations and warranties in Section 3.3 (Authority; No Violation), Section 3.8 (Books and Records) as to stock and ownership records and Section 3.24 (PEB Information) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)	no other representation or warranty of PEB shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of PEB has had or would reasonably be expected to result in a Material Adverse Effect on PEB;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and BayCom shall have received a certificate signed on behalf of PEB by the Chief Executive Officer or the Chief Operating Officer of PEB to the foregoing effect.

(b)           Performance of Obligations of PEB. PEB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and BayCom shall have received a certificate signed on behalf of PEB by the Chief Executive Officer or the Chief Operating Officer of PEB to such effect.

(c)           Dissenting Shares. Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of PEB Common Stock.

(d)           Third Party Consents. PEB shall have obtained the written consent of the counterparties to the contracts set forth on Exhibit G in form and substance reasonably satisfactory to BayCom, to enable BayCom or a BayCom Subsidiary to receive the full benefit under such contracts following the consummation of the transaction contemplated by this Agreement without the payment of any penalty or premium.

(e)           Opinion of Tax Counsel. BayCom shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to BayCom, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of BayCom and PEB.

(f)            PEB Adjusted Tangible Shareholders’ Equity. The PEB Adjusted Tangible Shareholders’ Equity shall be at least $61,029,000 at the Determination Date.

7.3            Conditions to Obligations of PEB. The obligation of PEB to effect the Merger is also subject to the satisfaction, or to the extent permitted by law, waiver by PEB, at or prior to the Closing Date, of the following conditions:

(a)           Representations and Warranties. The representations and warranties of BayCom set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)	the representations and warranties in Section 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), and Section 4.7(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except the representations in Section 4.2 that speak specifically as the date of this Agreement or another specified date shall be true and correct as of such date;

(B)	the representations and warranties in Section 4.3 (Authority; No Violation) and Section 4.20 (BayCom Information) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)	no other representation or warranty of BayCom shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of BayCom has had or would reasonably be expected to result in a Material Adverse Effect on BayCom;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and PEB shall have received a certificate signed on behalf of BayCom by the Chief Executive Officer or the Chief Financial Officer of BayCom to the foregoing effect.

(b)           Performance of Obligations of BayCom. BayCom shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PEB shall have received a certificate signed on behalf of BayCom by the Chief Executive Officer or the Chief Financial Officer of BayCom to such effect.

(c)           Opinion of Tax Counsel. PEB shall have received an opinion from Sheppard, Mullin, Richter & Hampton LLP, special counsel to PEB, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Sheppard, Mullin, Richter & Hampton LLP may require and rely upon representations contained in letters from each of BayCom and PEB.

(d)           BayCom Adjusted Tangible Shareholders’ Equity. The BayCom Adjusted Tangible Shareholders’ Equity shall be at least $206,316,000 at the Determination Date.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the PEB Shareholder Approval or the BayCom Shareholder Approval, by action of the Board of Directors of a party, as follows:

(a)           by the written mutual consent of PEB and BayCom;

(b)           by either PEB or BayCom, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;

(c)           by either PEB or BayCom, if the Merger shall not have been consummated on or before April 30, 2022, (the “End Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, provided however, that either party can extend the End Date to May 31, 2022 if the failure of the Closing is due to not obtaining the Requisite Regulatory Approvals;

(d)           by either PEB or BayCom (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of PEB, in the case of a termination by BayCom, or BayCom, in the case of a termination by PEB, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)            by BayCom if (i) the Board of Directors of PEB (or any committee thereof) shall have failed to make the PEB Board Recommendation or made a Change in Recommendation or (ii) PEB shall have materially breached any of the provisions set forth in Section 6.7 or (iii) PEB shall have refused to call or hold the PEB Shareholder Meeting (unless this Agreement is terminated prior to the PEB Shareholder Meeting pursuant to Section 8.1(f);

(f)            by PEB prior to obtaining the PEB Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that PEB has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a); or

(g)           by either PEB or BayCom, if the provisions of Section 8.1(e) are not applicable and either (i) the shareholders of PEB fail to provide the PEB Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof or (ii) the shareholders of BayCom fail to provide the BayCom Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.

8.2            Effect of Termination. In the event of termination of this Agreement by either PEB or BayCom as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of PEB, BayCom, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3            Fees and Expenses. Except with respect to filing and other fees in connection with any filing with the SEC and Regulatory Agencies, which shall be borne by BayCom, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4            Termination Fee.

(a)           If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), PEB shall immediately following such termination pay BayCom an amount equal to $2.5 million (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), PEB shall, simultaneously with such termination and as a condition thereof, pay BayCom the Termination Fee, in each case in same-day funds.

(b)           If this Agreement is terminated by either party under Section 8.1(g)(i), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination PEB or PEB Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, PEB shall immediately pay BayCom the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.

(c)           The payment of the Termination Fee shall fully discharge PEB from any and all liability under this Agreement and related to the transactions contemplated herein, and BayCom shall not be entitled to any other relief or remedy against PEB. If the Termination Fee is not payable, BayCom may pursue any and all remedies available to it against PEB on account of a willful and material breach by PEB of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii) or (iii), BayCom shall have the right to pursue any and all remedies available to it against PEB on account of the willful and material breach by PEB of Section 6.7 in lieu of accepting the Termination Fee under Section 8.4(a). PEB may pursue any and all remedies available to it against BayCom on account of a willful and material breach by BayCom of any of the provisions of this Agreement.

8.5            Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of PEB or BayCom; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of PEB and/or BayCom, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval by the shareholders of PEB or BayCom under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6            Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1            Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than the conditions in Sections 7.2(f) and 7.3(d) and those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3            Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to BayCom, to:

BayCom Corp
500 Ygnacio Valley Road, Suite 200

Walnut Creek, California 94956
Attention: George J. Guarini, President and Chief Executive Officer
Email: gguarini@ubb-us.com

with a copy to:

Silver, Freedman, Taff & Tiernan LLP

3299 K Street, N.W.

Suite 200

Washington, D.C. 20007

Attention: Dave M. Muchnikoff

Email: dmm@sfttlaw.com

(b)	if to PEB, to:

Pacific Enterprise Bancorp

17748 Skypark Circle

Suite 100

Irvine, CA 92614

Attention: Brian J. Halle, President and Chief Executive Officer

Email: bhalle@pacificenterprisebank.com

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive

Tenth Floor

Costa Mesa, CA 92626

Attention: Joshua Dean

Email: jdean@sheppardmullin.com

9.4            Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other party ,hereto; it being understood and agreed that all Parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument, and each counterpart will constitute an original of this Agreement.

9.6            Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7            Governing Law, Jurisdiction, Venue and Construction. This Agreement shall be governed and construed in accordance with the laws of the State of California and applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction. The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of California. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.

9.8            Publicity. Neither PEB nor BayCom shall, and neither PEB nor BayCom shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of BayCom, in the case of a proposed announcement or statement by PEB, or PEB, in the case of a proposed announcement or statement by BayCom; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9            Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.

9.10          Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11          Disclosure Schedule. Before entry into this Agreement, each party delivered to the other a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing party contained in Article III or Article IV, as applicable, and, in the case of PEB, to one or more of its covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

9.12          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13          Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

BayCom and PEB have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BAYCOM CORP

By:	/s/ George J. Guarini
	Name:	George J. Guarini
	Title:	President and Chief Executive Officer

PACIFIC ENTERPRISE BANCORP

By:	/s/ Brian J. Halle
	Name:	Brian J. Halle
	Title:	President and Chief Executive Officer

EXHIBIT A

FORM OF

PACIFIC ENTERPRISE BANCORP VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of September 7, 2021, by and between the undersigned holder (“Shareholder”) of common stock of Pacific Enterprise Bancorp, a California corporation (“PEB”), and BayCom Corp, a California corporation (“BayCom”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BayCom and PEB are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which PEB will merge with and into BayCom, with BayCom as the surviving entity, (the “Merger”), and in connection with the Merger, each outstanding share of PEB Common Stock will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of BayCom Common Stock;

WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of PEB Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of PEB Common Stock Subject to this Agreement” (such shares, together with any additional shares of PEB Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of BayCom to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, BayCom entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by BayCom in connection therewith, Shareholder and BayCom agree as follows:

Section 1.          Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at the PEB Shareholder Meeting or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by BayCom, Shareholder shall:

(a)            appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

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(b)            vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the board of directors of PEB and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of PEB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of PEB, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2.          No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the PEB Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers or the surrender of Shares in connection with the payment of the exercise price or any related withholding taxes owed by the holder of a PEB Stock Option who exercises a PEB Stock Option, and (e) such transfers as BayCom may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.          Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with BayCom as follows:

(a)            Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)            This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by BayCom, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)            The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

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(d)            Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any Liens. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of PEB other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any PEB Stock Options.

Section 4.          No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6, Shareholder, in his, her or its capacity as a shareholder of PEB, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than BayCom) any information or data with respect to PEB or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of PEB’s shareholders with respect to an Acquisition Proposal.

Section 5.         Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of BayCom to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to BayCom if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, BayCom will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and Shareholder will not oppose the granting of such relief on the basis that BayCom has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with BayCom’ seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, BayCom shall have the right to inform any third party that BayCom reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of BayCom hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with BayCom set forth in this Agreement may give rise to claims by BayCom against such third party.

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Section 6.         Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, or (b) termination of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 7.         Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 8.         Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 9.        Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.       Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of PEB and it shall not apply in any manner to Shareholder in his, her or its capacity as a director of PEB, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director of PEB, if applicable.

Section 11.       Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of California, without regard for conflict of law provisions.

Section 12        Disclosure. Shareholder hereby authorizes PEB and BayCom to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

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Section 13.       Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BAYCOM CORP

By:
Name:	George J. Guarini
Title:	President and Chief Executive Officer

SHAREHOLDER

Printed or Typed Name of Shareholder

By:
Name:
Title:

Total Number of Shares of PEB Common Stock Subject to this Agreement:

Signature Page – Voting Agreement

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EXHIBIT B

FORM OF DIRECTOR

RESIGNATION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This Resignation, Non-Solicitation and Non-Disclosure Agreement (“Agreement”) is dated as of September 7, 2021 and is by and between ________________________, an individual resident of the State of _____________ (“Director”), and BayCom Corp, a California corporation (“BayCom”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BayCom and Pacific Enterprise Bancorp, a California corporation (“PEB”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which PEB will merge with and into BayCom, with BayCom as the surviving entity (the “Merger”);

WHEREAS, Director is a shareholder of PEB and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of PEB Common Stock held by Director;

WHEREAS, the goodwill associated with the acquisition of Director’s shares of PEB Common Stock by BayCom through the Merger is of significant value and is critical to BayCom’s decision to consummate the Merger;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of PEB or its wholly owned subsidiary, Pacific Enterprise Bank (“PEB Bank”), and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (as hereinafter defined);

WHEREAS, as a result of the Merger, BayCom will succeed to all of the Confidential Information and Trade Secrets, for which BayCom as of the Effective Time will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of PEB and PEB Bank, including Director, execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, BayCom and Director, each intending to be legally bound, covenant and agree as follows:

Section 1.         Resignation. The Director does hereby resign, to the extent applicable, as a member of the board of directors of PEB at the Effective Time and, to the extent applicable, as a member of the board of directors of PEB Bank at the time of the consummation of the merger of PEB Bank with and into BayCom’s wholly-owned subsidiary United Business Bank.

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Section 2.         Restrictive Covenants.

(a)            BayCom and the Director acknowledge and agree that: (i) various business connections, clientele and customers have been established by PEB and PEB Bank (collectively the “PEB Entities”) and will be maintained at a great expense to BayCom; (ii) by virtue of the Director's service as a member of the boards of directors of the PEB Entities, the Director has become familiar with the identity and the business needs of said customers and clientele of the PEB Entities; and (iii) BayCom will sustain great loss and damage if the Director violates the covenants and agreements hereinafter set forth, for which loss and damage BayCom does not have an adequate remedy at law. Director acknowledges that (i) BayCom has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b)           Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director expressly covenants and agrees with BayCom as follows:

(i)            For a period beginning at the Effective Time and ending one (1) year after the Effective Time (the “Restricted Period”), the Director shall not, unless acting with the prior written consent of BayCom, whether for the Director’s own benefit or for the benefit of any other person, firm, corporation or other business organization (each a “Person”), (A) refer any customer of any of the PEB Entities as of the Effective Time, including but not limited to loan, deposit and asset management customers and actively sought prospective customers of PEB Bank (collectively, “Customer”), to any Competing Business (as defined in this Section below); (B) except as expressly provided on Schedule I to this Agreement, solicit the business or patronage of any Customer for the purpose of providing products or services by a Competing Business; (C) induce any Customer to terminate or reduce any aspect of its relationship with BayCom or any of its subsidiaries in any material respect; or (D) solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of the PEB Entities who becomes an employee of BayCom or any of its subsidiaries at the Effective Time, whether or not such employee is a full-time employee or a temporary employee, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such employee of, or vendor or service provider doing business with, the PEB Entities to terminate his, her or its employment or independent contractor relationship with BayCom or any of its subsidiaries; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of BayCom or any of its subsidiaries or hiring any such person as a result thereof. For purposes of this Section (b)(i), the following terms shall be defined as set forth below:

(a)	“Competing Business” means any business, enterprise, operation, activity or service that provides the same or similar to the products or services of BayCom, United Business Bank or the PEB Entities as such exist or are contemplated as of the Effective Time; and

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(b)	“financial institution” includes any business engaged in the business of banking or that of owning or managing or controlling a bank or banks (which term shall include, but is not limited to, commercial banks, mortgage companies, savings and loan associations, credit unions and savings banks, or a holding company thereof).

(ii)            Director will not disclose or use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any Person other than BayCom and its subsidiaries at all times after the Effective Time, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by any of the PEB Entities or any names and addresses of customers or any data on or relating to past, present or prospective customers or suppliers, financial data, financial plans, product plans or any other information relating to or dealing with the business operations or activities of any of the PEB Entities (including that which gives PEB Bank an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Director or learned or acquired by the Director while an employee or director of any of the PEB Entities that is not commonly known by or available to competitors of PEB Bank or United Business Bank or the public (“Confidential Information” and “Trade Secrets”) for so long as such information remains Confidential Information or a Trade Secret, as applicable; provided, however, that the foregoing restrictions shall not apply to (a) any such data or information which is or comes into the public domain other than through the fault or negligence of the Director, (b) any disclosure ordered by a court of competent jurisdiction or as otherwise required by law, (c) information that has been independently developed and disclosed by others, (d) information that has otherwise entered the public domain through lawful means, or (e) the filing of such information under seal in a lawsuit or other proceeding between Director and any of BayCom, UBB, PEB or PEB Bank. In the event that Director is required by law to disclose any Confidential Information and Trade Secrets, Director will: (A) if and to the extent permitted by such law provide BayCom with prompt notice of such requirement prior to the disclosure so that BayCom may waive the requirements of this Agreement or seek an appropriate protective order at BayCom’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information and Trade Secrets disclosed will be accorded confidential treatment substantially on the same basis as provided in this Agreement. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information and Trade Secrets, disclosure may be made only as to that portion of the Confidential Information and Trade Secrets that counsel advises Director is required to be disclosed. Nothing in this Agreement shall be interpreted or applied to prohibit Director from providing information to the auditors of PEB or BayCom or to any regulator, governmental agency or other governmental entity having jurisdiction over PEB, BayCom or their respective subsidiaries, or from participating in an investigation by any such entity, or from providing disclosure in compliance with a lawful subpoena. In addition, pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. §1833(b), Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's Trade Secrets to the attorney and use the Trade Secret information in the court proceeding if the individual (y) files any document containing the Trade Secret under seal; and (z) does not disclose the Trade Secret, except pursuant to court order.

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(iii)            During the Restricted Period, the Director will not make any remarks or statements, whether orally or in writing, about BayCom or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory. The restrictions in this subparagraph, however, do not prohibit the Director from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents. BayCom and UBB shall direct the members of its board of directors and its senior executives not to make either orally or in writing (and shall not issue any official press releases) any derogatory or disparaging statement with regard to Director. Nothing in this Section 2(b)(iii) shall prevent either party from giving a deposition, responding to any subpoena or other lawful request for information or documentation made in the course of a legal or administrative proceeding or testifying in court or in any other legal proceeding.

Section 3.        Specific Performance. Director acknowledges that irreparable loss and injury would result to BayCom upon the breach of any of the covenants contained in this Agreement and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, BayCom may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of this Agreement, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. Moreover, if the Director has violated any of the provisions of Section  2, BayCom’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Director will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Director was in violation of said provisions of Section 2. In the event of any legal action between the Director and BayCom under this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action.

Section 4.        Termination. This Agreement may be terminated at any time by the written consent of BayCom and the Director, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement in accordance with its terms; or (ii) one (1) year following the Effective Time, subject to any extension of the time period under Section 3. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

Section 5.        Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

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If to BayCom:	BayCom Corp

500 Ygnacio Valley Road, Suite 200

Walnut Creek, California 94956

Attn:	George J. Guarini, President and Chief Executive Officer

E-mail:  gguarini@ubb-us.com

If to Director:	The address of the Director’s principal residence as it appears in PEB’s records as of the date hereof, as subsequently modified by the Director’s provision of notice regarding the same to BayCom.

Section 6.        Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of California, without regard for conflict of law provisions.

Section 7.        Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Director and BayCom. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 8.        Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable or unenforceable as to duration, geographic area, activity or subject, then it is the expressed intent of the parties that such provision shall be modified to extend only over the maximum duration, geographic area, range of activities or subjects as to which such modified provision shall be valid and enforceable to the maximum extent under applicable law. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.        Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

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Section 10.      Entire Agreement; Binding Effect. This Agreement is entered into as a condition to consummation of the Merger under the Merger Agreement and represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. This Agreement shall be binding upon and inure to the benefit of the parties and BayCom’s successors in interest.

Section 11.      Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BAYCOM CORP

By:
Name:	George J. Guarini
Title:	President and Chief Executive Officer

DIRECTOR

Signature Page – Director Resignation, Non-Solicitation and Non-Disclosure Agreement

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Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Section 2(b)(i)(A) and (B) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.

2.	The offer and sale of insurance products by Director to any Person.

3.	The provision of investment advisory and brokerage services by Director to any Person.

4.	The provision of private equity/venture capital financing by Director to any Person.

5.	The provision of accounting services by Director to any Person.

6.	The ownership of 5% or less of any class of securities of any Person.

7.	The provision of automobile financing in connection with the operation of auto dealerships.

8.	Obtaining banking-related services or products for entities owned or controlled by the Director.

9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.	Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

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EXHIBIT C

FORM OF EXECUTIVE

RESIGNATION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This Executive Resignation, Non-Solicitation and Non-Disclosure Agreement (“Agreement”) is dated as of September 7, 2021, by and among ________________________, an individual resident of the State of California (“Executive”), Pacific Enterprise Bancorp, a California corporation (“PEB”), Pacific Enterprise Bank, a wholly-owned subsidiary of PEB (“PEB Bank”), BayCom Corp, a California corporation (“BayCom”), and United Business Bank, a wholly-owned subsidiary of BayCom (“UBB”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BayCom and PEB are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which PEB will merge with and into BayCom, with BayCom as the surviving entity (the “Merger”);

WHEREAS, Executive is a shareholder of PEB and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Executive is expected to receive significant consideration in exchange for the shares of PEB Common Stock held by Executive at the time of the Merger, as well as a change of control payment;

WHEREAS, the goodwill associated with the acquisition of Executive’s shares of PEB Common Stock by BayCom through the Merger is of significant value and is critical to BayCom’s decision to consummate the Merger;

WHEREAS, prior to the date hereof, Executive has served as an executive officer of PEB and/or PEB’s wholly-owned subsidiary PEB Bank, and, therefore, Executive has knowledge of the Confidential Information and Trade Secrets (as hereinafter defined);

WHEREAS, as a result of the Merger, BayCom will succeed to all of the Confidential Information and Trade Secrets, for which BayCom as of the Effective Time will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that each executive officer of PEB and PEB Bank, including Executive, execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, BayCom, UBB, PEB, PEB Bank and Executive, each intending to be legally bound, covenant and agree as follows:

Section 1.            Resignation. Executive does hereby resign as an executive officer of PEB at the Effective Time and, if applicable, as a member of the board of directors of PEB at the Effective Time and, to the extent applicable, as a member of the board of directors and as an executive officer of PEB Bank at the time of the consummation of the merger of PEB Bank with and into BayCom’s wholly-owned subsidiary United Business Bank.

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Section 2.            Termination of Employment Agreement.

(a)            In the event Executive’s employment agreement with PEB and PEB Bank dated January 1, 2015, as subsequently amended on January 1, 2018 and May 27, 2020 (the “Employment Agreement”) has not been terminated prior to the Effective Time, such Employment Agreement shall be terminated at the Effective Time with payments to be made to Executive as set forth in this Section 2.

(b)           If Executive remains employed by PEB and/or PEB Bank until the Effective Time, and subject to Executive’s execution and delivery to PEB and BayCom at the Effective Time of a general release of claims in the form attached hereto as Exhibit A (the “Release”), then Executive shall be entitled to receive the following, in each case minus any applicable tax withholding: (i) from PEB or PEB Bank as of the Effective Time, a lump sum payment equal to 150% of Executive’s then current annual base salary; (ii) from PEB or PEB Bank as of the Effective Time, to the extent not paid prior to the Effective Time, Executive’s earned incentive bonus for 2021, with the measurement date for the 2021 performance-based bonus being the earlier of December 31, 2021 or the Determination Date (as defined in the Merger Agreement”); (iii) if the Effective Time is on or after February 1, 2022, from UBB within 30 days following the Effective Time, the pro rata portion of Executive’s earned incentive bonus for 2022, with the measurement date for the 2022 performance-based bonus being the Determination Date and with the bonus being pro-rated based on the number of whole months in 2022 prior to the Effective Time; and (iv) if Executive is not employed by either BayCom or UBB for 12 months following the Effective Time, continuation of group medical insurance benefits or payment of COBRA continuation benefits by UBB under UBB’s policy on a monthly basis for 12 months following the date of termination of employment or the date Executive obtains new employment, whichever occurs first. If Executive revokes the Release during the seven-day period set forth in the Release, then Executive will be required to repay to UBB the amounts set forth in clauses (i)  through (iii) above and UBB will not be required to provide any benefits pursuant to clause (iv) above.

(c)            If Executive remains employed by PEB and PEB Bank until the Effective Time but does not execute and deliver the Release until after the Effective Time, then Executive shall be entitled to receive from UBB the payments and benefits set forth in Section 2(b) above beginning in the regular UBB payroll cycle that immediately follows the payroll cycle in which Executive’s right to revoke the Release expires, provided that Executive has not revoked the Release and provided further that if the period of time during which Executive may execute the Release and it may become irrevocable spans two calendar years, all payments hereunder shall be paid no earlier than the first UBB payroll cycle of the second calendar year.

(d)           Executive acknowledges and agrees with the analysis provided by PEB to BayCom that Executive’s change in control payments and benefits will not trigger any excise tax under Section 4999 of the Internal Revenue Code, and Executive hereby waives any rights that he might otherwise have to a Gross-Up Payment (as defined in Section 5 of his Employment Agreement).

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Section 3.            Affirmative Covenants.

(a)            Executive agrees that he intends to execute the Release attached hereto as Exhibit A concurrently with the Effective Time; provided, however, that Executive may execute and deliver such Release within 45 days following the termination of Executive’s employment.

(b)            Executive acknowledges and agrees that he was involved in the review and negotiation of the Merger Agreement, and that he was fully aware at the time the Merger Agreement was approved by the PEB board of directors that his employment may be terminated upon consummation of the transactions contemplated by the Merger Agreement. Executive further acknowledges and agrees that no facts exist as of the date of this Agreement which would support (i) a claim by Executive for employment discrimination or harassment based on any characteristic protected by law, including but not limited to any claim based on age, race, sex, sexual harassment, color, religion, disability/handicap, perceived disability/handicap, national origin, retaliation or otherwise, including but not limited to any claim under federal law (including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, and the Family and Medical Leave Act), the laws of California, and any and all other applicable federal, state, county or local laws, ordinances and regulations, and any common law claims now or hereafter recognized, whether or not listed herein; or (ii) any other claims by Executive, whether or not related to Executive’s employment with PEB and/or PEB Bank, arising from any alleged violation of any federal, state or local statute, regulation, ordinance or common law or tort, including but not limited to claims for tortuous interference with contractual relations/advantage, misrepresentation, emotional distress, libel, slander, breach of express or implied contract or covenant of good faith and fair dealing (whether written or oral, including but not limited to the Employment Agreement), retaliation, quantum meruit, wrongful discharge, promissory estoppel, fraud, negligence, detrimental reliance, assault, battery, mental anguish, personal injury or loss of consortium, past physical injury associated with employment or future manifestations of physical injury incurred during or as a result of employment, and any and all claims that may be asserted on Executive’s behalf by others (including without limitation by the Equal Employment Opportunity Commission).

Section 4.            Restrictive Covenants.

(a)            BayCom and the Executive acknowledge and agree that: (i) various business connections, clientele and customers have been established by PEB and PEB Bank (collectively the “PEB Entities”) and will be maintained at a great expense to BayCom; (ii) by virtue of the Executive's service as a member of the boards of directors and/or executive officer of the PEB Entities, the Executive has become familiar with the identity and the business needs of said customers and clientele of the PEB Entities; and (iii) BayCom will sustain great loss and damage if the Executive violates the covenants and agreements hereinafter set forth, for which loss and damage BayCom does not have an adequate remedy at law. Executive acknowledges that (i) BayCom has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Executive and such restrictions will not prevent Executive from earning a livelihood.

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(b)            Having acknowledged the foregoing, solely in the event that the Merger is consummated, Executive expressly covenants and agrees with BayCom as follows:

(i)            For a period beginning at the Effective Time and ending one (1) year after the Effective Time (the “Restricted Period”), the Executive shall not, unless acting with the prior written consent of BayCom, whether for the Executive’s own benefit or for the benefit of any other person, firm, corporation or other business organization (each a “Person”), (A) refer any customer of any of the PEB Entities as of the Effective Time, including but not limited to loan, deposit and asset management customers and actively sought prospective customers of PEB Bank (collectively, “Customer”), to any Competing Business (as defined in this Section below); (B) except as expressly provided on Schedule I to this Agreement, solicit the business or patronage of any Customer for the purpose of providing products or services by a Competing Business; (C) induce any Customer to terminate or reduce any aspect of its relationship with BayCom or any of its subsidiaries in any material respect; or (D) solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of the PEB Entities who becomes an employee of BayCom or any of its subsidiaries at the Effective Time, whether or not such employee is a full-time employee or a temporary employee, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such employee of, or vendor or service provider doing business with, the PEB Entities to terminate his, her or its employment or independent contractor relationship with BayCom or any of its subsidiaries; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of BayCom or any of its subsidiaries or hiring any such person as a result thereof. For purposes of this Section (b)(i), the following terms shall be defined as set forth below:

(a)	“Competing Business” means any business, enterprise, operation, activity or service that provides the same or similar to the products or services of BayCom, United Business Bank or the PEB Entities as such exist or are contemplated as of the Effective Time; and

(b)	“financial institution” includes any business engaged in the business of banking or that of owning or managing or controlling a bank or banks (which term shall include, but is not limited to, commercial banks, mortgage companies, savings and loan associations, credit unions and savings banks, or a holding company thereof.

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(ii)            Executive will not disclose or use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any Person other than BayCom and its subsidiaries at all times after the Effective Time, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by any of the PEB Entities or any names and addresses of customers or any data on or relating to past, present or prospective customers or suppliers, financial data, financial plans, product plans or any other information relating to or dealing with the business operations or activities of any of the PEB Entities (including that which gives PEB Bank an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Executive or learned or acquired by the Executive while an employee or director of any of the PEB Entities that is not commonly known by or available to competitors of PEB Bank or United Business Bank or the public (“Confidential Information” and “Trade Secrets”) for so long as such information remains Confidential Information or a Trade Secret, as applicable; provided, however, that the foregoing restrictions shall not apply to (a) any such data or information which is or comes into the public domain other than through the fault or negligence of the Executive, (b) to any disclosure ordered by a court of competent jurisdiction or as otherwise required by law, (c) information that has been independently developed and disclosed by others, (d) information that has otherwise entered the public domain through lawful means, or (e) the filing of such information under seal in a lawsuit or other proceeding between Executive and any of BayCom, UBB, PEB or PEB Bank. In the event that Executive is required by law to disclose any Confidential Information and Trade Secrets, Executive will: (A) if and to the extent permitted by such law provide BayCom with prompt notice of such requirement prior to the disclosure so that BayCom may waive the requirements of this Agreement or seek an appropriate protective order at BayCom’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information and Trade Secrets disclosed will be accorded confidential treatment substantially on the same basis as provided in this Agreement. If, in the absence of a waiver or protective order, Executive is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information and Trade Secrets, disclosure may be made only as to that portion of the Confidential Information and Trade Secrets that counsel advises Executive is required to be disclosed. Nothing in this Agreement shall be interpreted or applied to prohibit Executive from providing information to the auditors of PEB or BayCom or to any regulator, governmental agency or other governmental entity having jurisdiction over PEB, BayCom or their respective subsidiaries, or from participating in an investigation by any such entity, or from providing disclosure in compliance with a lawful subpoena. In addition, pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. §1833(b), Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's Trade Secrets to the attorney and use the Trade Secret information in the court proceeding if the individual (y) files any document containing the Trade Secret under seal; and (z) does not disclose the Trade Secret, except pursuant to court order.

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(iii)            During the Restricted Period, the Executive will not make any remarks or statements, whether orally or in writing, about BayCom or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory. The restrictions in this subparagraph, however, do not prohibit the Executive from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents. BayCom and UBB shall direct the members of its board of directors and its senior executives not to make either orally or in writing (and shall not issue any official press releases) any derogatory or disparaging statement with regard to Executive. Nothing in this Section 4(b)(iii) shall prevent either party from giving a deposition, responding to any subpoena or other lawful request for information or documentation made in the course of a legal or administrative proceeding or testifying in court or in any other legal proceeding.

Section 5.            Specific Performance. Executive acknowledges that irreparable loss and injury would result to BayCom upon the breach of any of the covenants contained in this Agreement and that damages arising out of such breach would be difficult to ascertain. Executive hereby agrees that, in addition to all other remedies provided at law or in equity, BayCom may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Executive of this Agreement, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. Moreover, if the Executive has violated any of the provisions of Section  4, BayCom’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Executive will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Executive was in violation of said provisions of Section 4. In the event of any legal action between the Executive and BayCom under this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action.

Section 6.             Termination. This Agreement may be terminated at any time by the written consent of BayCom, Executive and each of the other parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement in accordance with its terms; or (ii) one (1) year following the Effective Time, subject to any extension of the time period under Section 5. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

Section 7.             Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

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If to BayCom:                     BayCom Corp.

500 Ygnacio Valley Road, Suite 200

Walnut Creek, California 94956

Attn:	George J. Guarini, President and Chief Executive Officer

E-mail:  gguarini@ubb-us.com

If to Executive:	The address of the Executive’s principal residence as it appears in PEB’s records as of the date hereof, as subsequently modified by the Executive’s provision of notice regarding the same to BayCom.

Section 8.            Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of California, without regard for conflict of law provisions.

Section 9.            Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive, BayCom and each of the other parties hereto. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 10.          Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable or unenforceable as to duration, geographic area, activity or subject, then it is the expressed intent of the parties that such provision shall be modified to extend only over the maximum duration, geographic area, range of activities or subjects as to which such modified provision shall be valid and enforceable to the maximum extent under applicable law. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.          Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

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Section 12.          Entire Agreement; Binding Effect. This Agreement is entered into as a condition to consummation of the Merger under the Merger Agreement and represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. This Agreement shall be binding upon and inure to the benefit of the parties and BayCom’s successors in interest.

Section 13.          Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BAYCOM CORP

By:
Name:	George J. Guarini
Title:	President and Chief Executive Officer

UNITED BUSINESS BANK

By:
Name:	George J. Guarini
Title:	President and Chief Executive Officer

PACIFIC ENTERPRISE BANCORP

By:
Name:	Dennis Guida
Title:	Chairman of the Board

PACIFIC ENTERPRISE BANK

By:
Name:	Dennis Guida
Title:	Chairman of the Board

EXECUTIVE

Signature Page – Executive Resignation, Non-Solicitation and Non-Disclosure Agreement

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Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Section 4(b)(i)(A) and (B) shall not apply to any of the following activities of Executive:

1.	The provision of legal services by Executive to any Person.

2.	The offer and sale of insurance products by Executive to any Person.

3.	The provision of investment advisory and brokerage services by Executive to any Person.

4.	The provision of private equity/venture capital financing by Executive to any Person.

5.	The provision of accounting services by Executive to any Person.

6.	The ownership of 5% or less of any class of securities of any Person.

7.	The provision of automobile financing in connection with the operation of auto dealerships.

8.	Obtaining banking-related services or products for entities owned or controlled by the Executive.

9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

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EXHIBIT A

general release OF CLAIMS

This General Release of Claims (the “Release”) is executed by ___________ (“Executive”) and is an exhibit to that certain Executive Resignation, Non-Solicitation and Non-Disclosure Agreement (the “Agreement”) by and among Executive, Pacific Enterprise Bancorp, a California corporation, Pacific Enterprise Bank, a wholly-owned subsidiary of Pacific Enterprise Bancorp, BayCom Corp, a California corporation, and United Business Bank, a wholly-owned subsidiary of BayCom. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

1.            Timing of Execution. This Release may not be executed prior to the Effective Time of the Merger.

2.            Consideration. This Release is made in consideration of the payments and benefits to be provided to Executive pursuant to Section 2 of the Agreement, and Executive acknowledges and agrees that he is only entitled to receive such payments and benefits if he executes and delivers this Release and does not thereafter revoke this Release pursuant to Section 8 hereof.

3.            Release of Claims.

(a)            In exchange for the payments and benefits referenced in Section 2 above, and all of the terms of this Release and the Agreement, Executive, on behalf of himself and on behalf of his past, present and future affiliates, agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through him (collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES BayCom Corp and its subsidiary United Business Bank (collectively referred to herein as “BayCom”), Pacific Enterprise Bancorp and its subsidiary Pacific Enterprise Bank (collectively referred to herein as “PEB”), and the respective current and former affiliates, subsidiaries, subdivisions, successors, predecessors or assigns of BayCom or PEB and, solely in their capacity as such, the officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors) of each of the foregoing entities (each, a “Released Party” and collectively, the “Released Parties”) from the following (collectively, the “Releasing Party Claims”): any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties (fiduciary or otherwise), breaches of duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Released Parties, including, without limitation, any and all actions, activities, assets, liabilities and the ownership of any securities, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by Executive, whether the same be in administrative proceedings, in arbitration, at law, in equity or mixed, which Executive ever had, now has or hereafter may have against any or all of the Released Parties, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof, whether or not relating to claims pending on, or asserted after, the date hereof, including those relating to or arising out of Executive’s employment or affiliation with PEB or BayCom, the terms and conditions of such employment or affiliation, and the termination of that employment or affiliation; provided, however, that the foregoing release does not extend to, include or restrict or limit in any way, and each Releasing Party hereby reserves such Releasing Party’s rights, if any, and the right of the other Releasing Parties, if any, to pursue any and all Releasing Party Claims that such Releasing Party may now or in the future have solely on account of (a) any rights or claims for benefits (other than any severance) under benefit plans of PEB (or its successor) (including, without limiting the generality of the foregoing, COBRA benefits), (b) rights under any applicable workers’ compensation statutes arising out of compensable job related injuries, (c) any claims relating to salary, vacation pay or other compensation earned on or before the date hereof, (d) any rights to indemnification for serving as an officer, director, agent or employee of PEB or any affiliates of PEB (or any successors to such entities), provided that such rights exist as a matter of law or contract or pursuant to the corporate documents of such applicable company, (e) any rights under the Agreement and Plan of Merger between BayCom and PEB to the merger consideration payable under such agreement, (f) any claim which, as a matter of applicable law, cannot be released, and (g) any rights under the Agreement.

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(b)            By the terms of the general release set forth in this Section 3, Executive acknowledges that he is giving up all claims relating to or arising out of Executive’s employment or affiliation with PEB or BayCom, the terms and conditions of such employment or affiliation, and the termination of that employment or affiliation, including but not limited to, claims for breach of contract or implied contract, wrongful, retaliatory or constructive discharge, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, impairment of economic opportunity, tortious interference with contract or business relationships, intentional or negligent inflection of emotional distress, any and all other torts, and claims for attorney’s fees, as well as any and all claims Executive may have under any federal, state or local law, rule, regulation, executive order or guideline applicable to Executive’s employment, including but not limited to the statutes described below.

(c)            Executive further acknowledges that various local, state and federal laws prohibit discrimination based on age, gender, sexual orientation, race, color, national origin, religion, disability, and handicap or veteran’s status. These include Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, and the Civil Rights Act of 1991 (relating to gender, national origin, religion, race and certain other kinds of job discrimination); the Pregnancy Discrimination Act; the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (relating to age discrimination in employment); the Rehabilitation Act of 1973 and the Americans with Disabilities Act (relating to disability discrimination in employment); the California Fair Employment and Housing Act (prohibiting various forms of employment discrimination); and all regulations under the foregoing statutes.

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(d)            Executive also understands and acknowledges that there are various federal and state laws governing benefit issues, wage and hour issues, and other employment issues, including, but not limited to, the Employee Retirement Income Security Act, the National Labor Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, provisions of the California Labor Code, wage and hour laws, whistleblower laws and other laws. Executive acknowledges that he is giving up any claims Executive may have under any of these statutes and under any other federal, state or municipal statute, ordinance, executive order or regulation relating to discrimination in employment, wage and hour issues, or in any way pertaining to employment relationships. Executive also understands and acknowledges that he is giving up any and all claims for benefits including, but not limited to, life insurance, accidental death and disability insurance, sick leave or other employer provided plan or program; claims for distributions of income or profit; claims for reimbursement; claims for wages; claims relating to retirement, pension and/or profit sharing plans (excluding claims for vested retirement benefits under tax-qualified plans); claims for continued group health insurance coverage (excluding claims for COBRA continuation coverage); or any other claims. Executive understands and acknowledges that this general Release applies to all such employment-related claims that Executive now has or may have had to the date Executive signs this Release except as specifically provided otherwise herein.

(e)            Executive further agrees that neither Executive nor anyone on Executive’s behalf shall or may seek, or be entitled to recover, reasonable attorneys’ fees and costs pursuant to any of the aforementioned federal, state or municipal statutes, or any other such laws. Executive understands and acknowledges that the general Release set forth in this Section 3 applies to all claims and causes of action, including but not limited to, employment-related claims, which Executive now has or may have had to the date Executive signs this Release except as specifically provided otherwise herein.

(f)            This Release does not apply to claims that cannot be released by this Release, including claims for worker’s compensation, claims for unemployment benefits, or vested retirement benefits, nor does it waive or release any rights or claims that Executive may have under the ADEA which arise after the date Executive signs this Release. This Release does not prevent Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the California Department of Financial Protection and Innovation, or any other federal, state or local government agency or commission that has jurisdiction over BayCom or its predecessors or successors (“Government Agency”), although this Release does waive Executive’s right to any monetary or other relief of any nature whatsoever in connection with any such charge, investigation or proceeding, to the extent permitted by law. Notwithstanding any other provision in this Section 3, Executive waives any right Executive may have to bring, or participate in, any collective action or class action against BayCom or the other Released Parties in Executive’s capacity as an employee or former employee of PEB or as an employee or former employee of BayCom. Executive further understands that this Release does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to BayCom. This Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

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(g)            Executive acknowledges and agrees that because the Release specifically covers known and unknown claims, Executive waives any and all rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Executive hereby expressly waives any rights Executive may have under Section 1542 of the California Civil Code or any other applicable law to preserve Releasing Party Claims which Executive does not know or suspect to exist in his favor at the time of executing the Release. Executive understands and acknowledges that Executive may discover facts different from, or in addition to, those which Executive knows or believes to be true with respect to the claims released herein, and agrees that the Release shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts. If Executive discovers that any fact relied upon in entering into the Release was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, Executive shall not be entitled to any relief as a result thereof, and Executive surrenders any rights Executive might have to rescind the Release on any ground. Such Release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever.

(h)            No provision of this Release shall be interpreted to waive, release or extinguish any rights that by express and unequivocal terms of law may not under any circumstances be waived, released or extinguished.

4.            Affirmation.

(a)            Executive understands that he does not have any right or claim to any continued or future employment with BayCom.

(b)            Executive represents and warrants that Executive: (i) has not filed any civil actions, lawsuits, complaints, charges or claims for relief or benefits against or involving BayCom or the other Released Parties with any local, state or federal court, regulatory body or administrative agency that are currently outstanding, other than any claim for unemployment compensation benefits; (ii) has not transferred or assigned any claim described by the general Release in Section 4; (iii) to the best of Executive’s knowledge, does not possess any claims against or involving BayCom or the other Released Parties or, to the extent that Executive believes he has any such claims or disputes, Executive agrees that they are released as part of this Release; (iv) has received all leave (paid or unpaid), compensation, wages, overtime if applicable, vacation pay, expense reimbursements, and/or benefits to which Executive may be entitled and that no other amounts and/or benefits are due (other than as set forth in the agreement or the Merger Agreement); and (iv) has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by or against BayCom or the other Released Parties.

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(c)            Executive further represents and warrants that Executive is not aware of any facts or circumstances indicating that Executive is due any amount whatsoever for overtime pay, wages, accrued but unpaid salary, unused time off, or other compensation, other than (1) in connection with the terms and the payment provided for in this Release, (2) compensation earned in the regular payroll cycle in which the Effective Time occurs, to the extent not yet paid, (3) any accrued but unused time off payable in accordance with the policies of PEB or BayCom, and (4) Executive’s vested benefits under the employee benefit plans of PEB or BayCom.

(d)            Without limiting the scope of the Release in any way, Executive certifies that the Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that he may have or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, which is set forth at 29 U.S.C. § § 621, et seq. The Release does not govern any rights or claims that may arise under the ADEA after the date this Release is signed by Executive.

(e)            Executive hereby irrevocably covenants to refrain from, and shall cause each of the other Releasing Parties to refrain from, asserting any claim or demand, or commencing, instituting or causing to be commenced, any suit, proceeding or manner of action of any kind against any Released Party based upon any Releasing Party Claim. If Executive (or any of the other Releasing Parties) does any of the things mentioned in the immediately preceding sentence, then Executive shall indemnify the Released Parties (or any of them) in the amount of the value of any final judgment or settlement (monetary or other) and any related cost (including reasonable legal fees) entered against, paid or incurred by the Released Parties (or any of them).

5.            Return of Materials. Upon a termination of his employment, Executive will promptly return to the Bank all equipment, documents and other materials in his possession that are the property of PEB or BayCom, whether created by Executive or by others, and including the originals and all copies thereof, whether electronic, paper or any other form. Notwithstanding the foregoing, Executive may retain (i) Executive’s personal financial information and personal health records or documents, and (ii) the contact information of Executive’s personal contacts and any portion of Executive’s personal correspondence to the extent such retained portion does not contain confidential information of PEB or BayCom.

6.            Confidentiality. The existence, terms and conditions of this Release shall be kept confidential by Executive, except that Executive may disclose the terms and conditions of this Release to Executive’s spouse, attorney(s) and accountant(s), provided that they also keep this Release and its terms and conditions confidential. The terms of this paragraph are a material condition to this Release.

7.            Acceptance of Release.

(a)            Executive acknowledges that he has been advised by PEB and BayCom that he has at least forty-five (45) calendar days from the date he receives this Release to consider whether or not to accept this Release and seek counsel to advise Executive about signing this Release. Any modifications or changes to this Release agreed upon by Executive and BayCom will not restart or affect Executive’s 45-day day review period. In the event Executive executes this Release within less than forty-five (45) days after its delivery to him, then Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such forty-five (45) day period was done knowingly and was entirely voluntary. This Release will not become effective or enforceable until the revocation period described in Section 8 below has expired without Executive revoking this Release.

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(b)            Executive acknowledges that, before signing this Release, he was advised by PEB and BayCom to consult with an attorney. Executive agrees that he had an adequate opportunity to review this Release with persons of his choice, including his attorney, that Executive fully understands the terms of this Release, and that Executive has signed it knowingly and voluntarily.

(c)            Executive acknowledges that, prior to signing this Release, he received a listing of job titles and ages of all employees in the decisional unit who were selected or not selected for separation and as set forth in Exhibit 1, a description of BayCom’s severance benefits.

(d)            Executive acknowledges that, by signing this Release and not revoking it, he waives any claim that Executive has or might have accrued, prior to the date of his signing this Release, against BayCom or the other Released Parties under the Age Discrimination in Employment Act.

8.            Revocation of Release.     Executive has the right to revoke this Release at any time within the seven (7) day period immediately following his acceptance of this Release. If Executive decides to revoke this Release, Executive must do so by mailing a notice of revocation, postmarked within the seven (7) day revocation period, to Janet L. King, Senior Executive Vice President and Chief Operating Officer, United Business Bank, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, CA 94596, which notice must be sent by certified mail, return receipt requested. This Release will not be effective until the 8th day after Executive signs and does not revoke this Release. If Executive revokes this Release during the seven (7) day revocation period, Executive acknowledges and agrees that he will have no right to the payments and benefits set forth in Section 2 of the Agreement and that he will promptly return any such payments or benefits received prior to such revocation.

9.            No Admission of Liability. This Release is not an admission by PEB or BayCom of any liability to Executive.

10.          Governing Law and Jurisdiction. This Release shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws provision.

11.          Savings Clause. If any provision of this Release is determined to be void or unenforceable, the remaining provisions of this Release will remain in full force and effect.

12.          Entire Agreement. This Release and the Agreement represents the entire understanding of Executive, PEB and BayCom with respect to the subject matter hereof and thereof and supersedes all prior understandings, written or oral, related to such subject matter.

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13.          Assignment; Modification of Release. This Release will inure to the benefit of each of the Released Parties and any of their successors and assigns. Executive may not assign his rights, duties or obligations under this Release; provided, however, this provision does not prohibit Executive’s estate or estate representative, upon presentation of appropriate evidence of authority, from being entitled to receive the payments set forth in clauses (i) to (iii) of Section 2(b) of the Agreement in the event of his death after this Release is signed but before Executive receives such payments. None of the terms of this Release may be changed or modified except in a writing signed by Executive and BayCom. Any such agreed upon change or modification to this Release will not restart or otherwise affect the original forty-five (45) calendar day consideration period referred to in Section 7 above.

PLEASE INDICATE EXECUTIVE’S ACCEPTANCE OF THIS RELEASE BY SIGNING BELOW.

Date	Name

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EXHIBIT 1

Each employee of PEB immediately prior to the effective time of BayCom’s acquisition of PEB (the “Effective Time”) (other than those employees covered by an existing employment, change in control or severance agreement) and (i) whose employment continues with BayCom or its affiliates after the Effective Time and (ii) whose employment thereafter is terminated involuntarily by BayCom other than for cause on or before the one-year anniversary of the Effective Time, shall be entitled to receive a lump sum severance payment from BayCom equal in amount to one week of base salary or wages as in effect immediately prior to such termination of employment for each year of continuous service with PEB, subject to a minimum of four weeks’ severance and a maximum of 26 weeks’ severance. In each case, the severance is payable only if the terminated employee enters into a general release and waiver of claims in a form acceptable to BayCom.

“Cause” shall mean termination due to the employee’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or final removal and prohibition order.

If an employee’s position was eliminated but the employee was re-assigned or was offered another position and has accepted the position, he or she will not be eligible for severance benefits. All severance benefits will be contingent upon (i) the employee staying through his or her designated transition date; and (ii) the employee’s timely execution (without revocation) of a general release and waiver of claims against PEB and BayCom, and their respective affiliates, in a form acceptable to BayCom.

With respect to employees who are part-time employees, “one week of base salary or wages” means such employee’s routinely scheduled number of hours per week at the time of the execution of the Agreement multiplied by such employee’s hourly rate of pay.

Notwithstanding anything herein to the contrary, in the event that any severance benefits payable, either alone or in connection with any other payments, benefits or acceleration of vesting, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) that is subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits shall be reduced, but not below zero, so that the total severance benefits and other payments, benefits or acceleration of vesting received by any employee does not exceed $1.00 less than the maximum amount which may be received without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

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EXHIBIT D

FORM OF

BayCom VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of September 7, 2021, by and between the undersigned holder (“Shareholder”) of common stock of BayCom Corp, a California corporation (“BayCom”), and Pacific Enterprise Bancorp, a California corporation (“PEB”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BayCom and PEB are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which PEB will merge with and into BayCom, with BayCom as the surviving entity, (the “Merger”), and in connection with the Merger, each outstanding share of PEB Common Stock will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of BayCom Common Stock;

WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of BayCom Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of BayCom Common Stock Subject to this Agreement” (such shares, together with any additional shares of BayCom Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of PEB to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, PEB entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by PEB in connection therewith, Shareholder and PEB agree as follows:

Section 1.               Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at the BayCom Shareholder Meeting or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by PEB, Shareholder shall:

(a)            appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

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(b)            vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the board of directors of BayCom and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) in favor of approving the issuance of shares of BayCom Common Stock in connection with the Merger; (iv) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of BayCom contained in the Merger Agreement or of Shareholder contained in this Agreement; and (v) against any action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of BayCom, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2.               No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 5 and (ii) receipt of the BayCom Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers or the surrender of Shares in connection with the payment of the exercise price or any related withholding taxes owed by the holder of an option to obtain shares of BayCom Common Stock who exercises such option, and (e) such transfers as PEB may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.               Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with PEB as follows:

(a)            Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)           This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by PEB, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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(c)            The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)            Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any Liens. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of BayCom other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any BayCom Restricted Stock Awards.

Section 4.               Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of PEB to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to PEB if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, PEB will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and Shareholder will not oppose the granting of such relief on the basis that PEB has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PEB seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, PEB shall have the right to inform any third party that PEB reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of PEB hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with PEB set forth in this Agreement may give rise to claims by PEB against such third party.

Section 5.               Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, or (b) termination of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 6.               Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

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Section 7.               Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 8.               Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.               Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of BayCom and it shall not apply in any manner to Shareholder in his, her or its capacity as a director of BayCom, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director of BayCom, if applicable.

Section 10.             Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of California, without regard for conflict of law provisions.

Section 11.             Disclosure. Shareholder hereby authorizes PEB and BayCom to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 12.             Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC ENTERPRISE BANCORP

By:
Name:	Brian J. Halle
Title:	President and Chief Executive Officer

SHAREHOLDER

Printed or Typed Name of Shareholder

Total Number of Shares of BayCom Common Stock Subject to this Agreement:_____________

Signature Page – Voting Agreement

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EXHIBIT E

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of _______, 2021 (this “Agreement”), is made and entered into by and between, BayCom Corp, a California corporation, California Entity Number C3961219 (“BayCom”), and Pacific Enterprise Bancorp, a California corporation, California Entity Number C2852527 (“PEB”).

WHEREAS, the Boards of Directors of BayCom and PEB have approved, and deem it advisable and in the best interests of BayCom, PEB and their respective shareholders, that BayCom and PEB consummate the business transaction provided for in this Agreement in which PEB would merge with and into BayCom (the “Merger”) as contemplated in that certain Agreement and Plan of Merger dated as of September 7, 2021 by and between BayCom and PEB (the “Plan of Merger”), providing, among other things, for the execution and filing of this Agreement and the consummation of the Merger.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement, the parties to this Agreement hereby agree that PEB shall be merged with and into BayCom in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:

Section 1. The Merger.

(a)            Effective Time. The Merger shall be pursuant to the provisions of, and with the effect provided in, the California General Corporation Law and become effective on the date and at the time that this Agreement and all other requisite accompanying certificates are filed with the California Secretary of State (the “Effective Time”).

(b)            Effect of the Merger. At the Effective Time, PEB shall be merged with and into BayCom and the separate corporate existence of PEB shall cease. BayCom shall be the surviving corporation (the “Surviving Corporation”) in the Merger. At and after the Effective Time, all rights, privileges, powers and franchises and all property and assets of every kind and description of PEB shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of PEB, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of PEB, and the title to any real estate vested by deed or otherwise in PEB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of PEB shall be preserved unimpaired and all debts, liabilities and duties of PEB shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. The separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c)            Name of Surviving Corporation. The name of the Surviving Corporation shall be “BayCom Corp”.

(d)           Articles of Incorporation and Bylaws. From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of BayCom as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

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(e)            Board of Directors and Officers. The directors and officers of BayCom at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

(f)             Further Actions. PEB shall execute and deliver any documents and instruments and shall take all actions, as requested by the Surviving Corporation, necessary or desirable to evidence or carry out the Merger.

Section 2. Treatment of Shares.

(a)            Shares of PEB.

(i)             At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of PEB common stock, each share of PEB common stock issued and outstanding immediately prior to the Effective Time (other than shares that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law and other than shares that will be cancelled pursuant to subsection (iii) below) shall be converted into the right to receive 1.0292 shares of BayCom common stock, together with any cash in lieu of fractional shares.

(ii)            Notwithstanding any other provision of this Agreement, no fractional shares of BayCom common stock will be issued and any holder of shares of PEB common stock entitled to receive a fractional share of BayCom common stock shall be entitled to receive a cash payment in lieu thereof, which payment shall be determined by multiplying (i) the BayCom Average Closing Price by (ii) the fraction of a share (after taking into account all shares of PEB common stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of BayCom common stock to which such holder would otherwise be entitled to receive hereunder. For purposes of this section, “BayCom Average Closing Price” means the average of the volume weighted price (rounded to the nearest one ten thousandth) of BayCom common stock on the Nasdaq Stock Market, Inc. (the “Nasdaq”), for the fifteen (15) consecutive trading days immediately preceding the Closing Date, and “Closing Date” means the date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in the Plan of Merger (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of the parties.

(iii)           Any shares of PEB common stock that are owned immediately prior to the Effective Time by PEB, BayCom or any BayCom subsidiary (other than shares of PEB common stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of PEB common stock held, directly or indirectly, by PEB, BayCom or any BayCom subsidiary in respect of a debt previously contracted) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

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(iv)           Shares of PEB common stock that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law will not be converted as described in Section 3(a)(i), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the California General Corporation Law.

(v)            At the Effective Time, the stock transfer books of PEB will be closed and no transfer of PEB common stock theretofore outstanding will thereafter be made.

(b)            Shares of BayCom. BayCom has 110,000,000 shares of authorized stock, divided into 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, and 10,693,425 shares of common stock outstanding. All shares of BayCom common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

Section 3. General Provisions.

(a)            Satisfaction of Conditions and Obligations by PEB. The obligations of PEB to proceed with the closing are subject to the satisfaction at or prior to the closing of all of the conditions to the obligations of PEB under the Plan of Merger, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by PEB.

(b)            Satisfaction of Conditions and Obligations by BayCom. The obligations of BayCom to proceed with the closing are subject to the satisfaction at or prior to the closing of all of the conditions to the obligations of BayCom under the Plan of Merger, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by BayCom.

(c)            Termination. This Agreement may, by the mutual consent and action of the Boards of Directors of BayCom and PEB, be abandoned at any time before the filing of this Agreement with the California Secretary of State. This Agreement shall terminate prior to the Effective Time in the event that the Plan of Merger shall be terminated as provided therein.

(d)            Amendment. This Agreement may be amended by BayCom and PEB at any time prior to the Effective Time without the approval of the shareholders of BayCom or PEB with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to PEB shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law. This Agreement may only be amended by an instrument in writing signed on behalf of each of the parties hereto.

Section 4. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Plan of Merger, the terms of the Plan of Merger are to control.

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Section 5.  Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BAYCOM CORP

By:
Name:	George J. Guarini
Title:	President/CEO

By:
Name:	Keary L. Colwell
Title:	Corporate Secretary

PACIFIC ENTERPRISE BANCORP

By:
Name:	Brian Halle
Title:	Chief Executive Officer

By:
Name:	Jerro M. Otsuki
Title:	Corporate Secretary

A-E-4

Certificate of Approval

of

Agreement of Merger

George J. Guarini and Keary L. Colwell certify that:

1.	They are the President/CEO and the Corporate Secretary, respectively, of BayCom Corp, a California corporation.

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors.

3.	BayCom Corp has only one class of shares outstanding and the total number of outstanding shares entitled to vote on the merger is _________ shares of common stock.

4.	The principal terms of the Agreement of Merger in the form attached hereto were approved by the vote of _____ shares or ____% of the outstanding shares entitled to vote of BayCom Corp. The vote required was more than 50% of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: ________, 2021
George J. Guarini, President

Keary L. Colwell, Corporate Secretary

A-E-5

Certificate of Approval

of

Agreement of Merger

Brian Halle and Jerro M. Otsuki certify that:

1.	They are the President/CEO and the Corporate Secretary of Pacific Enterprise Bancorp, a California corporation.

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors of Pacific Enterprise Bancorp.

3.	Pacific Enterprise Bancorp has only one class of shares outstanding and the total number of outstanding shares entitled to vote on the merger is _________ shares of common stock.

4.	The principal terms of the Agreement of Merger in the form attached hereto were approved by the vote of _____ shares or ____% of the outstanding shares entitled to vote of PEB Financial Corporation. The vote required was more than 50% of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: __________, 2021
Brian Halle, Chief Executive Officer

Jerro M. Otsuki, Corporate Secretary

A-E-6

EXHIBIT F

BANK AGREEMENT OF MERGER

This AGREEMENT OF MERGER, dated as of ________ __, 2021 (this “Merger Agreement”), is made and entered into by and between United Business Bank, a California-chartered commercial bank and wholly-owned subsidiary of BayCom Corp with a California Entity Number of C2644359 (“United Business Bank”) and Pacific Enterprise Bank, a California-chartered commercial bank and wholly-owned subsidiary of Pacific Enterprise Bancorp with a California Entity Number of C2933460.

WHEREAS, BayCom Corp, a California corporation and bank holding company of United Business Bank and Pacific Enterprise Bancorp, a California corporation and bank holding company of Pacific Enterprise Bank, have entered into an Agreement and Plan of Merger, dated as of September 7, 2021 (the “Plan of Merger”), providing, among other things, for the merger of Pacific Enterprise Bank with and into United Business Bank, with United Business Bank surviving the merger (the “Bank Merger”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Plan of Merger.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained in this Merger Agreement and the Plan of Merger, the parties to this Merger Agreement hereby agree that Pacific Enterprise Bank shall be merged with and into United Business Bank in accordance with the provisions of the laws of the State of California and upon the terms and subject to the conditions set forth as follows:

1.             The Bank Merger.

(a)            Effective Time. The Bank Merger shall be pursuant to the provisions of, and with the effect provided in, the California General Corporation Law and the California Financial Code, and the Bank Merger shall become effective upon the filing of a copy of this Merger Agreement (bearing the certification of the Secretary of State of the State of California) and all other requisite accompanying certificates in the office of the Commissioner of the California Department of Financial Protection and Innovation (the “Bank Merger Effective Time”).

(b)            Effect of the Merger. At the Bank Merger Effective Time, Pacific Enterprise Bank shall be merged with and into United Business Bank and the separate corporate existence of Pacific Enterprise Bank shall cease. United Business Bank shall be the Surviving Bank (the “Surviving Bank”) in the Bank Merger. At such time, without other transfer, all the property, rights, privileges, powers and franchises of Pacific Enterprise Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Pacific Enterprise Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank. The separate existence of the Surviving Bank as a California-chartered commercial bank, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Bank Merger.

A-F-1

(c)            Name. The name of the Surviving Bank shall be “United Business Bank.”

2.             Corporate Governance.

(a)            Articles of Incorporation; Bylaws. From and after the Bank Merger Effective Time and until thereafter amended in accordance with applicable law, (i) the articles of incorporation of United Business Bank as in effect immediately prior to the Bank Merger Effective Time shall be the articles of incorporation of the Surviving Bank; and (ii) the bylaws of United Business Bank as in effect immediately prior to the Bank Merger Effective Time shall be the bylaws of the Surviving Bank.

(b)            Board of Directors. At the Bank Merger Effective Time, the directors and corporate officers of the Surviving Bank shall be those persons who are the directors and corporate officers of United Business Bank immediately prior to the Bank Merger Effective Time plus one director of Pacific Enterprise Bank who is mutually acceptable to each of the parties to this Merger Agreement and the Plan of Merger, and they shall continue to hold office from and after the Bank Merger Effective Time until they shall have resigned or shall have been legally removed or until respective successors shall have been elected and qualified.

3.             Effect of Merger on Outstanding Shares.

In and by virtue of the Bank Merger and at the Bank Merger Effective Time, pursuant to this Merger Agreement, the shares of United Business Bank common stock (“United Business Bank Stock”) and the shares of Pacific Enterprise Bank common stock (“Pacific Enterprise Bank Stock”) outstanding at the Bank Merger Effective Time shall be treated as follows:

(a)            United Business Bank Stock. Each share of United Business Bank Stock issued and outstanding immediately prior to the Bank Merger Effective Time shall remain an issued and outstanding share of common stock of United Business Bank and shall not be affected by the Bank Merger.

(b)            Pacific Enterprise Bank Stock. Each share of Pacific Enterprise Bank Stock issued and outstanding immediately prior to the Bank Merger Effective Time shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

4.             General Provisions.

(a)            Termination and Agreement. The obligations of the parties to effect the Bank Merger shall be subject to all the terms and conditions contained in the Plan of Merger. Notwithstanding shareholder approval of this Merger Agreement, this Merger Agreement shall terminate forthwith in the event that the Plan of Merger shall be terminated as therein provided prior to the Bank Merger Effective Time.

(b)            Amendment. Subject to applicable law, this Merger Agreement may be amended by Pacific Enterprise Bank and United Business Bank at any time prior to the Bank Merger Effective Time. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

A-F-2

(c)            Successors and Assigns. This Merger Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Merger Agreement may not be assigned by any party hereto without the written consent of the other.

(d)            Governing Law. This Merger Agreement has been executed in the state of California, and the laws of the state of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

(e)            Counterparts. This Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

UNITED BUSINESS BANK

By:
Name:	George J. Guarini
Title:	President/CEO

By:
Name:	Keary L. Colwell
Title:	Corporate Secretary

PACIFIC ENTERPRISE BANK

By:
Name:	Brian Halle
Title:	President/CEO

By:
Name:	Jerro M. Otsuki
Title:	Corporate Secretary

A-F-3

Certificate of Approval

of

Agreement of Merger

George J. Guarini and Keary L. Colwell certify that:

1.	They are the President and the Corporate Secretary, respectively, of United Business Bank, a California-chartered commercial bank.

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors.

3.	No shareholder approval was required for the Agreement of Merger pursuant to Section 1201(b) of the California Corporations Code as all the shareholders of United Business Bank immediately prior to the merger will continue to own all the outstanding shares of United Business Bank after the merger.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: _____________ __, 2021
George J. Guarini, President

Keary L. Colwell, Corporate Secretary

A-F-4

Certificate of Approval

of

Agreement of Merger

Brian Halle and Jerro M. Otsuki certify that:

1.	They are the President and the Corporate Secretary of Pacific Enterprise Bank, a California-chartered commercial bank.

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors of Pacific Enterprise Bank.

3.	Pacific Enterprise Bank has only one class of shares outstanding and the total number of outstanding shares entitled to vote on the merger is _________ shares of common stock.

4.	The principal terms of the Agreement of Merger in the form attached hereto were approved by the vote of the sole shareholder of Pacific Enterprise Bank which equaled 100% of the outstanding shares. The vote required was 100% of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: _____________ __, 2021
Brian Halle, President

Jerro M. Otsuki, Corporate Secretary

A-F-5

APPENDIX B

September 7, 2021

Board of Directors

BayCom Corp

500 Ygnacio Valley Road

Suite 200

Walnut Creek, CA 94596

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the Company’s existing common shareholders of the Merger Consideration (as defined below) to be paid by BayCom Corp (the “Company” or “BayCom”) in connection with the proposed merger (the “Transaction”) of Pacific Enterprise Bancorp ("PEB") subject to the terms and conditions of the Agreement and Plan of Merger anticipated to be dated September 7, 2021 (the "Agreement").

Pursuant to the Agreement, each share of PEB’s common stock issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive 1.02920 shares of BayCom common stock (the “Merger Consideration”). Based on the September 3, 2021 closing price for BayCom common stock of $17.28 and PEB’s shares outstanding of 2,969,521, the Merger Consideration would equate to $17.78 per share, or approximately $53.1 million in aggregate, including $331 thousand in cash paid to PEB option holders. The terms of the Transaction are set forth more fully in the Agreement and descriptions of any such terms herein are qualified in their entirety by reference to the Agreement.

Janney Montgomery Scott LLC ("Janney"), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of financial institutions, we have experience and knowledge of the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of Janney and its affiliates may from time to time effect transactions and hold securities of the Company or PEB. To the extent that we have any such position as of the date of this opinion, it has been disclosed to the Company. This opinion has been reviewed and approved by Janney’s Fairness Committee. In addition, Janney has had a relationship with the Company for which we have received compensation during the prior two years, including underwriting, merger and acquisition advisory, and trading.

Board of Directors

September 7, 2021

We were retained by the Company to act as financial advisor in rendering this fairness opinion. We will receive compensation from the Company in connection with our services, including a fee for rendering this opinion, as well as a completion fee. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement and assumed it to be in substantially the same form as the final agreement in all material respects;

(ii)	familiarized ourselves with the financial condition, business, operations, assets, earnings, prospects and senior management’s views as to the future financial performance of the Company and PEB;

(iii)	reviewed certain financial statements, both audited and unaudited, and related financial information of the Company and PEB, including quarterly reports filed by the parties with the Securities and Exchange Commission and/or the Federal Deposit Insurance Corporation;

(iv)	discussed the future financial prospects of the Company and PEB in preparing financial projections and pro formas;

(v)	compared certain aspects of the financial performance of the Company and PEB with similar data available for certain other institutions;

(vi)	reviewed certain trading characteristics of selected other financial institutions in comparison of the common stock of the Company and PEB;

(vii)	reviewed the potential amount and timing of cost savings expected to be achieved as a result of the Transaction;

(viii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(ix)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.

In rendering our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Company and in the discussions with the Company’s representatives. We have not independently verified the accuracy or completeness of any such information. In that regard, we have assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of the Company and PEB and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Company or PEB or any of their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or PEB nor any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

Board of Directors

September 7, 2021

We have assumed that the Agreement, when executed by the parties thereto, will conform, in all material respects to our analyses and this opinion, to the draft of the Agreement reviewed by us and that the proposed Transaction will be consummated in accordance with the terms set forth in the Agreement. We have assumed that the proposed Transaction is, and will be, in compliance with all laws and regulations that are applicable to the Company and PEB. In rendering this opinion, we have been advised by both the Company and PEB that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the proposed Transaction.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter. Janney has not received compensation and does not intend to seek or expect to receive compensation in the next three (3) months from PEB or its affiliates or subsidiaries.

Our opinion does not address the merits of the underlying decision by the Company to engage in the proposed Transaction and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Transaction or any other matter related thereto. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the proposed Transaction by any officer, director, or employee, or class of such persons.

This letter is solely for the information of the Board of Directors of the Company in its evaluation of the proposed Transaction and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld.

Board of Directors

September 7, 2021

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

Sincerely,

Janney Montgomery Scott LLC

APPENDIX C

September 7, 2021

Board of Directors

Pacific Enterprise Bancorp

Pacific Enterprise Bank

17748 Skypark Circle
Suite 100
Irvine, California 92614

Dear Board of Directors:

Hovde Group, LLC (“we” or “Hovde”) understands that BayCom Corp, a California corporation (“BayCom”), and Pacific Enterprise Bancorp, a California corporation (“PEB”, and together with BayCom, the “Parties”) are about to enter into an Agreement and Plan of Merger (the “Agreement”) to be effective on or about September 7, 2021. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all Article and Section references shall refer to Articles and Sections in the Agreement. For purposes of our analysis and opinion, Agreement as used herein shall refer to the draft Agreement dated September 1, 2021 provided to Hovde by PEB.

Subject to the terms and conditions of the Agreement, in accordance with the California General Corporation Law, as amended, at the Effective Time (as defined in Section 1.2 of the Agreement), PEB shall merge with and into BayCom (the “Merger”). BayCom shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of California. As of the Effective Time, the separate corporate existence of PEB shall cease. Immediately after the Effective Time, BayCom intends to merge PEB Bank, a California-chartered commercial bank and wholly owned subsidiary of PEB, with and into United Business Bank, a California-chartered commercial bank and wholly owned subsidiary of BayCom (the “Bank Merger”) in accordance with the provisions of applicable state and federal banking laws and regulations, and United Business Bank shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of PEB Bank and United Business Bank, respectively, to approve, a separate combination agreement/plan of merger (the “Bank Plan of Merger”) and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of the Agreement. The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and intend for the Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

Pursuant to the terms of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of PEB, BayCom or the holders of any shares of PEB common stock, each share of PEB common stock, no par value, (“PEB Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares and shares subject to unvested PEB Restricted Stock Awards, but excluding any Cancelled Shares and Dissenting Shares, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 1.0292 shares (the “Exchange Ratio”) of BayCom Common Stock (such consideration, the “Merger Consideration”).

Board of Directors

September 7, 2021

Additionally, at the Effective Time, each option granted by PEB to purchase shares of PEB Common Stock (a "PEB Stock Option”) under PEB Stock Plans that is outstanding and unexercised immediately prior to the Effective Time with an exercise price per share which is less than the product of (i) the BayCom Average Closing Price multiplied by (ii) the Exchange Ratio (an “In-the-Money PEB Stock Option”), whether or not then vested or exercisable, shall be automatically cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable following the Effective Time, an amount in cash, without any interest and subject to any required Tax withholding, equal to the positive difference between (A) the product of (i) the BayCom Average Closing Price multiplied by (ii) the Exchange Ratio, and (B) the exercise price per share, multiplied by the number of shares of PEB Common Stock subject to such In-the-Money PEB Stock Option (the “PEB Stock Option Consideration”). Any PEB Stock Option with an exercise price per share which is equal to or greater than the product of (i) the BayCom Average Closing Price multiplied by (ii) the Exchange Ratio shall be cancelled at the Effective Time for no consideration or payment. For purposes of the Agreement, “BayCom Average Closing Price” means the average of the volume weighted price (rounded to the nearest one ten thousandth) of BayCom Common Stock on the Nasdaq Stock Market, Inc. for the fifteen (15) consecutive trading days immediately preceding the Closing Date.

We note that the Agreement may be terminated at any time prior to the Effective Time pursuant to the terms and conditions as set forth in Section 8.1of the Agreement. Such terms and conditions include among other conditions: if the Merger shall not have been consummated on or before May 31, 2022; if the PEB Adjusted Tangible Shareholders’ Equity is less than $61,029,000 at the Determination Date; if the BayCom Adjusted Tangible Shareholders’ Equity is less than $206,316,000 at the Determination Date; if PEB enters into an agreement relating to a Superior Proposal in accordance with Section 6.7; and if the shareholders of either PEB or BayCom fail to provide the shareholder approval of the Merger at duly held meetings of such shareholders. If the Agreement is terminated by BayCom pursuant to Section 8.1(e), PEB shall immediately following such termination pay BayCom an amount equal to $2.5 million (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f) by PEB prior to obtaining the PEB Shareholder Approval in order to enter into an agreement relating to a Superior Proposal, PEB shall, simultaneously with such termination and as a condition thereof, pay BayCom the Termination Fee, in each case in same-day funds.

With your knowledge and consent and for purposes of our analysis and opinion we have assumed (i) the closing price of BayCom Common Stock on September 3, 2021 is $17.28 per share, (ii) the Exchange Ratio is 1.0292 which results in the per share value of the Merger Consideration to be $17.78 and (iii) there are 2,969,521 shares of PEB Common Stock outstanding as of September 3, 2021, and therefore, the aggregate value of the Merger Consideration is $52,811,672. Additionally, we have assumed that (i) there are PEB Stock Options outstanding as of September 3, 2021 to purchase 42,531 shares of PEB Common Stock; (ii) the weighted average exercise price per share of the PEB Stock Options as of September 3, 2021 is $17.78 per share of PEB Common Stock; and thereby, the total PEB Stock Option consideration is $331,086. The total Merger value is equal to the sum of the value of the aggregate Merger Consideration of $52,811,672 plus the value of the total PEB Stock Option value of $331,086, and therefore for purposes of our analysis and opinion, we have assumed that the total Merger value is $53,142,758.

Board of Directors

September 7, 2021

You have requested our opinion as to whether the Merger Consideration to be received by the shareholders and option holders of PEB in the Merger pursuant to the terms of the Agreement is fair, from a financial point of view, to the shareholders and option holders of PEB. Our opinion addresses only the fairness of the Merger Consideration, and we are not opining on any individual stock, cash, option, or other components of the consideration.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement dated September 1, 2021 as provided to Hovde by PEB;

(ii)	reviewed unaudited financial statements for PEB for the six-month period ended June 30, 2021;

(iii)	reviewed certain historical annual reports of PEB, including PEB’s audited annual report for the years ended December 31, 2020 and 2019;

(iv)	reviewed certain historical publicly available business and financial information concerning PEB;

(v)	reviewed certain internal financial statements and other financial and operating data concerning PEB;

(vi)	reviewed financial projections prepared by certain members of senior management of PEB;

(vii)	discussed with certain members of senior management of PEB the business, financial condition, results of operations and future prospects of PEB; the history and past and current operations of PEB; and PEB’s and BayCom’s assessment of the rationale for the Merger;

(viii)	reviewed and analyzed materials detailing the Merger prepared by PEB;

(ix)	assessed current general economic, market and financial conditions;

(x)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xi)	took into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)	reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xiii)	performed such other analyses and considered such other factors as we have deemed appropriate.

Board of Directors

September 7, 2021

We have assumed, without investigation, that there have been, and from the date hereof through the Effective Time will be, no material changes in the financial condition and results of operations of PEB and BayCom since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by PEB and BayCom are true and complete. We have relied upon the management of PEB as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by PEB, BayCom and PEB’s professionals, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by PEB, BayCom and PEB’s professionals on a basis reflecting the best currently available information and PEB’s, BayCom’s and PEB’s professionals judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by PEB to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.

In performing our review, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by PEB or BayCom or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of PEB and BayCom that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for PEB and BayCom are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of PEB or BayCom, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of PEB or BayCom.

We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which PEB or BayCom is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that PEB is not a party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.

Board of Directors

September 7, 2021

We have relied upon and assumed, with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by PEB or BayCom and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. PEB has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on PEB or BayCom or would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not consider, include or address: (i) any legal, tax, accounting, or regulatory consequences of the Merger on PEB or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board of Directors of PEB; (iii) any other strategic alternatives that might be available to PEB; or (iv) whether BayCom has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.

Our opinion does not constitute a recommendation to PEB as to whether or not PEB should enter into the Agreement or to any shareholders of PEB as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of PEB relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the total Merger value is necessarily the highest or best price that could be obtained by PEB in a sale, merger, or combination transaction with a third party. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of PEB or BayCom.

This opinion was approved by Hovde’s opinion committee. This letter is directed solely to the Board of Directors of PEB and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of PEB’s Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.

Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.

Board of Directors

September 7, 2021

In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by PEB to act as its financial advisor in connection with the Merger. In connection with our services, we received an initial advisory fee, and we will receive from PEB an opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger; the initial advisory fee will be credited in full towards the portion of the completion fee which will become payable to Hovde upon the consummation of the Merger. PEB has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.

Other than in connection with this present engagement, in the past two years, Hovde has not provided investment banking or financial advisory services to PEB. During the past two years preceding the date of this opinion Hovde has provided investment banking or financial advisory services to BayCom for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from BayCom in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to our knowledge none are expected at this time.  In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, PEB or BayCom or their affiliates. Except for the foregoing, during the past two years there have not been, and there currently are no mutual understandings contemplating in the future, any material relationships between Hovde and PEB or BayCom.

Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Merger Consideration to be received by the shareholders and option holders of PEB in the Merger pursuant to the terms of the Agreement is fair, from a financial point of view, to the shareholders and option holders of PEB.

Sincerely,

HOVDE GROUP, LLC

APPENDIX D

DISSENTERS’ RIGHTS UNDER THE CALIFORNIA CORPORATIONS CODE

Sections 1300-1313 of the CGCL (Dissenters’ Rights)

CHAPTER 13. Dissenters’ Rights [1300 - 1313]

(Chapter 13 added by Stats. 1975, Ch. 682.)

1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

(Amended by Stats. 2012, Ch. 473, Sec. 1. (AB 1680) Effective January 1, 2013.)

1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

(Amended by Stats. 2012, Ch. 473, Sec. 2. (AB 1680) Effective January 1, 2013.)

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 3. (AB 1680) Effective January 1, 2013.)

1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(Amended by Stats. 1986, Ch. 766, Sec. 24.)

1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 4. (AB 1680) Effective January 1, 2013.)

1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

(Amended by Stats. 1986, Ch. 766, Sec. 25.)

1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(Repealed and added by Stats. 1975, Ch. 682.)

1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(Repealed and added by Stats. 1975, Ch. 682.)

1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(Repealed and added by Stats. 1975, Ch. 682.)

1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

(Amended by Stats. 2012, Ch. 473, Sec. 5. (AB 1680) Effective January 1, 2013.)

1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(Repealed and added by Stats. 1975, Ch. 682.)

1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(Amended by Stats. 1988, Ch. 919, Sec. 8.)

1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

(Amended by Stats. 1988, Ch. 919, Sec. 9.)

1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

(Added by Stats. 2002, Ch. 480, Sec. 7. Effective January 1, 2003.)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

California General Corporation Law

Under Section 317 of the California Corporations Code, or the CGCL, a California corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was an agent of the corporation, against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a California corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, provided that no indemnification shall be made for any of the following (1) with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Section 317 of the CGCL also provides that, to the extent that an agent of a corporation has been successful on the merits in the defense of any proceeding referred to in either of the foregoing paragraphs or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Except as provided in the paragraph above, any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth above, by any of the following: (1) a majority vote of a quorum consisting of directors who are not parties to such proceeding, (2) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (3) approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon, or (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

Articles of Incorporation and Bylaws

The Company’s articles of incorporation provide that the liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Our articles of incorporation and bylaws also provide that we are authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits of such excess indemnification set forth in Section 204 of the Corporations Code.

Insurance

The Company has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 317 of the GCGL provides that a California corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in any that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against that liability under CGCL Section 317.

Item 21. Exhibits.

(a)	Exhibits.

Exhibit No.	Description and Method of Filing
2.1	Agreement and Plan of Merger by and between BayCom Corp and Pacific Enterprise Bancorp dated September 7, 2021 (included as Appendix A to the joint proxy statement/prospectus contained in this Registration Statement and incorporated herein by reference).+
3.1	Articles of Incorporation of BayCom Corp (incorporated herein by reference to BayCom Corp’s Registration Statement on Form S-1 filed on April 11, 2018 (File No. 333-224236)).
3.2	Amended and Restated Bylaws of BayCom Corp (incorporated herein by reference to BayCom Corp’s Current Report on Form 8-K filed with the SEC on June 17, 2020 (File No. 001-38483)).
4.1	Form of common stock certificate of BayCom Corp (incorporated herein by reference to Exhibit 3.1 to BayCom Corp’s Registration Statement on Form S-1 filed on April 11, 2018 (File No. 333-224236)).
4.2	BayCom Corp hereby agrees to furnish to the Commission, upon request, the instruments defining the rights of the holders of each issue of long-term debt of BayCom Corp and its consolidated subsidiaries.
5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP regarding the legality of the securities being registered.*
8.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to certain U.S. Federal income tax matters.*
8.2	Opinion of Sheppard, Mullin, Richter & Hampton LLP as to U.S. Federal income tax matters.*
23.1	Consent of Moss Adams LLP.
23.2	Consent of Eide Bailly LLP.
23.3	Consent of Silver, Freedman, Taff & Tiernan LLP (included in the opinions filed as Exhibit 5.1 and Exhibit 8.1).*
23.4	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 8.2).*
24.1	Power of Attorney (included on signature page of the Registration Statement).*
99.1	Consent of Janney Montgomery Scott LLC.
99.2	Consent of Hovde Group, LLC.
99.3	Form of proxy card for BayCom Corp.*
99.4	Form of proxy card for Pacific Enterprise Bancorp.*

+	Pursuant to Item 601(b)(2) of Regulation S-K, BayCom agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

*	Previously filed.

(b)       Financial Statement Schedules. Not applicable.

(c)       Reports, Opinions or Appraisals. Not applicable.

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4 Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Walnut Creek, State of California, on October 29, 2021.

BAYCOM CORP

By	/s/ George J. Guarini
Name: George J. Guarini
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ George J. Guarini	President, Chief Executive Officer and	October 29, 2021
George J. Guarini	Director (Principal Executive Officer)
*	Chairman of the Board and Director	October 29, 2021
Lloyd W. Kendall
*	Director	October 29, 2021
James S. Camp
*	Director	October 29, 2021
Harpreet S. Chaudhary
*	Director	October 29, 2021
Rocco Davis

Signature	Title	Date
*	Director	October 29, 2021
Malcolm F. Hotchkiss
Director
Robert G. Laverne
*	Director	October 29, 2021
Syvia L. Magid
*	Director	October 29, 2021
David M. Spatz
/s/Keary L. Colwell	Senior Executive Vice President and	October 29, 2021
Keary L. Colwell	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

*	By:	/s/ Keary L. Colwell
Keary L. Colwell
Attorney-in-fact